Registration No. 333-187859

As filed with the Securities and Exchange Commission on May 10, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIQUID HOLDINGS GROUP, LLC

(to be converted into Liquid Holdings Group, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	7372	45-5070568
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

800 Third Avenue

39th Floor

New York, NY 10022

(212) 293-1836

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian Storms

Chief Executive Officer

Liquid Holdings Group, LLC

800 Third Avenue

39th Floor

New York, NY 10022

(212) 293-1836

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Glenn R. Pollner Edwin M. O’Connor Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Tel: (212) 351-4000 Fax: (212) 351-4035	Jose Ibietatorremendia General Counsel Liquid Holdings Group, LLC 800 Third Avenue 39th Floor New York, NY 10022 (212) 293-1836	Edward F. Petrosky James O’Connor Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Tel: (212) 839-5300 Fax: (212) 839-5599

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Liquid Holdings Group, LLC, the registrant whose name appears on the cover page of this registration statement, is a Delaware limited liability company. Prior to the effectiveness of this registration statement, Liquid Holdings Group, LLC will reorganize as a Delaware corporation and change its name from Liquid Holdings Group, LLC to Liquid Holdings Group, Inc. In connection with the reorganization, all of our outstanding common units will convert into shares of common stock of Liquid Holdings Group, Inc. Unless otherwise indicated or the context otherwise requires, all information in this prospectus is presented giving effect to this reorganization and the related conversion of our common units into shares of our common stock at a ratio of one to one. The registrant expects to revise this ratio prior to the effective date. Shares of the common stock of Liquid Holdings Group, Inc. are being offered by the prospectus that forms a part of this registration statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated May 10, 2013

             Shares

Common Stock

This is our initial public offering and, prior to this offering, there has been no public market for our common stock. We are offering              shares of our common stock and the selling stockholders named in this prospectus are offering              shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

We anticipate that the initial public offering price per share will be between $         and $        . We expect to list our common stock on the NASDAQ Global Market under the symbol “LIQD.”

After the completion of this offering our principal stockholders, executive officers and directors will hold         % of the voting power of all outstanding shares of our common stock.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and are eligible for certain reduced public company reporting requirements.

Investing in our common stock involves significant risks. You should carefully read and consider the risk factors described in this prospectus before making a decision to purchase our common stock. See “Risk Factors” beginning on page 14 of this prospectus.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders

(1)	See “Underwriting” for disclosure regarding the underwriting discount and certain expenses payable to the underwriter by us.

We and the selling stockholders have granted the underwriter a 30-day option to purchase up to              additional shares of our common stock at the initial public offering price, less the underwriting discount, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock only in book-entry form through the facilities of The Depository Trust Company on or about                     , 2013, subject to customary closing conditions.

SANDLER O’NEILL + PARTNERS, L.P.

Prospectus dated                     , 2013

You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize be delivered to you. We, the selling stockholders and the underwriter have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We, the selling stockholders and the underwriter are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus is accurate only as of the date on the cover page, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, prospects, financial condition, liquidity and results of operations may have changed since the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment decision, including the information presented under the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included elsewhere in this prospectus.

Unless otherwise expressly stated or the context otherwise requires, the terms “we,” “us,” “our,” “Liquid Holdings Group,” “LHG” and “Company,” refer, prior to the reorganization discussed below, to Liquid Holdings Group, LLC, and, after the reorganization, to Liquid Holdings Group, Inc., in each case including its subsidiaries and predecessor and acquired entities.

Our Company

Overview

Liquid Holdings Group has developed and provides proprietary next generation software technology that seamlessly integrates trading, real-time risk management, accounting, reporting and administration tools in a single platform for the financial services community. Our current and prospective customers include small to mid-sized hedge fund managers, asset managers, wealth management offices, family offices and financial institutions. We deliver our technology efficiently, quickly and securely as a Software as a Service, or SaaS, solution through the “cloud,” or as a software installation on our customers’ premises. The advanced feature set of our platform includes customizable and rapidly deployable multi-asset class trading software coupled with real-time risk management, accounting and reporting capabilities.

We believe that our platform’s comprehensive, real-time approach provides a distinctive offering to our customers. We believe our comprehensive approach creates efficiencies for our customers by reducing the number of service provider relationships the customer needs to manage and maintain and by reducing the level of information technology, or IT, personnel necessary to support and integrate those multiple applications.

Our platform offers the following features and capabilities:

•

A Single, Consolidated Portfolio View. We offer a single trade, order and position management solution for multiple asset classes such as equities, options, futures, fixed income securities and foreign exchange markets, or FX. Our customers can aggregate positions, exposures and risk metrics across all of their portfolios and asset classes on a single screen in real time. With our platform there is no need to purchase or integrate several external programs to consolidate risk management, accounting and reporting functions across asset classes.

•

Broker, Execution and Clearing Firm Neutral. We provide our customers with the independence to select their preferred broker execution venues and clearing relationships. Our technology is able to connect our customers seamlessly to prime brokers and over 100 liquidity destinations, including broker-dealers, private alternative trading systems/platforms, or dark pools, and other electronic communication networks, or ECNs. We do not monetize, sell, or take the opposing side of our customers’ order flow, nor do we act as a market maker. Our technology allows our customers to be “broker neutral” in their choice of where a trade is executed, how it is sent to the market, and who executes and clears the trade. We have established connectivity with some of the most recognized prime brokers and banking platforms in the world, offering our customers the ability to access these relationships for capital introduction and execution services globally.

•	Real-Time Portfolio Risk Management and Scenario Analysis. The architecture of our platform enables our customers to perform highly complex computations of risk and project probabilistic scenarios using data feeds in real time. This allows our customers to quantify the probability of portfolio risk based on variables that they input to simulate a macro or micro event based on historical market events. It also enables users to calculate theoretical values instantly for over a dozen historic market events and crashes to simulate portfolio performance in times of market volatility. Our platform automatically routes trade data to our risk management system for real-time analysis. We believe most of our competitors offer this type of analysis only on an end-of-day or as-requested basis.

•

Accounting and Reporting Management, Fee Management and Transaction Cost Analysis. Our accounting and reporting database was designed to reconcile a vast number of trades and their associated fees and transaction costs, giving traders and managers a clear and concise view of their portfolio accounting, including exchange/ECN fees, “soft dollar” arrangements, and brokerage and accounting adjustments. Our flexible and scalable architecture allows traders, operations personnel and senior management to view customized reports on an individual, group or enterprise wide basis.

We have branded our risk metrics platform as LiquidMetrics, our trading platform as LiquidTrade and our accounting platform as LiquidView, together constituting the Liquid Platform.

For the period from April 24, 2012 through December 31, 2012, our total revenues were $2.3 million (of which $1.3 million related to the over-the-counter brokerage operations of certain of our subsidiaries which we plan to cease on June 1, 2013 and only $1.0 million related to software licensing, which included revenue of $365,606 related to messaging services which we terminated on December 31, 2012). All of our software to date has been delivered as SaaS. We recorded a net loss of $38.2 million, or $41.4 million on a pro forma basis, and negative cash flows from operations of $6.4 million for the period from April 24, 2012 through December 31, 2012.

Our Competitive Strengths

Our strengths include:

•

State of the Art Technology. Our technology platform utilizes a state of the art flexible and scalable framework-based technology architecture that integrates order, trade, execution, real-time risk and portfolio management functions as well as accounting and reporting software for multiple asset classes on a single platform. Our platform is flexible and highly customizable, allowing our customers to match the use of our platform with their specific business processes and workflows. The flexibility of our platform also allows our customers to deploy our technology offerings individually or in any combination.

•

Cross-Asset, Multi-Currency, Broker, Execution and Clearing Firm Neutral Platform. We have designed a cross-asset, multi-currency, broker, execution and clearing firm neutral platform providing our customers with access to over 100 sources of liquidity, including connectivity to top-tier investment banks and prime brokers. Using industry standard protocols, our platform has the ability, following basic certification procedures, to connect to any prime broker, exchange, dark pool or institution globally. We are able to efficiently integrate and interconnect our platform with the existing infrastructure of these institutions.

•

SaaS Delivery. We are able to deliver our technology platform to customers using a SaaS delivery model. SaaS delivery increases efficiency, reduces customer infrastructure costs and accelerates deployment. The SaaS capability allows our customers to deliver our platform to their employees and other end-users within days or even hours of our completing the sales cycle. Our SaaS delivery model enables us to realize and provide efficiencies and economies of scale in delivering and supporting our software in the following ways:

•	Our centralized server-based delivery of software makes installation, upgrades and support easy to implement and gives us the ability to control the user experience and quality of service;

•	The economics inherent in deploying our software makes SaaS delivery beneficial for both us and our customers by optimizing the utilization of servers and reducing fixed costs; and

•

SaaS delivery enables our customers to deliver our technology to their employees and other end-users on any device, anywhere, anytime, thereby giving them greater flexibility in how and where they use our technology platform.

•

Strong and Experienced Management and Board of Directors. Our seasoned management team has, individually and collectively, decades of experience in delivering innovative technology and working in the financial services community. Our senior management team and Board of Directors includes the former Chairman of the New York Mercantile Exchange, or NYMEX, the former Chairman and Chief Executive Officer of UBS Global Asset Management (Americas) Inc. and Marsh Inc., and a former Partner and Managing Director of ECHOtrade LLC, or ECHOtrade, a high volume, 400-manager proprietary algorithmic trading firm.

•

Continued Innovation Through Collaborative Product Development. The majority of the features in our platform were designed in collaboration with existing and prospective clients based on their specific functionality requests.

Our Strategy

We intend to position ourselves as a provider of value-added software solutions that integrate trading, real-time risk management, accounting, reporting and administration tools for multiple asset classes on a single platform. We believe our unique software design allows us to deliver a comprehensive suite of products and services at a price point that is lower than that currently offered by our competitors for comparable products and services. The following are key elements of our strategy:

•	Bringing a combination of an integrated technology platform, competitive pricing and efficient product delivery that is disruptive to the current marketplace;

•

Providing a superior product and an economical solution to underserved segments of the financial services community such as small to mid-sized hedge fund managers, asset managers, wealth management offices and family offices;

•	Providing larger financial institutions with an attractive, cost-effective and integrated solution for internal use and licensing to their clients;

•	Growing our market share through internal development and selective acquisitions;

•	Extending our global reach by entering into additional international and developing markets in which we believe there will be demand for our products and services; and

•	Leveraging relationships with independent third-party asset allocators to accelerate the distribution of our technology.

Risks Affecting Us

Our business is subject to numerous significant risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. You should carefully read the section titled “Risk Factors” for a detailed explanation of these risks before investing in our common stock. These risks include, but are not limited to, the following:

•	We have a very limited operating history, which makes it difficult to evaluate our current business and future prospects, and may substantially increase the risk of your investment;

•

We have generated very little revenue and have experienced significant net losses and negative cash flows from operations to date, and may not be able to generate meaningful revenue, operate profitably or generate positive cash flows on a consistent basis or at all;

•

We face significant competition for customers from other providers of technology solutions to participants in the financial services community. If prospective customers are reluctant to switch from their existing service providers and adopt our products and services, our sales will not grow or may decline, we could be materially and adversely affected and our stock price could decline significantly;

•

If we do not accurately predict, prepare for and respond promptly to rapidly evolving technological and market developments and changing customer needs, our business and prospects may be negatively impacted, potentially materially;

•

We currently have a limited number of customers, most of which to date have been generated as a result of pre-existing relationships of these customers with our founders and entities affiliated with them. We may not be successful in attracting new customers. In addition, the loss of or events affecting one or more of our customers could materially and adversely affect us and cause our stock price to decline significantly;

•	A systemic or systematic market event that impacts the various market participants with whom we interact could materially and adversely affect us and cause our stock price to decline significantly;

•

If we fail to remediate our current material weaknesses and deficiencies in our internal control over financial reporting or we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected, our reputation could be harmed and our stock price could decline significantly;

•

We depend on our senior management team and the loss of one or more key employees, the failure of new executive officers to integrate with our management team or our failure to attract and retain other highly qualified personnel in the future, could have a negative impact on our business;

•

Defects, errors or vulnerabilities in our products or services or the failure of our products or services to perform could materially and adversely affect us and cause our stock price to decline significantly;

•

We may be unable to obtain patent rights that effectively protect our integrated technology platform and our other intellectual property rights may not be sufficient to effectively protect our products and technology, which could subject us to increased competition that could negatively impact our business;

•

Our current research and development efforts may not produce successful products and services or features that result in significant revenue, cost savings or other benefits in the near future, if at all, which could materially and adversely affect us and cause our stock price to decline significantly; and

•

Our failure to obtain the capital necessary to expand our operations and invest in new products and services could reduce our ability to compete and materially and adversely affect us and cause our stock price to decline significantly.

Our Formation Transactions

We were formed on January 17, 2012 with the intention of being the holding company to acquire and own a group of companies. We are the successor control entity of the Liquid predecessor companies, which we refer to as the Liquid Predecessor Companies. The Liquid Predecessor Companies are not a legal entity but rather a combination of certain entities and operations formed to continue and expand our organization in developing and operating a proprietary next generation technology platform that streamlines and unifies the entire trade and risk management process for the financial services community. The Liquid Predecessor Companies are Liquid Prime Holdings LLC, Liquid Prime Services, Inc., Liquid Partners, LLC and Liquid Trading Holdings Limited. See the section titled “Certain Relationships and Related Party Transactions—Formation Transactions” for more information on these transactions.

Acquisition History. We acquired the entities and technology that comprise our business pursuant to the following transactions:

Liquid Prime Holdings LLC. Liquid Prime Holdings LLC, or Liquid Prime Holdings, owns Liquid Prime Services, Inc., or Liquid Prime Services. Liquid Prime Services (f/k/a Taconic Capital Group Inc.) is a broker-dealer registered with the Securities and Exchange Commission, or SEC, and a member of the Financial Industry Regulatory Authority, Inc., or FINRA. The ownership of a registered broker-dealer enables us to facilitate ancillary execution services as a derivative of our technology business, which may allow us to leverage our institutional relationships by providing agency brokerage services in order to pass on savings for execution services to our clients. Additional services provided by Liquid Prime Services include the facilitation of broker assisted over-the-counter transactions on our clients’ behalf. On June 1, 2013, we plan to cease over-the-counter brokerage operations for Liquid Prime Services. Going forward, Liquid Prime Services will continue to be a key component of our business strategy by providing agency brokerage services and facilitating the introduction of client assets to custody banking relationships. We do not expect the cessation of the over-the-counter brokerage operations of Liquid Prime Services to impact our ability to provide agency brokerage services and facilitate the introduction of client assets to custody banking relationships. Liquid Prime Holdings was initially formed in 2011 by Brian Ferdinand, our Vice Chairman of the Board and Head of Corporate Strategy and one of our founders. On April 24, 2012, Mr. Ferdinand contributed all of the outstanding interests in Liquid Prime Holdings to us, which contribution became effective upon regulatory approval received on October 5, 2012.

Liquid Partners, LLC. Liquid Partners, LLC (f/k/a Centurion Capital Group, LLC, or Centurion Capital Group), or Liquid Partners, was acquired to provide us with access to a customer base for our business and a select group of experienced traders and fund managers. The customers that were introduced to us by Liquid Partners have utilized our platform and generated valuable user feedback in the beta testing and development of our technology. We acquired Liquid Partners through a series of related transactions beginning in December 2011 and continuing through May and July 2012 from the members of Liquid Partners, including Edward Feigeles, a former member of our Board of Directors, and an entity controlled by Douglas J. Von Allmen, a holder of more than 5% of our common stock.

Liquid Trading Institutional LLP. Liquid Trading Institutional LLP, or Liquid Trading Institutional, is a U.K. Financial Conduct Authority, or FCA, registered broker-dealer. The ownership of an FCA-registered broker-dealer enables us to facilitate ancillary execution services in the U.K. as a derivative of our technology business, which may allow us to leverage our institutional relationships by providing introductory brokerage services in order to pass on savings for execution services to our clients. Prior to its acquisition by us, Liquid Trading Institutional was controlled by Mr. Ferdinand and Robert Keller, another of our founders and a former member of our Board of Directors. We acquired Liquid Trading Institutional pursuant to contribution agreements entered into with entities controlled by Messrs. Ferdinand and Keller on April 24, 2012 and an entity controlled by an unrelated third party on June 5, 2012, which contribution became effective upon regulatory approval received on July 2, 2012.

Liquid Futures, LLC. Liquid Futures, LLC, or Liquid Futures, is an independent introducing broker registered with the U.S. Commodity Futures Trading Commission, or CFTC, and is a member of the National Futures Association, or NFA. The ownership of an independent introducing broker enables us to facilitate ancillary execution services as a derivative of our technology business, which may allow us to leverage our institutional relationships by providing agency brokerage services in order to pass on savings for execution services to our clients. Additional services provided by Liquid Futures include the facilitation of broker assisted over-the-counter transactions on our clients’ behalf. On March 26, 2013, Liquid Futures changed its status from a non-clearing FCM to an independent introducing broker. We believe this transition will have little to no impact on Liquid Futures’ business operations and the services it can provide to its customers; however, it has reduced the amount of regulatory capital that the entity is required by the CFTC to maintain. On June 1, 2013, we plan to cease over-the-counter brokerage operations for Liquid Futures. Going forward, Liquid Futures will continue to be a key component of our business strategy by providing agency brokerage services and facilitating the introduction of client assets to custody banking relationships. We do not expect the cessation of the over-the-counter brokerage operations of Liquid Futures to impact our ability to provide agency brokerage services and facilitate the introduction of client assets to custody banking relationships. Liquid Futures was initially formed in 2011 as a non-clearing futures commission merchant, or FCM, by Richard Schaeffer, our Chairman of the Board and one of our founders, and Mr. Ferdinand. Messrs. Schaeffer and Ferdinand subsequently contributed all of their interests in Liquid Futures to us on April 24, 2012, which contribution became effective upon regulatory approval received on May 9, 2012.

Fundsolve Limited. Through our acquisition of Fundsolve Limited, or Fundsolve, we acquired our risk management technology. We acquired Fundsolve on July 31, 2012 pursuant to a share purchase agreement with Fundsolve’s equity holders, including Darren Davy, who subsequently became one of our directors. Prior to our acquisition, Fundsolve operated as a portfolio risk management company serving mid- to large-sized hedge funds with its proprietary risk management technology.

Tragara Alpha Partners, LLC. We acquired certain intellectual property assets forming a component of our trading technology, including an algorithmic trading program, from Tragara Alpha Partners, LLC, or Tragara Alpha Partners, owned by Samuel Gaer, our former Chief Executive Officer and a former member of our Board of Directors, on April 27, 2012.

LiquidView. We acquired the LiquidView software tool, which forms a component of our accounting technology, from entities controlled by Messrs. Ferdinand and Keller on July 30, 2012.

Green Mountain Analytics, LLC. Through our acquisition of Green Mountain Analytics, LLC, or GMA, we acquired the foundation of our trading technology. Prior to our acquisition, GMA was a financial software development company serving a diverse set of trading fund demographics with its proprietary trading technology. Messrs. Ferdinand and Keller initially acquired their equity positions in GMA in 2008 and together acquired a majority, but non-controlling, interest in GMA in 2011. We subsequently acquired GMA on August 27, 2012.

Capital Raising History. In addition to the acquisition transactions described above, prior to this offering, we have completed several capital raising transactions. The first of these transactions was a $4.3 million sale of common stock consummated through LTI, LLC (an entity formed by our founders, Messrs. Schaeffer, Ferdinand and Keller, for the purpose of raising this capital), or LTI, in September 2011. We acquired LTI in September 2012, in exchange for the issuance of an aggregate of 46.75 shares of common stock to the members of LTI (including 16.50 shares of common stock to Mr. Feigeles). The second of these transactions was a $12.5 million sale of our common stock to an entity controlled by Mr. Von Allmen in July 2012. In that transaction, we issued 116.90 shares of common stock to Mr. Von Allmen and, prior to December 25, 2012, we issued to Mr. Von Allmen 22.82 additional shares of common stock pursuant to the terms of our subscription agreement with Mr. Von Allmen. We also raised an additional $3.3 million in the aggregate through six additional transactions completed in January 2013, February 2013 and March 2013 (including transactions in which we issued 5.65 shares of common stock to Victor R. Simone, Jr., one of our directors, and 17.33 shares of common stock to Jay Bernstein, one of our directors). In addition, in April 2013, we issued 67.93 shares of common stock to an entity controlled by Mr. Von Allmen in consideration for his continued financial support and commitment to our development and growth.

Ownership of our Principal Stockholders, Executive Officers and Directors

Immediately following the completion of this offering, our principal stockholders, executive officers and directors will, in the aggregate, hold approximately     % of the voting power of all outstanding shares of our common stock.

Corporate Information

We were formed as a Delaware limited liability company on January 17, 2012 and began operations on April 24, 2012. Our headquarters are located at 800 Third Avenue, 39th Floor, New York, New York 10022, and our telephone number at that address is (212) 293-1836. Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will reorganize as a Delaware corporation and change our name from Liquid Holdings Group, LLC to Liquid Holdings Group, Inc. Such transaction is referred to in this prospectus as the LLC Reorganization. In connection with the LLC Reorganization, all of our outstanding common units will convert into shares of common stock of Liquid Holdings Group, Inc. Unless otherwise indicated or the context otherwise requires, all information in this prospectus is presented giving effect to this reorganization and the related conversion of our common units into shares of our common stock at a ratio of one to one. We expect to revise this ratio prior to the effective date. Our website address is www.liquidholdings.com. Information contained on, or that can be accessed through, our website is not a part of, nor incorporated into, this prospectus. “Liquid Platform,” “LiquidMetrics,” “LiquidTrade” and “LiquidView” are trademarks and service marks of Liquid Holdings Group, LLC. This prospectus also contains trademarks, service marks and tradenames of other companies.

Organizational Chart

The following diagram depicts our corporate structure immediately following completion of this offering. We hold 100% of the ownership interest in each of our subsidiaries. See the section titled “Principal and Selling Stockholders” for a list of our principal stockholders and their relevant percentage ownership interest in us:

The Offering

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Over-allotment option	We and the selling stockholders have granted the underwriter a 30-day option to purchase up to additional shares of our common stock at the same price, and on the same terms, solely to cover over-allotments, if any.

Common stock to be outstanding after this offering	shares (or shares, if the underwriter exercises its over-allotment option in full).

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million, or approximately $ million if the underwriter exercises its over-allotment option in full, at an assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us. We will not receive any of the net proceeds from the sale of shares of our common stock in this offering by the selling stockholders.

We intend to use the net proceeds from this offering for investments in our technology and our sales and marketing functions, and for working capital and general corporate purposes, which may include acquisitions of complementary businesses, products or technologies.

Dividends on common stock	We have not declared or paid any cash dividends on our common stock since our inception and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Proposed NASDAQ Global Market symbol

“LIQD”

The number of shares of common stock to be outstanding after this offering presented above and, unless otherwise expressly indicated or the context otherwise requires, elsewhere in this prospectus, gives effect to the following additional issuances of common stock to occur in connection with the consummation of this offering:

•	the issuance of 59.09 shares, 69.96 shares, and 35.03 shares of common stock to Messrs. Schaeffer, Ferdinand and Gaer, respectively, pursuant to the incentive units they currently hold;

•

the issuance of              additional shares of common stock to Mr. Ferdinand pursuant to the anti-dilution terms of the incentive units granted to him on December 18, 2012, representing 4% of the aggregate issued and outstanding units of the Company as of the date of such grant, after giving effect to such grant, which specify that Mr. Ferdinand is entitled to an additional grant of common equity interests immediately following the consummation of this offering in order to preclude the dilution of the 4% grant;

•

the issuance of              shares of common stock to a single beneficial owner pursuant to the terms of two subscription agreements entered into on March 12, 2013, the terms of which entitle the shares held by this beneficial owner to anti-dilution protection for the period beginning March 12, 2013, and ending on the earliest of immediately prior to the consummation of this offering or May 15, 2013; and

•

the issuance of              shares of common stock to Fundsolve’s former equity holders pursuant to our share purchase agreement in respect of our acquisition of Fundsolve, equivalent to 1% of the number of our common shares to be outstanding upon completion of this offering.

The number of shares of common stock issuable to Mr. Ferdinand in respect of his December 18, 2012 incentive unit award and to Fundsolve’s former equity owners in connection with the consummation of this offering is dependent upon the number of shares sold by us in this offering. As a result, if we increase or decrease the number of shares sold by us in this offering, the number of shares issuable to Mr. Ferdinand and Fundsolve’s former equity owners will change such that, following completion of this offering, the number of shares issued to Fundsolve’s former equity owners is equivalent to 1% of the number of our common shares to be outstanding upon completion of this offering (including the shares being sold by us in this offering and pursuant to any exercise of the underwriter’s over-allotment option) and the number of shares issued to Mr. Ferdinand is equivalent to 4% of the number of our common shares to be outstanding upon completion of this offering (including the shares being sold by us in this offering and pursuant to any exercise of the underwriter’s over-allotment option), less              shares previously issued to Mr. Ferdinand pursuant to his incentive units. For example, if we were to increase the number of shares of common stock sold by us in this offering by 500,000 shares, the number of shares issuable to Mr. Ferdinand and Fundsolve’s former equity owners would be              shares (or              shares, if the underwriter exercises its over-allotment option in full) and the number of shares of common stock outstanding upon completion of this offering would be              shares (or              shares, if the underwriter exercises its over-allotment option in full). If we were to decrease the number of shares of common stock sold by us in this offering by 500,000 shares, the number of shares issuable to Mr. Ferdinand and Fundsolve’s former equity owners would be              shares (or              shares, if the underwriter exercises its over-allotment option in full) and the number of shares of common stock outstanding upon completion of this offering would be              shares (or              shares, if the underwriter exercises its over-allotment option in full).

In this prospectus, unless otherwise indicated or the context otherwise requires, the number of shares of common stock outstanding and the other information based thereon assumes our reorganization from a Delaware limited liability company into a Delaware corporation prior to the effectiveness of the registration statement of which this prospectus forms a part and the concurrent conversion of all of our outstanding common units into shares of our common stock at a ratio of one to one, but does not reflect:

•	any exercise by the underwriter of its over-allotment option to purchase up to additional shares of our common stock from us and the selling stockholders;

•	additional shares of common stock issuable under outstanding but unvested restricted stock units, or RSUs;

•	additional shares of our common stock reserved for future issuance under our 2012 Amended and Restated Stock Incentive Plan, or Stock Incentive Plan; and

•

the potential issuance of up to              shares by us of common stock to a single beneficial owner pursuant to the terms of a transfer agreement entered into on May 1, 2013, the terms of which entitle the shares held by this beneficial owner to anti-dilution protection for the period beginning May 1, 2013, and ending on the earliest of immediately prior to the consummation of this offering or January 1, 2015.

On April 24, 2012, Liquid Holdings Group, LLC executed a Limited Liability Company Agreement, or the LLC Agreement, and authorized two classes of common units, Class A Common Units and Non-dilutive Common Units. Both classes had the same privileges, preferences, duties, obligations and rights, except that the Non-dilutive Common Units had anti-dilution rights. On October 22, 2012, Liquid Holdings Group, LLC amended its LLC Agreement to redesignate all outstanding Non-dilutive Common Units and Class A Common Units as Common Units. Unless otherwise indicated or the context otherwise requires, all common share amounts in this prospectus for dates prior to October 22, 2012 retroactively reflect the redesignation of all issuances as Common Units.

Summary Financial Data

The following tables set forth summary financial data on a pro forma and historical basis for Liquid Holdings Group, LLC.

You should read the following summary historical and pro forma financial data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited pro forma condensed consolidated financial statements and related notes, the consolidated financial statements and the accompanying notes of Liquid Holdings Group, LLC, the combined financial statements and accompanying notes of Liquid Predecessor Companies, and the historical financial statements of certain other entities acquired by us and included elsewhere in this prospectus.

We have presented the condensed consolidated balance sheet data as of December 31, 2012 and the condensed consolidated statement of operations and comprehensive loss data for the period ended December 31, 2012 on an unaudited pro forma basis and for the period from April 24, 2012 to December 31, 2012 on a historical basis based on the unaudited pro forma condensed combined financial statements and related notes and the consolidated financial statements and the accompanying notes of Liquid Holdings Group, LLC included elsewhere in this prospectus.

	Liquid Holdings Group, LLC for the period from April 24, 2012 to December 31, 2012	Liquid Holdings Group, LLC pro forma for the period ended December 31, 2012(1)(2) (Unaudited)
Condensed Consolidated Statement of Operations and Comprehensive Loss Data:
Revenues:
Brokerage activities	$1,295,248	$—
Software services	1,032,534	1,459,192

Total revenues	2,327,782	1,459,192

Cost of revenues:
Brokerage activities	817,559	12,909
Software services	690,190	1,289,689

Cost of revenues	1,507,749	1,302,598

Gross margin	820,033	156,594

Operating expenses:
Compensation	28,333,420	28,588,445
Consulting	3,081,002	3,115,754
Depreciation and amortization	2,761,703	7,645,174
Impairment of goodwill and intangible assets	1,550,652	1,558,039
Other	3,136,097	3,592,516

Total operating expenses	38,862,874	44,499,928

Loss from operations	(38,042,841)	(44,343,334)

	Liquid Holdings Group, LLC for the period from April 24, 2012 to December 31, 2012	Liquid Holdings Group, LLC pro forma for the period ended December 31, 2012(1)(2) (Unaudited)
Non-operating income (expenses):
Registration rights penalty	(1,674,704)	(1,674,704)
Gain on contingent consideration payable	1,545,000	1,545,000
Unrealized gain on contingent consideration payable	129,000	129,000
Other, net	(306,659)	(306,659)

Total non-operating expense, net	(307,363)	(307,363)

Loss before income taxes	(38,350,204)	(44,650,697)
Income tax benefit	104,340	3,289,396

Net loss	(38,245,864)	(41,361,301)
Other comprehensive income (losses):
Foreign currency translation	(18,073)	(18,073)

Total comprehensive loss	$(38,263,937)	$(41,379,374)

Earnings (loss) per common unit:
Basic	$(26,143)

Diluted	$(26,143)

Pro forma earnings (loss) per common unit:
Basic		$(28,272)

Diluted		$(28,272)

Weighted average common units:
Basic	1,462.97

Diluted	1,462.97

Pro forma weighted average common units:
Basic		1,462.97

Diluted		1,462.97

	Liquid Holdings Group, LLC, at December 31, 2012	Liquid Holdings Group, LLC, at December 31, 2012, pro forma as adjusted for this offering(2)(3) (Unaudited)
Condensed Consolidated Balance Sheet Data:
Assets:
Cash and cash equivalents	$1,380,078	$
Note receivable from related party—QuantX	2,250,000
Other intangible assets, net of amortization	18,740,125
Goodwill	13,182,936
Other assets	6,395,492

Total assets	$41,948,631	$

Liabilities and equity:
Contingent consideration payable	1,561,000
Other liabilities	4,012,402

Total liabilities	5,573,402
Equity	36,375,229

Total liabilities and equity	$41,948,631	$

(1)

The pro forma December 31, 2012 column reflects (i) the acquisition of Liquid Futures as if it had occurred on January 1, 2012, (ii) the acquisition of Fundsolve as if it had occurred on January 1, 2012, (iii) the acquisition of Liquid Prime Holdings as if it had occurred on January 1, 2012, (iv) the acquisition of LTI as if it had occurred on January 1, 2012, (v) the acquisition of GMA as if it had occurred on January 1, 2012, (vi) the acquisition of Liquid Partners as if it had occurred on January 1, 2012, (vii) the elimination of intercompany transactions, (viii) the elimination of messaging services for Liquid Holdings Group, LLC, as if such services ceased effective January 1, 2012 and (ix) the elimination of over-the-counter brokerage operations for Liquid Prime Services and Liquid Futures as if such activity ceased effective January 1, 2012.

(2)

The adjustments in these columns do not give effect to the issuance of              shares of our common stock subsequent to December 31, 2012 and the issuance of              shares of our common stock that will occur in connection with the consummation of this offering. We expect that we will incur additional non-cash expense charges of approximately $             in connection with certain of these issuances and other transactions that occurred subsequent to December 31, 2012.

(3)

The pro forma as adjusted for this offering column gives effect to the pro forma adjustments set forth in footnote (1) above and the receipt of estimated net proceeds from this offering, based on an assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the historical and pro forma financial statements and the related notes contained elsewhere in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks or uncertainties actually occur, our business, financial condition, results of operations, liquidity, cash flows and prospects could be materially and adversely affected. As a result, the price of our common stock could decline significantly and you could lose all or part of your investment in our common stock. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risk Related to Our Business and Our Industry

We have a very limited operating history, which makes it difficult to evaluate our current business and future prospects, and may substantially increase the risk of your investment.

We were formed on January 17, 2012 and commenced operations on April 24, 2012. We have a very limited history of selling our products and services to third parties. Our limited operating history makes it difficult to evaluate our business and future prospects. This difficulty may be further exacerbated by the limited historical financial information and other financial and operating data available with respect to our business. Among other things, our historical financial statements included in this prospectus primarily reflect our start-up operations, and may not be reflective of our business going forward. We have encountered and will continue to encounter risks and difficulties frequently experienced by new and rapidly growing companies in evolving industries, including the risks described in this prospectus. If we do not address and manage these risks successfully, our business could be materially and adversely affected and our stock price could decline significantly.

We have generated very little revenue and have experienced significant net losses and negative cash flows from operations to date, and may not be able to generate meaningful revenue, operate profitably or generate positive cash flows on a consistent basis or at all.

We have generated very little revenue to date. From April 24, 2012, the date on which we commenced operations, through December 31, 2012, we generated revenue of $2.3 million (of which $1.3 million related to the over-the-counter brokerage operations of certain of our subsidiaries which we plan to cease on June 1, 2013 and only $1.0 million related to software licensing, which included revenue of $365,606 related to messaging services which we terminated on December 31, 2012) and incurred a net loss of $38.2 million, or $41.4 million on a pro forma basis, and had negative cash flows from operations of $6.4 million. We anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to enhance our product and service offerings, broaden our customer base, expand our operations, hire additional employees, continue to develop our technology and operate as a publicly traded company. Our expenses may be greater than we currently anticipate, and we may not succeed in generating sufficient revenues to offset these higher expenses. We expect that we will incur additional non-cash expense charges of approximately $         related to the issuance of additional equity subsequent to December 31, 2012 and additional equity to be issued in connection with the consummation of this offering. These costs will be incurred in the quarter in which the relevant equity issuances occur. See the section titled “Description of Capital Stock—Authorized Capitalization.” Our revenue growth may slow or our revenue could decline for a number of reasons, including less demand for our products or services than we anticipate, competition, our failure to capitalize on growth opportunities or other factors. If we are unable to meaningfully increase our revenue, we may not be able to operate profitably or generate positive cash flows on a consistent basis. If we are unable to effectively address these risks and challenges as we encounter them, we could be materially and adversely affected and our stock price could decline significantly.

We face significant competition for customers from other providers of technology solutions to participants in the financial services community. If prospective customers are reluctant to switch from their existing service providers and adopt our products and services, our sales will not grow or may decline, we could be materially and adversely affected and our stock price could decline significantly.

Many of our potential customers have invested substantial personnel and financial resources to design and operate their trading, risk management, accounting, reporting and administration systems and technologies, and have established relationships with other providers. This may make them reluctant to add new components to their networks, particularly from other vendors such as us. We have only recently started selling our products and services to third parties and marketplace acceptance of our products and services is uncertain. Potential customers that use legacy products and services for their trading, risk management, accounting, reporting and administration needs may believe that these products and services sufficiently achieve their purpose. In addition, an organization’s existing vendors or new vendors with broad product and service offerings may be able to offer concessions to our potential customers that we are not able to match. Accordingly, organizations may continue allocating their resources and information technology budgets for legacy products and services and may not switch to our products and services. If our products and services do not find widespread marketplace acceptance, then our sales may not grow or may decline, which could materially and adversely affect us and cause our stock price to decline significantly.

We face significant competition for the types of products and services that we offer and may be unable to compete effectively for market share.

Our future success depends significantly upon our ability to gain and increase our market share, to maintain and increase our revenues from new and existing customers and to sell additional products and product enhancements to new and existing customers. The market for the types of products and services that we offer is intensely competitive. Our current and potential future competition principally comes from:

•

software development firms and vendors who create global trading networks and risk management, accounting, reporting and administrative tools and make them available to brokers, hedge funds, and other investment management clients and financial institutions;

•	fund administrators who provide accounting and administration software and services to brokers, hedge funds, and other investment management clients and financial institutions; and

•

broker-dealers who, in an effort to satisfy the demands of their customers for hands-on electronic trading facilities, universal access to markets, smart routing, better trading tools and lower commissions and financing rates, provide such facilities and product enhancements to their hedge fund and other investment management clients.

Our competitors may develop products that are superior to our platform in terms of quality, ease of use, security, reliability or cost or may achieve greater market acceptance. Our competitors or potential competitors may have significantly greater financial, technical and marketing resources and access to capital than we do. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer demands, or to devote greater resources to the development, promotion and sale of their products and services than we can. We may be unable to compete successfully against current or future competitors, which could materially and adversely affect us and cause our stock price to significantly.

If functionality similar or superior to that offered by our products and services is developed by competitors, it could materially and adversely affect us and cause our stock price to decline significantly.

Large, well-established providers of trading, risk management, accounting, reporting and administration technologies may introduce features that compete with our platform, either in stand-alone products or as additional features to their existing technologies. In addition, other companies may emerge that offer products and services that compete with those we offer. The introduction by competitors of products and services, or the announcement of an intent to offer products and services, that include functionality perceived to be similar or superior to that offered by our platform may adversely affect our ability to market and sell our products and services, which could materially and adversely affect us and cause our stock price to decline significantly. Furthermore, even if the functionality offered by these providers is more limited than our products and services, a significant number of organizations may nevertheless subscribe to such limited functionality offered by other providers instead of our products and services, whether because they do not wish to add an additional vendor such as us, for cost reasons, for relationship reasons or otherwise.

We depend on our proprietary technology. Any inability by us to maintain a technological advantage over our competitors could materially and adversely affect us and cause our stock price to decline significantly.

Our success depends on our proprietary technology, which has taken several years to develop and which we believe provides us with a competitive advantage. If our technology becomes more widely adopted in the marketplace, competitors may seek to develop similar or competing technologies, which could adversely affect our business. We have filed an omnibus utility patent application with the U.S. Patent and Trademark Office, or USPTO, containing claims directed to our integrated technology platform. To date, no patent has issued under this application. Adoption or development by competitors of similar or more advanced technologies may require that we devote substantial resources to the development of more advanced or different technology to remain competitive. The markets in which we compete are characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. Although we believe we are at the forefront of these developments, we may not be able to keep up with changes in the future, develop new technology, realize a return on amounts invested in developing new technologies or remain competitive in the future, any of which could materially and adversely affect us and cause our stock price to decline significantly.

If we do not accurately predict, prepare for, and respond promptly to rapidly evolving technological and market developments and changing customer needs, our business and prospects may be negatively impacted, potentially materially.

We expect the market for our products and services to continue to evolve rapidly. As a result, our future success will continue to depend upon our ability to develop new products or product enhancements that address the needs of our customers and to respond to changing market standards and practices. The process of developing new technology is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends, our business and prospects could be negatively impacted, potentially materially. We may be required to commit significant resources to developing new products and services before knowing whether our investments will result in products or services that will achieve marketplace acceptance.

The success of new products and services depends on several factors, including appropriate new product definition, timely completion and introduction of these products and services, differentiation of new products from those of our competitors, and marketplace acceptance of these products and services. There can be no assurance that we will successfully identify new sales opportunities, develop and bring new products and services to market in a timely manner, or achieve marketplace acceptance of our products and services, or that products, services and technologies developed by others will not render our products, services or technologies obsolete or noncompetitive.

We currently have a limited number of customers, most of which to date have been generated as a result of pre-existing relationships of these customers with our founders and entities affiliated with them. We may not be successful in attracting new customers. In addition, the loss of or events affecting one or more of our customers could materially and adversely affect us and cause our stock price to decline significantly.

Because we are a newly-formed company, our current customer base is small. For the period from April 24, 2012, the date we commenced operations, through December 31, 2012, a single customer QuantX Management, LLP (f/k/a Liquid Trading Int’l LLP), or QuantX, a multi-strategy principal-only trading firm with which Messrs. Ferdinand, Schaeffer and Keller are affiliated, represented 34% of our total revenues and 75% of our software licensing revenues. In addition, for the period from April 24, 2012 through December 31, 2012, all related parties, including QuantX, represented 38% of total revenues and 86% of our software licensing revenues. To date, most of our customers have been sourced through relationships with our founders and their respective affiliated or acquired entities. Our customers operate in the volatile global financial markets and are influenced by a number of factors outside of their control, including rising interest rates or inflation, the availability of credit, issues with sovereign and large institutional obligors, changes in laws and regulations, and terrorism or political uncertainty, among others. As a result, any one of our customers may go out of business unexpectedly. In addition, these customers may decide to no longer use our products and services for other reasons which may be out of our control. The loss of or events affecting any one or more of these customers could materially and adversely affect us and cause our stock price to decline significantly.

A systemic or systematic market event that impacts the various market participants with whom we interact could materially and adversely affect us and cause our stock price to decline significantly.

There has been significant disruption and volatility in the global financial markets over the last several years, and many countries, including the United States, have been in an economic slowdown. Increased risk aversion brought about by the financial crisis of 2008 and the resulting global recession, ongoing concerns over sovereign debt levels and the U.S. “flash crash” in May 2010 resulted in the curtailing of trading activity. The global market and economic climate may remain stagnant or continue to deteriorate because of the aforementioned factors as well as other factors beyond our control, including rising interest rates or inflation, a lack of credit, credit issues with sovereign and large institutional obligors, changes in laws or regulations, terrorism or political uncertainty, among others. In the event of deteriorating or stagnant market conditions, there could be a reduction in the types of financial instruments traded or a reduction in trading volumes of financial instruments globally. These factors could cause revenues from our customers to decrease, which could adversely affect our business and operating results, potentially materially. Our profitability may also be adversely affected by our fixed costs and the possibility that we may be unable to reduce other costs within a time frame sufficient to match any decreases in revenue relating to deteriorating conditions. Accordingly, deteriorating or stagnant market conditions could materially and adversely affect us and cause our stock price to decline significantly.

If we fail to remediate our current material weaknesses and deficiencies in our internal control over financial reporting or we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected, our reputation could be harmed and our stock price could decline significantly.

In connection with the preparation of our audited consolidated financial statements for the period from April 24, 2012 to December 31, 2012, our independent registered public accounting firm identified and communicated three material weaknesses in our internal controls over financial reporting to our Board of Directors. A material weakness is a deficiency, or a combination of deficiencies, that creates a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. The three material weaknesses related to our lack of: (i) internal controls and sufficient personnel to identify, analyze, record and report the accounting effects of the terms of agreements and contracts in accordance with accounting principles generally accepted in the United States, or U.S. GAAP; (ii) internal controls to safeguard and archive records to support amounts recorded in the financial statements; and (iii) policies, procedures and controls to identify, authorize, approve, monitor and account for and disclose related party transactions and arrangements, including those transactions outside the normal course of business, in the financial statements in accordance with U.S. GAAP. These material weaknesses resulted in audit adjustments to our financial statements which were identified by our independent registered public accounting firm.

We have begun taking steps and plan to take additional steps to remediate the underlying causes of our material weaknesses, primarily through the development and implementation of formal policies, improved processes, upgraded financial accounting systems and documented procedures, as well as the hiring of additional finance personnel. We hired a Chief Financial Officer in September 2012, an accounting manager and a General Counsel in March 2013, and a controller in April 2013, with appropriate knowledge, experience and ability to fulfill our obligations to comply with the accounting, reporting and other requirements applicable to public companies. In addition, we contracted for a new general ledger system in March of 2013 which we believe will enhance our internal controls and reporting capabilities once fully utilized, which we anticipate will occur before the end of 2013. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating these material weaknesses.

If we fail to effectively remediate the current deficiencies in our control environment or are unable to implement and maintain effective internal control over financial reporting to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, we may be unable to accurately report our financial results or report them within the timeframes required by law or exchange regulations.

Even if we are able to report our financial statements accurately and in a timely manner, unless we make the necessary improvements to address our material weaknesses, the existence of material weaknesses or the continued disclosure of material weaknesses in our future filings with the SEC could cause our reputation to be harmed and our stock price to decline significantly.

We have not performed an evaluation of our internal control over financial reporting, such as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date reported in our financial statements. Had we performed such an evaluation or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies, including additional material weaknesses and significant deficiencies, may have been identified. In addition, the JOBS Act provides that, so long as we qualify as an “emerging growth company,” we will be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. Although we are still evaluating the JOBS Act, we may take advantage of this exemption so long as we qualify as an “emerging growth company.”

If we do not manage our expected growth effectively, our operating results may be materially and adversely affected and our stock price could decline significantly.

The growth and expansion of our business and product and service offerings will place a significant strain on our management, operational and financial resources. To manage our expected growth effectively, we will need to increase our staffing levels and continue to expand and improve our infrastructure, our operating, accounting, financial and administrative systems and our procedures, controls and processes, including, without limitation:

•

significantly enhancing our internal controls to ensure timely and accurate reporting of all of our operations and financial results, and hiring additional personnel in areas such as accounting, finance, regulatory compliance and other important areas;

•

expanding and improving our key business applications, processes and IT infrastructure, including without limitation those relating to accounting and financial reporting, to support our business needs;

•	enhancing information and communication systems to ensure that our employees and officers are well-coordinated and can effectively communicate with each other and our growing customer base; and

•	appropriately documenting our IT systems and our business processes.

These improvements may require significant capital expenditures and allocation of valuable management and employee resources. Our failure to make these improvements or hire any additional necessary personnel, or the failure of our systems, procedures, controls and processes to operate in the intended manner, may result in our inability: to manage our expected growth, which could materially and adversely affect our operating results; to accurately report or forecast our revenue, expenses and earnings; or to prevent certain losses.

Failures in our compliance systems could subject us to significant legal and regulatory costs. Furthermore, if our risk management methods are not effective, our business, reputation and financial results may be adversely affected.

Our ability to comply with all applicable laws and regulations is largely dependent on our establishment and maintenance of compliance, audit and reporting systems and procedures, as well as our ability to attract and retain qualified compliance, audit and risk management personnel. These systems and procedures may not be fully effective. We face the risk of intervention by regulatory authorities, including extensive examination and surveillance activity. In the case of actual or alleged non-compliance with regulations, we could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties or civil lawsuits for damages, which can be substantial. Any failure to comply with applicable laws and regulations could adversely affect our business, reputation, financial condition and operating results and, in extreme cases, our ability to conduct our business or portions thereof.

Our sales cycle can be long and unpredictable, particularly with respect to larger financial institutions and other institutional and larger customers, which may result in increased costs and delays in generating revenue from new customers.

The timing of our sales is difficult to predict. Our sales efforts involve educating prospective customers about the use, technical capabilities and benefits of our products and services. Prospective customers often undertake a prolonged product-evaluation process. We may face significant costs, long sales cycles and inherent unpredictability in completing customer sales, particularly, but not exclusively, with respect to larger financial institutions and other institutional and larger customers. A prospective customer’s decision to purchase our products and services may be an enterprise-wide decision and, if so, may require us to educate a significant number of people within the prospective customer’s organization regarding the use and benefits of our products and services. In addition, prospective customers may require customized features and functions unique to their business process and may require acceptance testing related to those unique features. As a result of these factors, we may be required to devote greater sales support and professional services resources to a number of individual prospective customers, increasing costs and time required to complete sales and diverting our sales and professional services resources to a smaller number of larger customers, while delaying revenues from other potential new customers until the sales cycle has been completed and the criteria for revenue recognition have been met.

We depend on our senior management team and the loss of one or more key employees, the failure of new executive officers to integrate with our management team or our failure to attract and retain other highly qualified personnel in the future, could have a negative impact on our business.

Our success depends largely on the efforts and abilities of the key members of our senior management team, including our Chief Executive Officer, Brian Storms, our Vice Chairman of the Board and Head of Corporate Strategy, Brian Ferdinand, and our Chief Financial Officer, Kenneth Shifrin. Because each member of our senior management team has a different area of specialization, the departure of any one of these individuals could create a deficiency in one of the core aspects of our business. Any failure of our newly formed management team to successfully integrate could also have a negative impact on our business. We are also dependent on the efforts of our team of technology professionals, and on our ability to recruit and retain highly skilled and often specialized personnel, particularly in light of the rapid pace of technological advances. The level of competition in the technology industry for individuals with this level of experience or these skills is intense. Significant losses of key personnel, particularly to competitors, could make it difficult for us to compete successfully. In addition, we may be unable to attract and retain qualified management and personnel in the future, including in relation to any diversification of our product and service offerings into new asset classes and/or new geographic locations.

We have outsourced certain research and development to third-party service providers. If these service providers do not perform effectively or if there is misconduct by our service providers, our business may be negatively impacted.

We have outsourced certain technology research and development to third-party service providers in Romania and India in order to achieve cost savings and efficiencies. If these service providers do not perform effectively, we may not be able to achieve any cost savings. Additionally, while we believe our outsourcing contract protects our intellectual property rights, misconduct by our service providers could result in infringement or misappropriation of our intellectual property. Such misconduct could adversely affect our business, financial condition, liquidity and results of operations.

Our financial and other operating results may vary significantly from period to period and may be unpredictable, which could cause our stock price to decline significantly.

Our financial and other operating results may vary significantly from period to period as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

•	our ability to attract and retain new customers;

•	the budgeting cycles and purchasing practices of our existing and potential customers;

•	changes in customer requirements or market needs;

•	a general market volume contraction that leads to decreased activity;

•	technological changes;

•	changes in the growth rate of the market for technology service solutions supporting the financial services industry;

•

the timing and success of new product and service introductions by us or our competitors or any other change in the competitive landscape of our industry, including consolidation among our competitors or customers;

•	our ability to successfully expand our business domestically and internationally;

•	decisions by potential customers to purchase technology service solutions from larger, more established trading, risk management, accounting, reporting and administration technology vendors;

•	price competition;

•	changes in renewal rates for our products and services;

•	the cost and potential outcomes of current or future litigation, which could materially and adversely affect us and cause our stock price to decline significantly;

•

future accounting pronouncements, changes in our accounting policies, the failure to remediate all material weakness and deficiencies in a timely manner or the occurrence or perception of accounting irregularities; and

•	general economic conditions, both domestically and internationally.

Any one of the factors above or the cumulative effect of some of the factors referred to above may result in significant volatility in our financial and other operating results. This variability and unpredictability could result in our failure to meet our revenue or other operating results expectations or those of securities analysts or investors for a particular period. If we fail to meet or exceed such expectations for these or any other reasons, our stock price could decline significantly and we could face costly lawsuits, including securities class action suits.

We rely on revenue from license and subscription fees. Because we will recognize revenue from license and subscription fees over the term of the relevant service period, downturns or upturns in sales may impact our future operating results.

For the period ended December 31, 2012, 56% of our revenues were attributable to commissions and fees from broker-dealer operations, while 44% came from license and subscription fees, primarily from QuantX, an entity with which Messrs. Ferdinand, Schaeffer and Keller are affiliated. Prospectively, however, we expect to be more dependent on license and subscription fees in light of the nature of our business and in light of our plans to cease the over-the-counter brokerage operations of Liquid Prime Services and Liquid Futures on June 1, 2013. Sales of new or renewal licenses and subscription contracts may decline and fluctuate as a result of a number of factors, including customer satisfaction with our products and services, the price of our products and services, the quality, ease of use and prices of products and services offered by our competitors and reductions in our customers’ spending levels. Furthermore, our customers generally have no contractual obligation to renew their contracts after the initial contract term. We have limited historical data with respect to rates of customer renewals, so we may not be able to accurately predict future renewal trends. If our sales of new or renewal licenses or subscription contracts decline, our future revenue and revenue growth may decline and our business may suffer.

Additional impairment of goodwill or intangible assets in our financial statements could adversely affect our financial position and results of operations.

As of December 31, 2012, we had goodwill of $13.2 million and intangible assets of $18.7 million, which together represented 76% of our total assets as of such date. We do not amortize goodwill and intangible assets with indefinite useful lives; rather, such assets are required to be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that the assets may be impaired. During the period ended December 31, 2012, we recognized $1.6 million of goodwill and intangible asset impairments as a result of valuations to determine the fair value of Liquid Partners. In the future, we may be required to take additional charges to our operating results if we experience further impairments, which would adversely affect our financial position and our results of operations. Since our growth strategy will likely involve the acquisition of other businesses, assets or technologies, we may record additional goodwill and intangible assets in the future. The possible write-off of this goodwill and intangible assets could harm our financial position and results of operations.

Defects, errors or vulnerabilities in our products or services or the failure of our products or services to perform could materially and adversely affect us and cause our stock price to decline significantly.

Because our products and services are complex, they may contain design defects or errors, such as defects related to performance and scalability, which may not be detected until after their commercial release and deployment to our customers. Our platform may experience technical failures and delays or may fail to meet the requirements of our customers, either of which could temporarily or permanently disrupt our customers’ operations and could cause them significant financial and reputational harm.

Any defects, errors or vulnerabilities in our products and services could result in:

•	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate or work around defects or errors or to address and eliminate vulnerabilities;

•	loss of existing or potential customers;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	litigation; and

•	negative publicity and reputational harm to us.

Any of the foregoing could materially and adversely affect us and cause our stock price to decline significantly.

We rely on a third-party service provider to host some of our platform and any interruptions or delays in services from this third-party could interrupt the delivery of our products and services and negatively impact our business.

We currently outsource our data center hosting services to a third-party service provider. We do not control the operation of the third-party service provider’s facilities. These facilities may be vulnerable to damage or interruption from natural disasters, fires, power loss, telecommunications failures and similar events. They may also be subject to cyber-terrorism, human error, break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of any of these events, a decision by our third-party service provider to close one or more of its facilities without adequate notice to us or other unanticipated events which may be out of our control could result in lengthy interruptions in our service and could negatively impact our business.

Our customers’ inability to access the Internet, network or software failures, security breaches and other interruptions in technology could impair the delivery of our products and services and negatively impact our business.

The availability of our platform could be interrupted by a number of factors, including our customers’ inability to access the Internet, the failure of our network or software systems due to human or other error, security breaches or ability of the infrastructure to handle spikes in customer usage. Furthermore, our ability to collect and report data may be interrupted by a number of other factors, including our ability to access the Internet, the failure of our network or software systems or variability in user traffic on customer websites. In addition, cyber-terrorism, break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct may negatively impact our platform or cause us to lose data, and any of these occurrences could expose us to system disruptions, negative publicity, reputational harm or litigation. If we are required to indemnify or are otherwise liable to customers or third parties for damages that may occur resulting from these events, we could be materially and adversely affected and our stock price could decline significantly.

If our security measures are breached or unauthorized access to customer data is otherwise obtained, our products and services may be perceived as not being secure, we may lose sales and customers and we may incur significant liabilities.

Our products and services involve the storage and transmission of our customers’ proprietary information and security breaches could expose us to a risk of loss or unauthorized disclosure of this information, litigation and possible liability, as well as damage to our relationships with our customers. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, during the transfer of data to additional data centers or at any other time, and, as a result, someone obtains unauthorized access to our data or our customers’ data, our reputation could be damaged, our business may suffer and we could incur significant liability.

Techniques used to obtain unauthorized access or to sabotage technology systems change frequently and generally are not discovered or recognized until a security breach has occurred. As a result, we may be unable to anticipate these threats or to implement adequate preventative measures. If an actual or perceived security breach occurs, the market perception of our security measures could be damaged and our business could be negatively impacted. Any violations of data privacy could result in the loss of business, litigation and regulatory investigations and penalties that could damage our reputation and adversely affect us. Moreover, if a security breach occurs with respect to one of our competitors, our customers and potential customers may lose trust in the security of the SaaS business model generally, which could adversely impact our ability to retain existing customers or attract new customers.

Additionally, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our data or our customers’ data, which could result in significant legal and financial exposure and a loss of confidence in the security of our service and could ultimately negatively impact our business and future business prospects. A party who is able to compromise the security of our facilities could misappropriate either our proprietary information or the personal or proprietary information of our customers, or cause interruptions or malfunctions in our operations. We may be required to expend significant capital and financial resources to protect against such threats or to alleviate problems caused by breaches in security. Litigation brought against us regarding security breaches or unauthorized access to customer information could be costly, could divert management’s attention and may result in significant liability.

Our employees may engage in misconduct or other improper activities which could materially and adversely affect us and cause our stock price to decline significantly.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include the misappropriation of funds, intellectual property, or our customers’ proprietary information. Employee misconduct is not always possible to deter or prevent, and any precautions we may take to prevent and detect this activity may not be effective in all cases. We may incur negative publicity and reputational harm as a result of any improper activities by our employees. In addition, any employee fraud or misconduct may give rise to litigation, which could be time-consuming to our management team, costly and could have a material adverse effect on us and cause our stock price to decline significantly.

Our business is subject to the risks of warranty claims, service credits, product liability, product defects and network defects.

Despite testing prior to their release, software products frequently contain undetected errors, defects or security vulnerabilities, especially when initially introduced or when new versions are released. Errors in our platform could affect the ability of our platform to work with other hardware or software products, impact functionality and delay the development or release of new software or new versions of software and adversely affect market acceptance of our platform. Any such errors or delays in releasing new products or new versions of products, or allegations of unsatisfactory performance, could cause us to lose revenue or market share, increase our service costs through service credits, cause us to incur substantial costs in redesigning our products and services, cause us to lose significant customers, subject us to liability for damages and divert our resources from other tasks, any one of which could materially and adversely affect us. To work effectively, our platform must successfully interoperate with products and services from other vendors. As a result, when problems occur in a network, it may be difficult to identify the sources of these problems. The occurrence of any such problems could materially and adversely affect us and cause our stock price to decline significantly.

Although we have limitation of liability provisions in our standard terms and conditions of sale, such provisions may not fully or effectively protect us from warranty claims as a result of federal, state or local laws or ordinances, or unfavorable judicial decisions in the United States or other countries. The sale and support of our products and services also entail the risk of product liability claims. We maintain insurance to protect against certain claims associated with the use of our products and services, but our insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation, divert management’s time and other resources and harm our reputation.

We may be unable to obtain patent rights that effectively protect our integrated technology platform and our other intellectual property rights may not be sufficient to effectively protect our products and technology, which could subject us to increased competition that could negatively impact our business.

We rely, and expect to continue to rely, on a combination of confidentiality and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent and trade secret protection laws, to protect our products and technology. We have filed a utility patent application with the USPTO containing claims that covers certain aspects of our integrated technology platform and will continue to evaluate our technology to identify patentable inventions and, if appropriate, file patent applications to cover such inventions. To date, we have not been issued any patents in respect of our technology platform. We cannot assure you that a valid patent will issue from our pending application, and the claims allowed on any patent that does issue on our pending application may not be sufficiently broad to effectively protect our technology platform. Any patent that issues on our pending application and any other issued patents that we may obtain may be challenged, invalidated or circumvented, and any rights granted under any patent we may obtain may not actually provide adequate defensive protection or competitive advantages to us. Patent applications in the United States are typically not published until 18 months after filing, or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that we were the first to make the inventions claimed in our pending patent application or that we were the first to file for patent protection. If we are unable to show that we were the first to make the inventions claimed in our pending patent application or that we were the first to file for patent protection, a patent may not issue on our pending patent application or any patent that does issue may be invalidated following issuance. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute our pending patent application (or any future patent applications that we may file) at a reasonable cost or in a timely manner. In addition, recent changes to the patent laws in the United States may bring into question the validity of certain categories of software patents. As a result, we may not be able to obtain adequate patent protection for our software or effectively enforce any patents that issue in the future that cover our software.

In addition to seeking patent protection for certain aspects of our integrated technology platform, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. We generally enter into confidentiality or license agreements with our employees, consultants, vendors, and customers, and generally limit access to, and use or distribution of, our proprietary information. However, we cannot assure you that we have entered into such agreements with all parties who may have or have had access to our confidential information or that the agreements we have entered into will not be breached or, if breached, we will be able secure effective remedies for the breach. We also cannot assure you that any of the measures we have taken will prevent misappropriation or infringement of our technology. In addition, the intellectual property laws of some foreign countries are less protective than those of the United States, and we may be unable to effectively enforce any intellectual property rights we may have in many foreign countries.

Attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us. If we obtain any issued patents in the future, this could result in a holding by the USPTO or any foreign patent agency that invalidates or narrows the scope of these issued patents, in whole or in part. If we are unable to obtain intellectual property rights that effectively protect our integrated technology platform and our products (including intellectual property other than patent rights), we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time, and effort required to create our innovative products and services. Any of these events, individually or in the aggregate, could materially and adversely affect us and cause our stock price to decline significantly.

If we infringe the intellectual property rights of others, we may incur additional costs or be prevented from providing certain products and services to our customers, which could materially and adversely affect us and cause our stock price to decline significantly.

We cannot be certain that our products or services do not infringe the intellectual property rights of others and we may be subject to litigation and claims, including claims of misappropriation of trade secrets or infringement of patents, copyrights and other intellectual property rights of third parties. If any of these claims were to be brought, they would be time-consuming and costly to resolve and may lead to unfavorable judgments or settlements. If we were to discover that our products or services infringe the intellectual property rights of third parties, we could be required to make substantial changes to our products or services or obtain licenses from such third parties. We may not be able to obtain such licenses on favorable terms or at all, and we may be unable to change our products or services so that they provide the required functionality without infringing the third party’s intellectual property rights or to make the requisite changes in a timely or cost-effective manner. Failure to resolve an infringement matter successfully or in a timely manner may damage our reputation and force us to incur significant costs, including payment of damages to the owner of the intellectual property rights that are infringed, costs of developing modified or replacement technology or products, and diversion of management’s attention, as well as prevent us from providing certain products or services, which could materially and adversely affect us and cause our stock price to decline significantly.

We may become involved in lawsuits to protect or enforce any patents we obtain or other intellectual property rights, which could be expensive and time-consuming.

Competitors may infringe on our intellectual property. From time to time, we may need to take legal action to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. This can be expensive, particularly for a company of our size, and time-consuming. In addition, if we obtain a patent in the future and bring an action against an infringer of the patent, the court in the action may decide that the patent is not valid or is unenforceable, or may refuse to stop the other party from using the patent at issue on the grounds that our patent claims do not cover the other party’s technology or products. An adverse determination in any litigation or defense proceedings could put one or more of any future patents we may obtain at risk of being invalidated or interpreted narrowly and could put our patent application at risk of not issuing. Proceedings brought before the USPTO may be necessary to determine the priority of inventions with respect to our pending patent application. The results of infringement litigation or interference proceedings may be adverse and, even if successful, the litigation or proceedings may result in substantial costs to our business and distraction to our management. We may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as the laws of the United States. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this type of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, our stock price could decline.

Our current research and development efforts may not produce successful products and services or features that result in significant revenue, cost savings or other benefits in the near future, if at all, which could materially and adversely affect us and cause our stock price to decline significantly.

Developing our products and services and related enhancements is expensive. Our investments in research and development may not result in significant design improvements, marketable products and services or features or may result in products and services that are more expensive than anticipated. Additionally, we may not achieve the cost savings or the anticipated performance improvements we expect, and we may take longer to generate revenue, or generate less revenue, than we anticipate. Our future plans include significant investments in research and development and related product opportunities. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we may not receive significant revenue, cost savings or other benefits from these investments in the near future, if at all, which could materially and adversely affect us and cause our stock price to decline significantly.

Our failure to obtain the capital necessary to expand our operations and invest in new products and services could reduce our ability to compete, which could materially and adversely affect us and cause our stock price to decline significantly.

Although we expect that our existing cash and cash equivalents, together with our net proceeds from this offering, will be sufficient to meet our anticipated operating cash needs for at least the next twelve months, we cannot assure you that we will not need to raise additional funds to finance the growth of our business, make acquisitions or for other reasons. We may not be able to obtain additional equity or debt financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. Furthermore, if we engage in debt financing, our leverage would increase and the holders of debt would have priority over the holders of our common stock. Furthermore, we may become subject to covenants that restrict our ability to incur additional indebtedness and operate our business in the manner we desire. We may also be required to take or become subject to other actions that are in the interests of the debt holders and to the detriment of the holders of our common stock, such as any foreclosure pursuant to secured debt or any requirement that we maintain specified liquidity or satisfy other financial ratios or covenants. Any of these restrictions or requirements could prevent us from expanding our operations and investing in new products and services, which could reduce our ability to compete, materially and adversely affect us and cause our stock price to decline significantly.

Our ability to sell our products is dependent in part on the quality of our technical support services, and our inability to offer high quality technical support services could adversely affect our customers’ satisfaction with our products and services and could materially and adversely affect us and cause our stock price to decline significantly.

Once our products are deployed within our customers’ networks, our customers depend on our technical support services to resolve any issues relating to our products. If we do not effectively assist our customers in deploying our products, succeed in helping our customers quickly resolve post-deployment issues and provide effective ongoing support, our ability to sell additional products and services to existing customers would be adversely affected and our reputation with potential new customers could be damaged. Many large institutional customers will require higher levels of support than smaller customers. If we fail to meet the requirements of the larger customers, it may be more difficult to execute on our strategy to increase our market share with large institutional customers. As a result, our failure to maintain quality technical support services could materially and adversely affect us and cause our stock price to decline significantly.

We depend on the services of prime brokers to provide our customers with access to financial markets. The loss of one or more of our prime brokerage relationships could adversely affect our customers’ ability to access the financial markets, reduce our customer satisfaction, lead to reduced new customer opportunities for us and otherwise adversely affect our business.

We depend on the services of prime brokers to assist in providing our customers with access to financial markets. We currently have established four prime brokerage relationships. We depend, in part, on our prime brokers for connectivity to the financial markets and the loss of one or more of our prime brokerage relationships may affect our customers’ ability to execute transactions and their satisfaction with our products and services and could negatively affect our business. In addition, our prime brokerage relationships are a potential source of new customer referrals for us. As a result, the loss of one or more of these relationships could adversely affect our ability to draw on those relationships as a source of potential new customers for our products and services and otherwise adversely affect our business.

We generally indemnify clearing firms and prime brokers to whom we introduce prime brokerage customers against certain losses, liabilities and claims; as a result, defaults by these customers and other losses incurred by clearing firms and prime brokers as a result of these relationships could have a material adverse effect on our business, financial condition and operating results.

As a derivative of our technology business, we introduce prime brokerage customers to clearing firms and prime brokers. These clearing firms may extend margin credit to our customers and these customers may execute transactions that expose them to risk beyond their invested capital. Pursuant to our agreements with the clearing firms and prime brokers, we generally indemnify and hold the clearing firms and prime brokers harmless from certain losses, liabilities and claims, including those where our customers fail to make payments or deliver securities when due, or fail to meet margin or maintenance calls. Our customers’ use of margin credit may expose us to significant off-balance-sheet risk in the event that collateral requirements of the clearing firms or prime brokers are not sufficient to fully cover losses that customers may incur and if those customers fail to satisfy their obligations.

We may acquire other businesses, assets or technologies, which could require significant management attention, disrupt our business, dilute the value of our common stock and adversely affect our operating results.

As part of our business strategy, we have historically made a number of acquisitions and may continue to acquire or make investments in other companies, assets or technologies which we believe are complementary to our business. We may not be able to find suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by our customers, investors and securities analysts. We may not have sufficient management, financial and other resources to integrate any such future acquisitions or to successfully operate new businesses and we may be unable to profitably operate our expanded company. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition or investment, and we cannot assure you that we will have sufficient liquidity to fund such transaction from internal funds or have access to sufficient capital on favorable terms, if at all. Any such funding could adversely affect our financial condition and liquidity or the value of our common stock. The sale of equity securities or incurrence of debt to finance any such acquisitions or investments could result in dilution to our stockholders or increase our leverage, as the case may be. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations and may require collateral that would be subject to foreclosure upon any default.

We are subject to litigation risk, which could adversely affect our reputation, and could materially and adversely affect us and cause our stock price to decline significantly.

Many aspects of our business involve risks that expose us to liability under U.S. federal and state laws, as well as the rules and enforcement efforts of our regulators and self-regulatory organizations worldwide. These risks include, among others, disputes over trade terms with customers and other market participants, customer losses resulting from system delay or failure, customer claims that we or our employees executed unauthorized transactions or made materially false or misleading statements and claims by employees against us. For more information, see the section titled “Business—Legal Proceedings” in this prospectus. We may also be subject to regulatory investigation and enforcement actions seeking to impose significant fines or other sanctions, which in turn could trigger civil litigation for our operations that may be deemed to have violated applicable rules and regulations in various jurisdictions.

The volume of claims and the amount of damages and fines claimed in litigation and regulatory proceedings against financial services firms have been increasing, particularly in the current environment of heightened scrutiny of financial institutions. Dissatisfied customers may make claims against us regarding the quality of trade execution, improperly settled trades, mismanagement or even fraud, and the number or likelihood of claims may increase as our business expands.

Even if we prevail in any litigation or regulatory proceedings against us, we could incur significant legal expenses defending against such claims, even those without merit. Moreover, because even claims without merit can damage our reputation or raise concerns among our existing customers or potential customers, we may feel compelled to settle claims at a significant cost. The initiation of any claim, proceeding or investigation against us, or an adverse resolution of any such claim, proceeding or investigation, could adversely affect our reputation and materially and adversely affect us and cause our stock price to decline significantly.

Failure to comply with governmental laws and regulations could harm our business, materially and adversely affect us and cause our stock price to decline significantly.

Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, product safety, environmental laws, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than those in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, revocation of licenses required for certain business lines, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, we could be materially and adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in legal and professional costs and expenses. We provide passive communication technology to institutional investors, such as money managers and hedge funds, that enables such investors to communicate with executing brokers, prime brokers and clearing firms with respect to securities orders that such investors may place with third party brokers through our platform. We do not conduct our technology business in or through our broker-dealers. As such, we must ensure that our technology activities and our compensation structure therefor would not result in our acting as an unregistered broker-dealer or investment adviser that could subject us to, among other things, regulatory enforcement actions, monetary fines, restrictions on the conduct of our technology business and rescission/damages claims by customers who use our technology. Our failure to comply with any laws or regulations, or the costs associated with defending any action alleging our noncompliance with any laws or regulations, could materially and adversely affect us and cause our stock price to decline significantly.

Extensive regulation of certain of our subsidiaries results in our exposure to the potential for penalties and fines and our failure to comply with such regulation could materially and adversely affect us and cause our stock price to decline significantly.

Companies in the financial services industry, including certain of our businesses, have experienced increased scrutiny in recent years and penalties and fines sought by regulatory authorities, including the SEC, FINRA, CFTC, NFA, state securities commissions, state attorneys general and the FCA, have increased accordingly. This regulatory and enforcement environment may create uncertainty.

Certain of our subsidiaries are subject to regulation by governmental and self-regulatory organizations in the jurisdictions in which they operate. Many of these regulators, including U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or suspension or expulsion. In addition, we are subject to control person liability with respect to our regulated subsidiaries, which could impose liability on us for certain violations of those subsidiaries. “Associated persons” of ours may, in the future, be subject to investigations that may result in disciplinary actions by the SEC, self-regulatory organizations and state securities administrators. Self-regulatory organizations such as FINRA and the NFA, along with statutory bodies such as the SEC and the FCA, require strict compliance with their rules and regulations. The requirements imposed by regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us and our regulated subsidiaries.

Future legislation and/or regulation, and uncertainties resulting from the possibility of legislation and/or regulation, could adversely impact our business. Failure to comply with any of these laws, rules or regulations could result in fines, limitations on business activity, suspension or expulsion from the industry, any of which could materially and adversely affect us and cause our stock price to decline significantly.

We are required to maintain mandated levels of capital, which could constrain our growth and subject us to regulatory sanctions.

The SEC, CFTC, NFA, FINRA, FCA and other U.S. and non-U.S. regulators have stringent rules requiring that we maintain specific minimum levels of regulatory capital in our broker-dealer and independent introducing broker subsidiaries. As of December 31, 2012, on a separate company basis, we were required to maintain at least approximately $1.2 million of minimum net capital in the aggregate across all jurisdictions. Regulators continue to evaluate and modify minimum capital requirements from time to time in response to market events and to improve the stability of the international financial system. For example, the FCA recently increased capital requirements in the United Kingdom and may do so again in the future. Additional revisions to this framework or new capital adequacy rules applicable to us may be proposed and ultimately adopted, which could further increase our minimum capital requirements in the future.

Even if regulators do not change existing regulations or adopt new ones, our minimum capital requirements will generally increase in proportion to the size of our business conducted by our regulated subsidiaries. As a result, we will need to increase our regulatory capital in order to expand our operations and increase our revenue, and our inability to increase our capital on a cost-efficient basis could constrain our growth. In addition, in many cases, we are not permitted to withdraw regulatory capital maintained by our subsidiaries without prior regulatory approval or notice, which could constrain our ability to allocate our capital resources most efficiently throughout our operations. In particular, these restrictions could limit our ability to pay dividends or make other distributions on our common stock if our Board of Directors determines, in its sole discretion, to declare and pay dividends on our common stock in the future and, in some cases, could adversely affect our ability to withdraw funds needed to satisfy our ongoing operating expenses, debt service and other cash needs.

Regulators monitor our levels of capital closely. We are required to report the amount of regulatory capital we maintain to our regulators on a regular basis, and to report any deficiencies or material declines promptly. While we expect that our current amount of regulatory capital will be sufficient to meet anticipated short-term increases in requirements, any failure to maintain the required levels of regulatory capital or to report any capital deficiencies or material declines in capital could result in severe sanctions, including fines.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, which could result in a significant decline in our stock price.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies,” the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to share-based compensation and business combinations. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors and result in a significant decline in our stock price.

We currently conduct a portion of our business outside of the United States and our long-term success depends, in part, on our ability to expand our sales to customers outside the United States. As a result, our business is susceptible to risks associated with international operations.

We currently operate in the United States and Europe and are contemplating possible expansion into Asia, including possible business opportunities in China. As we continue to expand the sale of our products and services to customers located outside the United States, our business will be increasingly susceptible to risks associated with international operations. Our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to particular challenges of supporting a rapidly growing business in an environment of diverse cultures, languages, customs, business practices, legal systems, alternate dispute systems and regulatory systems. The risks and challenges associated with international expansion include:

•	continued localization of our products and services, including translation into foreign languages and associated expenses;

•	laws and business practices favoring local competitors;

•	compliance with multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;

•	compliance with anti-bribery laws, including compliance with the Foreign Corrupt Practices Act;

•	regional data privacy laws that apply to the transmission of our customers’ data across international borders;

•	ability to provide local data hosting services;

•	different pricing environments, including invoicing and collecting payment in foreign currencies and associated foreign currency exposure;

•	exposure to adverse movements in foreign currency exchange rates;

•	difficulties in staffing and managing foreign operations and the increased travel, infrastructure and legal and compliance costs associated with international operations;

•	different or lesser protection of our intellectual property rights;

•	difficulties in enforcing contracts and collecting accounts receivable, longer payment cycles and other collection difficulties; and

•	regional economic and political conditions.

If we are unable to successfully manage the challenges of international operations and expansion, our growth could be limited, and we could be materially and adversely affected.

Our insurance coverage may be inadequate to cover all potential liability which could materially and adversely affect us and cause our stock price to decline significantly.

We maintain director and officer liability insurance, but such insurance may be inadequate or may not be available in the future on acceptable terms, or at all. We do not currently maintain errors and omissions insurance. If we do not have adequate insurance to cover our liability, we could be materially and adversely affected and our stock price could decline significantly.

We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee and human resources and compensation committee, and qualified executive officers.

Risks Related to this Offering, Our Common Stock and Our Organizational Structure

The price of our common stock may be volatile and the value of your investment could decline.

Technology stocks have historically experienced high levels of volatility. Our stock price following this offering may fluctuate substantially. Following the completion of this offering, our stock price may be higher or lower than the price you paid in this offering, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in our stock price include the following:

•	changes in financial markets or general economic conditions;

•	market acceptance and performance of our products and services;

•	defects and errors in our products or services;

•	system failures and disruptions;

•	the loss of executives or other key employees and our failure to recruit and retain qualified personnel;

•	failure to protect or enforce our intellectual property rights in our proprietary technology;

•	competition from firms with greater financial, technical and marketing resources and access to capital than we have and related competitive pressures;

•	issuances or sales of common stock by us or members of our management team or our Board of Directors;

•	changes in securities analyst recommendations or earnings estimates regarding our common stock, other comparable companies or our industry generally;

•	actual or anticipated fluctuations in our operating results or future prospects;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	significant customer or contract losses; and

•	our ability to raise additional capital on favorable terms as needed.

Issuances or sales of substantial amounts of our common stock in the public markets, or the perception that additional issuances or sales of our common stock might occur, could reduce the price of our common stock and may dilute your voting power and your ownership interest in us.

Issuances or sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these issuances or sales could occur, could adversely affect our stock price and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Upon the closing of this offering, we will have approximately          million outstanding shares of common stock (         million if the underwriter exercises its over-allotment option in full).

All of the shares of common stock sold in this offering will be freely tradable and transferable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by any “affiliate” of ours, as that term is defined in Rule 144 under the Securities Act.

Subject to certain exceptions described under the section titled “Underwriting” we and all of our directors and executive officers and substantially all of our stockholders have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock without the permission of the underwriter for a period of 180 days from the date of this prospectus. When the lock-up period expires, we, our directors and officers and our locked-up stockholders will be able to sell our shares in the public market (subject to any legal limitation on sales by affiliates and any other legal restrictions). In addition, the underwriter may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements prior to the expiration of the lock-up period. See the section titled “Shares Eligible for Future Sale” for more information.

Based on             shares of common stock outstanding as of                     , 2013, holders of up to approximately                     , or     %, of the outstanding shares of our common stock will have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders and holders of up to approximately                     , or     %, of our common stock will be able to sell their shares pursuant to Rule 144, subject to the provisions thereof and the lock-up agreement with the underwriter. We also intend to register the offer and sale of the shares of common stock that we may issue under our equity compensation plans on a registration statement on Form S-8 shortly following completion of this offering and prior to the expiration of the lock-up period referenced above. See the sections titled “Executive Compensation—Equity Incentive Plan” and “Shares Eligible for Future Sale” for more information.

Insiders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers and each of our stockholders who own greater than 5% of our outstanding common stock and their affiliates, in the aggregate, will beneficially own approximately     % of the outstanding shares of our common stock immediately after this offering. As a result, these stockholders will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately adversely affect the market price of our common stock.

We cannot assure you that an active trading market will develop or be sustained for our common stock or the market price at which our common stock will trade.

Although our common stock has been approved for listing on the NASDAQ Global Market, we cannot assure you that an active trading market for our common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. We cannot predict the prices at which our common stock will trade. The initial public offering price of our common stock was determined by negotiations with the underwriter and may not bear any relationship to the market price at which our common stock will trade after this offering or to any other established criteria of the value of our business.

We have broad discretion in the use of the net proceeds that we receive from this offering.

Although we currently intend to use the net proceeds to us from this offering in the manner described in the section titled “Use of Proceeds,” we will have broad discretion in the application of the net proceeds. Shareholders may not agree with such uses and the net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce income or that lose value. Our failure to apply the net proceeds effectively could affect our ability to continue to develop and sell our products and services and grow our business, which could cause the value of your investment to decline.

The requirements of being a public company will strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the listing requirements of the NASDAQ Global Market and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we no longer qualify as an “emerging growth company” as defined in the recently enacted Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired a Chief Financial Officer, General Counsel and a controller to help us to comply with these requirements, we may need to hire more employees in the future, which will increase our operating costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business and operating results may be harmed.

The JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC.

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies.” As defined in the JOBS Act, a public company whose initial public offering of common equity securities occurred after December 8, 2011 and whose annual gross revenue is less than $1.0 billion will, in general, qualify as an “emerging growth company” until the earliest of:

•	the last day of its fiscal year following the fifth anniversary of the date of its initial public offering of common equity securities;

•	the last day of its fiscal year in which it has annual gross revenue of $1.0 billion or more;

•	the date on which it has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and

•

the date on which it is deemed to be a “large accelerated filer,” which will occur at the time the company (a) has an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (b) has been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) has filed at least one annual report pursuant to the Exchange Act.

Under this definition, we will be an “emerging growth company” upon completion of this offering and we could remain an emerging growth company until as late as                    , 2018.

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

•

be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

•

be exempt from the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers), the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

•

be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure concerning executive compensation;

•	be permitted to delay compliance with new or revised financial accounting standards available under Section 102(b) of the JOBS Act; and

•

be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company,” except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.

Our qualification as an “emerging growth company” means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our stock price may be adversely affected.

As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC and NASDAQ regarding our internal control over financial reporting. We may not complete needed improvements to our internal control over financial reporting in a timely manner, or our internal control over financial reporting may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock and your investment.

Upon completion of this offering, we will become a public reporting company subject to the rules and regulations established from time to time by the SEC and NASDAQ. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. As of December 31, 2012, material weaknesses existed in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, that creates a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. See the information under the heading “—If we fail to remediate our current material weaknesses and deficiencies in our internal control over financial reporting or we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected, our reputation could be harmed and our stock price could decline significantly.”

Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel. In addition, as a public company we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal controls over financial reporting by the time our annual report for the year ending December 31, 2014 is due and thereafter, which will require us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting at such time that we cease to be an “emerging growth company,” as defined in the JOBS Act, although, as described in the preceding risk factor, we could potentially qualify as an “emerging growth company” until                    , 2018. As a result, we will be required to improve our financial and managerial controls, reporting systems and procedures, to incur substantial expenses to test our systems and to make such improvements and to hire additional personnel. If our management is unable to certify the effectiveness of our internal control over financial reporting or if our independent registered public accounting firm cannot deliver (at such time as it is required to do so) a report attesting to the effectiveness of our internal control over financial reporting, or if we identify or fail to remediate material weaknesses in our internal control over financial reporting, we could be subject to regulatory scrutiny and a loss of public confidence, which could harm our reputation and the market price of our common stock. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could materially and adversely affect us and cause our stock price to decline significantly.

Because the initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our outstanding common stock, new investors will experience immediate and substantial dilution.

The initial public offering price is substantially higher than the pro forma net tangible book value per share of our common stock as of                          , after giving effect to the issuance of shares of our common stock in this offering, based on the total value of our pro forma tangible assets less our total liabilities. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate dilution of $         per share, the difference between the price per share paid for our common stock in this offering and its pro forma net tangible book value per share as of                     , after giving effect to the issuance of shares of our common stock in this offering. See the section titled “Dilution” for more information.

If securities or industry analysts do not publish research or reports about us, or publish inaccurate or unfavorable research or reports about us, our stock price and trading volume could decline.

The trading market for our common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our stock or change their opinion of our stock, our stock price would likely decline. If one or more of these analysts should cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could also cause our stock price or trading volume to decline.

We do not anticipate paying any cash dividends on the shares of our common stock.

We have not declared or paid any cash dividends since our formation and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Because we do not intend to pay any dividends for the foreseeable future, you may need to sell your shares of common stock to realize your return on your investment, and you may not be able to sell your shares at or above the price you paid for them in this offering. Any determination to pay dividends in the future will be at the sole discretion of our Board of Directors. Accordingly, we may never pay dividends on the shares of our common stock. In addition, our ability to pay any dividends to our stockholders depends on the performance of our subsidiaries and their ability to distribute cash to us through distributions and dividends. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, our and our subsidiaries’ strategic plans, financial results and conditions, liquidity, contractual, legal, financial and regulatory prohibitions and other restrictions on distribution and dividends, capital requirements and business prospects and such other factors as considered to be relevant to such determination.

Our organizational documents and Delaware law could discourage takeover attempts and lead to management entrenchment.

Our certificate of incorporation and bylaws that will be in effect upon completion of this offering contain provisions that could prevent, delay or deter a change in control of our company. These provisions could also make it difficult for stockholders to elect directors that are not nominated by the current members of our Board of Directors or take other corporate actions, including effecting changes in our management. These provisions include:

•

a classified Board of Directors with three-year staggered terms and directors can only be removed for cause, which could delay the ability of stockholders to change the membership of a majority of our Board of Directors;

•

the ability of our Board of Directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•

the exclusive right of our Board of Directors to elect a director to fill a vacancy created by the expansion of our Board of Directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board of Directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

the requirement that a special meeting of stockholders may be called only by the Chairman of the Board, our Vice Chairman of the Board, our Chief Executive Officer, or a majority vote of our Board of Directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•

the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of our certificate of incorporation and bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt; and

•	a provision that certain litigation against us can only be brought in the Court of Chancery of the State of Delaware.

In addition, as a Delaware corporation, we have not opted out of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “will,” “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of investments by us in our business and capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are not guarantees of performance. These statements are based on our beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for and our ability to market our products and services, the expansion of product offerings through new applications or geographically, the timing and cost of investments by us in our business and planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	market acceptance and performance of our products and services;

•	general economic conditions in the markets where we operate;

•	industry competition;

•	competition from firms with greater financial, technical and marketing resources than us and related competitive pressures;

•	failure to protect or enforce our intellectual property rights in our proprietary technology;

•	intellectual property claims and challenges;

•	defects and errors in our products or services;

•	growth and maintenance of our customer base;

•	credit quality and payment history of our customers;

•	changes in the market demand for our products and services;

•	our ability to keep up with rapid technological change;

•	system failures and disruptions;

•	non-performance of third-party vendors;

•	the loss of key executives and failure to recruit and retain qualified personnel;

•	the risks associated with the expansion of our business;

•	our possible inability to integrate any businesses we acquire;

•	compliance with laws and regulations, including those relating to the securities industry; and

•	other factors discussed in the section titled “Risk Factors” or elsewhere in this prospectus.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after we distribute this prospectus. Potential investors should not place undue reliance on our forward-looking statements. Before you make a decision to invest in our common stock, you should be aware that the occurrence of any of the events described in the section titled “Risk Factors” and elsewhere in this prospectus could harm our business, prospects, results of operations, liquidity and financial condition. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or performance.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations about our industry, market position, market opportunity and market size, is based on data from various sources including internal data and estimates, independent industry publications, government publications, reports by market research firms or other published independent sources and on our assumptions based on that data and other similar sources. Industry publications and other published sources generally state that the information contained therein has been obtained from third-party sources believed to be reliable. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and management’s understanding of industry conditions. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by independent parties and by us.

USE OF PROCEEDS

Our net proceeds from this offering are expected to be approximately $         million (or approximately $         million if the underwriter exercises in full its over-allotment option to purchase up to              additional shares of our common stock), based on an assumed initial public offering price of $         per share, which is the midpoint of the estimated price range appearing on the cover of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us. We will not receive any of the net proceeds from the sale of shares of our common stock in this offering by the selling stockholders.

We intend to use the net proceeds from this offering for investments in our technology and our sales and marketing functions, and for working capital and general corporate purposes, which may also include acquisitions of complementary businesses, products or technologies. While we routinely engage in discussions with third parties regarding potential acquisitions in the ordinary course of our business, we do not have any current arrangements, definitive agreements or commitments with respect to any potential acquisitions, as of the date of this prospectus in which proceeds of the offering would be used. We cannot specify with certainty all of the particular uses of the net proceeds that we will receive from this offering. Accordingly, our management will have broad discretion over the use of the net proceeds from this offering. Furthermore, the amount and timing of our actual expenditures will depend on numerous factors, including the cash used in or generated by our operations, the status of our business and product development, the level of our sales and marketing activities and our investments and acquisitions.

Pending specific application of the net proceeds from this offering, we expect to invest the net proceeds from this offering primarily in short-term, interest bearing, investment grade securities, certificates of deposit or government securities.

Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of                  in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, by approximately $         million, assuming the assumed initial public offering price per share remains the same. We do not expect that a change in the initial public offering price per share or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering.

DIVIDEND POLICY

We have not declared or paid any cash distributions since our formation and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Because we do not intend to pay any dividends for the foreseeable future, you may need to sell your shares of common stock to realize your return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

Any determination by us to pay dividends in the future will be at the sole discretion of our Board of Directors. As a holding company, our ability to pay dividends is subject to the ability of our subsidiaries to provide cash to us through distributions and dividends. Any distributions or dividends to us by our subsidiaries, and the declaration and payment of any future dividends by us, will depend on our and our subsidiaries’ strategic plans, financial results and condition, liquidity, contractual, legal, financial and regulatory prohibitions and other restrictions on distributions and dividends, capital requirements, business prospects and such other factors as considered to be relevant to such determination.

CAPITALIZATION

The following table sets forth our capitalization on a historical basis as of December 31, 2012, our capitalization on an unaudited, pro forma basis as adjusted for the LLC Reorganization and equity issuances made by us subsequent to December 31, 2012, and our capitalization on an unaudited, pro forma basis as further adjusted for this offering (assuming an initial public offering price of $         per share, the mid-point of the estimated price range set forth on the cover page of this prospectus). The pro forma as further adjusted for this offering information also gives effect to additional issuances of common stock to Mr. Ferdinand and Fundsolve’s former equity holders, pursuant to certain contractual obligations, to occur in connection with the consummation of this offering. See the section titled “Description of Capital Stock—Authorized Capitalization” for more information regarding these issuances of common stock to occur in connection with the consummation of this offering. You should also read the following table in conjunction with the sections titled “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statement,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Historical December 31, 2012	Pro Forma as adjusted for the LLC Reorganization and other equity issuances		Pro Forma as further adjusted for this offering
Assets:
Cash and cash equivalents	$1,380,078	$		$

Liabilities:
Contingent liability and related party payable	$1,622,873
Shareholders’ Equity:
Preferred Stock, $ par value; shares authorized and no shares issued and outstanding	—		—		—
Common Stock, $0.0001 par value; shares authorized, 1,677.35 shares issued and outstanding historical, shares issued and outstanding pro forma as adjusted for the LLC Reorganization and other equity issuances, and shares issued and outstanding pro forma as further adjusted for the offering	74,639,166
Accumulated deficit	(38,245,864)
Accumulated other comprehensive income	(18,073)

Total Capitalization	$37,998,102	$		$

The number of shares of our common stock to be outstanding after this offering is based on              shares outstanding as of December 31, 2012. The number of shares of common stock outstanding and the other information based thereon assumes our reorganization from a Delaware limited liability company into a Delaware corporation prior to the effectiveness of the registration statement of which this prospectus forms a part and the concurrent conversion of all of our outstanding common units into shares of our common stock at a ratio of one to one, but does not reflect:

•	any exercise by the underwriter of its over-allotment option to purchase up to additional shares of our common stock from us;

•	additional shares of common stock issuable under outstanding but unvested RSUs;

•	additional shares of our common stock reserved for future issuance under our Stock Incentive Plan; and

•

the potential issuance of up to              shares by us of common stock to a single beneficial owner pursuant to the terms of a transfer agreement entered into on May 1, 2013, the terms of which entitle the shares held by this beneficial owner to anti-dilution protection for the period beginning May 1, 2013, and ending on the earliest of immediately prior to the consummation of this offering or January 1, 2015.

A $1.00 increase (or decrease) in the assumed initial public offering price of $         per share would increase (or decrease) each of cash and cash equivalents and total capitalization by $            , assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discount and estimated offering expenses.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering. Dilution occurs because the per share offering price of our common stock in this offering is substantially in excess of the pro forma net tangible book value per share attributable to our existing owners. Pro forma net tangible book value represents net book equity excluding intangible assets, if any.

Our pro forma net tangible book value as of                     , 2013 was $         million, or $         per share, based on the total number of shares of our common stock outstanding as of December 31, 2012. Pro forma net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock, after giving effect to the pro forma adjustments referenced in the section titled “Capitalization.”

Assuming an initial public offering price of $        per share, the midpoint of the price range on the cover page of this prospectus, our pro forma as adjusted net tangible book value as of                    ,          would have been $        million or $        per share. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by a new investor, as illustrated in the following table:

Assumed initial public offering price per share of common stock	$
Pro forma as adjusted net tangible book value per share of common stock as of ,	$

Dilution per share to new investors	$

If the underwriter exercises in full its over-allotment option to purchase up to             additional shares of our common stock, our pro forma as adjusted net tangible book value per share will be $        per share, the increase in pro forma as adjusted net tangible book value per share to existing stockholders will be $        per share and the dilution per share to new investors purchasing shares in this offering will be $        per share.

The following table presents, on a pro forma as adjusted basis as of                     ,         , as discussed above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price to be paid by new investors purchasing shares of our common stock in this offering. The table reflects an initial public offering price of $         per share (the midpoint of the price range on the cover page of this prospectus) before deducting the underwriting discount and estimated offering expenses:

	Shares purchased			Total consideration			Average price per share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100%		$	100%

A $1.00 increase (or decrease) in the assumed initial public offering price of $        per share would increase (or decrease) the total consideration paid by new investors in this offering and by all investors by $        , and would increase (or decrease) the average price per share paid by, and dilution to, new investors by $1.00, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses.

Sales of common stock by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to             , or approximately         % of the total shares of common

stock outstanding after this offering, and will increase the number of shares held by new investors to                     , or approximately         % of the total shares of common stock outstanding after this offering.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriter’s over-allotment option to purchase additional shares of our common stock. If the underwriter exercises its over-allotment option to purchase additional shares of our common stock in full, our existing stockholders will own         % and our new investors will own     % of the total number of shares of common stock on an as converted basis outstanding immediately after this offering.

The number of common shares outstanding in the table above does not include              common shares reserved for issuance as of             , 2013 and available for future grant under our Stock Incentive Plan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

You should read the following selected financial data together with our audited consolidated financial statements, the related notes appearing at the end of this prospectus and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The selected financial data included in this section are not intended to replace the consolidated financial statements and the related notes included elsewhere in this prospectus.

You should be read the following selected financial data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and the accompanying notes of Liquid Holdings Group, LLC, the combined financial statements and accompanying notes of Liquid Predecessor Companies, the historical financial statements of certain other entities acquired by us, and the unaudited pro forma condensed combined financial statements and related notes, included elsewhere in this prospectus.

We have presented the condensed consolidated balance sheet data as of December 31, 2012 and the condensed statement of operations and comprehensive loss data for the period from April 24, 2012 to December 31, 2012 on a historical basis based on the consolidated financial statements and the accompanying notes of Liquid Holdings Group, LLC included elsewhere in this prospectus. We have presented the consolidated condensed balance sheet data as of December 31, 2011 and the statement of operations and comprehensive loss data for the periods ended April 24, 2012 and December 31, 2011 based on the combined financial statements and accompanying notes of Liquid Predecessor Companies included elsewhere in this prospectus.

The following tables set forth selected financial data on a historical basis for Liquid Holdings Group, LLC and the Liquid Predecessor Companies.

	Liquid Holdings Group, LLC for the period from April 24, 2012 to December 31, 2012	Liquid Predecessor Companies for the period from January 1, 2012 to April 24, 2012	Liquid Predecessor Companies for the period ended December 31, 2011
Condensed Consolidated Statement of Operations and Comprehensive Loss Data:
Revenues:
Brokerage activities	$1,295,248	—	63,950
Software services	1,032,534	—	—

Total revenues	2,327,782	—	63,950

Cost of revenues:
Brokerage activities	817,559	—	47,810
Software services	690,190	—	—

Cost of revenues	1,507,749	—	47,810

Gross margin	820,033	—	16,140

Operating expenses:
Compensation	28,333,420	73,494	39,647
Consulting	3,081,002	—	—
Depreciation and amortization	2,761,703	6,912	—
Impairment of goodwill and intangible assets	1,550,652	3,300,000	—
Other	3,136,097	284,333	672,523

Total operating expenses	38,862,874	3,664,739	712,170

Loss from operations	(38,042,841)	(3,664,739)	(696,030)

	Liquid Holdings Group, LLC for the period from April 24, 2012 to December 31, 2012	Liquid Predecessor Companies for the period from January 1, 2012 to April 24, 2012	Liquid Predecessor Companies for the period ended December 31, 2011
Non-operating income (expenses):
Registration rights penalty	(1,674,704)
Gain on contingent consideration payable	1,545,000	3,300,000	—
Unrealized gain on contingent consideration payable	129,000	—	—
Other, net	(306,659)	—	—

Total non-operating income (expenses), net	(307,363)	3,300,000	—

Loss before income taxes	(38,350,204)	(364,739)	(696,030)
Income tax benefit	104,340	—	—

Net loss	(38,245,864)	(364,739)	(696,030)
Other comprehensive income (losses):		—	—
Foreign currency translation	(18,073)	—	—

Total comprehensive loss	$(38,263,937)	(364,739)	(696,030)

Earnings (loss) per common unit:
Basic	$(26,143)

Diluted	$(26,143)

Weighted average common units:
Basic	1,462.97

Diluted	1,462.97

	Liquid Holdings Group, LLC, at December 31, 2012	Liquid Predecessor Companies, at December 31, 2011
Condensed Consolidated Balance Sheet Data:
Assets:
Cash and cash equivalents	$1,380,078	428,257
Note receivable from related party—QuantX	2,250,000	—
Other intangible assets, net of amortization	18,740,125	2,581,000
Goodwill	13,182,936	11,219,402
Other assets	6,395,492	300,000

Total assets	$41,948,631	14,528,659

Liabilities and equity:
Contingent consideration payable	1,561,000	5,268,904
Future obligation with IPO	—	8,331,498
Other liabilities	4,012,402	1,004,187

Total liabilities	5,573,402	14,604,589
Equity	36,375,229	(75,930)

Total liabilities and equity	$41,948,631	14,528,659

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT

The following unaudited pro forma condensed consolidated statement of operations and comprehensive loss for the year ended December 31, 2012 gives effect to the founder contributions and acquisitions of Liquid Holdings Group, as if they were acquired or contributed as of January 1, 2012. These include Liquid Futures, Liquid Trading Institutional, Liquid Prime Holdings, Liquid Partners, Fundsolve, GMA and LTI, which were contributed or acquired prior to December 31, 2012. There are no pro forma adjustments for Liquid Trading Institutional as there were no revenues, expenses or earnings prior to acquisition. We have not included our acquisition of Tragara Alpha Partners, as we recorded no cost basis for that transaction. See Note 5 to the consolidated financial statements and accompanying notes of Liquid Holdings Group, LLC included elsewhere in this prospectus. In addition, the historical consolidated financial statements have been adjusted to reflect certain intercompany eliminations and reclassifications in order to conform to LHG’s financial statement presentation. We have eliminated messaging revenue due to cessation of that type of service within LHG’s technology segment, as if the messaging services ceased on January 1, 2012, and we have eliminated revenue from the over-the-counter brokerage operations of Liquid Prime Services and Liquid Futures as if such activity ceased effective January 1, 2012.

The unaudited pro forma condensed consolidated statement of operations and comprehensive loss should be read in conjunction with the separate historical financial statements of Liquid Holdings Group, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and the historical financial statements of Liquid Futures, Fundsolve, Centurion Capital Group, GMA, and LTI, appearing elsewhere herein.

The unaudited pro forma condensed consolidated statement of operations and comprehensive loss are not necessarily indicative of the actual results of operations of the Company would have been assuming the offering and formation transactions had been completed as of January 1, 2012, nor are they indicative of the results of operations of future periods. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions the Company believes are reasonable.

LIQUID HOLDINGS GROUP, LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2012

	Liquid Holdings Group, LLC	Liquid Futures, LLC	Fundsolve Limited	Liquid Prime Holdings, LLC	LTI, LLC	Green Mountain Analytics, LLC	Liquid Partners, LLC	Subtotal	Other Pro forma Adjustments		Liquid Futures, LLC	Liquid Prime Services, Inc.	Pro forma
		(A)	(B)	(C)	(D)	(E)	(F)				(J)	(K)
Revenues:
Brokerage activities	$1,295,248	105,585	—	437,169	—	—	—	1,838,002	1,820	(H)	(759,895)	(1,079,927)	—
Software services	1,032,534	—	34,163	—	—	758,101	—	1,824,798	(365,606)	(I)	—	—	1,459,192

Total revenues	2,327,782	105,585	34,163	437,169	—	758,101	—	3,662,800	(363,786)		(759,895)	(1,079,927)	1,459,192

Cost of revenues:
Brokerage activities	817,559	59,022	—	302,263	—	—	—	1,178,844	—		(448,623)	(717,312)	12,909
Software services	690,190	—	5,529	—	—	593,970	—	1,289,689	—		—	—	1,289,689

Cost of revenues	1,507,749	59,022	5,529	302,263	—	593,970	—	2,468,533	—		(448,623)	(717,312)	1,302,598

Gross margin	820,033	46,563	28,634	134,906	—	164,131	—	1,194,267	(363,786)		(311,272)	(362,615)	156,594

Operating expenses:
Compensation	28,333,420	10,277	—	261,251	—	—	—	28,604,948	—		(16,503)	—	28,588,445
Consulting	3,081,002	17,300	3,142	14,310	—	—	—	3,115,754	—		—	—	3,115,754
Depreciation and amortization	2,761,703	—	11,137	29,357	—	7,531	—	2,809,728	4,867,401	(G)	—	(31,955)	7,645,174
Impairment of goodwill and intangible assets	1,550,652	—	7,387	—	—	—	—	1,558,039	—		—	—	1,558,039
Other	3,136,097	84,398	16,371	623,633	264,050	114,873	(5,998)	4,233,424	(1,820)	(H)	(165,603)	(473,485)	3,592,516

Total operating expenses	38,862,874	111,975	38,037	928,551	264,050	122,404	5,998	40,321,893	4,865,581		(182,106)	(505,440)	44,499,928

Gain (loss) from operations	(38,042,841)	(65,412)	(9,403)	(793,645)	(264,050)	41,727	5,998	(39,127,626)	(5,229,367)		(129,166)	142,825	(44,343,334)

Non-operating income (expenses):
Registration rights penalty	(1,674,704)	—	—	—	—	—	—	(1,674,704)	—		—	—	(1,674,704)
Gain on contingent consideration payable	1,545,000	—	—	—	—	—	—	1,545,000	—		—	—	1,545,000
Unrealized gain on contingent consideration payable	129,000	—	—	—	—	—	—	129,000	—		—	—	129,000
Other, net	(306,659)	—	—	—	—	—	—	(306,659)	—		—	—	(306,659)

Total non-operating expense, net	(307,363)	—	—	—	—	—	—	(307,363)	—		—	—	(307,363)

Loss before income taxes	(38,350,204)	(65,412)	(9,403)	(793,645)	(264,050)	41,727	5,998	(39,434,989)	(5,229,367)		(129,166)	142,825	(44,650,697)
Income tax expense (benefit)	(104,340)	—	—	—	—	—	—	(104,340)	(2,990,360)	(L)	—	—	(3,289,396)
									(194,696)	(M)

Net loss	(38,245,864)	(65,412)	(9,403)	(793,645)	(264,050)	41,727	5,998	(39,330,649)	(2,044,311)		(129,166)	142,825	(41,361,301)
Other comprehensive income (losses):
Foreign currency translation	(18,073)	—	—	—	—	—	—	(18,073)	—		—	—	(18,073)

Total comprehensive loss	$(38,263,937)	(65,412)	(9,403)	(793,645)	(264,050)	41,727	5,998	(39,348,722)	(2,044,311)		(129,166)	142,825	(41,379,374)

NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(1)	Basis of Presentation

The unaudited pro forma condensed consolidated statement of operations and comprehensive loss was prepared using the acquisition method of accounting for all the contributions and acquisitions discussed previously. Accordingly, consideration given is allocated to the tangible and intangible assets and liabilities of each business based upon their estimated fair values as of the date of the actual completion of the transactions. The unaudited pro forma information is presented for illustrative purposes only in accordance with the assumptions set forth below.

Liquid Holdings Group, LLC (“Liquid Holdings Group” or the “Company”) was formed as a Delaware limited liability company on January 17, 2012. The Company is an entity that was formed with the intention of being the holding company to acquire and own a group of companies and ultimately pursue an initial public offering (“IPO”) in the United States. It is the successor control entity of the Liquid Predecessor Companies (collectively, the “Predecessor”), which was not a legal entity but rather a combination of certain entities and operations formed to continue and expand the Liquid organization in developing and operating a proprietary next generation technology platform that streamlines and unifies the entire trade and risk management process for the financial service community. The Company’s subsidiaries that are included in the consolidation are: (1) Liquid Futures LLC (“Liquid Futures”), (2) Liquid Trading Institutional LLP (“Institutional”), (3) Liquid Prime Holdings LLC (“Prime”), (4) Liquid Partners, LLC (“Liquid Partners”), formerly known as Centurion Capital Group, LLC and Centurion Trading Partners, LLC, (5) Fundsolve Ltd. (“Fundsolve”), and (6) LHG Technology Services Ltd. (“Technology”).

The Company commenced operations on April 24, 2012, pursuant to the Company’s Limited Liability Company Agreement, or the LLC Agreement, and individual Founders Contribution Agreements by Brian Ferdinand, Richard Schaeffer and Robert Keller, all dated April 24, 2012, individually or through entities controlled by them, and agreed to contribute 100% of their membership interest in Prime, Futures, and Institutional identified in the Company’s LLC Agreement for the initial membership interests in the Company.

The adjustments to the unaudited pro forma condensed consolidated statement of operations and comprehensive loss do not include $             of non-cash expense charges expected to be incurred in connection with certain issuances of our common stock and certain other transfers of our common stock subsequent to December 31, 2012.

(2)	Adjustments to the Pro Forma Condensed Consolidated Statement of Operations and Comprehensive Loss

The adjustments to the pro forma condensed consolidated statement of operations and comprehensive loss for the period ended December 31, 2012 are as follows:

A	To reflect the operations of Liquid Futures as if the acquisition had occurred as of January 1, 2012. Included in this adjustment are the pre-acquisition operations for the period from January 1, 2012 through May 8, 2012.

B	To reflect the operations of Fundsolve as if the acquisition had occurred as of January 1, 2012. Included in this adjustment are the pre-acquisition operations for the period from January 1, 2012 through July 31, 2012.

C	To reflect the operations of Liquid Prime Holdings as if the acquisition had occurred as of January 1, 2012. Included in this adjustment are the pre-acquisition operations for the period from January 1, 2012 through October 3, 2012.

D	To reflect the operations of LTI as if the acquisition had occurred as of January 1, 2012. Included in this adjustment are the pre-acquisition operations for the period from January 1, 2012 through September 29, 2012.

E	To reflect the operations of GMA as if the acquisition had occurred as of January 1, 2012. Included in this adjustment are the pre-acquisition operations for the period from January 1, 2012 through August 26, 2012.

F	To reflect the operations of Liquid Partners as if the acquisition had occurred as of January 1, 2012. Included in this adjustment are the pre-acquisition operations for the period from January 1, 2012 through May 10, 2012.

G	To reflect the adjustment for amortization of acquired intangibles that would have been amortized had they been acquired January 1, 2012.

H	To eliminate pre-acquisition revenue and expenses between the entities that would have been intercompany had they been acquired January 1, 2012.

I	To eliminate messaging revenue due to cessation of that type of service, as if the messaging services ceased on January 1, 2012.

J,K	To eliminate over-the-counter brokerage operations for Liquid Prime Services Inc. and Liquid Futures, as if such activity ceased effective January 1, 2012 and only administrative functions of both companies continued during period ended December 31, 2012.

L	To reflect the adjustment for income tax benefit as if the entity had converted from an LLC to a corporation as of January 1, 2012.

M	To reflect the adjustment for income tax benefit that would have been recorded had the intangibles been acquired January 1, 2012.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Historical Consolidated Financial Data” and the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including but not limited to those described in the section titled “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. You should read the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

Liquid Holdings Group has developed and provides proprietary next generation software technology that seamlessly integrates trading, real-time risk management, accounting, reporting and administration tools in a single platform for the financial services community. Our current and prospective customers include small to mid-sized hedge fund managers, asset managers, wealth management offices, family offices and financial institutions. We deliver our technology efficiently, quickly and securely as a SaaS solution through the “cloud,” or as a software installation on our customer’s premises. The advanced feature set of our platform includes customizable and rapidly deployable multi-asset class trading software coupled with real-time risk management, accounting and reporting capabilities.

We believe that our platform’s comprehensive, real-time approach provides a distinctive offering to our customers. We believe our comprehensive approach creates efficiencies for our customers by reducing the number of service provider relationships the customer needs to manage and maintain and reducing the level of IT personnel necessary to support and integrate those multiple applications.

Our platform offers the following features and capabilities:

•

A Single, Consolidated Portfolio View. We offer a single trade, order and position management solution for multiple asset classes such as equities, options, futures, fixed income securities and FX. Our customers can aggregate positions, exposures and risk metrics across all of their portfolios and asset classes on a single screen in real time. With our platform there is no need to purchase or integrate several external programs to consolidate risk management, accounting and reporting functions across asset classes;

•

Broker, Execution and Clearing Firm Neutral. We provide our customers with the independence to select their preferred broker execution venues and clearing relationships. Our technology is able to connect our customers seamlessly to prime brokers and over 100 liquidity destinations, including broker-dealers, private alternative trading systems/platforms, or dark pools, and other electronic communication networks, or ECNs. We do not monetize, sell, or take the opposing side of our customers’ order flow, nor do we act as a market maker. Our technology allows our customers to be “broker neutral” in their choice of where a trade is executed, how it is sent to the market, and who executes and clears the trade. We have established connectivity with some of the most recognized prime brokers and banking platforms in the world, offering our customers the ability to access these relationships for capital introduction and execution services globally;

•

Real-Time Portfolio Risk Management and Scenario Analysis. The architecture of our platform enables our customers to perform highly complex computations of risk and project probabilistic scenarios using data feeds in real-time. This allows our customers to quantify the probability of portfolio risk based on variables that they input to simulate a macro or micro event based on historical market events. It also enables users to calculate theoretical values instantly for over a dozen historic market events and crashes to simulate portfolio performance in times of market volatility. Our platform automatically routes trade data to our risk management system for real-time analysis. We believe most of our competitors offer this type of analysis only on an end-of-day or as-requested basis; and

•

Accounting and Reporting Management, Fee Management and Transaction Cost Analysis, or TCA. Our accounting and reporting database was designed to reconcile a vast number of trades and their associated fees and transaction costs, giving traders and managers a clear and concise view of their portfolio accounting, including exchange/ECN fees, “soft dollar” arrangements, which are payments to brokerage firms for their services in terms of commissions as opposed to cash payments, and brokerage and accounting adjustments. Our flexible and scalable architecture allows traders, operations personnel and senior management to view customized reports on an individual, group or enterprise wide basis.

We have branded our risk metrics platform as LiquidMetrics, our trading platform as LiquidTrade and our accounting platform as LiquidView, together constituting the Liquid Platform.

History

We were formed on January 17, 2012 and commenced operations on April 24, 2012. We had no operations during any period prior to the period from April 24, 2012 through December 31, 2012, the period through which our audited historical consolidated financial statements are presented in this prospectus. We are the successor control entity of the Liquid Predecessor Companies. The Liquid Predecessor Companies are not a legal entity but rather a combination of certain entities and operations formed to continue and expand our organization in developing and operating a proprietary next generation technology platform that streamlines and unifies the entire trade and risk management process for the financial services community. The Liquid Predecessor Companies are Liquid Prime Holdings, Liquid Prime Services, Liquid Partners, LLC and Liquid Trading Holdings Limited.

The significant milestones in our formation include:

•	the acquisition of our trading, accounting, reporting and administration technologies;

•	the acquisition of our risk management technology;

•	the acquisition of our broker-dealer and FCM (currently our independent introducing broker) operations; and

•	the integration of these technologies, operations and other assets to provide our comprehensive technology platform.

Our acquisition of GMA, which originally developed our trading, accounting, reporting and administration technologies, was the key element in our formation. The acquisition of our risk management technology, its integration with our trading, accounting, reporting and administration technologies, and the acquisition of our broker-dealer and FCM (currently our independent introducing broker) operations provided us with complementary technologies and capabilities, enabling us to provide a comprehensive technology platform to the financial services community.

Acquisition History. We acquired the entities and technology that comprise our business pursuant to the following transactions:

•

Liquid Prime Holdings LLC. Liquid Prime Holdings owns Liquid Prime Services, which is a broker-dealer registered with the SEC and a member of FINRA. The ownership of a broker-dealer enables us to facilitate ancillary execution services as a derivative of our technology business, which may allow us to leverage our institutional relationships by providing agency brokerage services in order to pass on savings for execution services to our clients. Additional services provided by Liquid Prime Services include the facilitation of broker assisted over-the-counter transactions on our clients’ behalf. On June 1, 2013, we plan to cease over-the-counter brokerage operations for Liquid Prime Services. Going forward, Liquid Prime Services will continue to be a key component of our business strategy by providing agency brokerage services and facilitating the introduction of client assets to custody banking relationships.

Liquid Prime Services will remain a regulated entity with oversight from FINRA and the SEC. We do not expect the cessation of the over-the-counter brokerage operations of Liquid Prime Services to impact our ability to provide agency brokerage services and facilitate the introduction of client assets to custody banking relationships. By remaining a complimentary service provider to our technology platform customers, Liquid Prime Services will no longer generate any significant transaction or other revenue, but will continue to incur salary, regulatory, accounting, legal and administrative expenses. Liquid Prime Holdings was initially formed in 2011 by Mr. Ferdinand for the purpose of acquiring Liquid Prime Services and the acquisition was completed on October 27, 2011. On April 24, 2012, Mr. Ferdinand contributed all of the outstanding interests in Liquid Prime Holdings to us, which contribution became effective upon regulatory approval received on October 5, 2012.

•

Liquid Partners, LLC. Liquid Partners was acquired to provide us with access to a customer base for our business and a select group of experienced traders and fund managers. The customers that were introduced to us by Liquid Partners have utilized our platform and generated valuable user feedback in the beta testing and development of our technology. Liquid Partners was initially acquired by Liquid Trading Holdings Limited, a company incorporated under the laws of Guernsey and controlled by Mr. Ferdinand, pursuant to a purchase agreement entered into with the members of Liquid Partners, including Mr. Feigeles and an entity controlled by Mr. Von Allmen in December 2011. Liquid Trading Holdings Limited then contributed its equity interests in Liquid Partners to us in May 2012 in exchange for our assumption of Liquid Trading Holdings Limited’s obligations under the purchase agreement. In July 2012, we issued 89.70 shares of common stock to the former members of Liquid Partners (including 13.45 shares of common stock and 33.64 shares of common stock to Mr. Feigeles and an entity controlled by Mr. Von Allmen, respectively) as consideration due under the purchase agreement.

The customers that were introduced to us by Liquid Partners have been early testers and adopters of our technology products and services. Not only are we able to create test environments for new versions of our software and deliver them to the customers that were introduced to us by Liquid Partners but we are also able to solicit feedback from them in order to develop enhancements to our platform. Additionally, we believe we will be able to leverage our relationship with the customers that were introduced to us by Liquid Partners have and the other relationships Liquid Partners has with third-party asset allocators, in order to market our technology to prospective customers and accelerate the distribution of our technology.

•

Liquid Trading Institutional LLP. Liquid Trading Institutional is an FCA-registered broker-dealer. The ownership of an FCA-registered broker-dealer enables us to facilitate ancillary execution services in the U.K. as a derivative of our technology business, which may allow us to leverage our institutional relationships by providing introductory brokerage services in order to pass on savings for execution services to our clients. Prior to its acquisition by us, Liquid Trading Institutional was controlled by Messrs. Ferdinand and Keller. We acquired Liquid Trading Institutional pursuant to contribution agreements entered into with entities controlled by Messrs. Ferdinand and Keller on April 24, 2012 and an entity controlled by an unrelated third party on June 5, 2012, pursuant to which these entities contributed to us all of their outstanding equity interests in Liquid Trading Institutional, which contribution became effective upon regulatory approval received on July 2, 2012.

•

Liquid Futures, LLC. Liquid Futures is an independent introducing broker registered with the CFTC and is a member of the NFA. The ownership of an independent introducing broker enables us to facilitate ancillary execution services as a derivative of our technology business, which may allow us to leverage our institutional relationships by providing agency brokerage services in order to pass on savings for execution services to our clients. Additional services provided by Liquid Futures include the facilitation of broker assisted over-the-counter transactions on our clients’ behalf. On March 26, 2013, Liquid Futures changed its status from a non-clearing FCM to an independent introducing broker. This transition has little to no impact on Liquid Futures’ business operations and the services it can provide to its customers; however, it has reduced the amount of regulatory capital that it is required by the CFTC to maintain. On June 1, 2013, we plan to cease over-the-counter brokerage operations of Liquid Futures. Going forward, Liquid Futures will continue to be a key component of our business strategy by providing agency brokerage services and facilitating the introduction of client assets to custody banking relationships. Liquid Futures will remain a regulated entity with oversight from NFA and CFTC. We do not expect the cessation of the over-the-counter brokerage operations of Liquid Futures to impact our ability to provide agency brokerage services and facilitate the introduction of client assets to custody banking relationships. By remaining a complimentary service provider to our technology platform customers, Liquid Futures will no longer generate any significant transaction or other revenue, but will continue to incur salary, regulatory, accounting, legal and administrative expenses. Liquid Futures was initially formed in 2011 as a non-clearing FCM by Messrs. Schaeffer and Ferdinand. Messrs. Schaeffer and Ferdinand subsequently contributed all of their interests in Liquid Futures to us on April 24, 2012, such contribution becoming effective upon regulatory approval received on May 9, 2012.

As consideration for the contributions of Liquid Prime Holdings, Liquid Trading Institutional and Liquid Futures, we issued an aggregate of 956.82 shares of common stock, including 281.35 shares, 350.19 shares and 309.30 shares to Messrs. Schaeffer, Ferdinand and Keller, respectively.

•

Fundsolve. Through our acquisition of Fundsolve, we acquired our risk management technology. We acquired Fundsolve on July 31, 2012 pursuant to a share purchase agreement with Fundsolve’s equity holders, including Mr. Davy, who subsequently became one of our directors. Prior to our acquisition, Fundsolve operated as a portfolio risk management company serving mid to large-sized hedge funds with its proprietary risk management technology. As consideration for our acquisition of Fundsolve, we agreed to issue to Fundsolve’s equity holders, upon the closing of this offering, an aggregate number of shares equal to 1.0% of our outstanding shares of common stock immediately after giving effect to the shares being sold in this offering (including 0.4% of our outstanding shares of common stock to Mr. Davy), including any shares that may be sold through the exercise of the underwriter’s over-allotment option.

•

Tragara Alpha Partners. We acquired certain intellectual property assets forming a component of our trading technology, including an algorithmic trading program, from Tragara Alpha Partners, owned by Mr. Gaer, on April 27, 2012. As consideration for this acquisition, we issued 81.87 shares of common stock to Mr. Gaer.

•

LiquidView. We acquired the LiquidView software tool, which forms a component of our accounting technology, from entities controlled by Messrs. Ferdinand and Keller on July 30, 2012. As consideration for our acquisition, we made cash payments of $1,000,000 and $500,000 to entities controlled by Messrs. Ferdinand and Keller, respectively.

•

Green Mountain Analytics, LLC. Through our acquisition of GMA, we acquired the foundation of our trading technology. Prior to our acquisition, GMA was a financial software development company serving a diverse set of trading fund demographics with its proprietary trading technology. Messrs. Ferdinand and Keller initially acquired their equity positions in GMA in 2008 and together acquired a majority, but non-controlling, interest in GMA in 2011. We subsequently acquired GMA on August 27, 2012 pursuant to a contribution and exchange agreement entered into with the members of GMA, including entities controlled by Messrs. Ferdinand and Keller, pursuant to which the members of GMA contributed all of their outstanding equity interests in GMA to us. Pursuant to this transaction, we issued to the members of GMA 192.22 shares of common stock (including 61.75 shares of common stock each to entities controlled by Messrs. Ferdinand and Keller, respectively).

Capital Raising History. In addition to the acquisition transactions described above, prior to this offering, we have completed several capital raising transactions. The first of these transactions was a $4.3 million sale of common stock consummated through LTI (an entity formed by our founders, Messrs. Schaeffer, Ferdinand and Keller, for the purpose of raising this capital) in September 2011. We acquired LTI in September 2012, in exchange for the issuance of an aggregate of 46.75 shares of common stock to the members of LTI (including 16.50 shares of common stock to Edward Feigeles, a former member of our Board of Directors). The second of these transactions was a $12.5 million sale of our common stock to an entity controlled by Mr. Von Allmen in

July 2012. In that transaction, we issued 116.90 shares of common stock to Mr. Von Allmen and, prior to December 25, 2012, we issued to Mr. Von Allmen 22.82 additional shares of common stock pursuant to the terms of our subscription agreement with Mr. Von Allmen. We also raised an additional $3.3 million in the aggregate through six additional transactions completed in January 2013, February 2013 and March 2013 (including transactions in which we issued 5.65 shares of common stock to Victor R. Simone, Jr., one of our directors, and 17.33 shares of common stock to Jay Bernstein, one of our directors). In addition, in April 2013, we issued 67.93 shares of common stock to an entity controlled by Mr. Von Allmen in consideration for his continued financial support and commitment to our development and growth.

Reorganization. We are currently a Delaware limited liability company. Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will reorganize as a Delaware corporation and change our name from Liquid Holdings Group, LLC to Liquid Holdings Group, Inc. In connection with the reorganization, all of our outstanding common units will convert into shares of our common stock of Liquid Holdings Group, Inc. Unless otherwise indicated or the context otherwise requires, all information in this prospectus is presented giving effect to this reorganization and the related conversion of our common units into shares of our common stock at a ratio of one to one. We expect to revise this ratio prior to the effective date.

Key Metrics

In addition to the U.S. GAAP metrics that we regularly monitor, we also monitor the following metrics to evaluate our business, measure our performance, identify trends affecting our business and make strategic decisions:

Key Metric	As of March 31, 2013
Number of Customers	24
Number of Units	350	(1)

(1)	290 of these units are being used by QuantX.

Number of Customers. We believe that our ability to expand our client base is an indicator of our market penetrations and the growth of our business as we continue to invest in our direct sales and marketing teams.

Number of Units. Since our customers generally pay fees based on the number of units of our platform being used within their organizations, we believe the total number of units is an indicator of the growth of the business. Each unit represents an individual element of the Liquid Platform such as LiquidMetrics, LiquidTrade and LiquidView.

Factors Affecting Our Performance

The Pace of Financial Services Innovation. The financial services industry has faced substantial pressure to innovate over the last decade. Following the implementation of decimalization in financial market pricing in 2001, new technologies were needed to accommodate the need to execute, value and evaluate risk for securities trading. Today, the industry innovates rapidly as technology adapts to the demands of both regulatory changes and changes in investor preferences. We believe our products and services compete favorably, and that our flexible architecture will allow us to innovate and scale new product releases quickly. However, we may not be able to keep up with evolving industry standards and changing trading systems, practices and techniques. Continued demand for advanced technology resources in the financial services industry is important to future demand for our products.

Revenue Growth. We believe the key driver to improve our financial performance will be revenue growth. We believe demand for our products will increase as key industry trends drive innovation. We plan to add resources in an effort to gain market share and increase revenue from existing and new customers. While revenue growth may fail to increase or may decline for a number of reasons, including significant competition and lack of market acceptance of our technology and platform, we seek to generate revenue growth from, among other things, the execution of institutional customer contracts as we increasingly penetrate the marketplace. Our ability to achieve sufficient revenue to generate net income and to fully fund operations will require continued significant near-term investments in technology development, marketing and customer support personnel. We expect these investments to negatively impact current net income and cash balances, but also to set the framework for improving financial performance in the near- and long-term as we scale up our business.

Delivery of New Product Releases. Client demands in the financial services industry are becoming increasingly complex. If we fail to accurately predict customers’ changing needs and emerging technology trends, our business could be negatively affected. It is important for us to have a robust development pipeline and to deliver new releases on time and within budget. We believe our flexible platform allows us the ability to develop and deliver customized solutions for particular client needs. Members of our core technology development team have worked together for over a decade, first at Web Quote SRL, then at GMA from 2002 until we acquired GMA in 2012. As a result, we are able to develop new modules in a flexible and continuous manner. We believe the maintenance of our core development team’s continuity and its ability to produce new product versions on time is important to the future growth of our company.

Organizational Resources. We plan to expand our sales force to support anticipated growth in customers and demand for our products. While we intend to increase personnel, funding and capital expenditures devoted to the research and development of new and advanced technologies, if we fail to hire additional necessary personnel or improve our key business applications, processes and IT infrastructure, we may not be able to achieve or manage our expected growth. These plans will require a significant investment in managerial talent, human resources, information systems, processes and controls to ensure maintenance of efficient and economic operations. These investments are critical to our ability to increase revenue, to generate net income and to fully fund operations.

International Expansion. Our future growth will depend, in part, on our ability to increase sales of our platform internationally. Historically, a significant portion of our revenue and billings have been generated from outside the United States, with international customers accounting for 34% of our total revenue, and 77% of software revenue, in 2012. We intend to pursue new customers internationally, and we are exploring the possibility of expanding into Asia, which may increase operating expenses in the near term and may not result in revenues until future periods, if at all. International expansion may also increase the risk associated with our business.

Financial Overview

We were formed on January 17, 2012 and commenced operations on April 24, 2012. We were engaged in start-up operations during the period from April 24, 2012 through December 31, 2012. Our sources of revenues during this period were generated through software licenses for our online trading platform, which is provided under a hosting arrangement, or SaaS. In addition, we also generated revenue during the period from messaging capabilities through our technology, giving our customers the ability to communicate transaction execution information effectively to the market place. We also generated revenues through our non-clearing FCM (currently our independent introducing broker) subsidiary from commissions earned on the facilitation of agency transactions on behalf of customers and our broker-dealer revenues from the mark-up generated by brokers executing fixed income transactions on a riskless principal basis and commissions generated by brokers executing equity trades on behalf of clients. Our expenses during the period from April 24, 2012 through December 31, 2012, were in support of existing operations and the pursuit of ongoing business opportunities.

Revenue

We generate revenue from the sale of products and related services. Our revenue is comprised of the following:

Software revenue. We sell our software in two ways: direct customer sales and volume based institutional licensing. Direct customer revenue sales are generated through software licensing fees. Institutional licensing revenue is generated through software licensing and subscription fees, integration and customization fees and hosting and gateway fees. Prior to December 31, 2012, our software revenues also included messaging fees. Messaging fees are an additional technology fee of a fixed cost per message to those who utilize our infrastructure. Each time an order is created, sent or cancelled a message must be sent to a counterparty who will in kind return a message of confirmation. These fees have been exclusively charged to our customer QuantX, an entity affiliated with Messrs. Ferdinand, Schaeffer and Keller, but will not be charged by us to QuantX in periods after December 31, 2012 and therefore messaging fees will not be included in our software revenue going forward. We generally recognize software revenue at the time of software delivery, provided all other revenue recognition criteria have been met. To date, the majority of our software revenue has been attributable to related parties, including our customer QuantX. We expect our software revenue to increase in absolute dollars as we continue to add new hedge funds, other asset managers and financial institutions to our customer base.

Brokerage revenue. Until June 1, 2013, we expect to continue to generate a portion of our revenue through commissions generated by brokers executing transactions on behalf of our customers and by the mark-up generated by brokers executing transactions on a riskless principal basis. On June 1, 2013, we plan to cease over-the-counter brokerage operations for Liquid Prime Services and Liquid Futures. Going forward, Liquid Prime Services and Liquid Futures will continue to be key components of our business strategy by providing agency brokerage services and facilitating the introduction of our customers’ assets to custody banking relationships to which they otherwise may not have had access. Both Liquid Prime Services and Liquid Futures will remain regulated entities with oversight from FINRA and the SEC, and the NFA and CFTC, respectively. We do not expect the cessation of the over-the-counter brokerage operations of Liquid Prime Services and Liquid Futures to impact our ability to provide agency brokerage services and facilitate the introduction of our customers’ assets to custody banking relationships. By remaining complimentary service providers to our technology platform customers, Liquid Prime Services and Liquid Futures will no longer generate any significant transaction or other revenue, but will continue to incur salary, regulatory, accounting, legal and administrative expenses. See the section titled “Unaudited Pro Forma Condensed Consolidated Financial Statement” for a quantitative illustration of the effect of ceasing over-the-counter brokerage operations.

Cost of Revenue

Our cost of revenue consists of cost of software revenue. In addition, our cost of revenue includes payments to brokers who receive a percentage of commissions generated by brokers executing transactions on behalf of clients and the mark-up generated by brokers executing transactions on a riskless principal basis. Also included in cost of revenues are regulatory fees.

Cost of software revenues includes all direct costs to produce and distribute our software, including data center and support personnel, depreciation and maintenance related to equipment located at our hosting service provider, salaries and benefits.

We expect that our cost of revenue will increase in the future as we grow our business, add new customers and increase services to existing customers, and need to support the implementation, hosting and support of those new customers and increased services. We also expect that our cost of revenue as a percentage of total revenue could fluctuate from period to period depending on growth of our business and any associated costs relating to the delivery of services, and the timing of significant expenditures. We intend to continue to invest additional resources in expanding the delivery capability of our software and other services. The timing of these additional expenses could affect our cost of revenue, both in terms of absolute dollars and as a percentage of total revenues, in any particular quarterly or annual period.

Operating Expenses

Research and development. Research and development expenses are expensed as incurred. These expenses include salaries, benefits and payments to third parties for research and development of our software. We focus our research and development efforts on continuously improving our platform with new and expanded features. We believe that continued investment in our technology is critical for our future growth, and as a result, we expect research and development expenses to increase in absolute dollars although they may fluctuate as a percentage of total revenue.

Sales and marketing. Sales and marketing expenses consist of personnel and related expenses for our sales and marketing staff, including salaries, benefits, bonuses, commissions; costs of marketing and promotional events, corporate communications, online marketing, product marketing and other brand-building activities. We intend to continue to invest in sales and marketing and expect spending in these areas to increase as we continue to expand our business both domestically and internationally. We expect sales and marketing expenses to be among the most significant components of our operating expenses.

General and administrative. General and administrative expenses consist of personnel costs and costs of facilities and IT as well as costs related to our executive, finance and human resources functions, as well as professional services costs. Professional services costs consist of outside legal and accounting services. Other costs will include amortization of intangible assets resulting from acquisitions, amortization of capitalized software and stock based compensation costs. We expect our general and administrative expenses to increase substantially as we continue to expand our operations, hire additional personnel and transition from being a private company to a public company. In transitioning to a public company, we expect to incur additional expenses related to increased outside legal counsel assistance, accounting and auditing activities, compliance with the SEC requirements and enhancing our internal control environment through the adoption and administration of new corporate policies. We expect that we will incur additional non-cash expense charges of approximately $             related to the issuance of additional equity subsequent to December 31, 2012 and additional equity to be issued in connection with the consummation of this offering. These costs will be incurred in the quarter in which the relevant equity issuances occur. See the section titled “Description of Capital Stock—Authorized Capitalization.”

Interest Income

Interest income during the period from April 24, 2012 through December 31, 2012, was negligible, and related to interest earned on our note receivable from QuantX and income earned on our cash and cash equivalents. To date, we have generally invested our cash in money-market funds. We expect to invest our cash and cash equivalents in short-term, interest bearing, investment grade securities, certificates of deposit or government securities going forward.

Gain on Settlement of Contingency Consideration Payable

On July 21, 2012, the Membership Interest Purchase Agreement between our company and the former members of Centurion Capital Group was amended to accelerate the share issuance contemplated in the original agreement and we issued an aggregate number of common units equal to 7.60% of our aggregate issued and outstanding equity securities at such date (equal to 89.70 shares of our common stock) to the selling members of Centurion for the purchase price and eliminated all prior purchase price measurements and the contingent consideration. As a result of the July 21, 2012 amendment, we eliminated the prior liabilities due to the selling members and recorded a gain on settlement of contingent consideration payable of $1,545,000.

Income Taxes

As a limited liability company, we were treated as a partnership for the purposes of U.S. federal and most applicable state and local income tax during the period from April 24, 2012 through December 31, 2012.

Accordingly, no provision was been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss were required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. The Company is, however, subject to the New York City Unincorporated Business Tax (“UBT”). We may be subject to state taxes in certain states that may assess capital taxes or taxes based on gross receipts. We also have subsidiaries in foreign jurisdictions, which are subject to local income taxes. In connection with our reorganization as a Delaware corporation prior to the effectiveness of the registration statement of which this prospectus forms a part, we will change our status from a limited liability company to a corporation and, accordingly, we will become taxable as a corporation for U.S. federal and state tax purposes.

Results of Operations

We were formed on January 17, 2012. We commenced operations on April 24, 2012 and we had no operations during any period prior to this date. As a result, we are not able to present financial results for any prior periods. The audited combined historical financial statements of Liquid Predecessor Companies are provided elsewhere in this prospectus, are summarized in the section titled “Selected Historical Consolidated Financial Data” and are discussed further below. However, our predecessor companies are not comparable to our current business or our business as conducted in the period from our commencement of operations on April 24, 2012 to December 31, 2012. Because any direct comparison of our financial results to the financial results of our predecessor companies would not be meaningful, we have not presented a comparison of our results to the financial results of Liquid Predecessor Companies in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. Further, because the discussion of our results below reflects our operations during the period in which we were starting up our operations and includes the results of acquired businesses only from the respective dates of acquisition, they should not be considered indicative of our anticipated results on a going forward basis.

Our Company

Our results discussed below reflect our operations during the period in which we were starting up our operations and include the results of acquired businesses only from the respective dates of acquisition. As a result, these results should not be considered indicative of our anticipated results of operations on a going forward basis.

Revenues

The financial statements reflect the results of our operations from the date we commenced commercial operations on April 24, 2012 through December 31, 2012. During this period, we generated revenue from software licensing of $666,928 and from software messaging of $365,606 for a total of $1,032,534 in software revenues, of which $890,432 was recognized from related parties and $773,102 was recognized from QuantX, an entity with which Messrs. Ferdinand, Schaeffer and Keller are affiliated. In addition, revenues of $1,295,248 were generated from commissions paid by the clients of our broker-dealer and our non-clearing FCM (currently our independent introducing broker) subsidiaries from broker assisted over-the-counter agency transactions and mark-ups generated by brokers executing trades on a riskless principal basis.

Cost of Revenues and Gross Margin

Cost of revenues was approximately $1.5 million during the period from April 24, 2012 through December 31, 2012. These costs consisted of costs of software revenues of $690,190. In addition, cost of revenues consisted of regulatory fees and payouts to brokers who receive a percentage of mark-ups generated by executing trades on a riskless principal basis through our broker-dealer and the commissions generated by our broker-dealer and our non-clearing FCM (currently our independent introducing broker) subsidiaries for assisted over the counter agency transactions of $817,559.

Gross profit equals revenues less costs of revenues. Gross profit was $820,033 for the period from April 24, 2012 through December 31, 2012, with a gross margin of 35%. The gross margin generated from software revenues was 33% and the gross margin from our broker dealer and our non-clearing FCM (currently our independent introducing broker) operations was 37%.

As we were engaged in start-up operations during the period and for the other reasons discussed above, cost of revenues, gross profit and gross margin should not be considered indicative of our cost of revenues, gross profit and gross margin on a going forward basis.

Operating Expenses

Operating expenses were approximately $38.9 million during the period from April 24, 2012 through December 31, 2012. The largest factor impacting our operating expenses during the period related to compensation of $28.3 million, consisting of $27.0 million of share-based compensation, relating to equity grants provided to various employees and to various individuals who committed to participate as directors as well as below-market private sales to directors. Other fees and expenses included consulting fees of approximately $3.1 million, of which $2.4 million related to equity grants to consultants for services rendered to us, depreciation and amortization expenses of approximately $2.8 million, professional fees of $1.6 million, impairment of goodwill and intangible assets of $1.6 million, rent expenses of approximately $0.6 million and other expenses of approximately $0.8 million. We determined it was necessary to evaluate the goodwill and related identifiable intangible assets of Liquid Partners acquired on May 11, 2012 for impairment as a result of the decrease in the contingent consideration payable. We performed an analysis to determine the fair value of Liquid Partners on July 21, 2012, and concluded that the carrying amount of goodwill exceeded its fair value and recognized an impairment charge of $1,464,652 in the consolidated statement of operations. In addition, we recognized an impairment charge of $86,000 with respect to customer relationships and non-compete identifiable intangible assets.

Interest Income

Substantially all of our interest income to date has consisted of interest earned on our note receivable from QuantX, an entity with which Messrs. Ferdinand, Schaeffer and Keller are affiliated. In June 2012, we loaned QuantX $5,000,000, pursuant to a promissory note payable upon demand, but in any event no later than May 31, 2013 for the purpose of providing QuantX the necessary funds to test our technology platform with Credit Suisse AG. This note bore interest at a rate of 3.0% per annum. As of December 31, 2012 the outstanding principal balance was $2,250,000, which was repaid in two payments with the first payment of $95,000 on January 18 , 2013 and the final payment of $2,155,000 made on February 22, 2013. Total interest received over the life of the loan was $74,415.76.

Interest income also includes income earned on our invested cash balances. We expect interest income will vary each reporting period depending on the amount outstanding under the aforementioned note and our average invested balances during the period and market interest rates.

Income Taxes

To date, we have conducted our U.S. operations as Liquid Holdings Group, LLC, a pass through entity for tax purposes that files its income tax return as a partnership for U.S. federal and state income tax purposes. As a result, we have not been subject to U.S. federal or state income taxes as the related tax consequences have been reported by our individual members.

At December 31, 2012, we recorded deferred tax assets of $267,000. Upon analyzing the recoverability, we concluded that the full amount of the deferred tax assets will not be realized in the foreseeable future and hence, a full valuation allowance has been established.

At December 31, 2012, we recorded deferred tax liabilities of $697,260, of which $268,160 was determined to be current.

The income tax benefit attributable to continuing operations totaled $104,340 for the year ended December 31, 2012 and was comprised of deferred UBT of $371,340 offset by the change in the valuation allowance on the deferred tax assets of $267,000.

As of December 31, 2012, we have a UBT operating loss carryover, or NOL, of approximately $6.7 million. We will no longer have this NOL upon reorganization to a corporation.

Net Loss

During the period from April 24, 2012 through December 31, 2012, as a result of the factors discussed above, we incurred a net loss of approximately $38.2 million.

Liquid Predecessor Companies

The results discussed below reflect the revenue and expenses of Liquid Predecessor Companies for the year ended December 31, 2011 and for the periods January 1, 2012 to April 24, 2012 and April 25, 2012 to October 4, 2012. The individual entities that comprise Liquid Predecessor Companies prior to April 24, 2012 are Liquid Prime Holdings, Liquid Prime Services, Centurion Capital Group and Liquid Trading Holdings Limited. The individual companies that comprise Liquid Predecessor Companies on and after April 25, 2012 are Liquid Prime Holdings and Liquid Prime Services. The following discussion does not incorporate the financial results of our other subsidiaries, including GMA, Liquid Futures, Liquid Trading Institutional, Fundsolve, LHG Technology Services Ltd. or LTI. Further, all significant intercompany accounts and transactions have been eliminated in the audited historical financial statements of Liquid Predecessor Companies. For these and other reasons, the results of operations of Liquid Predecessor Companies are not comparable to our results of operations for the period from April 24, 2012 through December 31, 2012 or any other period, nor should they be considered indicative of our results on a going forward basis.

Year Ended December 31, 2011

Revenues

The financial statements reflect the results of Liquid Predecessor Companies’ operations for the year ended December 31, 2011. During this period, Liquid Predecessor Companies generated total revenue of $63,950, through research advisory services performed by Taconic Capital prior its acquisition by Liquid Prime Holdings.

Cost of Revenues, Gross Profit and Gross Margin

Cost of revenues was $47,810 for the year ended December 31, 2011. These costs consisted of compensation paid out to the principal of Taconic Capital for research advisory services performed prior to its acquisition by Liquid Prime Holdings LLC.

Gross profit (loss) equals revenues less costs of revenues. Gross profit was $16,140 for the year ended December 31, 2011, with a gross margin of 25%.

Operating Expenses

Operating expenses were $712,170 during the year ended December 31, 2011, including professional and consulting fees of $410,247, offering expenses of $137,642, travel and entertainment expenses of $83,856, salaries and wages of $39,647 and other expenses of $40,778. These fees and expenses related to the support of existing operations and the pursuit of ongoing business opportunities.

Net Loss

During the year ended December 31, 2011, Liquid Predecessor Companies incurred a net loss of $696,030.

Period from January 1, 2012 to April 24, 2012

Revenues

The financial statements reflect the results of operations of Liquid Prime Holdings, Liquid Prime Services, Centurion Capital Group and Liquid Trading Holdings Limited for the period from January 1, 2012 through April 24, 2012. During this period, Liquid Predecessor Companies generated no revenue.

Cost of Revenues, Gross Profit and Gross Margin

There were no cost of revenues for the period from January 1, 2012 through April 24, 2012. There was no commission revenue and no cost of revenue generated during this period as Liquid Predecessor Companies were not engaged in any brokerage activity. At that time, Liquid Predecessor Companies’ efforts were focused on developing future business strategies.

Operating Expenses

Operating expenses were $3,664,739 during the period from January 1, 2012 through April 24, 2012, including impairment of goodwill and intangibles of $3,300,000 in connection with the acquisition of Centurion Capital Group, LLC. In addition, operating expenses included professional fees of $33,756, rent expense of $153,081, depreciation and amortization of $6,912, compensation of $73,494 and other expenses of $97,496. These fees and expenses related to the support of existing operations and the pursuit of ongoing business opportunities.

Net Loss

During the period from January 1, 2012 through April 24, 2012, Liquid Predecessor Companies incurred a net loss of $364,739.

Period from April 25, 2012 to October 4, 2012

Revenues

The financial statements reflect the results of operations of Liquid Prime Holdings and Liquid Prime Services for the period from April 25, 2012 through October 4, 2012. During this period, Liquid Predecessor Companies generated total revenue of $464,002. These revenues consisted of mark-ups generated by brokers executing transactions on a riskless principal basis.

Cost of Revenues, Gross Profit and Gross Margin

Cost of revenues was $318,387 for the period from April 25, 2012 through October 4, 2012. These costs consisted of payouts to brokers who receive a percentage of mark-ups generated by executing trades on a riskless principal basis and the commissions generated by our broker-dealer and our non-clearing FCM.

Gross profit (loss) equals revenues less costs of revenues. Gross profit was $145,615 for the period from April 25, 2012 through October 4, 2012, with a gross margin of 31%.

Operating Expenses

Operating expenses were $635,225 during the period from April 25, 2012 through October 4, 2012, including computer and technology expenses of $180,452, salaries and benefits of $188,414, rent expense of $96,966, professional fees of $60,036, depreciation and amortization of $22,444, communications expense of $61,763 and other expenses of $25,150. These fees and expenses related to the support of existing brokerage operations.

Net Loss

During the period from April 25, 2012 through October 4, 2012, Liquid Predecessor Companies incurred a net loss of $489,483.

Liquidity and Capital Resources

Overview

At December 31, 2012, our cash and cash equivalents of approximately $1.4 million were held for working capital purposes. Our operations have historically been financed through private sales of our equity securities and, more recently, cash generated from operations. We believe that our existing cash and cash equivalents, together with the net proceeds to us from this offering, and cash generated from our operations, will be sufficient to meet our anticipated cash needs for at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced products and services offerings, and the continuing market acceptance of our software. In the event that additional capital is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired or needed, our business, operating results, liquidity and financial condition would likely be materially and adversely affected.

The following table sets forth a summary of our cash flows for the period from April 24, 2012 to December 31, 2012:

For the period April 24, 2012 to December 31, 2012
Net cash used in operating activities	$(6,420,083)
Net cash used in investing activities	(3,539,494)
Net cash provided by financing activities	11,340,645
Effect of exchange rate changes on cash and cash equivalents	(990)

Net increase in cash and cash equivalents	$1,380,078

Cash Flows from Operating Activities

Operating activities used approximately $6.4 million of cash during the period from April 24, 2012 to December 31, 2012. The cash used in operating activities resulted from our net loss of approximately $38.2 million due to the significant expenses we incurred for equity grant compensation, startup activities and preparation to become a public company, offset by non-cash charges of $32.1 million as well as a net change of approximately $3.6 million in our net operating assets and liabilities. Non-cash charges consisted of $29.4 million in share-based compensation payments. The net change in our operating assets and liabilities was the result of approximately $3.5 million of expenses relating to this offering and $0.9 million in accrued expenses incurred in support of start-up activity, which included general operating expenses and costs incurred in the pursuit of ongoing business opportunities.

Cash Flows from Investing Activities

Cash used in investing activities for the period from April 24, 2012 to December 31, 2012 was approximately $3.5 million, and was the result of $1.5 million to purchase intangible assets, primarily consisting of developed technology used in our platform, net cash for the loan to QuantX in the amount of $2.2 million and contributions made in advance of regulatory approval in the amount of $2.2 million. This was offset by cash received in connection with acquisitions of approximately $2.4 million.

Cash Flows from Financing Activities

For the period from April 24, 2012 to December 31, 2012, financing activities provided approximately $11.3 million in cash, as a result of proceeds from the private sale of our equity securities.

Regulatory Capital

The SEC, CFTC, NFA, FINRA, FCA and other U.S. and non-U.S. regulators have stringent rules requiring that we maintain specific minimum levels of regulatory capital in our broker-dealer subsidiaries; limit certain types of indebtedness; finance operations only with certain “qualifying” debt if to be counted as acceptable capital; and, in certain instances, restrict, limit or otherwise prohibit the ability of owners of broker-dealers to withdraw capital from a broker-dealer, or for a broker-dealer to pay a dividend or make an unsecured advance or loan to a parent, affiliate or stockholder, or to effect any similar distribution or transaction, or to transfer or sell assets or transfer business lines/revenue streams to an affiliate.

SEC Rule 15c3-1 requires that certain SEC registered broker-dealers who do not hold funds or securities for, or owe money or securities to, customers but who engage in dealer activities maintain a net capital of at least $100,000. The $100,000 net capital requirement is only a minimum or floor and Liquid Prime Services will generally be required to maintain net capital in excess of $100,000. Determining the amount of net capital that Liquid Prime Services must maintain involves, in part, a leverage/ratio limit of the broker-dealer’s “aggregate indebtedness” (total money liabilities arising from securities transactions, subject to certain exceptions) to ensure that aggregate indebtedness does not exceed 15 times the broker-dealer’s net capital. Certain broker-dealers are subject to net capital requirements imposed by FINRA that are higher than those required under SEC Rule 15c3-1. With the foregoing in mind, Liquid Prime Services, our SEC registered broker-dealer subsidiary, which does not hold funds or securities for customers, is required to maintain a net capital of at least $100,000. As of July 31, 2012 and December 31, 2012, Liquid Prime Services maintained a net capital of approximately $1.6 million and $799,000, respectively.

CFTC Regulation 1.17 requires independent introducing brokers and FCMs to maintain an adjusted net capital of at least $45,000 and $1,000,000, respectively, or some greater amount as determined under CFTC Regulation 1.17(a)(1)(i), respectively. Prior to March 26, 2013, Liquid Futures operated as a non-clearing FCM and was required to maintain at least $1,000,000 of net capital. As of July 31, 2012, and December 31, 2012, Liquid Futures maintained a net capital of approximately $1.5 million and $1.1 million, respectively. Liquid Futures is now an independent introducing broker and is required to maintain $45,000 of net capital.

FCA regulations require broker-dealers to maintain minimum regulatory capital of €50,000. As an FCA regulated broker-dealer, Liquid Trading Institutional, our U.K. subsidiary, is required to maintain €50,000 of minimum regulatory capital, which is reported to the FCA in United Kingdom Pounds. As of July 31, 2012 and December 31, 2012, Liquid Trading Institutional maintained regulatory capital of approximately £127,000 and £124,000, respectively (or approximately €162,000 and €153,000, respectively).

With respect to capital contributions, our broker-dealer subsidiaries are permitted, subject to FINRA approval, to finance operations and satisfy regulatory capital requirements by using the proceeds from loans subject to agreements in accordance with SEC Rule 15c3-1d by which, among other things, the lenders subordinate their claims for repayment of the loan to the claims of the broker-dealer and other creditors of the broker-dealer (a subordinated loan agreement). The proceeds for such loans are cash or, in the case of a secured demand note, are collateralized by either cash and/or securities that are freely transferable and may be publicly offered and sold without registration under the Securities Act. If a broker-dealer subsidiary enters into such a satisfactory subordination loan agreement in accordance with SEC Rule 15c3-1d (with respect to Liquid Prime Services) and CFTC Regulation 1.17(h) (with respect to Liquid Futures), the broker-dealer may be restricted or limited in its ability to repay any such subordinated loan. Subordinated loans must generally remain outstanding (and, thus, not be repaid) for at least one year form the time of borrowing, and in certain cases require the approval of FINRA to be repaid prior to maturity, which FINRA may withhold. In addition, broker-dealers are generally limited in the amount of their capital that may be financed through satisfactory subordinated loans.

With respect to capital withdrawals, regulations (including, but not limited to, SEC Rule 15c3-1 for SEC registered broker-dealers, CFTC Regulation 1.17 (g) for CFTC registered brokers and FINRA Rule 4110 for FINRA member broker-dealers, such as Liquid Prime Services) are in place which limit or, in some cases, prohibit the ability of owners of broker-dealers to withdraw capital from a broker-dealer or for a broker-dealer to pay a dividend or make an unsecured advance or loan to a parent, affiliate or stockholder or to effect any similar distribution or transaction.

The SEC, FINRA, CFTC and certain state securities regulators have adopted an “early warning” notification system to help detect broker-dealers that may be in financial difficultly. Therefore, a broker-dealer whose net capital falls below certain levels, which may be above its regulatory minimum requirement, as described above, is subject to “early warning” to such regulators. Early warning reporting by a broker-dealer may have further implications. For example, under FINRA rules, a broker-dealer whose net capital falls below, or whose aggregate indebtedness exceeds, certain levels may be required to restrict business expansions and/or may be required to reduce its current business activities.

Pursuant to Section 15(i)(1) of the Exchange Act, the various state securities regulators are not permitted to impose, among other things, capital requirements that differ from, or are in addition to, the requirements established under SEC Rule 15c3-1 for SEC registered broker-dealers. Section 2(a) of the Commodity Exchange Act, or CEA, gives the CFTC “exclusive jurisdiction” over most of the activities it regulates thereby restricting State securities regulators from imposing capital requirements on CFTC registrants.

Regulators continue to evaluate and modify minimum capital requirements from time to time in response to market events and to improve the stability of the international financial system. Consequently, the net capital requirements of our subsidiaries are subject to change.

Contractual Obligations and Commitments

The following summarizes our contractual obligations and commitments as of December 31, 2012 (in thousands):

	Payments Due by Period
	Total	Less Than 1 Year		Years 1-3	Years 4-5	More Than 5 Years
Litigation settlement	—	$250	(1)	—	—	—
Operating leases(2)	$6,876	$1,088		$2,286	$2,412	$1,090

(1)	We and our founders have agreed that Mr. Schaeffer will pay $750,000 related to a $1 million settlement with a former employee. See the section titled “Business—Legal Proceedings.” If Mr. Schaeffer does not make this payment, we will be obligated to make this payment.
(2)	Consists of contractual obligations from non-cancellable office space under operating leases.

On May 1, 2013, entities controlled by Messrs. Ferdinand, Keller, Schaeffer and David Solimine entered into an agreement to transfer Mr. Solimine 2.75% of our common shares outstanding as of the date of the agreement. Pursuant to an anti-dilution provision in that agreement to maintain Mr. Solimine’s 2.75% ownership interest in the Company, Messrs. Ferdinand, Keller and Schaeffer may owe Mr. Solimine common shares if we issue additional shares during the period beginning May 1, 2013 and ending on the earliest of immediately prior to the consummation of this offering and January 1, 2015. We have agreed that if any of Messrs. Ferdinand, Keller and Schaeffer do not deliver those shares, we will be obligated to issue anti-dilution shares to Mr. Solimine.

We have agreed that Mr. Schaeffer will become entitled to a cash bonus upon the completion of our initial public offering equal to the difference between his initial base salary of $250,000 and an effective base salary of $500,000 prorated for the amount of time between May 15, 2012 and the date of our initial public offering.

We have agreed that Mr. Ferdinand will become entitled to a cash bonus upon the completion of our initial public offering equal to the difference between his initial base salary of $250,000 and an effective base salary of $500,000, prorated for the amount of time between May 15, 2012 and the date of our initial public offering.

We have agreed that if this offering is consummated prior to December 1, 2014, we will pay Mr. Keller a cash bonus equal to the difference between (i) $275,000 times the number of days between May 15, 2012 and the date of the consummation of this offering divided by 365 and (ii) $75,000. See the section titled “Certain Relationships and Related Party Transactions—Other Transactions.”

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include risk related to interest rates, foreign currency exchange rates and inflation.

Interest Rate Risk

We had cash and cash equivalents of approximately $1.4 million as of December 31, 2012. This amount was held primarily in cash deposits and money market funds and is held for working capital purposes. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of the interest rates in the United States. Due to the short-term nature of these instruments, a sudden change in market interest rates would not be expected to have a material impact on our financial condition, liquidity or our results of operations.

Foreign Exchange Risk

Our sales contracts are primarily denominated in U.S. dollars. A portion of our operating expenses are incurred outside the United States and are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the British pound. Additionally, fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our statement of operations. To date, foreign currency transaction gains and losses have not been material to our financial statements, and we have not engaged in any foreign currency hedging transactions. As a result, we believe we currently have limited exposure to foreign currency exchange rates, and therefore we do not intend to enter into foreign currency hedging transactions. If our foreign operations increase, our exposure to foreign currency exchange rate fluctuations may increase and we could, if we deemed appropriate, enter into foreign currency hedging transactions to help mitigate such exposure.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition, liquidity or results of operations to date. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, liquidity and results of operations.

Internal Control and Procedures

Prior to the completion of this offering, we have been a private company with limited accounting personnel to adequately execute our accounting processes and limited other supervisory resources with which to address our internal control over financial reporting. In connection with the preparation of our financial statements for the period from April 24, 2012 through December 31, 2012, our independent registered public accounting firm identified and communicated three material weaknesses in our internal controls over financial reporting to our Board of Directors. A material weakness is a deficiency, or a combination of deficiencies, that creates a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. The three material weaknesses related to our lack of: (i) internal controls and sufficient personnel to identify, analyze, record and report the accounting effects of the terms of agreements and contracts in accordance with U.S. GAAP; (ii) internal controls to safeguard and archive records to support amounts recorded in the financial statements; and (iii) policies, procedures and controls to identify, authorize, approve, monitor and account for and disclose related party transactions and arrangements, including those transactions outside the normal course of business, in the financial statements in accordance with U.S. GAAP. These material weaknesses resulted in audit adjustments to our financial statements which were identified by our independent registered public accounting firm.

We have begun taking steps and plan to take additional steps to remediate the underlying causes of our material weaknesses, primarily through the development and implementation of formal policies, improved processes, upgraded financial accounting systems and documented procedures, as well as the hiring of additional finance personnel. We hired a Chief Financial Officer in September 2012, an accounting manager and a General Counsel in March 2013, and a controller in April 2013, with the appropriate knowledge, experience and ability to fulfill our obligations to comply with the accounting, reporting and other requirements applicable to public companies. In addition, we contracted for a new ledger system in March of 2013 which we believe will enhance our internal controls and reporting capabilities once fully utilized, which we anticipate will occur before the end of 2013. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating these material weaknesses.

Notwithstanding the identified material weaknesses, management believes our and our predecessor companies’ consolidated financial statements included in this prospectus fairly represent in all material respects our financial condition, results of operations and cash flows at and for the periods presented in accordance with U.S. GAAP.

Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, or Section 404, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. As a result, our management did not perform an evaluation of our internal control over financial reporting as of December 31, 2012. Further, our independent registered public accounting firm has not been engaged to express, nor has it expressed, an opinion on the effectiveness of our internal control over financial reporting. In addition, the JOBS Act provides that, so long as we qualify as an “emerging growth company,” we will be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. Although we are still evaluating the JOBS Act, we may take advantage of this exemption so long as we qualify as an “emerging growth company.”

For the year ending December 31, 2014, pursuant to Section 404, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting. In addition, under current SEC rules, when we are no longer an emerging growth company, our independent registered public accounting firm will be required to report on the effectiveness of our internal control over financial reporting.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosure of contingent liabilities at the date of our financial statements. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.

As a result of the factors described below, our revenues and earnings are subject to substantial fluctuation from period to period based on a variety of circumstances, many of which are beyond our control. An increase in financial market activity will generally result in increases in our revenues and earnings as our activity levels increase. Conversely, a general market retrenchment will typically lead to decreased revenues and earnings as a result of decreased activity. Accordingly, results for any historical period are not necessarily indicative of similar results for any future period.

Our significant accounting policies are presented in the notes to our audited consolidated financial statements for the period from April 24, 2012 through December 31, 2012 which are contained in this prospectus. The significant accounting policies that are most critical and aid in fully understanding and evaluating the reported financial results include the following:

Revenue Recognition

Consulting

We derive revenue from providing software development to outside parties on a consulting basis. Revenues for consulting services are generally recognized as the services are performed.

Software as a Service

We also derive revenue from providing software licenses for an online trading platform. There is no downloadable software, distribution or technology delivered to consumers. Software is provided under a hosting arrangement. Revenue is accounted for as software as a service arrangement since the customer does not have the contractual right to take possession of the software at any time during the hosting period. We recognize revenue for these software licenses when the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; and (4) collection is probable.

Brokerage

Transactions in securities, commissions and fees and related expenses are recorded on a trade date basis. Commissions and fees are derived primarily from facilitating securities transactions on behalf of clients. Liquid Prime Services derives revenue from (1) the mark-up generated by brokers executing fixed income and equity transactions on a riskless principal basis and (2) commissions generated by brokers executing equity trades on behalf of clients, which are settled with the client’s clearing firm. Liquid Futures derives revenue from commissions generated by (1) facilitating over-the-counter agency transactions on behalf of clients and (2) by broker’s executing exchange traded futures and options transactions on behalf of clients.

Business Combinations, Goodwill and Other Intangibles

Assets acquired and liabilities assumed are recorded at their fair values on the date of acquisition. The cost to be allocated in a business combination includes consideration paid to the sellers, including cash and the fair values of assets acquired and liabilities assumed. Both direct (e.g., legal and professional fees) and indirect costs of the business combination are expensed as incurred. Certain agreements to acquire entities include potential additional consideration that is payable, contingent on the acquired company maintaining or achieving specified earnings levels in future periods. The fair value of any contingent consideration would be recognized on the acquisition date with subsequent changes in that fair value reflected in income. The consolidated financial statements and results of operations reflect an acquired business from the date of acquisition.

An intangible asset is recognized as an asset apart from goodwill if it arises from contractual or other legal rights or if it is separable (i.e. capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged).

The judgments that are made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income in periods following a business combination. Traditional approaches used to determine fair value include the income, cost and market approaches. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach or combination of approaches ultimately selected is based on the characteristics of the asset and the availability of information.

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually. The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

In December 2010, the FASB issued Accounting Standards Update, or ASU, 2010-28, Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts, a consensus of the FASB Emerging Issues Task Force (Issue No. 10-A). ASU 2010-28 modifies Step 1 of the goodwill impairment test under ASC Topic 350 for reporting units with zero or negative carrying amounts to require an entity to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are adverse qualitative factors, including the examples provided in ASC Paragraph 350-20-35-30, in determining whether an interim goodwill impairment test between annual test dates is necessary. The ASU allows an entity to use either the equity or enterprise valuation premise to determine the carrying amount of a reporting unit. ASU 2010-28 was effective for fiscal years, and interim periods within those years, beginning after December 15, 2010 for a public company.

Other intangibles with definite lives are amortized over their useful lives. All other intangibles are assessed at least annually for impairment. As defined in accounting policy ASC 360-10-35-21, impairment includes evaluating quantitative and qualitative measurements as applicable to the intangible asset. If impairment is indicated, an impairment loss is calculated as the amount by which the carrying value of an intangible asset exceeds its estimated fair value.

Share-based Compensation

We account for stock-based compensation in accordance with ASC Topic 718, Compensation Stock Compensation (“ASC 718”). ASC 718 addresses all forms of share-based plan (“SBP”) awards including units issued under our Amended and Restated 2012 Equity Plan, or Equity Plan, and the Stock Incentive Plan. Under ASC 718 awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations over the requisite service period. For awards with graded vesting, we recognize stock-based compensation expense on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards.

We account for equity-based transactions with nonemployees in accordance with ASC Subtopic 505-50, Equity—Equity-Based Payments to Non-Employees. All transactions with nonemployees in which goods or services are received in exchange for equity-based instruments are accounted for based on the fair value of the consideration received or the fair value of the equity-based instruments issued, whichever is more reliably measurable. We generally base the fair value on the equity-based instruments issued. We measure the fair value of the equity-based instruments issued in exchange for goods or services at the earlier of the date on which the counterparty completes the performance obligation or the date on which a performance commitment is reached. A performance commitment exists at the date of grant if it is probable that the counterparty will perform under the contract because the counterparty is subject to disincentives in the event of nonperformance that are sufficiently large to make performance probable at that date.

The fair values of the common stock were estimated by our management, with consideration given in certain cases to valuation analyses performed by an unrelated third party specialist. We believe that our management has the relevant experience and expertise to determine the fair value of our common stock. Given the absence of a public trading market for our common stock and in accordance with the American Institute of Certified Public Accountants’ Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, at certain dates we considered various objective and subjective factors to determine the best estimate of the fair value of our common stock including:

•	lack of marketability of our common stock;

•	sales of common stock in arm’s-length transactions on January 10, April 24, July 23 and October 23, 2012, as further described below, and price trends in these transactions;

•	acquisitions needed for the development of our trading platform;

•	funding; and

•	likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition given prevailing market conditions.

The value determined by this approach was discounted for lack of marketability based on the estimated time remaining to the projected liquidity event.

We did not apply any alternative valuation methodologies or use any weightings in our analysis.

We granted and/or (rescinded) equity awards between April 2012 and the date of this prospectus as follows:

Grant Date	Number of Shares Granted	Fair Value Per Share	Aggregate Fair Value
April 25, 2012	153.07	$67,604	$10,348,136
September 30, 2012	33.57	84,145	2,824,744
October 23, 2012	57.78	82,381	4,760,000	(1)
December 10, 2012	(57.78)	82,381	—	(2)
April 5, 2013	67.93	77,678	5,273,540

(1)	Equity grant replaced.
(2)	Equity grant rescinded.

We issued common units for registration rights penalties on December 24, 2012 as follows:

Grant Date	Number of Shares Granted	Fair Value Per Share	Aggregate Fair Value
December 24, 2012	22.82	$73,388	$1,674,704

We granted incentive units between April 2012 and the date of this prospectus as follows:

Grant Date	Number of Incentive Units Granted	Fair Value Per Incentive Unit	Aggregate Fair Value
October 31, 2012	35.03	$70,918	$2,484,274
December 10, 2012	59.10	70,599	4,172,390
December 18, 2012	69.96	82,531	5,773,849

We granted RSUs between April 2012 and the date of this prospectus as follows:

Grant Date	Number of RSUs Vested		Indicated Percentage	Aggregate Fair Value of Vested Amount
December 1, 2012	23.89	(1)	1.35%	$1,910,624

(1)	Represents one-third of the award to our CEO, Mr. Storms, of 71.66 RSUs which vested on January 1, 2013. The remaining two-thirds of the award vest equally on December 1, 2013 and December 1, 2014.

We and/or certain of our founders sold common stock to certain of our employees, directors, audit committee members and strategic partners. We have recorded these sales as share-based payments because the transactions were below fair value. These transactions between April 2012 and the date of this prospectus were as follows:

Transaction Date	Number of Shares Sold	Transaction Price per Share	Fair Value Per Share	Aggregate Transaction Price*	Aggregate Fair Value*
October 1, 2012	24.56	$61,075	$86,232	$1,500,000	$2,117,858
October 16, 2012	3.27	76,453	85,879	250,000	280,825
November 13, 2012	5.15	58,252	83,955	300,000	432,368
December 21, 2012	12.59	59,571	84,861	750,000	1,068,397
January 9, 2013	4.11	72,993	82,263	300,000	338,102
January 15, 2013	8.55	43,860	82,178	375,000	702,622
February 28, 2013	1.71	58,480	82,018	100,000	140,250
March 12, 2013	4.33	57,737	80,976	250,000	350,625

*	The difference between aggregate fair value and aggregate transaction price is expensed when each transaction is consummated.

The following discussion relates primarily to our determination of the fair value per share of our common stock for the purposes of calculating share-based compensation costs. A combination of the factors described below in each period led to the changes in the fair value of our common stock.

The fair value of each grant and/or sale was estimated by interpolating between the prior and subsequent arm’s length transactions. The interpolation methodology assumed that the daily price change (expressed as a percentage) increased each day during the period proportional to the number of days in the period since the most recent arm’s length transaction. We then applied a discount for lack of marketability that reflected the expected time to an initial public offering as of each date.

In addition, the grant date fair value of each incentive unit was estimated on the date of grant based on the fair value for the equivalent unit award adjusted for the profits interest hurdle provision using a put option calculated using the Black-Scholes-Merton option-pricing model. The fair value of the incentive units was estimated by the Company’s management, with consideration given to valuation analyses performed by an unrelated third party specialist.

The weighted average assumptions for the incentive unit grants are provided in the following table. Since our shares are not publicly traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the Incentive Unit Award is based on the U.S. Treasury yield curve at the date of grant.

Valuation assumptions:
Expected dividend yield	0%
Expected volatility	50%
Expected term (months)	10.5-11.0
Risk-free interest rate	.13%-.18%

January 10, 2012

On January 10, 2012, LTI raised $4.3 million in an arm’s length transaction, which was to be exchanged for a 2.86% interest in us. Excluding a reduction in ownership due to the terms of our acquisition of LTI in September 2012, the ownership would have been 2.89%, which produced an indicated valuation of $132,353,000 on a marketable basis and $112,500,000 on a non-marketable basis.

Significant additional factors in determining the fair value of our common stock as of this date were the following:

•

The completed acquisition of Centurion Capital Group on December 30, 2011 by Liquid Trading Holdings Limited (an entity which was subsequently contributed to Liquid Partners in May 2012), which provided our first operating assets.

•	The agreement in principle for us to acquire GMA subject to the completion of certain performance targets.

•	Our view that an initial public offering was feasible by November 2012.

April 24, 2012

On April 24, 2012, we entered into an arm’s length agreement with HA Investment III, LLC, an entity controlled by Mr. Von Allmen, to purchase an interest in us. The terms of the agreement indicated different scenarios under which the entity controlled by Mr. Von Allmen would receive an increasing ownership percentage depending on the timing of our initial public offering. The effective ownership percentage was calculated based on our management’s view of the probabilities of each of these scenarios, resulting in an ownership percentage of 8.13%. The total proceeds invested pursuant to the agreement were $12,500,000 less fees of $1,250,000, for a net investment of $11,250,000. This produced an indicated valuation of $138,427,000 on a marketable basis.

Significant additional factors in determining the fair value of our common stock as of this date were the following:

•	The successful raising of significant equity from the entity controlled by Mr. Von Allmen to invest in us at a higher price than the previous equity raise on January 10, 2012.

•

The contribution of Liquid Prime Holdings, Liquid Trading Institutional and Liquid Futures, which provided trading brokerage operation for the US, UK and futures markets, respectively, and demonstrated continued progress in our business plans.

•	The signing of an agreement in principle to acquire Fundsolve, which would provide additional software assets.

•	Our view that an initial public offering was feasible by November 2012.

We determined that these factors justified an increase in our valuation.

April 25, 2012

On April 25, 2012, we issued 153.07 shares with a fair value of $10,348,136 to certain employees, consultants and Board members.

Significant factors in determining the value of these grants were the same as those considered in connection with the April 24, 2012 investment in us discussed above.

July 23, 2012

On July 23, 2012, certain of our founders sold a 0.14% interest in us for $250,000 in an arm’s length transaction. This transaction resulted in an indicated valuation of $178,571,000 on a marketable basis.

Significant additional factors in determining the fair value of our common stock as of this date were the following:

•	The successful sale of equity in an arm’s length transaction at a higher price than the previous equity raise on April 24, 2012.

•	The acquisition of software assets from Tragara Alpha Partners on April 27, 2012, which provided us with important trading algorithms.

•

The approval by financial regulators of our ownership of Liquid Futures on May 9, 2012 and of Liquid Trading Institutional on July 2, 2012, which demonstrated that we could receive regulatory approval for our operations and showed continued progress in our business plans.

•	Our view that an initial public offering was feasible by November 2012.

We determined that these factors justified an increase in our valuation.

September 30, 2012

We made a contingent grant to one of our founders equivalent to 33.57 shares with a fair value of $2,824,744.

Significant factors in determining the value of this grant were the same as those considered in connection with the July 23, 2012 transaction discussed above as well as:

•	The acquisition of software assets from LiquidView on July 30, 2012, which provided important software to us.

•	The closing of the Fundsolve acquisition on July 31, 2012 and the closing of the GMA acquisition on August 27, 2012, which provided key components of our trading platform software.

•

Our view that an initial public offering, while still feasible, had not occurred and would be delayed for an indeterminate length of time. Therefore, while the business continued to progress, the delay in the initial public offering began to depress the value.

October 1, 2012

On October 1, 2012, one of our directors purchased 24.56 shares from one of our founders for $1,500,000 with a fair value of $2,117,858.

Significant factors in determining the value of this transaction were the same as those considered in connection with the September 30, 2012 grant discussed above.

October 16, 2012

On October 16, 2012, one of our directors purchased 3.27 shares from one of our founders for $250,000 with a fair value of $280,825.

Significant factors in determining the value of this transaction were the same as those considered in connection with the September 30, 2012 grant discussed above as well as:

•	The approval by financial regulators of our ownership of Liquid Prime Holdings on October 5, 2012, a key component in our business plans.

•

Our view that an initial public offering, while still feasible, had not occurred and would be delayed for an indeterminate length of time. Therefore, while the business continued to progress, the delay in the initial public offering continued to depress the value.

October 23, 2012

On October 23, 2012, one of our founders sold a 0.057% interest in us for $100,000 in an arm’s length transaction. This transaction resulted in an indicated valuation of $175,000,000 on a marketable basis.

Significant additional factors in determining the fair value of our common stock as of this date were the following:

•	The successful sale of equity in an arm’s length transaction to invest in us at a price slightly lower than the previous equity sale on July 23, 2012.

•	Our acquisition of software assets from LiquidView on July 30, 2012, which provided important software to us.

•	The closing of the Fundsolve acquisition on July 31, 2012 and the closing of the GMA acquisition on August 27, 2012, which provided key components of our trading platform software.

•	The approval by financial regulators of our ownership of Liquid Prime Holdings on October 5, 2012, a key component in our business plans.

•	Our view that an initial public offering, while still feasible, had not occurred and would be delayed for an indeterminate length of time.

These factors showed we had continued to make progress with our business plans, but that a delay the initial public offering was possible, making the liquidity of the investment less predictable and reducing our valuation.

October 23, 2012

On October 23, 2012, we granted 57.78 shares to one of our founders with a fair value of $4,760,000.

Significant factors in determining the value of this grant were the same as those considered in connection with the October 23, 2012 transaction discussed above.

October 31, 2012

On October 31, 2012, we granted 35.03 incentive units with a fair value of $2,484,274. Significant factors in determining the value of this grant were the same as those considered in connection with the October 23, 2012 transaction discussed above and the Black-Scholes pricing model discussed above.

November 13, 2012

On November 13, 2012, a prospective marketing partner purchased 5.15 shares from one of our founders for $300,000 with a fair value of $432,368.

Significant factors in determining the value of this grant were the same as those considered in connection with the October 23, 2012 transaction discussed above as well as:

•	The registration statement with respect to our planned initial public offering had not yet been filed.

•

Our view that an initial public offering, while still feasible, had not occurred and would be delayed for an indeterminate length of time. Therefore while the business continued to progress, the delay in the initial public offering continued to depress the value.

December 1, 2012

On December 1, 2012, we granted 71.66 RSUs to Mr. Storms, our CEO, of which the equivalent of 23.89 shares vested on January 1, 2013 with a fair value of $1,910,624. The remaining two-thirds of the grant vest equally on December 1, 2013 and December 1, 2014.

Significant factors in determining the value of this grant were the same as those considered in connection with the November 13, 2012 transaction discussed above.

December 10, 2012

On December 10, 2012, we granted 59.10 incentive units with a fair value of $4,172,390. Significant factors in determining the value of this grant were the same as those considered in connection with the November 13, 2012 transaction discussed above and the Black-Scholes pricing model discussed above.

December 18, 2012

On December 18, 2012, we granted 69.96 incentive units with a fair value of $5,773,849.

Significant factors in determining the value of this grant were the same as those considered in connection with the November 13, 2012 transaction discussed above as well as:

•	The confidential submission of the draft registration statement to the SEC on December 11, 2012.

•	The timing of the initial public offering was uncertain and served to depress the value.

In addition, we considered the Black-Scholes pricing model discussed above.

December 21, 2012

On December 21, 2012, Mr. Storms, our CEO, purchased 12.59 shares from certain of our founders for $750,000 with a fair value of $1,068,397.

Significant factors in determining the value of this grant were the same as those considered in connection with the December 18, 2012 transaction discussed above.

December 24, 2012

On December 24, 2012, we issued 22.82 shares for a registration rights penalty with a fair value of $1,674,704.

Significant factors in determining the value of this issuance were the same as those considered in connection with the December 21, 2012 transaction discussed above.

January 9, 2013

On January 9, 2013, one of our strategic partners purchased 4.11 shares from one of our founders for $300,000 with a fair value of $338,102.

Significant factors in determining the value of this grant were the same as those considered in connection with the December 21, 2012 transaction discussed above plus the receipt of a response to the draft registration statement from the SEC.

January 15, 2013

On January 15, 2013, one of our directors purchased 8.55 shares from one of our founders for $375,000 with a fair value of $702,622.

Significant factors in determining the value of this grant were the same as those considered in connection with the January 9, 2013 transaction discussed above.

January 18, 2013

On January 18, 2013, we sold a 0.29% ownership interest in us for $500,000 in an arm’s length transaction. This transaction resulted in an indicated value of $170,000,000 on a marketable basis.

Significant additional factors in determining the fair value of our common stock as of this date were the following:

•	The sale of equity in an arm’s length transaction at a price approximately 3% lower than the previous sale of equity at October 23, 2012.

•	The confidential submission of the draft registration statement to the SEC on December 11, 2012.

•	Our view that an initial public offering, while still feasible, had not occurred and would be delayed for an indeterminate length of time.

These factors showed we had continued to make progress with our business plans, but that a delay in the initial public offering was possible, making the liquidity of the investment less predictable and reducing our valuation.

January 22, 2013

On January 22, 2013, one of our founders sold a 0.29% ownership interest in us in an arm’s length transaction for $500,000. This transaction resulted in an indicated value of $170,000,000 on a marketable basis.

Significant additional factors in determining the fair value of our common stock as of this date were the following:

•	The sale of equity in an arm’s length transaction to invest in us at a price equal to that of the previous sale on January 18, 2013.

•	Our view that an initial public offering, while still feasible, had not occurred and would be delayed for an indeterminate length of time.

We determined that these factors did not justify an increase in our valuation.

February 1, 2013

On February 1, 2013, one of our founders sold a 0.88% ownership interest in us in an arm’s length transaction for $150,000. This transaction resulted in an indicated value of $170,000,000 on a marketable basis.

Significant additional factors in determining the fair value of our common stock as of this date were the following:

•	The sale of equity in an arm’s length transaction to invest in us at a price equal to that of the previous sale on January 22, 2013.

•	Our view that an initial public offering, while still feasible, had not occurred and would be delayed for an indeterminate length of time.

We determined that these factors did not justify an increase in our valuation.

February 28, 2013

On February 28, 2013, one of our directors purchased 1.71 shares from certain of our founders for $100,000 with a fair value of $140,250.

Significant factors in determining the value of this grant were the same as those considered in connection with the February 1, 2013 transaction discussed above.

March 12, 2013

On March 12, 2013, certain of our founders sold 4.33 shares for $250,000 with a fair value of $350,625.

Significant factors in determining the value of this grant were the same as those considered in connection with the February 1, 2013 transaction discussed above.

April 5, 2013

On April 5, 2013, we granted 67.93 shares to an entity controlled by Mr. Von Allmen with a fair value of $5,273,540.

Significant factors in determining the value of this grant were the same as those considered in connection with the February 1, 2013 transaction discussed above.

Fair Value Measurements

Fair Value Hierarchy

We determine fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices for identical assets or liabilities in active markets accessible to us at the measurement date.

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Level 2 Inputs: Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

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Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The fair value measurement level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Transfers between levels of the fair value hierarchy are deemed to have occurred at the end of the reporting period.

Determination of Fair Value

The categorization of an asset or liability within the fair value hierarchy is based on the inputs described above and does not necessarily correspond to our management’s perceived risk of that asset or liability. Moreover, the methods used by our management may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although we believe the valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments and nonfinancial assets and liabilities could result in a different fair value measurement at the reporting date. Descriptions of the valuation methodologies, including the valuation techniques and the input(s) used in the fair measurements for assets and liabilities on a recurring and nonrecurring basis are itemized in footnote (3) of the Liquid Holdings Group, LLC December 31, 2012 financial statements.

Impairment of Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is generally based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition, as well as specific appraisal in certain instances. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a cash flow model. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

JOBS Act

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other companies.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. This ASU allows an organization to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test for indefinite-lived intangible assets. An organization that elects to perform a qualitative assessment is required to perform the quantitative impairment test for an indefinite-lived intangible asset if it is more likely than not that the asset is impaired. The ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. We adopted the provisions of this ASU as of April 24, 2012. We believe that adoption of this guidance will not have a material impact on our consolidated financial statements.

INDUSTRY

Industry Overview

We have developed and provide proprietary next generation software technology that seamlessly integrates trading, real-time risk management, accounting, reporting and administration tools in a single platform for the financial services community. Our current target customers include:

•

Hedge Fund Managers: Hedge funds refer generally to a privately offered investment vehicles that pool the contributions of their investors in order to invest in a variety of asset classes, such as equity securities, futures contracts, options, bonds, and currencies. We offer our platform to the hedge fund community through both direct customer sales and indirectly through wholesale institutional licensing; and

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Financial Institutions: These entities include large brokerage institutions and prime brokers who may employ our technology on their trading desks to service their hedge fund clients or to support trading in their asset management operations. In addition, these entities may also license our platform to re-sell to their hedge fund and asset management clients. As a result, we may sell our software directly to or indirectly through these financial institutions.

We also target other prospective customers such as family offices, independent wealth managers, proprietary trading firms and mutual funds. We may offer our platform to these customers through direct sales and indirectly through wholesale institutional licensing.

Market-Size Overview

We believe that the investment management industry has substantially recovered from the 2008 financial crisis and continues to expand driven by demand for alternative asset class investing.

•

Hedge Fund Managers: According to Hedge Fund Research, Inc., alternative asset managers’ assets under management, or AUM, reached an all-time record of $2.25 trillion in 2012 and assets have grown 12.5% annually since 2008. Furthermore, we believe investors have been seeking innovative, alternative investment styles compared to more traditional portfolio management. This development has led to an increase in the number of small to medium-sized investment managers and proprietary trading firms and the growth in demand for diversification into new asset classes. Hedge Fund Research, Inc. also reports that, at the end of 2012, the number of hedge funds increased to 7,940 compared to 7,200 at the end of 2010, experiencing 10% growth over that period. Of these hedge funds, more than 75% are small to medium-sized hedge funds with $500 million or less in AUM.

•

Financial Institutions: We believe that we offer financial institutions an attractive, cost effective and integrated solution to displace multiple legacy systems for their internal use, such as their own hedge funds or private banks, and to license our platform for their institutional clients’ use, for example in their capacity as a prime broker for outside hedge funds. According to Hedge Fund Research, Inc., a small number of prime brokerage firms account for the majority of alternative AUMs. By targeting this section of the market we believe we could service the majority of the hedge fund/family office community who utilize these prime brokers for custody and other services.

Industry Challenges Driving Demand

Many factors influence the demand for cost effective technology products and services supporting the financial services community. Some of these factors include:

•	the increase in allocation of alternative assets in investing portfolios;

•	the proliferation of trading venues and exchanges creates complexity of connectivity as managers seek access to these fragmented marketplaces;

•	increased market regulation and scrutiny across global markets has raised the compliance cost burden as well as the need for data security;

•	increased demand by end investors for portfolio transparency and liquidity through managed account investment allocations; and

•	increased pressure on performance based fee structures which has created a need for cost structure improvements.

The increase in allocation of alternative assets in investing portfolios: Investment managers, in the aggregate, offer services to their clients which enable them to trade virtually every asset class available. While the World Federation of Exchanges reports the number of electronic order book global equity trades to have increased by greater than 77% from 2007 through 2011, trading in other asset classes has risen as well. According to the Futures Industry Association’s 2008 Annual Volume Survey, global listed derivative contracts traded in 2007 totaled greater than 15 billion across 69 exchanges. The Futures Industry Association’s 2011 Annual Volume Survey reports that the number of derivative contracts grew to almost 25 billion across 81 exchanges in 2011. The 2011 World Federation of Exchanges Derivatives Market Survey indicates that significant growth was observed as the number of currency options and futures traded worldwide exhibited a compounded annual growth rate of 63% between 2004 and 2011. Likewise, according to the 2011 World Federation of Exchanges Derivatives Market Survey, the number of commodity options and futures traded worldwide increased by more than four times between 2004 and 2011. Not only are the number of trades and volume increasing, but also, the notional amounts underlying these trades are increasing. Between June 2010 and June 2012, the notional amount outstanding of OTC derivatives increased from over $582 trillion to nearly $639 trillion, as reported by the Bank for International Settlements. We believe that this increase in trading of alternative asset classes is driving investment managers to seek out products and services that allow them to facilitate their business in a cost effective manner.

Trading liquidity has been dispersed due to the proliferation of trading venues and exchanges, thus creating complexity of connectivity for managers seeking access to fragmenting marketplaces: Trade execution has become increasingly complex as a result of new trading platforms and fragmentation of liquidity. Central marketplaces have become less dominant in the U.S. According to the BATS Market Volume Survey, in April 2013, BATS handled approximately 10.9% while Direct Edge handled approximately 10.3% of the U.S. monthly average equity trade volume, indicating considerable migration of liquidity from more traditional stock exchanges like NYSE and NASDAQ. We believe that efficient global market connectivity across all asset classes has become a critical component of competitiveness for service providers to the trading/asset management industry.

Increased market regulation and scrutiny across global markets has raised the compliance cost burden and the need for data integrity: The evolving requirements of increased regulation, such as the Dodd-Frank Act, have increased the regulatory burden on the financial services community. The Dodd-Frank Act eliminated the exemption from investment adviser registration that previously applied to private fund advisers and instituted detailed reporting requirements about their trades and portfolios. In addition to the Dodd-Frank Act, the SEC has increased its focus on how investment management firms are assuring effective oversight of their activities. We believe that these increased regulatory requirements will affect the investor relations, compliance, reporting and legal functions at all investment management firms. According to PricewaterhouseCooper’s paper titled, “Top issues facing asset managers,” this heightened regulatory environment is likely to continue for the foreseeable future, putting an additional cost burden on investment managers – both traditional and alternative.

Hedge Fund Adviser SEC Registration

US Firms: Q3 2012

Increased demand by end investors for portfolio transparency and liquidity through managed account investment allocations: Since the financial crisis, end investors have increased allocations to investment managers through the use of separately managed account structures. These structures allow end investors to keep custody of their assets (rather than invest in an intermediary vehicle with other investors that offers less transparency) and specify precise guidelines for investing said account, including transparency and liquidity constraints. End investors are increasing the reporting burden by demanding real-time position reporting across multiple managers and asset classes in order to assess overall portfolio risk and to reveal unusual concentration exposures.

Increased pressure on performance based fee structures causing revenue compression: There is a need in the financial services community for products and services that span the transaction lifecycle, from data delivery to pre-trade analytics, trade execution and post-trade operations. We believe most investment managers currently use a combination of independent technology vendors, in-house technology departments, large broker/dealers and exchanges to meet their infrastructure and disparate market connectivity requirements. These requirements and fee erosion have impacted profitability. Overall, management fees have generally remained flat since 2008 according to Hedge Fund Research, Inc. In its 2012 Third Quarter HFR Market Microstructure Hedge Fund Industry Report, Hedge Fund Research, Inc. reported that average performance fees for investment managers was 18.6% in the third quarter of 2012, representing a meaningful compression of 0.70% since January 2008.

Due to many of the foregoing market factors, the asset management industry has experienced profit margin erosion over the past few years. According to an October 2012 McKinsey & Company publication titled “The Asset Management Industry: Outcomes Are the New Alpha,” operating profit margins for asset managers in McKinsey & Company’s 2012 Asset Management Benchmarking Survey have dropped 20% from 2007 to 2011, with 35% of total expenses for asset managers attributed to operations, technology and administrative functions. As a result, we believe that demand has increased for cost-effective and robust products and services for the asset management community that can help them effectively address the foregoing challenges and maximize profitability.

BUSINESS

Overview

Liquid Holdings Group has developed and provides proprietary next generation software technology that seamlessly integrates trading, real-time risk management, accounting, reporting and administration tools in a single platform for the financial services community. Our current and prospective customers include small to mid-sized hedge fund managers, asset managers, wealth management offices, family offices and financial institutions. We deliver our technology efficiently, quickly and securely as a SaaS solution through the “cloud,” or as a software installation on our customer’s premises. The advanced feature set of our platform includes customizable and rapidly deployable multi-asset class trading software coupled with real-time risk management, accounting and reporting capabilities.

We believe that our platform’s comprehensive, real-time approach provides a distinctive offering to our customers. We believe our comprehensive approach creates efficiencies for our customers by reducing the number of service provider relationships the customer needs to manage and maintain and reducing the level of IT personnel necessary to support and integrate those multiple applications.

Liquid Holdings Group was founded to develop and provide a seamless securities trading technology solution to meet a demonstrated need in the financial services community for global market access, risk management and portfolio accounting and reporting services. During the financial crisis, with high rates of asset management redemptions and the unpredictable nature of financing markets, it was clear to our founders that superior technology was needed to enable more informed decision making, manage risk better and provide broad access to liquidity. In addition, as a result of the Dodd-Frank Act, many financial institutions have exited or plan to exit proprietary trading, which has caused many traders to leave institutions to establish small to mid-sized funds. All of these funds require a cost effective technological solution to meet their trade execution, risk management and accounting and reporting needs.

The acquisition of a controlling equity interest in GMA by Brian Ferdinand, our Vice Chairman of the Board and Head of Corporate Strategy and one of our founders, and Robert Keller, another one of our founders and a former member of our Board of Directors, provided the key element of our development as a technology company by establishing our trading technology and developing our accounting, reporting and administration technologies. The acquisition of our risk management technology, its integration with our trading, accounting, reporting and administration technologies, and the acquisition of our broker-dealer and FCM (currently our independent introducing broker) operations give us a comprehensive platform for our target market. Our platform utilizes a core framework shared among all of its components, which allows us to deliver an integrated, scalable and customizable software solution to participants in the financial services community.

We have been able to attract a seasoned team of executive management and a Board of Directors with extensive industry experience. With our enterprise scale and technology architecture, we believe Liquid Holdings Group has created the technology standard for trading, global risk management, and account management in terms of features, security, reliability, and cost for participants in the financial services community.

Our platform offers the following features and capabilities:

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A Single, Consolidated Portfolio View. We offer a single trade, order and position management solution for multiple asset classes such as equities, options, futures, fixed income securities and FX. Our customers can aggregate positions, exposures and risk metrics across all of their portfolios and asset classes on a single screen in real-time. With our platform there is no need to purchase or integrate several external programs to consolidate risk management, accounting and reporting functions across asset classes;

•	Broker, Execution and Clearing Firm Neutral. We provide our customers with the independence to select their preferred broker execution venues and clearing relationships. Our technology is able to connect our customers seamlessly to prime brokers and over 100 liquidity destinations, including broker-dealers, private alternative trading systems/platforms, or dark pools, and other electronic communication networks, or ECNs. We do not monetize, sell, or take the opposing side of our customers’ order flow, nor do we act as a market maker. Our technology allows our customers to be “broker neutral” in their choice of where a trade is executed, how it is sent to the market, and who executes and clears the trade. We have established connectivity with some of the most recognized prime brokers and banking platforms in the world, offering our customers the ability to access these relationships for capital introduction and execution services globally;

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Real-Time Portfolio Risk Management and Scenario Analysis. The architecture of our platform enables our customers to perform highly complex computations of risk and project probabilistic scenarios using data feeds in real-time. This allows our customers to quantify the probability of portfolio risk based on variables that they input to simulate a macro or micro event based on historical market events. It also enables users to calculate theoretical values instantly for over a dozen historic market events and crashes to simulate portfolio performance in times of market volatility. Our platform automatically routes trade data to our risk management system for real-time analysis. We believe most of our competitors offer this type of analysis only on an end-of-day or as-requested basis; and

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Accounting and Reporting Management, Fee Management, and Transaction Cost Analysis. Our accounting and reporting database was designed to reconcile a vast number of trades and their associated fees and transaction costs, giving traders and managers a clear and concise view of their portfolio accounting, including exchange/ECN fees, “soft dollar” arrangements, and brokerage and accounting adjustments. Our flexible and scalable architecture allows traders, operations personnel and senior management to view customized reports on an individual, group or enterprise wide basis.

We have branded our risk metrics platform as LiquidMetrics, our trading platform as LiquidTrade and our accounting platform as LiquidView, together constituting the Liquid Platform.

We sell our platform in two ways: directly to customer and through volume based institutional licensing. Direct sales are primarily focused on hedge funds and other asset managers who seek more effective and cost efficient trading and risk management solutions, robust technology and access to prime brokerage services. Institutional licensing is focused on financial institutions seeking to reduce their technology, infrastructure, and support expenditure. Direct customer revenue is earned through software licensing and subscription fees. Institutional licensing revenue is earned through software licensing and subscription fees, integration and customization fees, and hosting and gateway fees.

We believe that hedge funds and other asset managers need a comprehensive, cost effective way to manage their trading and exposure. The economics for hedge funds and other asset managers who currently use disparate technology offerings creates a market opportunity for us. We believe that the costs to license, maintain, and integrate technology for all but the largest funds are daunting due to complexity and interconnectivity of marketplaces, the increasing mix of asset classes to trade, the demand from investors for increased transparency, and ever-changing regulatory requirements.

Larger institutions are facing similar economic and regulatory pressures. Many large institutions are suffering from a decrease in trading volume, compressed commission margins, and technology sprawl due to new regulation and the need to connect and trade multiple asset classes. At the same time, we believe that technology budgets at large institutions are under pressure and many technology managers are being charged with reducing costs and headcount. Because our platform can be securely delivered as a SaaS offering, the need for costly investment in infrastructure and connectivity can be significantly reduced or eliminated. In addition, our platform, by its already integrated nature, can obviate the need for additional support personnel, and the cadre of developers, project managers, and testers required for complex development and maintenance of integration software to tie together disparate technology offerings.

Our Strengths

Our strengths include:

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State of the Art Technology. Our technology platform utilizes a state of the art flexible and scalable framework-based technology architecture that integrates order, trade, execution, real-time risk and portfolio management functions as well as accounting and reporting software for multiple asset classes on a single platform. Our platform is flexible and highly customizable, allowing our customers to match the use of our platform with their specific business processes and workflows. The flexibility of our platform also allows our customers to deploy our technology offerings individually or in any combination;

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Cross-Asset, Multi-Currency, Broker, Execution and Clearing Firm Neutral Platform. We have designed a cross-asset, multi-currency, broker, execution and clearing firm neutral platform providing our customers with access to over 100 sources of liquidity, including connectivity to top-tier investment banks and prime brokers. Using industry standard protocols, our platform has the ability, following basic certification procedures, to connect to any prime broker, exchange, dark pool or institution globally. We are able to efficiently integrate and interconnect our platform with the existing infrastructure of these institutions;

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SaaS Delivery. We are able to deliver our technology platform to customers using a SaaS delivery model. Our SaaS delivery option increases efficiency, reduces customer infrastructure costs and accelerates deployment. The SaaS capability allows our customers to deliver our platform to their employees and other end-users within days or even hours of our completing the sales cycle. Our SaaS delivery model enables us to realize and provide efficiencies and economies of scale in delivering and supporting our software in the following ways:

•	Our centralized server-based delivery of software makes installation, upgrades and support easy to implement and gives us the ability to control the user experience and quality of service;

•	The economics inherent in deploying our software makes SaaS delivery beneficial for both us and our customers by optimizing the utilization of servers and reducing fixed costs; and

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SaaS delivery enables our customers to deliver our technology to their employees and other end-users on any device, anywhere, anytime, thereby giving them greater flexibility in how and where they use our technology platform;

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Strong and Experienced Management and Board of Directors. Our seasoned management team has, individually and collectively, decades of experience in delivering innovative technology and working in the financial services community. Our senior management team and Board of Directors includes the former Chairman of NYMEX, the former Chairman and Chief Executive Officer of UBS Global Asset Management (Americas) Inc. and Marsh Inc., and a former Partner and Managing Director of ECHOtrade, a high volume, 400-manager proprietary algorithmic trading firm; and

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Continued Innovation Through Collaborative Product Development. The majority of the features in our platform were designed in collaboration with existing and prospective clients based on their specific functionality requests.

Our Strategy

We intend to position ourselves as a provider of value added software solutions that integrate trading, real-time risk management, accounting, reporting and administration tools for multiple asset classes on a single platform. We believe our unique software design allows us to deliver a comprehensive suite of products and services at a price point that is lower than that currently offered by our competitors for comparable products and services. The following are key elements of our strategy:

•	Bringing a combination of an integrated technology platform, competitive pricing and efficient product delivery that is disruptive to the current marketplace;

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Providing a superior product and an economical solution to underserved segments of the financial services community such as small to mid-sized hedge fund managers, asset managers, wealth management offices and family offices;

•	Providing larger financial institutions with an attractive, cost effective and integrated solution for internal use and licensing to their clients;

•	Growing our market share through internal development and selective acquisitions;

•	Extending our global reach by entering into additional international and developing markets in which we believe there will be demand for our products and services; and

•	Leveraging relationships with independent third-party asset allocators to accelerate the distribution of our technology.

Our Products and Services

Our proprietary technology platform offers professionals in the financial services community a comprehensive, interactive solution for seamlessly integrating trading, real-time risk management, accounting, reporting and administration tools. These combined technologies allow our customers to automate and coordinate front-office trading functions, middle-office risk management and reporting functions, and back-office accounting functions. We believe our platform enables our customers to focus on core operations, to better monitor and manage investment performance and risk, to improve operating efficiency and to make more informed decisions and reduce operating costs. Our platform’s SaaS delivery option allows our customers to deliver products to their employees and other end-users on any device, anywhere, anytime, which creates flexibility in how, when and where our technology can be used. Our product also offers a fully customizable interface that enables users to tailor the execution system to the local user environment.

Trading Technology. Our proprietary trading technology is a cross-asset, multi-currency anonymous execution trading solution. It has connectivity to over 100 sources of liquidity, venues where buyers meet sellers, where bids and offers are provided and where trades are executed. This includes current connectivity with four prime-brokers, multiple dark pools and market makers. Our trading technology enables a single trade, order, and position management solution for multiple asset classes such as equities, options, futures, fixed income securities and FX. It is designed to be broker, execution, and clearing firm neutral, which allows our customers to choose any broker-dealer to execute and/or clear their trades.

Our trading technology provides extensive functionality and is accessible through a user-friendly and fully customizable interface. This customizable trader interface features dynamic window tabbing, custom visual filter alerts, user-created lists and symbol groups, window linking, extensive color and font selections, data refresh rate settings, alerts regarding securities that are difficult to borrow and multi sorting capabilities. Using a core framework for profiles and layouts, our trading technology provides traders the unique ability to access their saved elements from anywhere. Our proprietary sharing mechanism also enables circulation of trader-based objects across multiple users instantly.

The trading technology’s blotter window, the screen a trader uses to manage positions, is a powerful tool with custom grouping, filtering, subtotaling capabilities for accurate real-time profit and loss (P&L), monitoring and risk management across multiple accounts and users. The blotter window enables our customers to review all positions and risk metrics in a combined format. There is no need for filters, add-ons, or external programs to consolidate risk or P&L positions. By allowing our customers to set custom grouping characteristics, both traders and managers can accurately gauge their true cumulative market exposure. In addition, traders can enter, view, and modify live orders across multiple accounts directly from the blotter window, providing them an efficient, centralized trade management mechanism. Our trading solution can be used as a free standing technology, and is also available in a fully integrated platform with our accounting, reporting and risk management tools.

Risk Management Technology. Our proprietary risk management technology was built and designed for continuous, on-demand risk management calculations. While most of our competitors’ solutions generally only offer this type of analysis on an end-of-day or as-requested basis, our technology is designed to perform highly complex computations of risk and project probabilistic scenarios in real-time. Our risk management solution’s capabilities include end-to-end risk, portfolio, and volatility management as well as value-at-risk stress and scenario tests. This technology enables users to calculate theoretical values instantly for over a dozen historic market shocks and crashes in order to simulate portfolio performance in times of market volatility. It also allows our customers to quantify the probability of portfolio risk based on variables that they input to simulate a macro or micro event based on historical market events. Our risk management technology can be used as a free standing technology and is also available in a fully integrated platform with our trading, accounting, reporting and administration tools.

Accounting and Reporting Technology. Our proprietary accounting, reporting, fee management and transaction cost analysis database is designed to reconcile vast amounts of trades and their associated fees. The accounting database gives traders and managers a clear and concise view of their portfolio accounting, including exchange/ECN fees, “soft dollar” arrangements, brokerage and accounting adjustments. The accounting and reporting software uses a web-based portal, providing managers and customers with instant access to accounts. Its multi-platform delivery capability to platforms such as Windows, Mac, iPad, iPhone, and Android provides our customers with significant flexibility. Our accounting and reporting technology can be used as a free standing application and is also available in a fully integrated platform with our trading and risk management tools.

Support and Maintenance. We offer full time multi-tier support services to all of our customers to assist in the successful implementation of our platform and to optimize our customer’s use of our platform during the terms of their subscription contracts. Our internal logging system tracks request for support from the time they are reported through their resolution, ensuring quality and consistency of service. We utilize remote access, system diagnostic and network traffic analyzing tools to quickly pinpoint and resolve support requests allowing our staff to diagnose issues remotely and economically. On an ongoing and as-needed basis, we plan to expand and update our technical support documentation using manuals, online videos and FAQ/Wiki pages. Typical methods of communication from and to customers include: traditional voice (telephone) as well as instant messaging (IM), email, text (SMS) messages, and broadcast messages within the software. Once we are notified of a support issue, it is logged into our tracking system and assigned a severity level. Efficient resolution is accomplished by routing workflow through “tiers” of support. If a timely resolution to an issue cannot be reached, it is escalated to the next Tier. Tier 1 Support Staff constantly monitor phone, email and IM for any incoming requests. Upon discovery or notification, all incidents and bugs are entered into our internal management tracking tool and routed to the correct department for resolution. If a support issue cannot be resolved within the Tier 1 parameters, it will be escalated to Tier 2 or Tier 3 to more experienced and senior staff for notification and resolution. Once a particular trader’s operation is impacted to a greater level of severity, an escalation process is implemented and senior management at the Company are immediately notified and kept informed regarding problems and time-to-resolution estimates.

Broker-dealers and Independent Introducing Broker. Our broker-dealer entities, Liquid Prime Services and Liquid Trading Institutional, and our independent introducing broker entity, Liquid Futures enable us to facilitate ancillary execution services for our customers as a derivative of our technology business, which may allow us to leverage our institutional relationships by providing agency or introductory brokerage services in order to pass on savings for execution services through lower commission rates to our customers. Our broker-dealers and independent introducing broker do not handle customer funds or provide clearing services. They do not risk our capital or participate in any proprietary trading ventures. They are, however, generally required to indemnify the clearing firms and prime brokers for certain liabilities arising from our customers’ failure to satisfy their obligations to the clearing firms and prime brokers, where we have made the introduction. On June 1, 2013 we plan to cease over-the-counter brokerage operations for Liquid Prime Services and Liquid Futures. Going forward, Liquid Prime Services and Liquid Futures will continue to be key components of our business strategy by providing agency brokerage services and facilitating the introduction of client assets to custody banking relationships. Both Liquid Prime Services and Liquid Futures will remain regulated entities with oversight from FINRA and the SEC, and the NFA and CFTC, respectively. We do not expect the cessation of the over-the-counter brokerage operations of Liquid Prime Services and Liquid Futures to impact our ability to provide agency brokerage services and facilitate the introduction of client assets to custody banking relationships. By remaining complimentary service providers to our technology platform customers, Liquid Prime Services and Liquid Futures will no longer generate any significant transaction or other revenue, but will continue to incur salary, regulatory, accounting, legal and administrative expenses. See the section titled “Unaudited Pro Forma Condensed Consolidated Financial Statement” for a quantitative illustration of the effect of ceasing over-the-counter brokerage operations.

Our Technology

We believe that our platform provides an intuitive and customizable solution that facilitates high levels of adoption with limited need for training. Our technology platform is developed in a proprietary manner, with its core written in Java, a widely used programming language. We have designed our SaaS platform with a thin-client architecture, which does not require our customers to install large, complex software on their own computer and is accessible via a standard web browser, providing powerful and secure capabilities in an enterprise solution. Our proprietary technology platform stores all of our customers’ trading information for analytics. Our infrastructure is sound, with several layers of redundancy built into both the software and our network. By utilizing carrier neutral data centers, we believe that we provide our customers with low latency and optimized connectivity. We use industry standard security and encryption and host our core software in secure, industry standard data centers. These data centers are the principal data centers for a very large percentage of the financial institutions and vendors serving the financial services sector. All connectivity between data centers and offices has multiple geographically diverse pathways provided by different carriers to reduce specific vendor risk.

Trading. The core technology of our trading platform, LiquidTrade, is comprised of a framework that offers an application programming interface, or API, for accessing components and services. Strong adherence to modern programming paradigms and use of patterns make the framework very flexible and provide a host of deployment options. Most of the services can reside on different machines. Our trading technology also offers a unique and flexible architecture built around loosely coupled services and set on an easily expandable core infrastructure. Since our trading technology is data provider neutral, the interface exposed by the services allows applications to request specific data regardless of the provider. An example of such a service is our Quote Management System, which can be powered by a number of plug-ins for different data vendors at the same time.

Our trading technology can also accept order generation via automated trading strategies through its exposed API, and is capable of receiving reports for executions done on another venue. This feature allows traders the ability to both automate their order flow, and also monitor, manage, and exit their positions with all the benefits of a “screen based” platform. These features are especially useful for a growing segment in the marketplace where the speed and sophistication of automation is essential, but powerful tools for portfolio and position management are also critical.

Some of the application features include:

•	multiple brokers and multiple accounts capabilities;

•	data provider neutral;

•	real-time analytics and P&L with various filtering and grouping display;

•	risk management tools;

•	advanced order types and simulated order types;

•	basket trading and symbol grouping;

•	powerful user management with levels of access, subordination and cross-accounts monitoring; and

•	profile management system with sharing capabilities.

Risk Management. Our risk management platform, LiquidMetrics, extrapolates data from the core database and channels that data into our risk management mechanism which provides real-time income statement, fund performance, stress testing and risk analysis in a user-friendly format. These reports are calculated on a five second time delay, and output is generated in a portable document. This additional layer of risk management is a tool for our direct customers and institutional licensees alike, particularly due to its intuitive interface and output mechanism. These reports can be distributed several ways, including automated email attachment, mobile (iPad, iPhone and Android devices) and web-based HTML5 format.

Accounting and Reporting. The integrated database of our accounting and reporting platform, LiquidView, incorporates a proprietary solution for monitoring trade data, reconciling accounts, trades, and income statement management. This administrative technology aggregates trade data across brokers, clearing firms and accounts into a reporting format for administration and accounting, in real-time. These reports can also be distributed several ways, including automated email attachment, mobile (iPad, iPhone and Android devices) and web-based HTML5 format.

Research and Development

The responsibilities of our research and development department include product management, product development, quality assurance and technology operations. Our research and development department is located primarily in our New York City headquarters.

Parts of our core software technology were developed by entities which we acquired. Our team has integrated these technologies into one seamless platform, creating a differentiated solution for participants in the financial services community. To achieve optimal performance from our systems, we are continuously rewriting and upgrading our software. Use of the latest technology not only improves our performance but also helps us attract and retain talented developers. We are continuously refining our automated and integrated, real-time systems for trading, risk management, accounting, reporting and administration. In addition, we supplement our own research and development by outsourcing certain research and development projects to third-party service providers. We retain all intellectual property rights to any technology developed by our third-party service providers. The standards and policies of our research and development department set firm guidelines for build development, and ensure not only high reliability and performance, but also future scalability. As of March 1, 2013, we had six employees in research and development.

Customers

Our current and prospective customers are primarily small to mid-sized hedge fund managers, asset managers, wealth management offices, family offices and financial institutions. Our technology platform is available to our customers as an entire suite or customers can purchase products a la carte. As of March 31, 2013, we had 24 customers comprised of proprietary traders, small to mid-sized hedge funds and risk managers utilizing 350 units of our software product offerings. To date, our typical customer contracts do not have a fixed contract term and can be terminated with 30 days’ prior notice; payment on the contracts is due monthly. Going forward, however, we expect that our future customer contracts will have a one-year contract term which will renew automatically for successive one-year terms, unless notice of termination is given at least 60 days prior to the contract’s expiration date; payment on the contracts will be due monthly. Our customers are, based on their respective billing addresses, located in the United States and Europe, with U.S. customers representing 66% of our revenue and customers outside of the United States representing 34% of our revenue in 2012. As of December 31, 2012, a single customer, QuantX, an entity with which Messrs. Ferdinand, Schaeffer and Keller are affiliated, represented 34% of our total revenues and 75% of our software licensing revenues. In addition, for the period from April 24, 2012 through December 31, 2012, all related parties, including QuantX, represented 38% of total revenues and 86% of our software licensing revenues.

Sales and Marketing

We sell our platform through direct customer sales and through wholesale institutional licensing primarily to small to mid-sized hedge fund managers, asset managers, and wealth management offices, who generally seek more effective and cost efficient trading, risk management, accounting and reporting solutions with robust execution and access to prime brokerage services. We also sell to larger broker-dealers and mid to large-sized hedge funds seeking to reduce their technology and infrastructure costs by outsourcing software development related to trade execution, risk management, and accounting and reporting internally and to their customers.

We develop sales pipelines and enhance brand awareness through our marketing initiatives. Our marketing programs target industry executives, technology professionals and senior business leaders. Our principal marketing initiatives include: lead identification, conference attendance and networking events, direct sales through industry contacts, partnerships, joint marketing efforts and leveraging our strong relationships with third party asset allocators.

As of March 1, 2013, we had six employees in sales and marketing. We intend to continue to invest in our sales and marketing function to drive long-term growth. Our sales team is organized with staff in New York and London. Our senior management contributes significantly to the sales effort because of their knowledge of the company product and services offerings and their extensive network in the target customer bases.

Competition

The software and services market for asset management and financial institutions software is a fragmented, highly competitive and rapidly evolving space. This market is subject to changing technology, shifting customer needs and frequent introductions of new products and services. Competitors vary in size, scope of services offered and geographic presence.

There are three categories where we face significant competition:

•

Trading Technology: Since we support multiple asset classes, we compete with numerous technology vendors who provide order and execution management software. These include RediPlus (a licensed product of Goldman Sachs Execution & Clearing, L.P.), Eze Castle Software, Inc., LineData Services S.A., Charles River Systems, Inc., The Abernathy MacGregor Group, Bloomberg L.P., The Bank of New York Mellon Corporation, or BNY Mellon, BNY ConvergEx Group LLC, Fidessa Group PLC, ION Trading, Inc., Investment Technology Group, Inc., or ITG, Orc Software Inc., RealTick LLC, NeoVest, Inc., SunGard Data Systems Inc., or SunGard, and Trading Technologies International, Inc.

•

Accounting and Administration: Due to the comprehensive nature of our post-trade services, we compete with several major and small administrators that provide accounting and administration software and services, including BNY Mellon, The Citco Group Limited, Cogency Software, Inc., Northern Trust Corp., SEI Investments Co., SS&C Technologies Holdings, Inc., or SS&C, State Street Corporation, Fortis Bank NV/SA and BAML Capital Access Funds.

•

Risk and Portfolio Management Solutions: There are numerous risk management solutions software providers in the market. We compete with Risk Metrics and Barra (products of MSCI Inc.), ThompsonReuters, Statpro Group plc, OminHedge (a product of Delta Hedge Systems), Investor Analytics LLC, ConceptONE LLC, Calypso Technology, Inc., Numerix LLC, Imagine Software Inc. and a number of smaller consulting firms providing risk management and risk monitoring services.

In addition to technology companies, we also compete against certain broker-dealers who provide trading software similar to ours. These competitors include BTIG LLC, Conifer Securities, LLC (which recently announced its proposed acquisition by Jones Trading Institutional Services LLC), Goldman, Sachs & Co., Interactive Brokers LLC, Lightspeed Financial, Inc. through its Lightspeed Trader platform and Wells Fargo Securities, Inc. through its Merlin Securities business. We also compete with full services (suite) providers such as Paladyne Systems Inc., Asset Control Systems Inc., Athena Investment Systems LLC, Nirvana Financial Solutions, Investcloud LLC, MIK Group, Agio International Company, LTD, Saxis Group, LLC, Hazel Tree Fund Services, LLC, Sungard through its Hedge360 service, SS&C, Advent Software, Inc. and Misys-Sophis.

We believe we compete favorably in each of these areas based on our cloud deployed, comprehensive approach, ease of use, scalability and flexibility, integration, security, reliability, the brokerage services, liquidity available through the platform, the speed of execution, asset class coverage and risk management capabilities. We also believe our broker, execution and clearing firm neutrality is attractive to many prospective customers. We believe our ability to offer customers a single platform to access all the above mentioned services desired by participants in the financial services community is an important competitive advantage. Our competitive position is also bolstered by the breadth of workflow functionalities we offer across the entire transaction lifecycle, including pre-trade, trade and post-trade services.

Intellectual Property

To protect our integrated technology platform and our products, we rely primarily on patent, trademark, copyright and trade secret law. We have filed an omnibus utility patent application with the USPTO directed to our integrated technology platform with trade execution, risk management, accounting and reporting capabilities. To date, no patent has issued under this application and we have not been issued any other patents covering our technology platform or filed other patent applications that are currently pending. We have developed and own proprietary software to operate our integrated technology platform that is protected under copyright law and trade secret law and have also licensed certain commercially available software.

As part of our strategy to protect our proprietary technologies and products and our intellectual property rights from unauthorized parties that may attempt to copy aspects of our products or obtain and use our trade secrets or other confidential information, we generally enter into confidentiality agreements with our employees, consultants and end-user customers, and generally limit access to and the right to use and distribute our proprietary information and proprietary technology.

Regulation

Our securities and futures businesses are subject to substantial regulation by U.S. federal and state regulatory agencies and derivatives, futures and securities exchanges and self-regulatory organizations, which can result in, among other things, substantial compliance costs. There are a number of proposals pending before federal, state, and foreign legislative and regulatory bodies (including changes in interpretation or enforcement) that could subject some or all of our businesses to increased regulation and/or additional regulatory and/or compliance costs.

These existing and proposed laws and regulations can be costly to comply with and can increase our operating costs, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices. Additionally, their constant fluctuation also presents us with certain uncertainties as to whether it may be exempted or may otherwise seek certain safe harbors from these regulations. As a global service provider to participants in the financial markets, to the extent that different regulatory regimes impose inconsistent or iterative requirements on the conduct of our business, we will face complexity and additional costs in our compliance efforts.

With respect to our technology business, we provide passive communication technology to our customers - such as money managers, hedge funds, and broker-dealers (who, in the instance of a broker-dealer, includes the customers of the broker-dealer that are the ultimate end user). The technology provides these customers with the independence to select their preferred broker execution venues, prime broker and clearing relationships on a trade-by-trade basis. Our technology has the ability to connect our customers to prime brokers and liquidity destinations, including broker-dealers, private alternative trading systems/platforms, or dark pools, and other electronic communication networks, or ECNs.

Our passive communication technology allows our customers to be “broker neutral” in their choice of where a trade is executed, how it is sent to a market center, who executes and clears the trade, and who provides financing for a trade (if applicable), as well as who carries the position for the customer after a trade has settled. Consequently, while our technology permits customers to transmit trade specifics to broker-dealers, the technology does not have any part, or role, in the structure or execution of securities transactions/trades, nor will our technology regulate the manner in which customers select whom to enter into such transactions with or any of the terms of those transactions. Thus, our passive communication technology does not perform any brokerage functions for customers, but merely provides a platform or forum for third party broker-dealers and customers to communicate with each other, at their sole discretion and initiation, regarding potential securities transactions between the parties.

In this regard, our passive communication technology will not be involved in the taking of orders for opening, closing, administration or other maintenance of brokerage accounts, the solicitation, processing or facilitation of securities transactions, display of quotations for securities, the purchase or sale of securities, the matching of bids to purchase and sell securities, or otherwise effecting securities transactions in securities or route orders among broker-dealers through the establishment of system priorities and we do not otherwise automate order flow among broker-dealers. Our passive communication technology does not enable us to provide or arrange credit/financing to customers. Our technology does not permit us to participate or oversee the sale or purchase of securities nor does it permit us to establish the parameters for any such transaction or trade. In addition, our passive communication technology does not cause us to have access to or handle customer funds or securities, recommend or endorse specific securities or otherwise, directly or indirectly, make any statement about, or endorsement or recommendation of any kind of, any broker-dealer to any customer, or otherwise become involved (other than by routing or communicating messages) with the financial services offered by broker-dealers.

Moreover, we do not receive compensation for the operation of our passive communication technology that is based, directly or indirectly, on the size, value, or occurrence of securities transactions (nor does our compensation for the operation of our technology vary depending on whether an order results in an executed trade), and our technology will not facilitate the sharing or splitting of commissions by participating broker-dealers, nor will it acquire, store, or report information with respect to such activity. While we have broker-dealer subsidiaries that license our passive communication technology, we do not conduct our passive communication technology business in or through our regulated broker-dealers.

Overview of U.S. Regulation

Our U.S. broker-dealer subsidiary is subject to the rules and regulations of the Securities and Exchange Act of 1934 and rules promulgated there under by the SEC, as well as the laws, rules and regulations of certain states. Additionally, we operate an independent introducing broker subsidiary that is subject to the CEA and rules promulgated thereunder by the CFTC. Additionally, these subsidiaries are subject to the requirements of various self-regulatory organizations such as FINRA and the NFA and our foreign affiliates are similarly regulated under the laws and institutional framework of the countries in which they operate.

U.S. broker-dealers and introducing brokers are generally subject to laws, rules and regulations that cover all aspects of the securities and derivatives business, including:

•	Sales methods and trade practices;

•	Use and safekeeping of customers’ funds and securities;

•	Capital structure and use of margin;

•	Recordkeeping;

•	Privacy of confidential customer information;

•	Financing of customers’ purchases;

•	Conduct of directors, officers, and other employees; and

•	Periodic audits of brokerage firms for adherence to the foregoing.

In addition, the businesses that we may conduct are limited by our agreements with FINRA and NFA. These self-regulatory organizations examine their members’ entry into new businesses, and each requires advance notice and, in most circumstances, an application to be filed and approved before the company’s business operations can be expanded. This process can be time-consuming, costly, and may not be successful. Likewise, participation in new business lines, including trading of new products or participation on new exchanges or in new countries often requires governmental and/or exchange approvals, which may take significant time and resources. As a result, we may be prevented from entering new businesses that may be profitable in a timely manner, or at all.

Broker-Dealer Subsidiary, Liquid Prime Services, Inc.

Liquid Prime Services is a wholly-owned subsidiary registered as a broker-dealer with the SEC and in the State of New York and is a member of FINRA (CRD # 127818), and with FINRA serving as its designated self-regulatory organization, or DSRO. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales and trading practices, public offerings, publication of research reports, use of customers’ funds and securities, capital structure, record keeping and the conduct of directors, managers, officers and employees, and are also regulated by securities administrators in those states where they do business. Violations of regulations governing a broker-dealer’s actions could result in censure, fine, the issuance of cease-and-desist orders, the suspension or expulsion from the securities industry of a broker-dealer or its officers or employees, or other similar consequences. Liquid Prime Services also conducts trading in government securities. The Department of Treasury has promulgated regulations concerning, among other things, capital adequacy, custody and use of government securities and transfers and control of governmental securities subject to repurchase transactions. The rules of the Municipal Securities Rulemaking Board, which are enforced by FINRA, govern the municipal securities activities of Liquid Prime Services.

Liquid Prime Services is also subject to FINRA approval with respect to changes in the broker-dealer’s equity ownership that results in one person or entity, directly or indirectly, owning or controlling 25% or more of such equity ownership. Such FINRA approval would be triggered upon a change in the indirect ownership at the 25% or greater level occurring with respect to Liquid Prime Services. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited by FINRA. FINRA approval would also be required with respect to the direct or indirect acquisitions or transfers of 25% or more in the aggregate of the broker-dealer’s assets or any asset, business or line of operations that generates revenues comprising 25% or more in the aggregate of the broker-dealer’s earnings measured on a rolling 36-month basis. FINRA conflict of interests rules may make it difficult for the broker-dealer to participate in any public offering of the Company’s securities. In addition, FINRA approval would be required in respect of any “material change in business operations” by the broker-dealer, including but not limited to, acting as a dealer, underwriter or market maker for the first or engaging in a new business activity that would require the broker-dealer to maintain a higher minimum level of net capital under the SEC’s net capital rule. In addition, increasing the number of offices or registered personnel in any one-year period could constitute a “material change in operations” that could require FINRA approval.

The broker-dealer is subject to “early warning” notifications to the SEC, FINRA and certain states in the event that its net capital falls below certain levels, or it fails to maintain required books and records, or it becomes subject to a material inadequacy or weakness in its financial reporting, among other things. In addition, the broker-dealer could become subject to risk assessment reporting to the SEC that would require it to disclose certain ownership positions and other information with respect to certain affiliates of the broker-dealer.

The foregoing is not intended to represent an exhaustive discussion of the extensive regulation to which the broker-dealer is subject, but rather is intended to highlight certain regulatory issues that could, or would, impact the broker-dealer.

Independent Introducing Broker Subsidiary, Liquid Futures, LLC

Liquid Futures is a wholly-owned subsidiary registered with the CFTC as an independent introducing broker and is a member of NFA (NFA # 0435521), and with NFA serving as its DSRO. Similar to broker-dealers, introducing brokers are subject to regulations covering all aspects of their derivatives business, including sales and trading practices, position limits, publication of research reports, segregation of customers’ funds and securities, net capital requirements, record keeping and the conduct of directors, managers, officers and employees. Violations of regulations governing a broker-dealer’s actions could result in censure, fine, the issuance of cease-and-desist orders, the suspension or expulsion from the derivatives industry of an introducing broker or its officers or employees, or other similar consequences.

Liquid Futures is subject to CFTC approval with respect to changes in the introducing broker’s equity ownership that result in one person or entity, directly or indirectly, owning or controlling 10% or more of such equity ownership. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited by the CFTC.

Net Capital Requirements

The SEC, FINRA, CFTC, NFA and other regulatory agencies within the U.S. have stringent rules and regulations with respect to the maintenance of specific levels of net capital by regulated entities. Generally, a broker-dealer’s capital is its net worth plus qualified subordinated debt less deductions for certain types of assets, and at least a minimum part of a broker-dealer’s assets must be maintained in a relatively liquid form. Additionally, NFA requires that its independent introducing brokers maintain at all times net capital of at least $45,000.

Our failure to maintain the required net capital could result in suspension or revocation of our registration by the SEC or CFTC and our suspension or expulsion by FINRA or the NFA could ultimately lead to our liquidation or the liquidation of one of our subsidiaries. If net capital rules are changed or expanded, or if we incur an unusually large charge against net capital, our operations that require an intensive use of capital could be limited. Such operations may include dealing activities, marketing and the financing of customer account balances. The SEC, CFTC, FINRA and NFA also impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of debt-to-equity in the regulatory capital composition of a broker-dealer (with respect to the SEC and FINRA) and introducing broker (with respect to the CFTC and NFA), and constrain the ability of a broker-dealer and introducing broker to expand its business under certain circumstances. Additionally, the net capital and other regulatory rules impose requirements that may have the effect of prohibiting a broker-dealer and introducing broker from distributing or withdrawing capital and requiring prior notice to the SEC, CFTC, FINRA and NFA for certain capital withdrawals.

Supervision and Compliance

Our broker-dealer and independent introducing broker subsidiaries each have their own respective compliance departments which support and seek to ensure proper operations of their businesses. The philosophy of these compliance departments, and of our company as a whole, is to comply with applicable laws and regulations when they engage in the business of providing investment services to their customers. To accomplish this, our subsidiaries have adopted policies and procedures to handle wide-ranging compliance issues such as trade and audit trail reporting, financial operations reporting, enforcement of short sale rules, enforcement of margin rules and pattern day trading restrictions, review of employee correspondence, archival of required records, execution quality and order routing reports, approval and documentation of new customer accounts, anti-money laundering and anti-fraud surveillance, internal ethics procedures and procedures to safeguard confidential client and company information.

Each broker-dealer and independent introducing broker subsidiary has a designated compliance officer who coordinates compliance procedures required by their respective regulatory organizations and seeks the assistance of legal counsel to draft and edit their procedures. These designated compliance officers, plus certain other senior staff members, are registered principals with supervisory responsibility over the various aspects of the subsidiaries’ business. Staff members in each subsidiary’s compliance department or in other departments of each subsidiary are also registered with FINRA, NFA or other regulatory organizations, as appropriate.

The PATRIOT Act and Increased Anti-Money Laundering Obligations

With the passage of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the PATRIOT Act, financial institutions are required to, now more than ever, know certain information about their customers and monitor transactions for suspicious financial activities. The PATRIOT Act contains anti-money laundering, or AML, and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers, introducing brokers and other financial services companies, including standards for verifying customer identification at account opening and obligations to monitor customer transactions and detect and report suspicious activities to the government. Institutions subject to the PATRIOT Act are required to implement specialized employee training programs, designate an AML compliance officer and submit to independent audits of the effectiveness of the compliance program. AML laws outside the United States contain similar provisions. There are significant criminal and civil penalties that can be imposed for violations of the PATRIOT Act, and significant fines and regulatory penalties can be imposed for violations of other governmental and self-regulatory organization AML rules.

As required by the PATRIOT Act and other rules, our broker-dealer and independent introducing broker subsidiaries have established comprehensive AML and customer identification procedures, designated AML compliance officers, and trained their employees regarding AML issues and procedures. Our broker-dealer and independent introducing broker subsidiaries also rely on the assistance of their respective clearing firms to monitor customer accounts for suspicious activity. These subsidiaries face risks that their policies, procedures, technology and personnel directed toward complying with the PATRIOT Act are insufficient and that they could be subject to significant criminal and civil penalties due to noncompliance. Such penalties could materially and adversely affect us, our financial condition and our operating results. Our broker-dealer and independent introducing broker subsidiaries also face substantial risks that the AML policies and procedures adopted by third parties, upon whom these firms rely for AML assistance, could fail or prove inaccurate.

“Know-Your- Customer” and Suitability Obligations

Registered broker-dealers and introducing brokers traditionally have been subject to a variety of rules that require them to know their customers, or KYC, and to provide “suitable” advice for their customers. Generally, KYC rules require regulated entities to use reasonable diligence in regard to the opening and maintenance of every account and to know (and retain) the essential facts concerning every customer. These rules require that the “essential facts” known about customers must be those that permit the firm to (a) effectively service the customer’s account, (b) act in accordance with any special handling instructions for the account, (c) understand the authority of each person acting on behalf of the customer, and (d) comply with applicable laws, regulations, and rules.” This generally requires our broker-dealer and independent introducing broker subsidiaries to know: (1) the name of any person authorized to act on behalf of the customer; and (2) any limits on that person’s authority which the customer has communicated to the member firm.

Suitability rules established by regulators also require registered broker-dealers and introducing brokers to capture factors concerning a customer’s investment profile (e.g., age, investment experience, time horizon, liquidity needs and risk tolerance). These rules also require that a registered firm obtain and consider relevant customer-specific information when making an investment recommendation, and require firms to use reasonable diligence to obtain a customer’s investment profile. In addition to the policies and procedures adopted by the firm’s subsidiaries to comply with AML regulations, these subsidiaries have established internal controls, including extensive procedures for opening new accounts, which assist them in complying with the KYC and suitability rules.

Privacy Requirements

The Gramm-Leach-Bliley Act, or GLB, directs regulatory agencies to adopt rules to prohibit financial services firms from disclosing to a nonaffiliated third party any nonpublic, personal information about a client, unless the financial services firm has provided the client notice of a firm’s privacy policy and the client has not directed that the information not be disclosed. Pursuant to this mandate, the SEC has adopted Regulation S-P under the Securities and Exchange Act of 1934, or Regulation S-P, and the CFTC has adopted Part 160 of the CFTC regulations under the CEA, or Part 160. In short, Regulation S-P and Part 160 both require registrants to establish a written privacy policy pertaining to consumer financial information and provide the privacy notice to customers at the time the account is opened and annually thereafter (and if required, provide and obtain customer “opt out” notices as required). Based on its legal requirements, our broker-dealer and independent introducing broker subsidiaries have adopted policies to protect the confidentiality of client information and have enacted policies and procedures to properly safeguard this information.

Business Continuity Planning

Federal regulators and industry self-regulatory organizations have passed a series of rules that require firms to maintain business continuity plans that describe what actions firms would take in the event of a disaster (such as a fire, natural disaster or terrorist incident) that might significantly disrupt operations. Just as a disaster is an event that makes the continuation of normal functions impossible, a disaster recovery plan consists of the precautions taken so that the effects of a disaster will be minimized, and the firm will be able to either maintain or quickly resume mission-critical functions—i.e., to enable the firm to continue operating, to reestablish operations, or to transfer a firm’s business to other companies with minimal disruption to customers.

Our broker-dealer and independent introducing broker subsidiaries have developed business continuity plans that describe the steps that they would take in the event of various problematic scenarios. These plans are designed to minimize the costs of recovery, avoid confusion and reduce exposure to error in the recovery process, and avoid duplication of effort during the recovery process. These subsidiaries have established backup worksites that would be utilized in the event of a significant outage at their main places of operation. In addition, these subsidiaries have established procedures to strengthen their infrastructure, and have contracted with third party service providers to supply them with back-up databases and trading systems.

The Dodd-Frank Act

The enactment of the Dodd-Frank Act also introduced regulatory uncertainty that may impact the businesses of several of the firm’s operating subsidiaries, and will result in additional regulation of our broker-dealer and independent introducing broker subsidiaries by the CFTC, the SEC, FINRA, NFA, and other regulatory organizations. The legislation calls for the imposition of expanded standards of care by market participants in dealing with clients and customers, including providing the SEC with authority to adopt rules establishing fiduciary duties for broker-dealers and directing the SEC to examine and improve sales practices and disclosure by broker-dealers. The Dodd-Frank Act also contains provisions designed to increase transparency in over-the-counter derivatives markets, including requiring the registration of all swap dealers and security-based swap dealers, and the clearing and execution of swaps through regulated facilities (subject to limited exceptions, including swaps with non-financial end-users and swaps that are not cleared by a clearing agency), in accordance with CFTC and SEC rulemaking.

The implications of the Dodd-Frank Act on our businesses will depend to a large extent on the final rules that will be adopted by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the SEC, the CFTC and other agencies to implement the legislation, as well as the development of market practices and structures under the regime established by the legislation and the implementing rules. Similar reforms are being considered by other regulators and policy makers worldwide. Our subsidiaries do not currently trade in swaps or security swaps to an extent that would require further registration and regulation under the Dodd-Frank Act. Although the implications of the Dodd-Frank Act on us are currently limited, we will continue to assess our business, risk management, and compliance practices to conform to developments in the regulatory environment.

Sarbanes Oxley Act of 2002

As a public company, we will be subject to the requirements of the Sarbanes-Oxley Act. We expect that we will need to incur significant expenditures in the near term to develop systems and hire and train personnel to comply with the requirements associated with the Sarbanes-Oxley Act and with our becoming a publicly traded company.

Foreign Regulation

Our international subsidiaries are subject to regulation in the various jurisdictions where they have operations. The most significant of our international subsidiaries is Liquid Trading Institutional, registered to do business in the U.K. as brokerage company. As with those U.S. subsidiaries subject to applicable rules, the ability of Liquid Trading Institutional, which is regulated by the FCA, to pay dividends or make capital distributions may be impaired due to applicable capital requirements. Liquid Trading Institutional is also subject to regulations regarding changes in control. Under the FCA, regulated entities must obtain prior approval for any transaction resulting in a change in control of a regulated entity, with control being broadly defined by the FCA as a 10% interest in the regulated entity or its parent or otherwise exercising significant influence over the management of the regulated entity. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited by the FCA.

Over-the-Counter Derivatives, Central Counterparties and Trade Repositories

In September 2010, the European Commission adopted new rules relating to over-the-counter derivatives, central counterparties and trade repositories. The new rules introduce a reporting obligation for over-the-counter derivatives, a clearing obligation for eligible over-the-counter derivatives, a measures to reduce counterparty credit and operation risk for bilateral over-the-counter derivatives, common rules for central counterparties, and for trade repositories, and rules on the establishment of interoperability between central counterparties.

Employees

As of March 1, 2013, we had a total of 49 full-time employees. None of our employees are covered by collective bargaining agreements. We consider our employee relations to be good.

Properties

Our company headquarters are located in New York, NY, with another U.S. office in Florida. Outside the United States, we have an office in London. We lease each of these facilities and do not own any real property. We believe we have adequate office space or will be able to find additional space on reasonable commercial terms to meet our expected growth.

Legal Proceedings

We may from time to time be involved in litigation and claims incidental to the conduct of our business, including but not limited to intellectual property claims, and other legal proceedings. In November 2012, a former employee of the company filed a complaint in the United States District Court for the Southern District of New York against Liquid Holdings Group, Mr. Schaeffer, Mr. Ferdinand and entities controlled by Mr. Schaeffer. Among other claims, the complaint alleges breach of contract, breach of fiduciary duty and workplace violations. This case was voluntarily dismissed and refiled in New York Supreme Court. The parties recently entered into a final settlement agreement. In accordance with the settlement agreement, both the Company and its founders are jointly and severally liable for the settlement amount of $1.0 million. The Company and its founders have agreed to an apportionment of the settlement amount pursuant to which Mr. Schaeffer will pay $750,000 and the Company has accordingly accrued $250,000 for this settlement at December 31, 2012. If Mr. Schaeffer does not make his payment, the Company will be obligated to make this payment. We are not currently subject to any other pending or, to our knowledge, threatened legal proceedings that we expect to have a material impact on our consolidated financial statements.

MANAGEMENT

The following table provides information regarding our executive officers and directors as of May 10, 2013:

Name	Age	Position(s) Held
Richard Schaeffer	60	Chairman of the Board
Brian Ferdinand	35	Vice Chairman of the Board and Head of Corporate Strategy
Brian Storms	58	Chief Executive Officer and Director
Kenneth Shifrin	55	Chief Financial Officer
Robert O’Boyle	46	Executive Vice President and Director of Sales and Marketing
Jose Ibietatorremendia	44	General Counsel and Secretary
Jay Bernstein	64	Director
Darren Davy	46	Director
David Francescani	70	Director
Walter Raquet	68	Director
Thomas Ross	56	Director
Victor Simone, Jr.	58	Director
Dennis Suskind	70	Director
Allan Zavarro	67	Director
William E. Ford	51	Special Advisor to the Board of Directors

Set forth below is a description of the backgrounds of our directors and executive officers.

Richard Schaeffer served as Executive Chairman of our company from April 2012 until March 2013 and has served as Chairman of the Board since then. Mr. Schaeffer is one of the founders of Liquid Holdings Group, LLC. From 2011-2012, he served on the board of directors of Quantitative Alpha Trading Inc., a publicly traded technology company that researches, develops and markets proprietary sentiment based automated trading systems. Since 2008, he has served as a Special Advisor to General Atlantic LLC. From 2008-2011, Mr. Schaeffer served on the board of directors of magicJack VocalTec Ltd. Mr. Schaeffer served as a member of the board of directors of NYMEX from 1990-2008, including as Vice Chairman from 2004-2006 and Chairman from 2006-2008. He was also the Treasurer of NYMEX from 1993-2004. Mr. Schaeffer has served as a Director of International Maritime Exchange, or IMAREX, the leading Norwegian financial derivatives exchange, as well as a director of the Montreal Stock Exchange. He also held a seat on the board of directors of the University of Maryland’s Robert H. Smith School of Business. From 1997 until April 2006, Mr. Schaeffer was an executive director of Global Energy Futures for ABN AMRO Bank N.V., or ABN AMRO. From 1992-1997, Mr. Schaeffer was a senior vice president/director of The Chicago Corporation, which was a clearing member of both the NYMEX Division and the COMEX Division, until its buyout by ABN AMRO. Mr. Schaeffer received his bachelor’s degree from the University of Maryland.

Mr. Schaeffer was selected to serve on our Board of Directors due to his extensive knowledge of our company and the industry as well as his significant corporate governance experience as a result of more than twenty years of service on the board of directors of NYMEX.

Brian Ferdinand served as President of our company from April 2012 until March 2013 and has served as Vice Chairman of the Board and Head of Corporate Strategy since then. Mr. Ferdinand is one of the founders of Liquid Holdings Group, LLC. Prior to founding Liquid Holdings Group, Mr. Ferdinand founded Liquid Futures and Liquid Prime Services in 2011 and served as the managing member of those entities until those entities were acquired by Liquid Holdings Group in 2012. From 2003-2010, Mr. Ferdinand was a Partner and Managing Director of ECHOtrade, a U.S. based broker-dealer. Mr. Ferdinand grew ECHOtrade from a single person to over 400 traders directly under his management with offices in New York, Boston, Philadelphia, Boca Raton, Miami, New Jersey and Chicago. He was responsible for ECHOtrade’s direct market access on NYSE, becoming the first client of Merrill Lynch & Co., Inc. to do so.

Mr. Ferdinand was selected to serve on our Board of Directors due to his extensive knowledge of our company and significant experience working with early-stage technology companies.

Brian Storms has served as Chief Executive Officer of our company since December 2012 and as a director of our company since November 2012. He was previously Chairman and Chief Executive Officer of NYSE Blue, a company that formed through the 2011 merger of APX, Inc., or APX, and BlueNext, S.A., or BlueNext. Prior to the merger, since 2007 Mr. Storms was the Chairman and Chief Executive Officer of APX. Mr. Storms has served on the board of directors of APX since 2007. Mr. Storms is the former Chairman and Chief Executive Officer of Marsh Inc., Mercer Human Resource Consulting S.A., and UBS Global Asset Management (Americas) Inc. Mr. Storms has previously held positions including President and Chief Operating Officer of Mitchell Hutchins Asset Management Inc.; President of the Prudential Investments mutual fund and annuity complex; Managing Director of the International Retirement Group of Fidelity Investments Institutional Services Company, Inc., or Fidelity; Senior Vice President and Director of Fidelity’s Banking Division; Chief Executive Officer and President of Financial Services Advisors, Inc., a subsidiary of J.K. Schofield & Co.; and Senior Vice President for IFSA Corporation. Mr. Storms received his bachelor’s degree from the State University of New York at Stony Brook.

Mr. Storms was selected to serve on our Board of Directors due to his extensive experience the financial services industry and the development and implementation of companies’ growth strategies.

Kenneth Shifrin has served as Chief Financial Officer of our company since September 2012. Prior to joining our company, Mr. Shifrin was the President of Essex Financial Services, Inc. from November 2008 until September 2012. Mr. Shifrin served as Chief Financial Officer of NYMEX from 2006-2008. During his tenure at NYMEX Mr. Shifrin also served as Senior Vice President in 2006 and as Vice President and Controller from 2004-2005. Prior to his time at NYMEX, Mr. Shifrin served as Global Controller of Electronic Broking Systems. Mr. Shifrin has held several senior financial roles, including Chief Financial Officer of Gateway Logistics, Corp., and Chief Financial Officer and Vice President of Finance for Hirsch International, Corp. Mr. Shifrin received his bachelor’s degree in economics from Stony Brook University, his Masters of Business Administration from Adelphi University and is a Certified Public Accountant.

Robert O’Boyle has served as Executive Vice President and Director of Sales and Marketing of our company since March 2013. Mr. O’Boyle brings over twenty years of business development and marketing leadership experience in the financial services industry. From 2002 until joining our company, he held several senior roles at Advent Software, Inc., including Vice President of Solutions Marketing, Business Development and Sales for Advent’s Asset Management Group. As Vice President of Product Marketing and Product Management of Advent’s Global Accounts Division, Mr. O’Boyle oversaw product strategy and positioning of Advent’s global asset management and hedge fund accounting system. Previously, he led software and service development at Transcentive, Inc. (now known as Solium Transcentive LLC). Mr. O’Boyle received his bachelor’s degree from the University of Connecticut.

Jose Ibietatorremendia has served as General Counsel and Secretary of our company since March 2013. From 2009 until joining our company, Mr. Ibietatorremendia served as Managing Director, General Counsel and Chief Compliance Officer of NYSE Blue and APX and continues to serve as Secretary of APX. He also served as a director of BlueNext from 2011 to 2012. He served in senior legal positions at Goldman, Sachs & Co. from 2006 to 2009 and at GE Capital prior to 2006. Mr. Ibietatorremendia began his career in private practice in 1994 at the law firm of Sullivan & Cromwell LLP, which he joined after serving as a law clerk to the Hon. Eduardo C. Robreno of the U.S. District Court for the Eastern District of Pennsylvania. Mr. Ibietatorremendia received his bachelor’s degree from the Wharton School, University of Pennsylvania, and his law degree from the University of Pennsylvania Law School.

Jay Bernstein has served as a director of our company since November 2012. Since 1988, Mr. Bernstein has been Chairman and Chief Executive Officer of NIC Holding Corp, a privately owned company principally engaged in the business of trading petroleum on futures exchanges and spot markets in the Atlantic basin. He has also served as the President of Petroterminal de Panama S.A., a private company in Panama City, Panama. Mr. Bernstein is a member of the Chairmans Council for the Long Island Philharmonic and the National Council for the Aspen Art Museum. He is a board member of Island Harvest and the Israel Museum in Jerusalem. He received his bachelor’s degree from the University of Pennsylvania and graduate degrees from the American University Washington College of Law and Harvard Law School.

Mr. Bernstein was selected to serve on our Board of Directors due to his extensive experience and knowledge of futures trading and his extensive investment career.

Darren Davy has served as a director of our company since November 2012. Mr. Davy is currently the Chief Executive Officer of Davy Capital Management LLC, a position he has held since 2009. Mr. Davy has managed money for Brevan Howard Asset Management LLP from 2008-2009 and Omega Partners from 2006-2007. From 1999-2006 Mr. Davy ran Nexus Capital Limited, an affiliate of Soros Fund Management, managing the macro book for the Quantum Funds and Quote Funds. Mr. Davy has acted as a member of the investment committee at Omega Advisors, Inc. from 1995-1997 and was responsible for managing the Omega G10 Macro Group. Mr. Davy has also held positions as an executive arbitrageur for the Ross Group in Bermuda from 1991-1993, as senior arbitrage trader at BNP Capital Markets Ltd. in London in 1991, and as proprietary trader with Gerrard & National Holdings PLC in London from 1987-1991. Mr. Davy’s investment career has spanned over 25 years.

Mr. Davy was selected to serve on our Board of Directors due to his extensive investment career and demonstrated experience making investments in financial services companies.

David Francescani has served as a director of our company since November 2012. Mr. Francescani is a principal in the New York office of Fish & Richardson, a leading intellectual property law firm in the U.S. Mr. Francescani served as Managing Principal of the New York office from 2004-2012 and served on the firm’s Compensation Committee from 2002-2006. Mr. Francescani joined Fish & Richardson in 2001. Prior to that, Mr. Francescani was a partner at Darby & Darby, another intellectual property law firm from 1969-1986 and 1992-1998. From 1986-1992, Mr. Francescani was General Counsel and an Executive Vice President at J.J. Kenny Co., Inc., a financial services company specializing in municipal bonds. His legal practice involves intellectual property litigation in the fields of computers, software, telecommunications, financial exchanges and proprietary trading systems. He has practiced in the field of intellectual property law for over 45 years and is registered to practice before the USPTO. Mr. Francescani received his bachelor’s degree from the University of Notre Dame and his law degree from the Notre Dame School of Law.

Mr. Francescani was selected to serve on our Board of Directors due to his extensive experience and knowledge of intellectual property law.

Walter Raquet has served as a director of our company since May 2013. Mr. Raquet is currently Chairman of Bolton LLC, an investment management company, which position he has held since 2012. Since 2012 he has served on the board of directors of Green Earth Technologies, Inc. From 2004-2011 he was Chairman of WR Platform Advisors LP, a technology platform and service provider of managed accounts for hedge fund investments. Mr. Raquet was a co-founder of Knight Capital Group, Inc., or Knight, where he served as Chief Operating Officer from its inception in 1995 until 2000 and as its Executive Vice President from 1998 through 2002. During that period he also served as a member of Knight’s board of directors. Prior to 2002, Mr. Raquet was a Senior Vice President with Spear, Leeds & Kellogg L.P./Troster Singer Corporation and a Partner at Herzog Heine & Geduld, LLC., where he directed the firm’s technology and marketing efforts. Mr. Raquet has also served previously as Corporate Controller for PaineWebber Group Inc., Executive Vice President of Cantor Fitzgerald, L.P. and Controller for Weeden & Co. L.P. Mr. Raquet is a certified public accountant and practiced at the accounting firm of PriceWaterhouseCoopers LLP. Mr. Raquet received his bachelor’s degree in accounting from New York University.

Mr. Raquet was selected to serve on our Board of Directors due to his extensive background and experience in the financial services industry and with corporate finance matters.

Thomas Ross has served as a director of our company since November 2012. Mr. Ross is an energy trading professional and the former head of trading at BP North America. With over 30 years of experience in trading and risk management, his career spans London, New York and Chicago. Since 2009, Mr. Ross has been the owner of Carradale Partners LLC, an energy consulting firm. From 2006-2009, Mr. Ross oversaw British Petroleum’s North American trading operations, including offices in Calgary, Long Beach, Houston and Chicago with activities in exploration and production, refining and entrepreneurial trading in North and South America. He has been a member of the ICE Board of Directors and an active member of the NYMEX advisory committee.

Mr. Ross was selected to serve on our Board of Directors because he brings more than 30 years of background in trading and risk management.

Victor Simone, Jr. has served as a director of our company since March 2013. From 2006 until his retirement in 2009, Mr. Simone served as Global Head of the Principal Strategic Investments Group at Goldman Sachs. During his tenure at Goldman Sachs, Mr. Simone led the firm’s Global eBusiness Group, its Institutional Client Services Group, its Private Client Services Fixed Income Group, and also served as Chairman of the firm’s Innovation Committee and the Fixed Income Industry Groups. He joined Goldman Sachs in 1981 after working in the corporate banking department of the Chase Bank, and he was named a managing director at Goldman Sachs in 1997. He has served as chairman of the Boards of a number of financial technology companies, including Tradeweb Markets LLC, as well as in a variety of other board positions. He served as a director of Interactive Data Corporation from 2009-2010, served on the GETCO Advisory Board from 2010-2011, and served as a senior industry executive of Welsh, Carson, Anderson & Stowe from 2011-2012. He is currently a director of the Boston College Wall Street Executive Council, the Boston College Financial Advisory Board and the New York Fellowship. Mr. Simone received his bachelor’s degree from Boston College and his Masters of Business Administration from New York University.

Mr. Simone was selected to serve on our Board of Directors due to his extensive capital markets experience as a result of nearly three decades of senior management roles at Goldman Sachs.

Dennis Suskind has served as a director of our company since November 2012. Mr. Suskind held the title of general partner of Goldman Sachs until his retirement in 1991. Mr. Suskind currently serves on the board of the Chicago Mercantile Exchange, a position he has held since 2008. He also serves on the board of the Bridgehampton National Bank where he is Vice Chairman. Mr. Suskind was among those elected as an inaugural member to the Futures Industry Association’s Hall of Fame in 2005. He previously served as Vice Chairman of NYMEX, Vice Chairman of COMEX, a member of the board of directors the Futures Industry Association, a member of the board of International Precious Metals Institute, and a member of the boards of the Gold and Silver Institutes in Washington, D.C. Mr. Suskind was President of the board of directors of the Arthur Ashe Institute for Urban Health at its inception and has served as a Member of the President’s Council of the Peconic Land Trust, President of Brown University’s Parents’ Council, Founding Member of Mt. Sinai’s Hospital Associates, the board of directors of the Nature Conservancy, and as a board member of the Collegiate School. From 2001 to 2004, Mr. Suskind held a Town Council seat in the Town of Southampton, New York. The Preservation League of New York State presented Mr. Suskind with its 2005 Pillar of New York Award.

Mr. Suskind was selected to serve on our Board of Directors due to his extensive knowledge of the industry and his significant corporate governance experience as a result of his service on the Board of Directors of numerous mercantile exchanges and industry groups.

Allan Zavarro has served as a director of our company since March 2013. Mr. Zavarro is currently the president of A. Zavarro and Co. Inc., a position he has held since 2006. From 1997-2006 he was Chief Executive

Officer of the Global Futures business at ABN AMRO. From 1992 until joining ABN AMRO, Mr. Zavarro worked for Citicorp as President and Chief Executive Officer of Citicorp Futures Corporation. Mr. Zavarro served as Account Executive, Branch Manager, Marketing Manager and Chief Executive of Merrill Lynch’s wholesale securities business, Broadcort Capital Corp., and Chief Executive of Merrill Lynch Futures Inc. He has served on the boards of Merrill Lynch Futures Inc., Broadcort Capital Corp., Citicorp Futures Corp., Citicorp Commodities Corp., Citicorp Global Asset Management, CM Capital Markets and the Futures Industry Association and has been a member of the NYSE, Chicago Mercantile Exchange, Chicago Board of Trade, and the NYMEX. Mr. Zavarro attended Southern Illinois University and the New York Institute of Finance and completed the Merrill Lynch Advanced Management Program in 1988.

Mr. Zavarro was selected to serve on our Board of Directors due to his extensive knowledge of the futures trading industry and his significant corporate governance experience due to service on many boards of directors.

William E. Ford has served as special advisor to our Board of Directors since December 2012. Mr. Ford has been the Chief Executive Officer of General Atlantic, a growth investment firm, since 1991. Mr. Ford currently serves on the board of several General Atlantic portfolio companies including Mu Sigma Inc. and Oak Hill Advisors, L.P. He formerly served on the boards of NYSE Euronext, E*Trade Financial Corporation, Priceline.com Incorporated, NYMEX Holdings, Inc. and Zagat Survey, LLC. Mr. Ford is involved with a number of not-for-profit organizations and is a member of the board of trustees of The Rockefeller University and the advisory boards of the Stanford Business School and Tsinghua University’s School of Economics and Management. Mr. Ford received his bachelor’s degree in Economics from Amherst College in 1983 and his Masters of Business Administration from the Stanford Graduate School of Business in 1987.

Board Composition

Our Board of Directors consists of eleven directors, including our Chief Executive Officer. Our certificate of incorporation, as will be in effect prior to the completion of this offering, will provide that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exists any vacancies in previously authorized directorships. Any additional directorships resulting from an increase in the number of directors or other vacancies may only be filled by the directors then in office unless otherwise required by law. The term of office for each director will be until his or her successor is duly elected or his or her death, resignation or removal, whichever is earliest to occur.

Our Board of Directors will be divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Messrs.                    ,                     ,                      and                     will serve as Class I directors with an initial term expiring in 2013. Messrs.                     ,                    ,                      and                     will serve as Class II directors with an initial term expiring in 2014. Messrs.                    ,                     ,                     and                     will serve as Class III directors with an initial term expiring in 2015. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

The division of our Board of Directors into three classes with staggered three-year terms may have the effect of delaying, deterring or preventing a change of our management or a change in control of us.

Director Independence

Based upon the listing standards of the NASDAQ Global Market and SEC regulations, we anticipate that our Board of Directors will determine that Messrs.                     ,                     and                     are “independent” under the standards of the NASDAQ Global Market.

Committees of the Board of Directors

Our Board of Directors has established executive, audit, human resources and compensation, and nominating and governance committees. The composition, duties and responsibilities of these committees are set forth below. Members will serve on these committees until their death or resignation or until otherwise determined by our Board of Directors.

Executive Committee

Our Board of Directors has established an executive committee which is responsible for exercising all of the powers of our Board of Directors during intervals between meetings, except for those powers delegated to other committees of our Board of Directors and powers which may not be delegated to a committee of our Board of Directors under Delaware law. The executive committee meets on a regular basis to consult and make decisions regarding the daily operational management of the Company. Members will serve on the executive committee until their death or resignation or until otherwise determined by our Board of Directors.

Our executive committee consists of Messrs. Schaeffer, Ferdinand, Storms and Ross.

Audit Committee

Our Board of Directors has established an audit committee which is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from us; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related person transactions.

Our audit committee consists of Messrs. Raquet, Suskind and Zavarro, with Mr. Zavarro serving as chairman. Rule 10A-3 of the Exchange Act and NASDAQ Global Market rules require us to have one independent audit committee member upon the listing of our common stock on the NASDAQ Market, a majority of independent directors within 90 days of the date of this prospectus and all independent audit committee members within one year of the date of this prospectus. Our Board of Directors has affirmatively determined that each of                     ,                     and                    meets the definition of an “independent director” for purposes of serving on an audit committee under Rule 10A-3 and NASDAQ Global Market rules, and we intend to comply with the other independence requirements within the time periods specified. In addition, our Board of Directors has determined that                     will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors will adopt a written charter for audit committee, which will be available on our website upon the completion of this offering.

Human Resources and Compensation Committee

Our Board of Directors has established a human resources and compensation committee which is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) appointing and overseeing any compensation consultants.

Our human resources and compensation committee consists of Messrs. Bernstein, Ross and Simone, with Mr. Ross serving as chairman. The composition of our human resources and compensation committee meets the requirements for independence under current rules and regulations of the SEC and NASDAQ Global Market. Each member of the human resources and compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code, as amended, or the Code. Our Board of Directors will adopt a written charter for the human resources and compensation committee, which will be available on our website upon the completion of this offering.

Nominating and Governance Committee

Our Board of Directors has established a nominating and governance committee which is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; (2) overseeing the organization of our Board of Directors to discharge the board’s duties and responsibilities properly and efficiently; (3) recommending corporate governance principles; and (4) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles.

Our nominating and governance committee consists of Messrs. Francescani, Raquet and Simone, with Mr. Francescani serving as chairman. The composition of our nominating and governance committee meets the requirements for independence under current rules and regulations of the SEC and NASDAQ Global Market. Our Board of Directors will adopt a written charter for the nominating and governance committee, which will be available on our website upon the completion of this offering.

Director Compensation

The following table sets forth the total cash and equity compensation paid to our non-employee directors for their service on the Board of Directors and committees of the Board of Directors during fiscal 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)(3)
Jay Bernstein(4)	-	-	617,858	617,858
Darren Davy	-	1,107,420	-	1,107,420
David Francescani(5)	-	-	30,825	30,825
Tom Ross	-	1,107,420	-	1,107,420
Nigel Kneafsey(6)	-	165,860	-	165,860

(1)	This column includes the value of stock awards awarded to certain directors during 2012 based upon the grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB Topic 718”). The assumptions used to calculate the valuation of the awards for fiscal 2012 are set forth in Note 2 to the Notes to Liquid Holdings Group Consolidated Financial Statements in this S-1 for the period ended December 31, 2012.
(2)	This column includes sales of shares by our founders to certain of our directors at prices below fair value.
(3)	Dennis Suskind and former directors Edward Feigeles and Robert Keller did not receive any compensation for service as a member of the Board of Directors in 2012.
(4)	In October 2012, our founders sold to Jay Bernstein 24.56 shares for an aggregate purchase price of $1.5 million. We estimated the fair value of the shares sold at $2,117,858. As a result of this sale below fair value, we recorded share-based compensation expense of $617,858.
(5)	In October 2012, our founders sold to David Francescani 3.27 shares for an aggregate purchase price of $250,000. We estimated the fair value of the shares sold at $280,825. As a result of this sale below fair value, we recorded share-based compensation expense of $30,825.
(6)	Former director.

Narrative to Director Compensation Table

We were formed in 2012 and, thus, did not have any directors or pay compensation to any directors in 2011. We did not pay any compensation to our directors in 2012 other than the stock awards described above. We believe that attracting and retaining qualified non-employee directors will be critical to our future growth. Following this offering, our non-employee directors are expected to receive compensation that is commensurate with the compensation that is offered to directors of companies that are similar to ours. We have not compensated, and do not expect to compensate, directors that are our employees for their service on our Board of Directors. We expect to reimburse our directors for reasonable out-of-pocket expenses that they incur in connection with their service as directors, in accordance with our general expense reimbursement policies.

Stock Awards: On April 25, 2012, we granted 9.82 common units, 9.82 common units and 2.45 common units to Messrs. Davy, Ross and Kneafsey, respectively, in connection with their commitment to serve as directors following completion of our IPO. The awards vested immediately on the grant date. None of our other directors who served in 2012 received an equity grant. None of our directors who served in 2012 had any outstanding equity awards as of December 31, 2012.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee. We are a party to certain transactions with certain of our Directors and Executive Officers. See the section titled “Certain Relationships and Related Party Transactions.”

Code of Business Conduct and Ethics

Our Board of Directors will adopt a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NASDAQ Global Market. Any waiver of this code may be made only by our Board of Directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NASDAQ Global Market.

EXECUTIVE COMPENSATION

We were formed in 2012 and thus did not have any executive officers or pay compensation to any executive officers during fiscal 2011.

2012 Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to our principal executive officers who served during 2012 and our two most highly compensated executive officers other than our principal executive officers (our named executive officers) during 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)		Total ($)
Brian Storms Chief Executive Officer	2012	10,417		5,731,873				318,397	(2)	6,060,687
Brian Ferdinand President(3)	2012	135,833		8,598,593				250,000	(4)	8,984,426
Richard Schaeffer Executive Chairman(5)	2012	135,833		4,760,000						4,895,833
Samuel Gaer(6) Former Chief Executive Officer	2012	312,500		2,484,274						2,796,774

(1)

This column includes the value of common units, incentive units and restricted stock units, or RSUs, awarded to our named executive officers during 2012 based upon the grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB Topic 718”). The assumptions used to calculate the valuation of the awards for fiscal 2012 are set forth in Note 2 to the Notes to Consolidated Financial Statements in this S-1 for the period ended December 31, 2012.

(2)

In December 2012, our founders sold to Brian Storms 12.59 shares for an aggregate purchase price of $750,000. We estimated the fair value of the shares sold at $1,068,397. As a result of this sale below fair value, we recorded share-based compensation expense of $318,397.

(3)	Mr. Ferdinand’s position changed on April 5, 2013 to Vice Chairman and Head of Corporate Strategy.
(4)

This represents the amount paid by LTI to Liquid Trading Management, an entity controlled by Mr. Ferdinand, for consulting services including but not limited to securing key personnel and identifying strategic partners.

(5)	Mr. Schaeffer’s position changed on April 5, 2013 to non-executive Chairman.
(6)	Mr. Gaer ceased service as our Chief Executive Officer as of December 1, 2012 but remained as an employee of the Company until March 21, 2013.

Employment Agreements

We entered into employment agreements with certain of our executive officers in 2012 and 2013. The terms of these agreements are described below.

Our Board of Directors has approved changes to Brian Ferdinand’s and Richard Schaeffer’s positions. Mr. Ferdinand is Vice Chairman of the Board and Head of Corporate Strategy and Mr. Schaeffer is non-executive Chairman of the Board. The terms of Mr. Ferdinand’s and Mr. Schaeffer’s employment agreements are expected to be modified in the near term consistent with the Board’s recent approval of the changes in their positions.

Richard Schaeffer. Mr. Schaeffer’s current employment agreement with the Company, effective as of December 1, 2012, provides that he will serve as our Executive Chairman and a member of the Board of Directors for a one year initial term of employment that is automatically renewable for successive one year terms unless either party provides written notice not less than sixty days prior to the expiration of any such term. The employment agreement provides for an initial base salary of $250,000, that will increase to $500,000 upon the completion of our initial public offering, eligibility to receive an annual performance bonus and participation in any equity-based compensation plans and benefits as are generally provided to our other executives. Additionally, Mr. Schaeffer will become entitled to a cash bonus upon the completion of our initial public offering equal to the difference between his initial base salary and an effective base salary of $500,000 prorated for the amount of time between May 15, 2012 and the date of our initial public offering. In the event Mr. Schaeffer is terminated due to death or disability, he will be entitled to continuation of his base salary for two months. In the event Mr. Schaeffer is terminated by us without cause or he terminates his employment with us for good reason, each as defined in the agreement, upon the execution of a general release, he will be entitled to continuation of his base salary and continuation of the other benefits generally provided to other executives for six months.

Brian Ferdinand. Mr. Ferdinand’s current employment agreement with the Company, effective as of December 1, 2012, provides that he will serve as our President and a member of the Board of Directors for a one year initial term of employment that is automatically renewable for successive one year terms unless either party provides written notice not less than sixty days prior to the expiration of any such term. The employment agreement provides for an initial base salary of $250,000 that will increase to $500,000 upon the completion of our initial public offering, eligibility to receive an annual performance bonus and participation in any equity-based compensation plans and benefits as are generally provided to our other executives. Additionally, Mr. Ferdinand will become entitled to a cash bonus upon the completion of our initial public offering equal to the difference between his initial base salary and an effective base salary of $500,000, prorated for the amount of time between May 15, 2012 and the date of our initial public offering. In the event Mr. Ferdinand is terminated due to death or disability, he will be entitled to continuation of his base salary for two months. In the event Mr. Ferdinand is terminated by us without cause or he terminates his employment with us for good reason, each as defined in the agreement, upon the execution of a general release, he will be entitled to continuation of his base salary and continuation of the other benefits generally provided to other executives for six months.

Brian Storms. Mr. Storms’s employment agreement with the Company, effective as of December 1, 2012, provides that he will serve as our Chief Executive Officer and a member of the Board of Directors and executive committee for a two year initial term of employment that is automatically renewable for successive one year terms unless either party provides written notice not less than sixty days prior to the expiration of any such term. The employment agreement provides for an initial base salary of $250,000, that will increase to $500,000 upon the earlier of (a) the completion of our initial public offering and (b) April 1, 2013, eligibility to receive an annual performance bonus and participation in any equity-based compensation plans and benefits as are generally provided to our other executives. Additionally, pursuant to the employment agreement, Mr. Storms received a grant of RSUs as described below. In the event Mr. Storms is terminated due to death or disability, he will be entitled to continuation of his base salary for two months. In the event Mr. Storms is terminated by us without cause or he terminates his employment with us for good reason, each as defined in the agreement, upon the execution of a general release, he will be entitled to continuation of his base salary and continuation of the other benefits generally provided to other executives for sixty days.

Kenneth Shifrin. We entered into an offer letter with Kenneth Shifrin dated as of August 23, 2012. Pursuant to the terms of the letter, Mr. Shifrin will serve as our Chief Financial Officer and receive an initial base salary of $250,000 that will increase to $350,000 upon the completion of our initial public offering. The letter also provided for a one time signing bonus of $50,000. Mr. Shifrin is eligible to participate in any bonus and equity-based compensation programs and receive benefits as are generally provided to our other executives. If Mr. Shifrin’s employment is terminated during his first year of employment for reasons other than “for cause” (as defined in the letter), he will receive a cash payment of $150,000. After his first year of employment, he will only be entitled to payments upon a termination in accordance with the severance policies, if any, maintained by the Company.

Robert O’Boyle. We entered into an offer letter with Robert O’Boyle dated as of February 26, 2013. Pursuant to the terms of the letter, Mr. O’Boyle will serve as our Executive Vice President, Director of Sales and Marketing from March 1, 2013 through March 1, 2015 and receive an annual base salary of $350,000. The letter also provides for (i) a one-time cash bonus of $82,000 payable on June 1, 2013 to compensate for payments forfeited from his prior employer; (ii) a guaranteed bonus of $150,000 for Mr. O’Boyle’s first full year of employment payable in three equal installments on June 30, 2013, September 30, 2013 and the final installment in accordance with standard year-end bonus payments for employees and (iii) a guaranteed bonus of $100,000 for Mr. O’Boyle’s second full year of employment payable in four equal calendar installments provided that the final installment will be paid in accordance with standard year-end bonus payments for employees. Mr. O’Boyle will also be eligible to participate in a variable sales incentive compensation plan but the guaranteed bonus payments described in (ii) and (iii) above will be credited against any payments that become due under the sales incentive compensation plan. Mr. O’Boyle is eligible to participate in the Company’s equity incentive program and employee benefit plans available to all officers and employees. In the event that Mr. O’Boyle’s employment is terminated by the Company other than “for cause” or by Mr. O’Boyle with “good reason” (each as defined in the offer letter) within the first two years of employment, he will receive nine months of base salary and be entitled to accelerated vesting of the next unvested tranche scheduled to vest of any stock options or RSUs then held. In the event of such a termination after the end of the first two years of employment, he will receive one year of base salary. In the event of such a termination at any time during the term of employment resulting from a “change in control” (as defined in the offer letter), all unvested stock options and RSUs will vest. The offer letter provides for the award to Mr. O’Boyle of stock options equal to 0.5% of the Company and RSUs equal to 0.25% of the Company. Following the Company’s initial public offering, upon the Company reaching a market capitalization of $300 million, Mr. O’Boyle will be entitled to receive an award of immediately vesting RSUs equal to 0.25% of the Company at such time.

Jose Ibietatorremendia. We entered into an offer letter with Jose Ibietatorremendia dated as of March 13, 2013. Pursuant to the terms of the letter, Mr. Ibietatorremendia will serve as our General Counsel and receive an initial base salary of $300,000. The letter also provides for (i) a one-time cash bonus of $30,000 payable on June 1, 2013 to compensate for payments forfeited from his prior employer and (ii) a guaranteed bonus of $100,000 for Mr. Ibietatorremendia’s first full year of employment, payable at the end of such first full year. Following the first year of employment, Mr. Ibietatorremendia will be eligible to participate in a variable incentive compensation plan. Mr. Ibietatorremendia is eligible to participate in the Company’s equity incentive program and employee benefit plans available to all officers and employees. In the event that Mr. Ibietatorremendia’s employment is terminated by the Company other than “for cause” or by Mr. Ibietatorremendia with “good reason” (each as defined in the offer letter), he will receive nine months of base salary. In addition, in the event of such a termination within the first two years of employment, he will be entitled to accelerated vesting of the next unvested tranche scheduled to vest of any stock options or RSUs then held. In the event of such a termination resulting from a “change in control” (as defined in the offer letter), all unvested stock options and RSUs will vest. The offer letter provides for the award to Mr. Ibietatorremendia of stock options and RSUs, each equal to 0.25% of the Company.

Samuel Gaer. Prior to December 1, 2012, Mr. Gaer was party to an employment agreement with the Company that provided for base salary and the right to receive benefits as are generally provided to other executives. Mr. Gaer’s employment as our Chief Executive Officer ceased as of December 1, 2012 but he remained as an employee of the Company after that time. On March 21, 2013 the Company and Mr. Gaer entered into a separation agreement to end Mr. Gaer’s employment agreement.

Equity Awards

The terms of the equity grants we have made to our named executive officers are described below. At the time of our reorganization from a Delaware limited liability company into a Delaware corporation, all common units of Liquid Holdings Group, LLC granted to our named executive officers will convert into common shares of Liquid Holdings Group, Inc. Assuming that the profits interest hurdle is met, the common units pursuant to incentive units will also be issued at such time.

Common Units

On April 25, 2012, the Company granted common units to Mr. Ferdinand equal to .17% of the outstanding units of the Company immediately after the grant date, after such grant. This award vested immediately on the grant date. On December 10, 2012, the Company granted 34 common units to Mr. Ferdinand, equal to 2.0% of the outstanding equity of the Company immediately after the grant date, as a result of the initial confidential submission of a draft registration statement to the SEC in connection with this offering. This award vested immediately on the grant date.

Incentive Unit Awards

We issued incentive unit awards to each of Samuel Gaer, Brian Ferdinand and Richard Schaeffer under our Equity Plan on October 31, 2012, December 18, 2012 and December 10, 2012, respectively. The incentive units were fully vested as of the grant date and were equal to 2% (for Mr. Gaer), 4% (for Mr. Ferdinand) and 3.4% (for Mr. Schaeffer) of the outstanding units of the Company immediately after the grant, in each case after giving effect to such grant. The awards are subject to a profits interest hurdle of $150,000,000 for Mr. Gaer and $160,000,000 for Messrs. Ferdinand and Schaeffer. For each award, if the fair market value of all equity interests in the Company at the time of this offering exceeds the profits interest hurdle for such award, then upon reorganization as a Delaware corporation, Messrs. Schaeffer, Ferdinand and Gaer will be issued up to 59.09, 69.96 and 35.03 shares of common stock, respectively. Pursuant to Mr. Ferdinand’s grant, Mr. Ferdinand is entitled to an additional grant of shares of our common stock immediately following the consummation of this offering in order to preclude the dilution of the 4% interest.

Restricted Stock Units

Pursuant to the terms of his employment agreement, we issued to Mr. Storms an award under our Stock Incentive Plan of 71.66 RSUs on December 1, 2012 which was equal to 4% of the outstanding common units of the Company as of the date of the grant, immediately after giving effect to such grant. One-third of these RSUs vested on January 1, 2013, one-third will vest on December 1, 2013 and one-third will vest on December 1, 2014. Upon termination, Mr. Storms will retain all unvested RSUs unless terminated for cause (as defined in his employment agreement), in which case all unvested RSUs will be forfeited.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information on the current holdings of equity awards of each named executive officer as of December 31, 2012.

Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Brian Storms	71.66	5,731,873

(1)	One-third of Mr. Storms’s RSUs vests on January 1, 2013, and the remaining two-thirds will vest equally on December 1, 2013 and on December 1, 2014.

Equity Incentive Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term interests of our employees and directors with the financial interest of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate qualified employees. The material terms of our current equity incentive plans are described below.

Amended and Restated 2012 Equity Plan

Our Board of Directors adopted the Equity Plan effective as of April 24, 2012. The Equity Plan will terminate on April 23, 2022, unless sooner terminated pursuant to the terms of the Equity Plan. We intend to terminate the Equity Plan immediately prior to the consummation of this offering.

Types of Awards. The Equity Plan provides for the grant of common units, non-dilutive common units and incentive units in the Company (or its successor), as well as other unit-based awards including, without limitation, rights convertible or exchangeable into units, purchase rights for units, awards with value and payment and/or settlement contingent upon performance of the Company or any other factors designated by the Board and awards valued by reference to the value of units or the value of securities of or the performance of specified subsidiaries, or collectively, the Award Units. The Equity Plan also provides for cash awards as an element of or supplement to any other award under the Equity Plan. Awards may be granted to employees, including officers, and directors and independent contractors.

Shares Subject to the Equity Plan. Subject to adjustment for certain dilutive or related events, the aggregate number of Award Units may not exceed 20% of the total number of common units outstanding on a fully diluted basis as of the date of grant. If, and to the extent, any awards granted under the Equity Plan are terminated, canceled, forfeited, exchanged, or surrendered, the Award Units subject to such award will again be made available for grant under the Equity Plan.

Adjustment Provisions. If any change is made in the number or kind of applicable Award Units outstanding (i) by reason of a split of the applicable Award Units, reclassification, combination, or exchange of the applicable Award Units or similar event; (ii) by reason of a merger, reorganization, or consolidation; or (iii) by reason of any other extraordinary or unusual event affecting the outstanding applicable Award Units as a class without the Company’s receipt of consideration, or if the value of the applicable outstanding Award Units are substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary distribution, the maximum number of applicable Award Units available for awards, the number or percentage of Award Units covered by the applicable outstanding and unvested awards, and the kind of Award Units issued under the Equity Plan may be appropriately adjusted by the Board of Directors to reflect any increase or decrease in the number of, or change in the kind or value of, applicable Award Units to preclude the enlargement or dilution of rights and benefits under such awards.

Administration. Our Board of Directors, or any committee or subcommittee delegated and appointed by the Board of Directors, has the authority to administer the Equity Plan, including the powers to determine: (i) the individuals to receive awards; (ii) the size and terms of awards; (iii) the time when awards will be made; (iv) the duration of any applicable restriction period; and (v) the profits interest hurdle of any incentive unit award. The Board of Directors may also amend the terms of any award and deal with any other matters arising under the Equity Plan.

The Board of Directors has the full power and authority to administer and interpret the Equity Plan, to make factual determinations, and to adopt or amend such rules, regulations, agreements, and instruments for implementing the Equity Plan and for the conduct of its business as it deems necessary or advisable. The Board of Directors’ interpretation of the Equity Plan and all determinations made by the Board of Directors pursuant to the powers vested in it under the Equity Plan are conclusive and binding on all persons having any interest in the Equity Plan or the awards granted thereunder.

Termination of Employment or Service. Unless otherwise determined by the Board of Directors, if a grantee ceases to be an employee of, or provide service to, the Company or an affiliate for any reason prior to the date on which an award becomes fully vested under the Equity Plan, then any portion of the award not vested will be forfeited and canceled. The Board of Directors may cancel, rescind, suspend, withhold, or otherwise limit or restrict any outstanding award at any time if a participant engages in any conduct that constitutes termination for “cause” (as defined in the Equity Plan), at the Board of Directors’ reasonable discretion or as may be set forth in any employment agreement between a participant and the Company.

Repurchase Right. If a grantee ceases to be employed by, or provide service to, the Company or an affiliate, the Company may purchase all or part of any Award Units distributed to the grantee to the extent provided for in the applicable grant agreement or otherwise.

Acceleration of Awards. Unless otherwise determined by the Board of Directors, a participant’s non-vested and forfeitable awards will become fully vested and non-forfeitable under a change of control or qualified public offering (as defined in the Equity Plan).

Nontransferability. Only the grantee has rights with respect to awards granted under the Equity Plan and may not transfer those rights except as permitted under the applicable grant agreement and/or our operating agreement.

2012 Amended and Restated Stock Incentive Plan

Our Board of Directors adopted the Stock Incentive Plan on April 5, 2013 and our members approved it on the same date. The Stock Incentive Plan will terminate on April 5, 2023, unless sooner terminated pursuant to the terms of the Stock Incentive Plan.

Types of Awards. The Stock Incentive Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, nonstatutory stock options, stock appreciation rights, RSUs, restricted shares and incentive bonuses. Awards may be granted to employees, including officers, and directors and advisors of the company and its affiliates. Only our employees and those of our affiliates are eligible to receive incentive stock options.

Shares Subject to the Stock Incentive Plan. Subject to adjustment for certain dilutive or related events, following this offering, the aggregate number of shares of our common stock that are available for future issuance pursuant to equity awards under the Stock Incentive Plan is equal to                  common shares. Shares subject to an award under the Stock Incentive Plan will again be made available for issuance under the Stock Incentive Plan if such shares are: (i) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) shares delivered to or withheld by the Company to pay the exercise price of an option, or (iii) shares delivered to or withheld by the Company to pay the withholding taxes related an award. Shares subject to awards that have terminated, expired or been canceled will not count as shares issued under the Stock Incentive Plan. Shares issued under the Plan may consist of authorized but unissued shares or issued shares reacquired by the Company.

Administration. Our Board of Directors has the authority to administer the Stock Incentive Plan, including the powers to: (i) determine who is eligible for awards under the Stock Incentive Plan, when and how awards will be granted, whether an option will be granted as an incentive stock option or nonqualified stock option, the provisions of each award granted, the vesting conditions of each award, and all other terms, conditions and restrictions applicable to each such award; (ii) approve one or more forms of award agreements; (iii) construe and interpret the Stock Incentive Plan and awards granted thereunder and to establish, amend and revoke rules and regulations for the administration of the Stock Incentive Plan; (iv) amend, modify or otherwise change in any manner the Stock Incentive Plan or an award pursuant to the terms of the Stock Incentive Plan or to suspend or terminate the Stock Incentive Plan in accordance with its terms; and (v) exercise such powers and perform such acts as the Board of Directors deems necessary or expedient to promote the best interest of the Company.

Our Board of Directors may delegate any or all of its powers under the Stock Incentive Plan to one or more committees or subcommittees of the Board of Directors. Our Board of Directors also may delegate to one or more officers of the Company the power to grant awards and exercise such powers under the Stock Incentive Plan as the Board of Directors may determine.

Stock Options. A stock option may be granted as an incentive stock option or a nonqualified stock option. The option exercise price may not be less than the fair market value of the stock subject to the option on the date the option is granted, unless the option was granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code. Options will not be exercisable after the expiration of ten years from the date of grant. Each award agreement sets for the number of shares subject to each option. The purchase price of any shares acquired pursuant to an option is payable in cash or check or as otherwise determined by the Board of Directors and set forth in the award agreement, including through an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under the option, the delivery of previously owned shares or withholding of shares otherwise deliverable upon the exercise of the option. Unless otherwise specified in an award agreement, the shares underlying an option grant will vest in three equal amounts: the first installment will be first exercisable on the one (1) year anniversary of the grant date and each succeeding installment will be first exercisable one (1) year from the date that the immediately preceding installment became exercisable. Any vesting schedule can be accelerated in the discretion of the Board of Directors.

Stock Appreciation Rights. A stock appreciation right, or SAR, is a right that entitles the participant to receive, in cash or shares stock or a combination thereof, as determined by the Board of Directors, value equal to or otherwise based on the excess of (i) the fair market value of a specified number of shares at the time of exercise over (ii) the exercise price of the right, as established by the Board of Directors on the date of grant. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the stock at the time of exercise exceeds the exercise price of the SAR. The exercise price of each SAR may not be less than the fair market value of the stock subject to the award on the date the SAR is granted, unless the SAR was granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code. SARs will not be exercisable after the expiration of ten years from the date of grant. Each award agreement sets forth the number of shares subject to the SAR. Unless otherwise specified in an award agreement, the shares underlying an SAR grant will vest in three equal amounts: the first installment will be first exercisable on the one (1) year anniversary of the grant date and each succeeding installment will be first exercisable one (1) year from the date that the immediately preceding installment became exercisable. Any vesting schedule can be accelerated in the discretion of the Board of Directors.

Restricted Shares and Restricted Stock Units. Restricted shares are awards of shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment) and terms as the Board of Directors deems appropriate. RSUs are an award denominated in units under which the issuance of shares (or cash payment in lieu thereof) is subject to such conditions (including continued employment) and terms as the Board of Directors deems appropriate.

Incentive Bonuses. Incentive bonuses are awards pursuant to which a participant may become entitled to receive an amount in cash and/or shares, as determined by the Board of Directors, based on terms and conditions established by the Board of Directors. The Board of Directors determines establishes the performance criteria and level of achievement versus such criteria that will determine amounts payable under any incentive bonus.

Termination of Relationship with the Company.

Termination of Employment or Relationship as an Employee, Director or Advisor. In the event that a participant’s continuous status as an employee, director or advisor terminates (other than upon the participant’s death, disability, or by the Company with or without cause), (i) all unvested awards will immediately and automatically be terminated and forfeited back to the Company, and (ii) the participant may exercise his or her vested options and SARs but only within such period of time ending on the earlier of (A) 90 days after termination or (B) the expiration of the term of the award.

Termination without Cause. In the event that a participant’s continuous status as an employee, director or advisor terminates without cause, (i) all unvested awards scheduled to vest through the end of the year of termination will immediately and automatically vest and the remaining unvested shares subject to any such awards will immediately and automatically be terminated and forfeited back to the Company, and (ii) the participant may exercise his or her vested options or SARs but only within such period of time ending on the earlier of (A) 90 days after termination or (B) the expiration of the term of the award.

Termination for Cause. In the event of a termination for cause, all vested and unvested awards will immediately and automatically be terminated and forfeited back to the Company without payment of any additional consideration.

Disability of Participant. In the event of a participant’s termination due to disability, as defined in the Stock Incentive Plan, (i) all unvested awards scheduled to vest through the end of the year of termination will immediately and automatically vest and the remaining unvested shares subject to any such awards will immediately and automatically be terminated and forfeited back to the Company, and (ii) the participant may exercise his or her vested options or SARs but only within such period of time ending on the earlier of (A) 12 months after termination or (B) the expiration of the term of the award.

Death. In the event of a participant’s termination due to death, all unvested awards will immediately and automatically vest, and the participant’s options and SARs may be exercised by the participant’s estate, but only within the period ending on the earlier of (A) 12 months after termination or (B) the expiration of the term of the award.

Nontransferability. Awards are not transferable by the participant otherwise than by will or the laws of descent or distribution, and each option and SAR granted under the Stock Incentive Plan is only exercisable by the participant during his or her lifetime.

Repricing. Except in connection with a change in capitalization, the Board of Directors will not reprice any outstanding options or SARs, including without limitation a repricing by the cancellation of any outstanding options or SARs under the Stock Incentive Plan and the grant in substitution therefore of new options or SARs under the Stock Incentive Plan covering the same or different amount of shares.

Adjustment Provisions. If any change is made in the shares subject to the Stock Incentive Plan, or subject to any award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Stock Incentive Plan will be equitably adjusted in the class(es) and maximum number of shares subject to the Stock Incentive Plan, and the outstanding awards will be appropriately adjusted in the class(es) and number of shares and price per share subject to such outstanding awards. Such adjustments shall be made by the Board of Directors, the determination of which will be final, binding and conclusive. (The conversion of any convertible securities of the Company will not be treated as a transaction not involving the receipt of consideration by the Company). If the event(s) described in the preceding sentences occur, all Plan provisions relating to restrictions and lapse of restrictions will apply to such new, additional, or different shares or securities to the extent applicable to the shares with respect to which they were distributed, provided, however, that if the participant receives rights, warrants or fractional interests in respect of any of award, such rights or warrants may be held, exercised, sold or otherwise disposed of, and such fractional interests may be settled, by the participant free and clear of any restrictions set forth.

PRINCIPAL AND SELLING STOCKHOLDERS

The following tables set forth certain information with respect to the beneficial ownership of our capital stock as of May 10, 2013 by:

•	each stockholder known by us to be the beneficial owner of more than 5% of any class of our outstanding voting stock;

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	the selling stockholders, which consist of the entities and individuals shown as having shares listed in the column titled “Shares Being Offered.”

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated in the footnotes below, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 1,971.18 common shares outstanding as of May 10, 2013. The number of shares of common stock to be outstanding after this offering gives effect to additional issuances of common stock being offered to Messrs. Shaeffer, Ferdinand and Gaer, certain other of our stockholders, and Fundsolve’s former equity holders, pursuant to certain contractual obligations, to occur in connection with the consummation of this offering. See the section titled “Description of Capital Stock—Authorized Capitalization” for more information. Unless otherwise indicated, based on the information supplied to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Unless otherwise indicated in the footnotes to the table, the address of each beneficial owner listed in the table below is c/o Liquid Holdings Group, LLC, 800 Third Avenue, 39th Floor, New York, NY 10022.

	Shares Beneficially Owned Prior to this Offering		Shares Being Offered	Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned		Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Richard Schaeffer(1)	307.36	15.59%
Brian Ferdinand(2)	439.98	22.32%
Jay Bernstein(3)	41.89	2.12%
Darren Davy	16.37	*
David Francescani	3.27	*
Walter Raquet	—	—
Thomas Ross	29.84	1.51%
Kenneth Shifrin	—	—
Victor R. Simone, Jr.	5.65	*
Brian Storms(4)	36.48	1.85%
Dennis Suskind	—	—
Allan Zavarro	1.72	*
All Directors and Executive Officers as a Group	882.56	44.77%

Other 5% Stockholders:
Robert Keller(5)	331.02	16.79%
Douglas J. Von Allmen(6)	241.29	12.24%
Samuel Gaer(7)	116.90	5.93%

*	Less than 1%.
(1)

Consists of (a) 149.74 common shares, held by SHAF Holdings LLC, a Delaware limited liability company of which Mr. Schaeffer is the managing member, (b) 98.53 common shares, held by Schaeffer Holdings, LLC, a Delaware limited liability company of which Mr. Schaeffer is the managing member and (c) 59.09 incentive units with a profits interest hurdle of $160,000 issued to Mr. Schaeffer. Incentive units will convert into common shares prior to the consummation of this offering, provided the valuation of the company exceeds the specified profits interest hurdle. The column Shares Beneficially Owned After this Offering give effect to the expected conversion of incentive units into common shares.

(2)

Consists of (a) 305.49 common shares, held by Ferdinand Holdings, LLC, a Delaware limited liability company of which Mr. Ferdinand is the managing member, (b) 46.66 common shares held by Ferdinand Trading, LLC, a Delaware limited liability company of which Mr. Ferdinand is the managing member, (c) 15.08 common shares held by Ferdinand Trading II, LLC, a Delaware limited liability company of which Mr. Ferdinand is the managing member, (d) 2.79 common shares held by Mr. Ferdinand and (e) 69.96 incentive units with a profits interest hurdle of $160,000 issued to Mr. Ferdinand. Incentive units will convert into common shares prior to the consummation of this offering, provided the valuation of the company exceeds the specified profits interest hurdle. The column Shares Beneficially Owned After this Offering give effect to the conversion of incentive units into common shares.

(3)

Consists of (a) 25.51 common shares held by Mr. Bernstein and (b) 16.38 common shares held by a trust for which Mr. Bernstein’s spouse shares voting and investment power. Mr. Bernstein disclaims beneficial ownership of the shares held by the trust.

(4)	Mr. Storms holds an additional 47.77 RSUs which are subject to vesting conditions not expected to occur within 60 days of May 10, 2013. Such additional RSUs are not reflected in the above table.
(5)

Consists of (a) 269.27 common shares held by CMK Keller Holdings, LLC, a Delaware limited liability company of which Mr. Keller is the sole member and (b) 61.75 common shares held by Ferris Ventures, LLC, a Delaware limited liability company of which Mr. Keller is the managing member.

(6)

Consists of (a) 212.52 common shares held by D&L Partners, L.P., (b) 19.12 common shares held by the NGNG, Inc. and (c) 9.65 common shares held by Von Allmen Partners, L.P. The address of D&L Partners, L.P. is 9 Isla Bahia Drive, Ft. Lauderdale, FL 33316. The address of NGNG, Inc. is 9 Isla Bahia Drive, Ft. Lauderdale, FL 33316. The address of Von Allmen Partners, L.P. is 9 Isla Bahia Drive, Ft. Lauderdale, FL 33316.

(7)

Consists of (a) 81.87 common shares held by Samuel Gaer and (b) 35.03 incentive units with a profits interest hurdle of $150,000,000 issued to Mr. Gaer. The column Shares Beneficially Owned After this Offering gives effect to the expected conversion of incentive units into common shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed above in the section titled “Executive Compensation,” the following is a description of each transaction since our formation on January 17, 2012 and each currently proposed transaction in which:

•	we have been a party;

•	the amount involved exceeds $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

LLC Reorganization

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will effect a reorganization pursuant to which each holder of our outstanding common units will contribute to us all of the right, title and interest in and to such outstanding common units in exchange for a proportionate number of shares of our common stock. Unless otherwise indicated, or the context otherwise requires, all information in this prospectus is presented giving effect to this reorganization and the related conversion of our common units into shares of our common stock at a ratio of one to one. We expect to revise this ratio prior to the effective date.

Formation Transactions

In order to determine the fair value of our common stock for certain of the transactions described below, our management considered, among other factors, valuation analyses prepared by an unrelated third-party specialist.

Fundsolve. On April 23, 2012, we entered into a share purchase agreement with Darren Davy, one of our directors, and Nicholas Bell, the COO of one of our subsidiaries, pursuant to which we agreed to acquire all of the outstanding shares of Fundsolve from Messrs. Davy and Bell. The acquisition was conditioned upon the successful integration of the Fundsolve and GMA software pursuant to a systems integration agreement, dated February 23, 2012, entered into by Messrs. Davy and Bell, Fundsolve and GMA. The integration was completed on July 31, 2012 and we acquired the shares from Messrs. Davy and Bell on such date. As consideration for our acquisition of Fundsolve, we agreed to issue to Messrs. Davy and Bell upon the closing of this offering, an aggregate number of shares of our common stock equal to 1.0% (including 0.4% and 0.6% of the outstanding shares of our common stock to Messrs. Davy and Bell, respectively) of our outstanding shares of common stock immediately after giving effect to the shares being sold in this offering, including any shares sold pursuant to the exercise of the underwriter’s over-allotment option. The approximate aggregate value of the shares of common stock received by Messrs. Davy and Bell in connection with the acquisition will be $         (including $         and $         to Messrs. Davy and Bell, respectively).

Liquid Prime Holdings LLC. On April 24, 2012, we entered into a contribution agreement with Brian Ferdinand, our Vice Chairman of the Board and Head of Corporate Strategy and one of our founders, pursuant to which Mr. Ferdinand agreed to contribute to us all of the outstanding interests in Liquid Prime Holdings, which owns Liquid Prime Services. The contribution became effective upon receipt of regulatory approval on October 5, 2012.

Liquid Trading Institutional LLP. On April 24, 2012, we entered into contribution agreements with entities controlled by Mr. Ferdinand and Robert Keller, one of our founders and a former member of our Board of Directors, pursuant to which such entities agreed to contribute their membership interests in Liquid Trading Institutional to us. The contributions became effective upon receipt of regulatory approval in July 2012.

Liquid Futures, LLC. On April 24, 2012, we entered into contribution agreements with entities controlled by Richard Schaeffer, our Chairman of the Board and one of our founders, and Mr. Ferdinand, pursuant to which such entities agreed to contribute their membership interests in Liquid Futures to us. The contribution became effective upon receipt of regulatory approval in May 2012.

As consideration for the contributions of Liquid Prime Holdings, Liquid Trading Institutional and Liquid Futures, we issued 350.19, 309.30 and 281.35 common shares, to the entities controlled by Messrs. Ferdinand, Keller and Schaeffer, respectively. The approximate aggregate value of the interests received by the entities controlled by Messrs. Ferdinand, Keller and Schaeffer in connection with these contributions, based on values estimated by our management with consideration given to valuation analysis performed by an unrelated third party specialist, was $124,372,000 (including $48,677,000, $45,592,000 and $29,177,000 to entities controlled by Messrs. Ferdinand, Keller and Schaeffer, respectively).

Tragara Alpha Partners. On April 27, 2012, we entered into a contribution agreement with Tragara Alpha Partners owned by Samuel Gaer, our former CEO and a former member of our Board of Directors, pursuant to which we acquired certain intellectual property assets forming a component of our trading technology platform, including an algorithmic trading program. As consideration for this contribution, we issued 81.87 common shares to Mr. Gaer. The approximate value of the common stock received by Mr. Gaer in the acquisition, based on values estimated by our management with consideration given to valuation analysis performed by an unrelated third party specialist, was $6,183,000.

This acquisition was accounted for in accordance with ASC Subtopic 845-10-S99 – Nonmonetary Transactions – SEC Staff Guidance. This guidance provides that nonmonetary assets exchanged by a shareholder or promoter for part of a company’s common stock just prior to a first-time public offering should be recorded at the transferor’s historical cost basis as determined under U.S. GAAP. The development of the intellectual property was not performed in connection with any existing entity, but rather was developed over time by the sole shareholder of Tragara. No record keeping was maintained to support the historical cost basis of the intellectual property and, as a result, the Company recorded no basis for this nonmonetary asset when exchanged for 5% of the Company’s common stock.

Liquid Partners, LLC. Liquid Partners, LLC was originally formed as Centurion South, LLC, a Florida limited liability company, on May 11, 2010 by Joseph Gamberale and D&L Partners, LP (controlled by Douglas J. Von Allmen, a holder of more than 5% of our common stock). Centurion South, LLC changed its name to Centurion Capital Group, LLC on July 25, 2011, and changed its name to Liquid Partners, LLC and converted to a Delaware limited liability company on March 1, 2012. On September 15, 2011, Edward Feigeles and John Allen became members of Liquid Partners pursuant to the amended operating agreement. The ownership interests of the members under the amended operating agreement were as follows: 37.5% held by Mr. Gamberale; 37.5% held by D&L Partners, L.P.; 15% held by Mr. Feigeles; and 10% held by Mr. Allen.

On December 30, 2011, Liquid Trading Holdings Limited, a company incorporated under the laws of Guernsey with LTIH, LLC (controlled by Mr. Ferdinand) as its sole member, acquired Liquid Partners for a maximum purchase price of $13,600,000 pursuant to a membership unit purchase agreement entered into with the members of Liquid Partners. The members of Liquid Partners received $1,000 in cash and were to be paid the remainder of the purchase price in shares of Liquid Trading Holdings Limited or another holding company to be formed upon the earlier to occur of (i) the initial public offering of Liquid Trading Holdings Limited or such other holding company and (ii) January 1, 2014. On May 11, 2012, Liquid Trading Holdings Limited contributed its equity interests in Liquid Partners and its obligations under the membership interest purchase agreement to us. D&L Partners, L.P. assigned its rights under the membership interest purchase agreement to the Douglas J. Von Allmen Trust dated April 25, 1989. On July 21, 2012, we entered into an amendment to the membership unit purchase agreement, pursuant to which we issued to the former members of Liquid Partners 89.70 common shares in proportion to their ownership interest in Liquid Partners (including 33.64 common shares to an entity controlled by Mr. Von Allmen and 13.45 common shares to Mr. Feigeles, a former member of our Board of Directors). The approximate aggregate value of the interests received by the former members of Liquid Partners in this transaction, based on values estimated by our management with consideration given to valuation analysis performed by an unrelated third party specialist, was $12,439,000 (including $4,665,000 to an entity controlled by Mr. Von Allmen and $1,866,000 to Mr. Feigeles).

LiquidView. On July 30, 2012, we entered into an assignment agreement with Ferdinand Trading, LLC, Brian Ferdinand, Ferris Ventures, LLC, and Robert Keller, pursuant to which we acquired the LiquidView platform, our accounting and management technology. As consideration for our acquisition, we made payments of $1,000,000 and $500,000 to entities controlled by Messrs. Ferdinand and Keller, respectively.

Green Mountain Analytics, LLC. On August 27, 2012, we acquired GMA pursuant to a contribution and exchange agreement entered into with the members of GMA, including entities controlled by Messrs. Ferdinand and Keller. Pursuant to this exchange transaction, we issued to the members of GMA 192.22 common shares (including 61.75 common shares each to entities controlled by Messrs. Ferdinand and Keller, respectively). The approximate aggregate value of the interests received by the members of GMA in the exchange transaction, based on values estimated by our management with consideration given to valuation analysis performed by an unrelated third party specialist, was $19,956,000 (including $6,411,000 and $6,411,000 to entities controlled by Messrs. Ferdinand and Keller, respectively).

LTI, LLC. We acquired LTI on September 30, 2012, pursuant to a contribution and exchange agreement with LTI’s equity holders, including Mr. Feigeles, and QuantX (formerly Liquid Trading Int’l LLP), an entity with which Messrs. Ferdinand, Schaeffer and Keller are affiliated. Pursuant to the contribution agreement, each of the members transferred to us all of the outstanding interest in LTI held by them. As consideration for these contributions, we issued to the members of LTI 46.75 common shares (including 16.50 common shares to Mr. Feigeles). The approximate aggregate value of the interests received by the former members of LTI in this transaction, based on values estimated by our management with consideration given to valuation analysis performed by an unrelated third party specialist, was $5,079,000 (including $1,792,000 to Mr. Feigeles). We did not issue any common stock to QuantX in connection with its contribution.

Other Transactions

Investment by Douglas J. Von Allmen. In July 2012, we entered into a subscription agreement with Mr. Von Allmen pursuant to which issued 116.90 common shares as consideration for a $12.5 million investment made by Mr. Von Allmen in April 2012. Prior to December 25, 2012, we issued an additional 22.82 common shares to Mr. Von Allmen pursuant to the terms of the subscription agreement, which required additional shares to be issued to Mr. Von Allmen in the event this offering was not consummated on or before October 24, 2012. On April 5, 2013, we issued an additional 67.93 common shares to an entity controlled by Mr. Von Allmen pursuant to a subscription agreement into which we entered with him on that date.

Legal Representation. We retain the law firm of Fish & Richardson, of which David Francescani, one of our directors, is a principal, to perform legal services from time to time. We have paid Fish & Richardson $36,554 for legal services rendered during 2012 and currently have an unpaid balance of $64,045.

Transactions among Liquid Holdings Group, LTI, LLC, Liquid Futures and Liquid Prime Services, Inc. LTI was an entity formed for the purpose of capitalizing the Company’s predecessor companies. Brian Ferdinand, or entities he controlled, and Liquid Holdings Group provided an aggregate of $5,563,000 in order to capitalize Liquid Futures and Liquid Prime Services. The capital was funded initially to or by Mr. Ferdinand or entities he controlled and Mr. Ferdinand directed those allocations to Liquid Futures or Liquid Prime. Shortly thereafter, Liquid Prime, Liquid Futures and LTI were all consolidated into Liquid Holdings Group.

From the period beginning November 9, 2011 through March 28, 2012, Mr. Ferdinand funded an aggregate of $1,525,000 on behalf of LTI, of which $1,425,000 was put into Liquid Futures and $100,000 was used to pay expenses associated with the set-up of these entities.

From the period beginning October 27, 2011 through May 21, 2012, Mr. Ferdinand advanced $133,000 to Liquid Prime Holdings, LLC for the acquisition of Liquid Prime and an aggregate of $3,855,000 to Liquid Prime for the entity to meet its regulatory capital requirements and working capital needs.

In April 2012 each of Liquid Prime Holdings LLC, which owns Liquid Prime Services, Inc., and Liquid Futures was contributed to Liquid Holdings Group, LLC subject to regulatory approval, which regulatory approval was received on October 5, 2012 and May 9, 2012, respectively. On September 30, 2012, LTI was contributed to Liquid Holdings Group, LLC in exchange for 46.75 common shares at the time of such issuance, such that the owners of LTI received an indirect interest in each of Liquid Futures and Liquid Prime. See the sections titled “—Formation Transactions” and “Prospectus Summary—Our Formation Transactions” above.

Transactions with QuantX. An entity controlled by Messrs. Ferdinand and Keller and an entity controlled by Mr. Schaeffer hold a 36.675% and 10% interest, respectively, in QuantX. QuantX, which is not a part of and is not consolidated under Liquid Holdings Group, operates as a principal-only trading firm domiciled in the United Kingdom trading solely for its own account. QuantX is a customer of our technology platform, which it then markets to its own members, thereby providing us with a source of customer referrals. During the year ended December 31, 2012, a total of $773,102 in software revenues were recognized by us from QuantX.

In June 2012, we loaned QuantX $5,000,000 pursuant to a promissory note payable upon demand, but in any event no later than May 31, 2013, for the purpose of providing QuantX the necessary funds to test our technology platform with Credit Suisse AG. This note bears interest at a rate of 3.0% per annum. As of December 31, 2012, the outstanding principle balance was $2,250,000, which was repaid in two payments with the first payment of $95,000 on January 18, 2013 and the final payment of $2,155,000 on February 22, 2013.

Transaction between LTI, LLC and Liquid Trading Management LLC. On January 2, 2012, LTI, LLC entered into an agreement with Liquid Trading Management LLC, or LTM, an entity controlled by Mr. Ferdinand, for consultation services. During the period ended September 30, 2012 the Company paid $250,000 to LTM.

Transaction with David Solimine. On May 1, 2013, entities controlled by Messrs. Ferdinand, Keller, Schaeffer and David Solimine entered into an agreement to transfer Mr. Solimine 2.75% of our common shares outstanding as of the date of the agreement. Pursuant to an anti-dilution provision to maintain Mr. Solimine’s 2.75% ownership interest in the Company, that agreement provides that Messrs. Ferdinand, Keller and Schaeffer may owe Mr. Solimine common shares if we issue additional shares during the period beginning May 1, 2013 and ending on the earliest of immediately prior to the consummation of this offering and January 1, 2015. We have agreed that if any of Messrs. Ferdinand, Keller and Schaeffer do not deliver those shares, the Company will be obligated to issue anti-dilution shares to Mr. Solimine.

Bonus to Robert Keller. On May 1, 2013, we entered into a letter agreement with Mr. Keller ending his employment as senior managing director with the Company. Pursuant to that agreement, we have agreed that if this offering is consummated prior to December 1, 2014, we will pay Mr. Keller a cash bonus equal to the difference between (i) $275,000 times the number of days between May 15, 2012 and the date of the consummation of this offering divided by 365 and (ii) $75,000.

Registration Rights

Prior to the closing of this offering, we will enter into a registration rights agreement with certain of our existing stockholders pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our common stock (and other securities convertible into or exchangeable or exercisable for shares of our common stock) otherwise held by them. Shares registered under any such registration statement will be available for sale in the open market unless restrictions apply. See the section titled “Description of Capital Stock—Registration Rights.”

Director Indemnification Agreements

Our bylaws permit us to indemnify our directors to the fullest extent permitted by law, subject to limited exceptions. Prior to the closing of this offering, we will enter into indemnification agreements with each of our directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Review, Approval or Ratification of Transactions with Related Persons

Prior to completion of this offering, our Board of Directors intends to adopt a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our nominating and governance committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our certificate of incorporation and bylaws that will be in effect upon completion of this offering. We refer you to our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

Upon completion of this offering, the authorized capital stock of Liquid Holdings Group, Inc. will consist of              shares of common stock, $0.0001 par value per share, of which              shares will be issued and              outstanding and shares of preferred stock, $0.0001 par value per share, of which no shares will be issued and outstanding. The number of shares of common stock to be outstanding after this offering presented above and, unless otherwise expressly indicated or the context otherwise requires, elsewhere in this prospectus, gives effect to the following additional issuances of common stock to occur in connection with the consummation of this offering:

•	the issuance of 59.09 shares, 69.96 shares, and 35.03 shares, of common stock to Messrs. Schaeffer, Ferdinand and Gaer, respectively, pursuant to the incentive units they currently hold;

•

the issuance of              additional shares of common stock to Mr. Ferdinand pursuant to the anti-dilution terms of the incentive units granted to him on December 18, 2012, representing 4% of the aggregate issued and outstanding units of the Company as of the date of the grant, after giving effect to such grant, which specify that Mr. Ferdinand is entitled to an additional grant of common equity interests immediately following the consummation of this offering in order to preclude the dilution of the 4% grant;

•

the issuance of              shares of common stock to a single beneficial owner pursuant to the terms of two subscription agreements entered into on March 12, 2013, the terms of which entitle the shares held by this beneficial owner to anti-dilution protection for the period beginning March 12, 2013, and ending on the earliest of immediately prior to the consummation of this offering or May 15, 2013; and

•

the issuance of              shares of common stock to Fundsolve’s former equity holders pursuant to our share purchase agreement in respect of our acquisition of Fundsolve, equivalent to 1% of the number of our common shares to be outstanding upon completion of this offering.

The number of shares of common stock issuable to Mr. Ferdinand in respect of his December 18, 2012 incentive unit award and to Fundsolve’s former equity owners in connection with the consummation of this offering is dependent upon the number of shares sold by us in this offering. As a result, if we increase or decrease the number of shares sold by us in this offering, the number of shares issuable to Mr. Ferdinand and Fundsolve’s former equity owners will change such that, following completion of this offering, the number of shares issued to Fundsolve’s former equity owners is equivalent to 1% of the number of our common shares to be outstanding upon completion of this offering (including the shares being sold by us in this offering and pursuant to any exercise of the underwriter’s over-allotment option) and the number of shares issued to Mr. Ferdinand is equivalent to 4% of the number of our common shares to be outstanding upon completion of this offering (including the shares being sold by us in this offering and pursuant to any exercise of the underwriter’s over-allotment option), less              shares previously issued to Mr. Ferdinand pursuant to his incentive units. For example, if we were to increase the number of shares of common stock sold by us in this offering by 500,000 shares, the number of shares issuable to Mr. Ferdinand and Fundsolve’s former equity owners would be              shares (or              shares, if the underwriter exercises its over-allotment option in full) and the number of shares

of common stock outstanding upon completion of this offering would be              shares (or              shares, if the underwriter exercises its over-allotment option in full). If we were to decrease the number of shares of common stock sold by us in this offering by 500,000 shares, the number of shares issuable to Mr. Ferdinand and Fundsolve’s former equity owners would be              shares (or              shares, if the underwriter exercises its over-allotment option in full) and the number of shares of common stock outstanding upon completion of this offering would be              shares (or              shares, if the underwriter exercises its over-allotment option in full).

Common Stock

Holders of shares of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Holders of shares of our common stock are entitled to ratably receive dividends when and if declared by our Board of Directors out of funds legally available therefor, subject to any statutory or contractual prohibitions or other restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our common stock do not have preferences or preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our Board of Directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the number of shares, designation, voting powers (if any) and the preferences and relative participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of each series. The preferred stock, if issued, would have priority over the common stock with respect to dividends and/or distribution of our assets upon liquidation. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Registration Rights

Prior to the closing of this offering, we will enter into a registration rights agreement with certain of our existing stockholders pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act approximately              shares of our common stock held by them. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

In any registration made pursuant to such registration rights agreement, all fees, costs, and expenses of underwritten registrations will be borne by us and all selling expenses, including estimated underwriting discounts and selling commissions, will be borne by the holders of the shares being registered. The registration rights under the registration rights agreement described below will remain in effect until an individual holder is able to sell all of its registrable shares without restriction pursuant to Rule 144 under the Securities Act during any three month period.

Demand Registration Rights

After the completion of this offering, our existing owners will be entitled to certain demand registration rights. At any time following the 180th day after the effective date of this registration statement on Form S-1, the holders of at least     % of these shares can request that we register all or a portion of their shares. Such request for registration must cover at least that number of shares with reasonably expected aggregate offering proceeds, which (after deduction of underwriters’ discounts and expenses related to the offering) equal or exceed $       million. If our Board of Directors determines in good faith that it would be materially detrimental to us and not in our best interest for a registration statement to be filed, we have the right to defer such registration, not more than once in any 12 month period, for a period of up to 180 days.

Piggyback Registration Rights

After the completion of this offering, in the event that we propose to register the offer and sale of any of our securities under the Securities Act, either for our own account or for the account of other security holders, our existing owners will be entitled to certain “piggyback” registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to registration related to employee benefit plans on Form S-8, and corporate reorganizations or other transactions to be registered on Form S-4, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

After the completion of this offering, our existing owners will be entitled to certain Form S-3 registration rights. The holders of these shares can make a written request that we register the offer and sale of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $       million. We will not be required to effect a registration on Form S-3 if we have effected          such registrations in a given 12 month period. If our Board of Directors determines in good faith that it would be materially detrimental to us and not in our best interest for a registration statement to be filed, we have the right to defer such registration, not more than once in any 12 month period, for a period of up to 180 days.

Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or DGCL, (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have received notice of and consented to the foregoing provision. The enforceability of similar choice of forum provisions in other companies’ charters has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Anti-takeover Effects of the Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and our bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our Board of Directors. In addition, these provisions also are intended to ensure that our

Board of Directors will have sufficient time to fulfill its fiduciary duties to us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our stockholders.

Staggered Board. We intend to implement a “staggered” Board of Directors consisting of three classes of directors. Directors of each class will be elected for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 2013, 2014 and 2015, respectively. We believe that classification of our Board of Directors will help to assure the continuity and stability of our business strategies and policies as determined by our Board of Directors.

Removal of Directors; Vacancies. Our directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of stock entitled to vote generally in the election of directors. In addition, our bylaws provide that any vacancies on our Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director.

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless an entity’s certificate of incorporation provides otherwise. Our certificate of incorporation will not provide for cumulative voting.

Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our Board of Directors may authorize, without stockholder approval, undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our Board of Directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Stockholder Action by Written Consent. The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our certificate of incorporation precludes stockholder action by written consent, unless the action to be effected by written consent and the taking of such action by written consent have expressly been approved in advance by the board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. This provision may have the effect of precluding the consideration of certain business at a meeting of stockholders if the proper notice is not provided and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Calling of Special Meetings of Stockholders. Our bylaws preclude our stockholders from calling special meetings of stockholders or requiring the Board of Directors or any officer to call such a meeting or from proposing business at such a meeting. Our bylaws provide that only a majority of our Board of Directors, the Chairman of the Board, the Vice Chairman of the Board or the Chief Executive Officer can call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder cannot require stockholder consideration of a proposal by calling a special meeting of stockholders prior to the time a majority of the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board or the Chief Executive Officer believes the matter should be considered or until the next annual meeting if the requestor then meets the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.

Amendments; Vote Requirements. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of stock entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions in our certificate of incorporation and bylaws may be amended only by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of common stock entitled to vote generally in the election of directors:

•	the provisions regarding the classified board (the election and term of our directors);

•	the provisions regarding the resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our board and newly created directorships;

•	the provisions regarding the advance notice requirements for stockholder proposals and director nominations; and

•	the provisions regarding the amendment of our certificate of incorporation and bylaws requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

In addition, our certificate of incorporation grants our Board of Directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

•	prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•

at or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an interested stockholder as any person beneficially owning 15% or more of the outstanding voting stock of the corporation.

Transfer Agent and Registrar

Upon completion of the offering, the transfer agent and registrar for our common stock will be             .

Listing

We expect to list our common stock on the NASDAQ Global Market under the symbol “LIQD.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that issuances or sales of shares of our common stock, or the availability of shares of our common stock for issuance or sale, will have on our stock price prevailing from time to time. Future issuances or sales of our common stock, or the availability of such shares for issuance or sale, could adversely affect our stock price prevailing from time to time and our ability to raise equity capital in the future.

Following the completion of this offering, we will have              outstanding shares of our common stock (or              shares, if the underwriter exercises its over-allotment option in full). Of the outstanding shares, all of the              shares sold in this offering by us and the selling stockholders will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our “affiliates” as that term is defined in Rule 144 promulgated under the Securities Act may only be sold in compliance with the limitations described below.

The              shares of our common stock held by our existing stockholders will be “restricted securities” as defined in Rule 144. However, prior to the completion of this offering we will enter into a registration rights agreement with certain of our existing stockholders that will require us to register for sale under the Securities Act these shares of our common stock under certain circumstances. See the sections titled “—Registration Rights” and “Description of Capital Stock—Registration Rights.” As of                     , 2013, holders of              shares, or     %, of our common stock after giving effect to this offering, will have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register the offer and sale of all shares of common stock that we may issue under our equity compensation plans.

Our certificate of incorporation authorizes us to issue additional shares of common stock and options, rights, warrants and appreciation rights relating to our common stock for the consideration and on the terms and conditions established by our Board of Directors in its sole discretion. In accordance with the DGCL and the provisions of our certificate of incorporation, we may also issue preferred stock that has designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to shares of our common stock. See the section titled “Description of Capital Stock.”

Registration Rights

Prior to the closing of this offering, we will enter into a registration rights agreement with certain of our existing stockholders pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our common stock otherwise held by them. Shares registered under any such registration statement will be available for sale in the open market unless restrictions apply. See the section titled “Description of Capital Stock—Registration Rights.”

Lock-Up Agreements

We, our directors and executive officers and substantially all of our stockholders have entered into lock-up agreements not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for common stock, for a period of 180 days from the date of this prospectus, subject to certain exceptions and extensions, without the prior written consent of Sandler O’Neill & Partners, L.P. Sandler O’Neill & Partners, L.P. may, in its sole discretion, at any time and without notice, waive any of the terms of the lock-up. Following the lock-up period, our directors and officers and locked-up stockholders will not be eligible to sell their shares in the public market without registration under the Securities Act unless these sales meet the conditions and restrictions of Rules 144 or 701 as described below or another exception from registration under the Securities Act is available or unless such sales are registered under the Securities Act. As restrictions on resale end, our stock price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. See the section titled “Underwriting.”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to our compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock available for issuance pursuant to our equity compensation plans. Shares issued pursuant to these plans after the effective date of such registration statement will be available for sale in the open market and, for our affiliates, subject to the conditions and restrictions of Rule 144. Such registration statement is expected to be filed and become effective as soon as practicable after the date of this prospectus. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to the lock-up agreements described above to the extent applicable.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the acquisition, ownership and disposition of shares of our common stock, but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or Code, final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to non-U.S. holders who purchase shares of our common stock issued pursuant to this offering and who hold such shares of our common stock as capital assets (within the meaning of Section 1221 of the Code). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate or gift tax laws or tax considerations arising under the laws of any non-U.S., state or local jurisdiction.

This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other pass-through entities;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

•	persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock (and such partnership) should consult their own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

In general, a “non-U.S. holder” is any beneficial owner of shares of our common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. person. A “U.S. person” is any of the following:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or other entity treated as such for U.S. federal income tax purposes);

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As described in the section titled “Dividend Policy,” we currently do not anticipate paying dividends on shares of our common stock in the foreseeable future. If, however, we make cash or other property distributions on shares of our common stock (other than certain pro rata distributions of shares of our common stock), such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s adjusted tax basis in the shares of our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of shares of our common stock and will be treated as described under the section titled “—Gain on Sale or Other Disposition of Shares of Our Common Stock” below.

Dividends paid to a non-U.S. holder of shares of our common stock will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or other applicable form) certifying, under penalties of perjury, such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on shares of our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from the aforementioned U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Such effectively connected dividends will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules. A non-U.S. holder that claims exemption from withholding or the benefit of an applicable income tax treaty will generally be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders that do not timely provide us or our paying agent with the required certification may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty or applicability of other exemptions from withholding.

Gain on Sale or Other Disposition of Shares of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of shares of our common stock, unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•

we are or have been a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period for the shares of our common stock, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

We believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates generally in the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding generally will not apply to distributions to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Legislation Relating to Foreign Accounts

Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions,” as specially defined under such rules, and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. These rules will generally apply to payments of dividends made after December 31, 2013, and to gross proceeds from the sale or other disposition of shares of our common stock after December 31, 2017. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

We and the selling stockholders are offering the shares of our common stock described in this prospectus in an underwritten offering in which Sandler O’Neill & Partners, L.P., or the underwriter, is acting as sole underwriter. We and the selling stockholders will enter into an underwriting agreement with the underwriter with respect to the shares of common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, the underwriter has agreed to purchase all of the shares of common stock being offered by this prospectus.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us and the selling stockholders are true and all of our agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we and the selling stockholders deliver customary closing documents.

Subject to these conditions, the underwriter is committed to purchase and pay for all shares of our common stock offered by this prospectus, if any such shares are taken. However, the underwriter is not obligated to take or pay for the shares of our common stock covered by the underwriter’s over-allotment option described below, unless and until such option is exercised. The underwriter has advised us and the selling stockholders that the underwriter does not intend to make sales to discretionary accounts.

Over-Allotment Option

We and the selling stockholders have granted the underwriter an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of             additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. We and the selling stockholders will be obligated to sell these shares to the underwriter to the extent the over-allotment option is exercised. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with the sale of the shares of our common stock offered by this prospectus.

Commissions and Expenses

The underwriter proposes to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in excess of $         per share. After the public offering of the shares of our common stock, the underwriter may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discount that we and the selling stockholders will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares of our common stock from us and the selling stockholders.

	Per Share	Total Without Over- Allotment Exercise	Total With Over- Allotment Exercise
Underwriting discounts to be paid by:	$	$	$
Us	$	$	$
The selling stockholders	$	$	$

We will also reimburse the underwriter for its reasonable out-of-pocket expenses incurred in connection with its engagement as underwriter, regardless of whether this offering is consummated, including, without limitation, all marketing, syndication and travel expenses and legal fees and expenses. We estimate that the total expenses of this offering payable by us, exclusive of the underwriting discount, will be approximately $         (including approximately $         of reimbursable underwriter expenses).

Pricing of the Offering

Immediately prior to this offering, there was no public market for our common stock. The initial public offering price was determined by negotiations among us, the selling stockholders and the underwriter. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our revenues, results of operations and certain other financial and operating information in recent periods, and the valuation measures, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. We cannot assure you, however, that the price at which the shares of our common stock will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market incur shares of common stock will develop and continue after this offering.

We expect to list our common stock on the NASDAQ Global Market under the symbol “LIQD.”

Indemnity

We and the selling stockholders have agreed to indemnify the underwriter, and persons who control the underwriter, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of these liabilities.

Lock-Up Agreement

We, each of our executive officers and directors and substantially all of our stockholders, including the selling stockholders, have agreed, subject to certain exceptions, for the period beginning on and including the date of this prospectus through and including the date that is 180 days after the date of this prospectus, (i) not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock, any of our securities that are substantially similar to any of our common stock, or any of our securities convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive any shares of our common stock or any of our securities that are substantially similar to our common stock, or (ii) publicly announce an intention to do any of the foregoing, without, in each case, the prior written consent of the underwriter. These restrictions are expressly agreed to preclude us, our executive officers and directors and substantially all of our stockholders, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. Notwithstanding the foregoing, if we cease to be an emerging growth company at any time prior to the completion of the 180-day restricted period referred to in this paragraph, then such 180-day restricted period will be automatically extended if (1) during the last 17 days of the 180 day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16-day period beginning on the last day of the 180-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In addition, during the period beginning on and including the date of this prospectus and continuing through and including the date that is 180 days after the date of this prospectus, without the prior written consent of the underwriter, we will not file or cause to become effective a registration statement under the Securities Act, relating to the offer and sale of any shares of our common stock or any of our other securities that are substantially similar to our common stock, or any of our securities that are convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive, the foregoing.

The underwriter may, in its sole discretion and at any time and from time to time, without notice, release all or any portion of the common shares or other securities referenced above from the foregoing restrictions.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum and are made to prevent or slow down a decline in the market price of the common stock while this offering is in progress.

•

Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the we are offering. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of common stock in the open market after the distribution of this offering has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in this offering.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Our Relationship with the Underwriter

The underwriter, and some of its affiliates, have performed and may in the future perform financial advisory and investment banking services for us from time to time in the ordinary course of their business and may receive compensation for such services.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us and the selling stockholders by Gibson, Dunn & Crutcher LLP, New York, New York. Sidley Austin LLP, New York, New York is acting as counsel to the underwriter.

EXPERTS

The consolidated financial statements of Liquid Holdings, LLC as of December 31, 2012 and for the period from April 24, 2012 (date of commencement of operations) to December 31, 2012, included in this prospectus, have been audited and reported upon by KPMG LLP, an independent registered public accounting firm. The combined financial statements of Liquid Predecessor Companies as of April 24, 2012 and December 31, 2011 and for the periods then ended, included in this prospectus, have been audited and reported upon by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements of Liquid Prime Holdings LLC as of October 4, 2012 and for the period from April 25, 2012 to October 4, 2012, included in this prospectus, have been audited and reported upon by KPMG LLP, independent auditors. The financial statements of Liquid Futures LLC as of December 31, 2011 and for the period from August 26, 2011 (date of formation) to December 31, 2011, included in this prospectus, have been audited and reported upon by KPMG LLP, independent auditors. The financial statements of LTI, LLC as of December 31, 2011 and for the period from August 22, 2011 (date of formation) to December 31, 2011, included in this prospectus, have been audited and reported upon by KPMG LLP, independent auditors. The consolidated financial statements of Centurion Capital Group, LLC as of December 31, 2011 and 2010 and for the year ended December 31, 2011 and the period from May 11, 2010 (date of formation) to December 31, 2010, included in this prospectus, have been audited and reported upon by KPMG LLP, independent auditors. The financial statements of Green Mountain Analytics, LLC as of December 31, 2011 and 2010 and the for each of the years in the two-year period then ended, included in this prospectus, have been audited and reported upon by KPMG LLP, independent auditors. The financial statements of Fundsolve Limited as of March 31, 2012 and 2011 and for each of the years in the two-year period then ended, included in this prospectus, have been audited and reported upon by KPMG LLP, independent auditors. Such financial statements have each been included in this prospectus in reliance upon the reports of KPMG LLP, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC’s website at www.sec.gov. Upon consummation of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information. You will be able to inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of these materials from the Public Reference Room of the SEC at the address noted above or inspect them without charge at the SEC’s website. We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INDEX TO FINANCIAL STATEMENTS

Liquid Holdings Group, LLC:
Historical Financial Statements:
Report of Independent Registered Public Accounting Firm	F-4
Consolidated balance sheet of Liquid Holdings Group, LLC as of December 31, 2012	F-5
Consolidated statement of operations and comprehensive income (loss) for the period from April 24, 2012 (date of commencement of operations) to December 31, 2012	F-6
Consolidated statement of changes in members’ equity for the period from April 24, 2012 (date of commencement of operations) to December 31, 2012	F-7
Consolidated statement of cash flows for the period from April 24, 2012 (date of commencement of operations) to December 31, 2012	F-9
Notes to consolidated financial statements	F-11

Liquid Predecessor Companies:
Report of Independent Registered Public Accounting Firm	F-48
Combined balance sheets as of April 24, 2012 and December 31, 2011	F-49
Combined statement of operations for the period ended December 31, 2011 and January 1, 2012 to April 24, 2012	F-50
Combined statement of changes in owner’s equity for the period ended December 31, 2011 and January 1, 2012 to April 24, 2012	F-51
Combined statement of cash flows for the period ended December 31, 2011 and January 1, 2012 to April 24, 2012	F-52
Notes to combined financial statements	F-53

Liquid Prime Holdings LLC:
Report of Independent Registered Public Accounting Firm	F-73
Consolidated balance sheet as of October 4, 2012	F-74
Consolidated statement of operations for the period from April 25, 2012 to October 4, 2012	F-75
Consolidated statement of changes in member’s equity for the period from April 25, 2012 to October 4, 2012	F-76
Consolidated statement of cash flows for the period April 25, 2012 to October 4, 2012	F-77
Notes to consolidated financial statements	F-78

Financial Statements of Acquired or to be Acquired Businesses:

Liquid Futures, LLC:
Independent Auditors’ Report	F-86
Balance sheet of as of December 31, 2011	F-87
Statement of operations and changes in members’ equity for the period from August 25, 2011 (date of formation) to December 31, 2011	F-88
Statement of cash flows for the period from August 25, 2011 (date of formation) to December 31, 2011	F-89
Notes to financial statements	F-90
Unaudited condensed statement of operations for the period from January 1, 2012 to March 31, 2012	F-92
Unaudited condensed statement of changes in members’ equity for the period from January 1, 2012 to March 31, 2012	F-93
Unaudited condensed statement of cash flows for the period from January 1, 2012 to March 31, 2012	F-94
Notes to unaudited condensed financial statements	F-95

LTI, LLC:
Independent Auditors’ Report	F-98
Balance sheet as of December 31, 2011	F-99
Statement of operations for the period from August 22, 2011 (date of formation) to December 31, 2011	F-100
Statement of changes in members’ equity for the period from August 22, 2011 (date of formation) to December 31, 2011	F-101
Statement of cash flows for the period from August 22, 2011 (date of formation) to December 31, 2011	F-102
Notes to financial statements	F-103
Unaudited condensed statement of operations for the period from January 1, 2012 to September 30, 2012 and for the period from August 22, 2011 (date of formation) to September 30, 2011	F-107
Unaudited condensed statement of changes in members’ equity for the period from August 22, 2011 (date of formation) to September 30, 2012	F-108
Unaudited condensed statement of cash flows for the period from January 1, 2012 to September 30, 2012 and for the period from August 22, 2011 (date of formation) to September 30, 2011	F-109
Notes to unaudited condensed financial statements	F-110

Centurion Capital Group, LLC:
Independent Auditors’ Report	F-114
Consolidated balance sheets as of December 31, 2011 and 2010	F-115
Consolidated statements of operations and changes in members’ equity (deficit) for the year ended December 31, 2011 and the period from May 11, 2010 (date of formation) to December 31, 2010	F-116
Consolidated statements of cash flows for the year ended December 31, 2011 and the period from May 11, 2010 (date of formation) to December 31, 2010	F-117
Notes to consolidated financial statements	F-118

Green Mountain Analytics, LLC:
Independent Auditors’ Report	F-123
Balance sheets as of December 31, 2011 and 2010	F-124
Statements of operations for the years ended December 31, 2011 and 2010	F-125
Statements of changes in members’ equity (deficit) for the years ended December 31, 2011 and 2010	F-126
Statements of cash flows for the years ended December 31, 2011 and 2010	F-127
Notes to financial statements	F-128
Unaudited condensed statement of operations for the period from January 1, 2012 to June 30, 2012 and for the period from January 1, 2011 to June 30, 2011	F-135
Unaudited condensed statement of changes in members’ equity (deficit) for the period from January 1, 2012 to June 30, 2012 and for the period from January 1, 2011 to June 30, 2011	F-136
Unaudited condensed statement of cash flows for the period from January 1, 2012 to June 30, 2012 and for the period from January 1, 2011 to June 30, 2011	F-137
Notes to unaudited condensed financial statements	F-138

Fundsolve Limited:
Independent Auditors’ Report	F-144
Balance sheets as of March 31, 2012 and 2011	F-145
Statements of operations and changes in shareholders’ equity (deficit) for the years ended March 31, 2012 and 2011	F-146
Statements of cash flows for the years ended March 31, 2012 and 2011	F-147
Notes to financial statements	F-148
Unaudited condensed statement of operations and changes in shareholders’ equity (deficit) for the period from April 1, 2012 to June 30, 2012 and for the period from April 1, 2011 to June 30, 2011	F-152
Unaudited condensed statement of cash flows for the period from April 1, 2012 to June 30, 2012 and for the period from April 1, 2011 to June 30, 2011	F-153
Notes to unaudited condensed financial statements	F-154

When the transaction referred to in note 1(b) of the Notes to Consolidated Financial Statements has been consummated, we will be in a position to render the following report.

/s/ KPMG LLP

We have audited the accompanying consolidated balance sheet of Liquid Holdings Group, LLC and subsidiaries as of December 31, 2012, and the related consolidated statements of operations and comprehensive income (loss), changes in members’ equity, and cash flows for the period from April 24, 2012 (commencement of operations) to December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liquid Holdings Group, LLC and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the period from April 24, 2012 (commencement of operations) to December 31, 2012, in conformity with U.S. generally accepted accounting principles.

New York, New York

April 10, 2013 except as to

note 1(b), which is as of

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2012

		Pro forma (Note 16) (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,380,078
Note receivable from related party—QuantX Management, LLP	2,250,000
Deferred offering costs	3,476,427
Other receivable	1,637,075
Prepaid expenses and other current assets	119,417

Total current assets	8,862,997

Property and equipment, net	325,285

Other assets:
Due from related parties	359,030
Deposits	478,258
Other intangible assets, net of amortization of $2,742,518	18,740,125
Goodwill	13,182,936	21,198,936

Total other assets	32,760,349

TOTAL ASSETS	$41,948,631

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,199,869
Due to related parties	61,873
Deferred income	2,062
Deferred tax liability	268,160	2,949,700

Total current liabilities	3,531,964

Long-term liabilities:
Deferred rent	51,338
Contingent consideration payable on Fundsolve acquisition	1,561,000
Deferred tax liability	429,100	4,720,200

Total liabilities	5,573,402

Commitments and contingencies (Note 9)

Members’ equity:
Capital contributed (1,677.35 common units issued and outstanding)	74,639,166
Accumulated deficit	(38,245,864)
Accumulated other comprehensive income (loss)	(18,073)

Total members’ equity	36,375,229

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$41,948,631

See accompanying notes to consolidated financial statements.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE PERIOD FROM APRIL 24, 2012 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2012

		Pro forma (Note 16) (Unaudited)
Revenues:
Brokerage activities	$1,295,248
Software services, including $890,432 from related parties	1,032,534

	2,327,782

Cost of sales:
Brokerage activities	817,559
Software services, including $352,474 to related parties	690,190

	1,507,749

Gross profit	820,033

Operating expenses:
Compensation (including $26,974,828 in share-based compensation)	28,333,420
Consulting fees (including $2,404,992 in share-based payments)	3,081,002
Depreciation and amortization	2,761,703
Professional fees	1,644,483
Impairment of goodwill and intangible assets	1,550,652
Rent	629,400
Computer related and software development	71,467
Other	790,747

Total operating expenses	38,862,874

Loss from operations	(38,042,841)

Non-operating income (expense):
Registration rights penalty	(1,674,704)
Gain on contingent consideration payable	1,545,000
Unrealized gain on contingent consideration payable	129,000
Other expenses	(375,000)
Interest income	68,341

Total non-operating income (expense)	(307,363)

Loss before income taxes	(38,350,204)
Income tax benefit	104,340	1,147,700

Net loss	(38,245,864)
Other comprehensive income (loss):
Foreign currency translation	(18,073)

Total comprehensive loss	$(38,263,937)	(37,220,577)

Basic and diluted earnings (loss) per unit	$(26,143)

Weighted average number of common units outstanding during the period—basic and diluted	1,462.97

See accompanying notes to consolidated financial statements.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE PERIOD FROM APRIL 24, 2012 (COMMENCEMENT OF OPERATIONS)

THROUGH DECEMBER 31, 2012

	Common Units	Incentive Units	Capital Contributed (Distributed)	Subscription Receivable	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Common Units	Total
Balance at January 17, 2012 (inception)	—	—	$—	$—	$—	$—	$—	$—
Issuance of common units to Founders, April 2012	940.84	—	2,003,468	(2,003,468)	—	—	—	—
Issuance of common units in accordance with 2012 Equity Plan for consulting services and share-based compensation, April 2012	153.07	—	10,348,136	—	—	—	—	10,348,136
Capital contribution by Founder for sale of common units to director below market in connection with shared-based compensation, April 2012	—	—	178,744	—	—	—	—	178,744
Issuance of common units for the purchase of proprietary software, April 2012	81.87	—	—	—	—	—	—	—
Founders contribution of Futures for satisfaction of subscription receivable in May 2012	—	—	(6,623)	1,385,330	—	—	—	1,378,707
Issuance of common units for the contribution of 2.5% interest of Liquid Trading Institutional, LLP, June 2012	15.98	—	425	—	—	—	—	425
Founders contribution of Liquid Trading Institutional, LLP 97.5% interest for satisfaction of subscription receivable in July 2012	—	—	—	16,575	—	—	—	16,575
Issuance of common units in connection with the acquisition of Liquid Partners, LLC, July 2012	89.70	—	8,755,000	—	—	—	—	8,755,000
Issuance of common units in connection with unit sale, net of issuance cost of $1,250,000, July 2012	116.90	—	11,250,000	—	—	—	—	11,250,000
Issuance of common units in connection with the acquisition of Green Mountain Analytics in August 2012	192.22	—	19,973,374	—	—	—	—	19,973,374
Issuance of common units in connection with the acquisition of LTI, LLC in September 2012	46.75	—	5,078,588	—	—	—	—	5,078,588
Founders advances due to LTI, LLC, utilized in capital of Futures and Prime, deemed dividend distributions to Founders in October 2012	—	—	(2,395,000)	—	—	—	—	(2,395,000)
Founders advances due to LTI, LLC, utilized for predecessor Guernsey, deemed dividend distributions to Founders in October 2012	—	—	(589,713)	—	—	—	—	(589,713)
Founders contribution of Liquid Prime Holdings, LLC for satisfaction of subscription receivable in October 2012	—	—	(484,876)	601,563	—	—	—	116,687

(Continued)

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE PERIOD FROM APRIL 24, 2012 (COMMENCEMENT OF OPERATIONS)

THROUGH DECEMBER 31, 2012

	Common Units	Incentive Units	Capital Contributed	Subscription Receivable	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Common Units	Total
Capital contribution by Founder for sale of common units to directors below market in connection with share-based compensation, October 2012	—	—	648,683	—	—	—	—	648,683
Capital contribution of common units by Founder, October 2012	(16.37)	—	1,399,968	—	—	—	(1,399,968)	—
Issuance of common units in accordance with 2012 Equity Plan for share-based compensation, October 2012	57.78	—	4,760,000	—	—	—	—	4,760,000
Issuance of incentive units in accordance with 2012 Equity Plan for share-based compensation, October 2012	—	—	2,484,274	—	—	—	—	2,484,274
Capital contribution by Founder for sale of common units to consultant below market in connection with share-based payment, November 2012	—	—	132,368	—	—	—	—	132,368
Issuance of common units in accordance with 2012 Equity Plan for share-based compensation, December 2012	33.57	—	1,424,776	—	—	—	1,399,968	2,824,744
Capital contribution by Founders for sale of common units to officer below market in connection with share-based compensation, December 2012	—	—	318,397	—	—	—	—	318,397
Cancellation of common units received in equity grant for Incentive Common Units, December 2012	(57.78)	—	—	—	—	—	—	—
Restricted common units award accrued in accordance with 2012 Incentive Plan for share-based compensation, December 2012	—	—	1,910,624	—	—	—	—	1,910,624
Issuance of common units for registration rights penalty, October to December 2012	22.82	—	1,674,704	—	—	—	—	1,674,704
Issuance of incentive units in accordance with 2012 Equity Plan for share-based compensation, December 2012	—	—	5,773,849	—	—	—	—	5,773,849
Foreign currency translation	—	—	—	—	—	(18,073)	—	(18,073)
Net loss	—	—	—	—	(38,245,864)	—	—	(38,245,864)

	1,677.35	—	$74,639,166	$—	$(38,245,864)	$(18,073)	$—	$36,375,229

See accompanying notes to consolidated financial statements.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 24, 2012 (COMMENCEMENT OF OPERATIONS) THROUGH

DECEMBER 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(38,245,864)
Adjustments to reconcile net loss to net cash used in operating activities:
Registration rights penalty	1,674,704
Impairment of goodwill and intangible assets	1,550,652
Unrealized gain on contingent consideration payable	(129,000)
Gain on settlement of contingent consideration payable	(1,545,000)
Depreciation and amortization expense	2,761,703
Share-based compensation	26,974,828
Share-based payments for consulting services	2,404,992
Other	(169,538)
Deferred tax benefit	104,340
Changes in operating assets and liabilities:
Other receivable	(671,720)
Deferred offering costs	(3,476,427)
Prepaid expense and other current assets	31,622
Security deposit	(363,644)
Accounts payable and accrued expenses	2,816,055
Due to related parties	(139,810)
Other current liabilities	2,024

NET CASH USED IN OPERATING ACTIVITIES	(6,420,083)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(89,399)
Acquisition of intangible assets	(1,536,544)
Cash acquired in acquisitions	2,424,347
Capital contributions in acquisitions in advance of regulatory approval	(2,150,000)
Advances to related parties	143,802
Note and interest receivable from related party—QuantX Management, LLP	(5,000,000)
Repayment of note from related party—QuantX Management, LLP	2,750,000
Repayment of loan—related party	(81,700)

NET CASH USED IN INVESTING ACTIVITIES	(3,539,494)

CASH FLOWS FROM FINANCING ACTIVITIES
Advance from QuantX Management, LLP	44,791
Advance from ECHOtrade, LLC	45,854
Proceeds from unit sales, net offering cost	11,250,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	11,340,645

Effect of exchange rate changes on cash	(990)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,380,078
CASH AND CASH EQUIVALENTS—Beginning	—

CASH AND CASH EQUIVALENTS—Ending	$1,380,078

(Continued)

See accompanying notes to consolidated financial statements.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 24, 2012 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 2012

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$—

Income taxes paid	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common units for the contribution of Liquid Trading Institutional LLP, June 2012	$17,000

Issuance of common units in connection with the acquisition of Liquid Partners LLC, July 2012	$8,755,000

Issuance of common units for the future contribution of Liquid Prime Services, Inc.	$116,687

Founders contribution of Liquid Futures, LLC, May 2012	$1,378,708

Issuance of common units in connection with the acquisition of Green Mountain Analytics, LLC, August 2012	$19,973,374

Issuance of common units in connection with the acquisition of LTI, LLC, September 2012	$5,078,588

Capital contribution by Founders	$1,511,969

Contingent consideration on Fundsolve acquisition	$1,561,000

Founders distribution for Liquid Futures, LLC	$1,425,000

Founders distribution for Liquid Prime Services, Inc.	$970,000

Founders distribution for Liquid Trading Holdings Limited	$589,713

See accompanying notes to consolidated financial statements.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Basis of Presentation

(a) Organization

Liquid Holding Group, LLC (“LHG” or the “Company”), a Delaware limited liability company, was formed on January 17, 2012. The Company is an entity that was formed with the intention of being the holding company to acquire and own a group of companies and ultimately pursue an initial public offering (“IPO”) in the United States. The Company is the successor control entity of the Liquid Predecessor Companies (collectively, the “Predecessor”), which was not a legal entity, but rather a combination of certain entities and operations formed to continue and expand the Liquid organization in developing and operating a proprietary next generation technology platform that streamlines and unifies the entire trade and risk management process for the financial services community. The individual entities that comprise the Predecessor include: Liquid Prime Holdings, LLC (“LPH”), Liquid Prime Services, Inc. (“Prime”), Liquid Trading Holdings Limited (“Guernsey”) and Centurion Capital Group, LLC (“Centurion”). The Company’s subsidiaries that are included in the consolidation are: (1) Liquid Futures LLC (“Futures”), (2) Liquid Trading Institutional LLP (“Institutional”), (3) Liquid Partners, LLC formerly known as Centurion Capital Group, LLC and Centurion Trading Partners, LLC (collectively “Centurion”), (4) Fundsolve Ltd. (“Fundsolve”), (5) LHG Technology Services Ltd. (“Technology”), (6) Liquid Prime Holdings, LLC (“LPH”), (7) Green Mountain Analytics, LLC (“GMA”) and (8) LTI, LLC (“LTI”). The Company commenced operations on April 24, 2012, the date the Founders (as defined in Note 5) signed a limited liability agreement of the Company and agreed to contribute certain entities owned or controlled by them to the Company.

LPH is a Delaware limited liability company that was formed in September 2011, to be a holding company for Prime. Prime formerly known as Taconic Capital Group Inc. (“Taconic”) changed its name to Liquid Prime Services, Inc. on November 17, 2011. Taconic was formed on May 16, 2003 as a New York Corporation. Prime is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority.

Guernsey, a company incorporated under the laws of Guernsey, was formed on October 6, 2011. Guernsey was formed to be the holding company of various entities that would go public in the United Kingdom (“UK”) and to be listed on the London Stock Exchange Alternative Investments Market (“AIM”). On December 30, 2011, Guernsey purchased all the membership interests of Centurion. Centurion Capital Group, LLC was formed on May 11, 2010 as a Florida limited liability company and was formerly known as Centurion Capital South LLC. On March 1, 2012, Centurion changed its name to Liquid Partners, LLC, (“Partners”). Partners is a provider of infrastructure and support services to traders and asset managers for whom LHG is the exclusive technology provider. In addition, Partners serves as a beta testing site for the Company’s technology. In April 2012, the initiative to go public in the UK was cancelled and the Company assumed all the assets and obligations of Guernsey.

Institutional, formerly known as Liquid Trading Investment Advisers LP, (“Advisers”), is a company incorporated in England and Wales and was formed on April 1, 2011. Advisers changed its name to Liquid Trading Institutional LLP on February 6, 2012. Institutional is a Financial Conduct Authority (“FCA”) registered broker-dealer for European based managers and was approved by the FCA (then known as the Financial Services Authority) on July 2, 2012.

Futures is a Delaware limited liability company that was formed on August 25, 2011 as a non-clearing futures commission merchant registered with the U.S. Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). Futures was approved by the NFA as a member on March 15, 2012, at which time it commenced operations.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Technology was formed on February 22, 2012, as a corporation under Mauritius law. It was originally named TTSL 74 Limited and changed its name to LHG Technology Services Ltd. on July 13, 2012. Technology is intended to be the holding company for a Chinese subsidiary still to be formed.

Fundsolve, a company incorporated under the laws of England and Wales, was formed on February 9, 2006. The Company acquired Fundsolve on July 31, 2012. Fundsolve is a portfolio risk reporting company which provides proprietary technology and a risk calculation engine for small to medium sized hedge funds.

GMA is a Vermont limited liability company that was formed on April 29, 2002. The Company acquired GMA on August 27, 2012. Two of the founders of the Company held an ownership interest in GMA through entities controlled by them. GMA is a software development company that provides a trading platform servicing the securities trading industry, using its own proprietary software. In addition, the Company provides software development on a consulting basis. Service and consulting revenue of GMA, prior to its acquisition by the Company, was all attributed to related party transactions.

LTI is a development stage company that was formed as a Delaware limited liability company on August 22, 2011. The Company was formed to invest in a future IPO. The Company acquired LTI on September 30, 2012.

On April 24, 2012, the Company executed a LLC Agreement and authorized two classes of common units, Class A Common Units and Non-dilutive Common Units. Both classes had the same privileges, preferences, duties, obligations and rights, except that the Non-dilutive Common Units had anti-dilution rights. On October 22, 2012, the Company amended its LLC Agreement to redesignate all outstanding Non-dilutive Common Units and Class A Common Units as Common Units. The financial statements and related notes retroactively reflect the redesignation of all issuances as Common Units.

The Company’s financial statements for the period from April 24, 2012 (commencement of operations) to July 31, 2012 were prepared as an entity in the development stage pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities. The Company is no longer considered to be in the development stage as it has commenced its principal operations and is generating revenues therefrom.

The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). The consolidated financial statements reflect all adjustments, which are in the opinion of management, necessary for the fair presentation of results.

The individual limited liability companies included within the consolidated financial statements continue in existence until dissolved in accordance with the provisions of their operating agreements and are funded through the equity contributions of their owners. As limited liability companies, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the individual companies except as may otherwise be provided under applicable law. The members are not obligated to restore capital deficits. Pursuant to the terms of each LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

(b) Reorganization

Prior to the completion of this offering, the Company will reorganize as a Delaware corporation and change its name from Liquid Holdings Group, LLC to Liquid Holdings Group, Inc. In connection with this reorganization, all of the outstanding common units of the Company will convert into shares of common stock of Liquid Holdings Group, Inc. at a ratio that is yet to be determined.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements represent the consolidation of the accounts of the Company and its subsidiaries in conformity with U.S. GAAP. All intercompany accounts and transactions have been eliminated in consolidation. Investments in unconsolidated companies (generally 20 to 50 percent ownership), in which the Company has the ability to exercise significant influence, but neither has a controlling interest nor is the primary beneficiary, are accounted for under the equity method. Investments in entities in which the Company does not have the ability to exercise significant influence are accounted for under the cost method. Under certain criteria indicated in FASB ASC Topic 810—Consolidation, a partially-owned affiliate would be consolidated when it has less than a 50% ownership if the Company was the primary beneficiary of that entity. At the present time, the company has no interests in variable interest entities.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets, liabilities, revenues and expenses. Actual results could differ from those estimates. These significant estimates and assumptions include estimates of fair value of goodwill and intangibles with indefinite lives for purposes of impairment testing, estimates of fair values of share-based payment arrangements, estimates of valuation allowances related to deferred tax assets, and estimates of contingent liabilities related to business acquisitions. Determining the fair value of the Company’s common units for purposes of valuing business combinations and share-based payments requires making complex and subjective judgments. The Company’s approach to the valuation of its common units is based on an analysis of arm’s-length transactions in ownership interests in the Company to determine the implied equity value for each transaction. There is inherent uncertainty in making these estimates. Although it is reasonable to expect that the completion of the IPO will add value to the units because they will have increased liquidity and marketability, the amount of additional value can be measured with neither precision nor certainty.

Revenue Recognition

Consulting

The Company derives revenue from providing software development to outside parties on a consulting basis. Revenues for consulting services are generally recognized as the services are performed.

Software as a Service

The Company also derives revenue from providing software licenses for an online trading platform. There is no downloadable software, distribution or technology delivered to consumers. Software is provided under a hosting arrangement, revenue is accounted for as software as a service arrangement since the customer does not have the contractual right to take possession of the software at any time during the hosting period. The Company recognizes revenue for these software licenses when the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; and (4) collection is probable.

Brokerage

Transactions in securities, commissions and fees and related expenses are recorded on a trade date basis.

Commissions and fees are derived primarily from commissions and fees are derived primarily from facilitating securities transactions on behalf of clients.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prime derives revenue from (1) the mark-up generated by brokers executing fixed income and equity transactions on a riskless principle basis, and (2) commissions generated by brokers executing equity trades on behalf of clients, which are settled with the client’s clearing firm.

Futures derives revenue from commissions generated by (1) facilitating over-the-counter agency transactions on behalf of clients and (2) by broker’s executing exchange traded futures and options transactions on behalf of clients.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Securities Transactions

Receivables from brokers, dealers and clearing organizations include amounts receivable for cash deposits, amounts receivable on open transactions from clearing organizations and commissions and fees receivable. Commissions and fees and related expenses for all securities transactions are recorded on a trade date basis.

Concentration of Credit Risk

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and receivables from brokers, dealers and clearing organizations.

The Company maintains its cash accounts with high quality financial institutions. Although the Company currently believes that the financial institutions, with which it does business, will be able to fulfill their commitments to it, there is no assurance that those institutions will be able to continue to do so.

Software Development Costs

The Company accounts for the costs to develop software that it plans to market externally in accordance with FASB ASC 985-20, Software—Costs of Software to be Sold, Leased, or Marketed, whereby costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Technological feasibility is established upon completion of a working model. The Company amortizes the costs of software obtained or developed to be sold, leased or marketed over three years.

Business Combinations, Goodwill and Other Intangibles

Assets acquired and liabilities assumed are recorded at their fair values on the date of acquisition. The cost to be allocated in a business combination includes consideration paid to the sellers, including cash and the fair values of assets acquired and liabilities assumed. Both direct (e.g., legal and professional fees) and indirect costs of the business combination are expensed as incurred. Certain agreements to acquire entities include potential additional consideration that is payable, contingent on the acquired company maintaining or achieving specified earnings levels in future periods. The fair value of any contingent consideration would be recognized on the acquisition date with subsequent changes in that fair value reflected in income. The consolidated financial statements and results of operations reflect an acquired business from the date of acquisition.

An intangible asset is recognized as an asset apart from goodwill if it arises from contractual or other legal rights or if it is separable (i.e., capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged).

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The judgments that are made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income in periods following a business combination. Traditional approaches used to determine fair value include the income, cost and market approaches. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach or combination of approaches ultimately selected is based on the characteristics of the asset and the availability of information.

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually, on July 31. The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

In December 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-28, Intangibles Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts, a consensus of the FASB Emerging Issues Task Force (Issue No. 10-A). ASU 2010-28 modifies Step 1 of the goodwill impairment test under ASC Topic 350 for reporting units with zero or negative carrying amounts to require an entity to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are adverse qualitative factors, including the examples provided in ASC Paragraph 350-20-35-30, in determining whether an interim goodwill impairment test between annual test dates is necessary. The ASU allows an entity to use either the equity or enterprise valuation premise to determine the carrying amount of a reporting unit. ASU 2010-28 was effective for fiscal years, and interim periods within those years, beginning after December 15, 2010 for a public company.

Other intangibles with definite lives are amortized over their useful lives. All other intangibles are assessed at least annually for impairment. If impairment is indicated, an impairment loss is calculated as the amount by which the carrying value of an intangible asset exceeds its estimated fair value.

In July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. This ASU allows an organization to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test for indefinite-lived intangible assets. An organization that elects to perform a qualitative assessment is required to perform the quantitative impairment test for an indefinite-lived intangible asset if it is more likely than not that the asset is impaired. The ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Company adopted the provisions of this ASU as of April 24, 2012. The Company adoption of the ASU did not have a material impact on its consolidated financial statements.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Premises and Equipment

Furniture, fixtures and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets (generally three to seven years). Leasehold improvements are carried at cost and are depreciated over the remaining term of the leases.

Deferred Offering Costs

Deferred offering costs consist principally of legal and accounting costs incurred through the balance sheet date that are directly related to the Company’s intended IPO and that will be charged to members’ equity upon the receipt of the capital raised. Should the IPO prove to be unsuccessful, these deferred costs as well as additional expenses to be incurred will be charged to operations.

Share-based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation Stock Compensation (“ASC 718”). ASC 718 addresses all forms of share-based plan awards including units issued under the Company’s 2012 Equity Plan and 2012 Stock Incentive Plan. Under ASC 718 awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations over the requisite service period. The awards with graded vesting, the Company recognizes stock—based compensation expense on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards.

The Company accounts for equity-based transactions with nonemployees in accordance with ASC Subtopic 505-50, Equity—Equity-Based Payments to Non-Employees. All transactions with nonemployees in which goods or services are received in exchange for equity-based instruments are accounted for based on the fair value of the consideration received or the fair value of the equity-based instruments issued, whichever is more reliably measurable. The Company generally bases the fair value on the equity-based instruments issued. The Company measures the fair value of the equity-based instruments issued in exchange for goods or services at the earlier of the date on which the counterparty completes the performance obligation or the date on which a performance commitment is reached. A performance commitment exists at the date of grant if it is probable that the counterparty will perform under the contract because the counterparty is subject to disincentives in the event of nonperformance that are sufficiently large to make performance probable at that date.

Impairment of Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is generally based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition, as well as specific appraisal in certain instances. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a cash flow model. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

Foreign Currency Translation

Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the date of the Consolidated Balance Sheet, and revenues and expenses are translated at average rates of exchange during the fiscal year. Gains or losses on translation of the financial statements of a foreign operation, where the functional currency is other than the U.S. Dollar, together with the after-tax effect of exchange rate changes on intercompany transactions of a long-term investment nature, are reflected as a component of accumulated other comprehensive income (loss) in members’ equity. Gains or losses on foreign currency transactions are included in other general and administrative expenses in the consolidated statement of operations and comprehensive income (loss).

Recently Issued Accounting Standards

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which developed common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRSs). This ASU clarifies how a principal market is determined, addresses the fair value measurement of instruments with offsetting market or counterparty credit risks and the concept of valuation premise and highest and best use, extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and requires additional disclosures. For public entities, the ASU was effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of the ASU resulted in the Company presenting additional disclosures related to fair value measurements in note 3 to the consolidated financial statements.

(3) Fair Value Measurements

Fair Value Hierarchy

The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices for identical assets or liabilities in active markets accessible to the Company at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value measurement level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Transfers between levels of the fair value hierarchy are deemed to have occurred at the end of the reporting period.

Determination of Fair Value

The categorization of an asset or liability within the fair value hierarchy is based on the inputs described above and does not necessarily correspond to the Company’s management’s perceived risk of that asset or liability. Moreover, the methods used by management may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments and nonfinancial assets and liabilities could result in a different fair value measurement at the reporting date. Descriptions of the valuation methodologies, including the valuation techniques and the input(s) used in the fair measurements for assets and liabilities on a recurring and nonrecurring basis are itemized below.

Contingent consideration payable

The Company’s contingent consideration is classified as a liability and is initially measured at fair value in accordance with ASC Paragraph 805-30-25-5, and is remeasured at fair value at the end of each reporting period until the contingency is resolved with changes in fair value recognized in earnings. The Company utilizes a market approach to determine fair value and relies on Level 3 inputs and fair value measurements are therefore considered Level 3 measurements. Unobservable inputs consist of valuations based upon transactions in the Company’s common units, discount for lack of marketability, cost of equity, and estimates of the probability of an IPO occurring by a certain date.

Intangible assets

Intangible assets and long-lived assets held and used are measured at fair value in accordance with ASC Subtopic 360-10, Property, Plant, and Equipment—Overall, if a step 2 test is required. To estimate the fair value of long-lived assets held and used, the income, market, and cost approaches to value are considered. The selected approach(es) is based on the specific attributes of the long-lived asset. Property, plant, and equipment is typically valued using a cost approach, while intangible assets are usually valued with an income approach. Although Level 1 and 2 inputs may be available for certain inputs to the valuation approach, reliance on Level 3 inputs is generally required and the fair value measurements are therefore considered Level 3 measurements. Unobservable inputs usually consist of discount rates, customer attrition rates, growth rates, royalty rates, contributory asset charges, and profitability assumptions.

Goodwill

Goodwill is tested annually for impairment on July 31 in accordance with ASC Topic 350, Intangibles—Goodwill and Other. Step 1 entails a comparison of the fair value of the recoverable amount of each reporting unit to its carrying amount. An income approach is used to derive the fair value of each reporting unit’s fair value. Unobservable inputs include discount rates, growth rates, and prospective financial information.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recurring Fair Value Measurements

The following table presents, for each level within the fair value hierarchy, the Company’s recurring fair value measurements for assets and liabilities as of December 31, 2012:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Contingent consideration payable	$1,561,000	$—	$—	$1,561,000

Non-Recurring Fair Value Measurements

The following table presents for each level within the fair value hierarchy, the Company’s non-recurring fair value measurements as of December 31, 2012:

		Fair Value Measurement Using			Total (Losses)
	Total	Level 1	Level 2	Level 3
Other intangible assets(1)	$18,740,125	$—	$—	$18,740,125	$(86,000)
Goodwill(2)	13,182,936	—	—	13,182,936	(1,464,652)

	$31,923,061	$—	$—	$31,923,061	$(1,550,652)

(1)	In accordance with ASC Subtopic 360-10, intangible assets were written down to their fair value, resulting in an impairment.
(2)	In accordance with ASC Subtopic 350-20, goodwill was written down to its implied fair value resulting in an impairment.

Transfers between Level 1 and Level 2

There were no transfers of financial assets or liabilities between Level 1 or Level 2, or between Level 2 and Level 3 during the period ended December 31, 2012.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of Recurring Fair Value Measurements within Level 3

The following table presents a summary of changes in the fair value of the Company’s Level 3 liabilities for the period ended December 31, 2012:

Contingent Consideration Payable
Opening balance	$—
Transfers into Level 3	—
Transfers out of Level 3	—
Total gains or losses for the period included in earnings:
Realized (gains) losses	(1,545,000)
Unrealized (gains) losses	(129,000)
Purchases, issues, sales, and settlements:
Purchases	—
Issues	11,990,000
Sales	—
Settlements	(8,755,000)

Closing balance	$1,561,000

Change in unrealized gains and losses for the period included in earnings at period end	$129,000

Description of Valuation Processes for Recurring and Nonrecurring Fair Value Measurements Categorized within Level 3

Intangible assets

The Company measures intangible assets upon a business combination or acquisition at fair value on the date of the transaction. To estimate the fair value of long-lived assets held and used, the income, market, and cost approaches to value are considered. The selected approach(es) is (are) based on the specific attributes of the long-lived asset. Although Level 1 and 2 inputs may be available for certain inputs to the valuation approach, reliance on Level 3 inputs is generally required and the fair value measurements are therefore considered Level 3 measurements. The Company utilized the following valuation processes for the fair value of intangible assets as appropriate (1) the replacement cost method of the cost approach, (2) the relief from royalty method of the market approach, the (3) “with and without” method of the income approach, or (4) the excess earnings method of the income approach.

Goodwill

The Company tests goodwill for impairment annually and more frequently if circumstances warrant. The Company determines the fair value of its reporting units using an income approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. The Company estimates future cash flows using the reporting unit’s internally developed five-year forecast and includes a terminal value calculated using a long-term future growth rate based on current and expected future economic conditions. The discount rate is derived by using a capital asset pricing model and approximates the Company’s expected cost of equity financing.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 3 Fair Value Measurements Using Significant Unobservable Inputs

The following table presents quantitative information about Level 3 fair value measurements at December 31, 2012:

	Fair Value at December 31, 2012	Valuation Technique	Unobservable Inputs	Inputs
Recurring Fair Value Measurements
Contingent consideration payable	$1,561,000	Market approach	Probability of IPO	90%
			Cost of equity	20%
			Discount for lack of marketability	12.5%

Non-recurring Fair Value Measurements
Amortizing intangible assets
Trading platform (GMA)	$16,332,333	Cost approach – replacement cost method	Lines of code per function point	16-320
			Obsolesence factor	5%
			Worker month cost	$6,667-$17,917
			Monthly overhead amount (% of month cost)	25%
			% of non-billable time	10%
			No. of function points coded per worker-month	23
			Work distribution	2%-30%

Software (Fundsolve)	$1,541,765	Cost approach – replacement cost method	No. of function points coded per worker month	23
			Obsolesce factor	55%
			Worker month cost	$8,333-$15,833
			Work distribution	5%-45%

Software (Liquidview)	$1,500,000	Market approach – actual transaction	Purchase price	$1,500,000

Client relationships	$1,261,000	Income approach – excess earnings method	Annual revenue growth	3%
			Annual decay factor	20%
			Income tax rate	40%
			Discount rate	21%
			Recruitment costs	25%

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Fair Value at December 31, 2012	Valuation Technique	Unobservable Inputs	Inputs

Non-compete agreements	$646,000	Income approach – with-and-without method	Annual revenue growth	3%
			Annual decay factor	20%
			Income tax rate	40%
			Discount rate	21%
			Recruitment costs	25%

Indefinite-lived intangible assets

Broker licenses	$163,000	Cost approach – replacement cost method	Transaction costs	$ 155,000- $ 165,000

Pending patent	$36,545	Cost approach	Transaction costs

Trade marks	$2,000	Market approach – relief from royalty method	Royalty rate Growth rate Discount rate	1 3 20	% % %

Goodwill	$13,182,936	Market approach – residual from purchase price method

Sensitivity to Unobservable Inputs and Relationships for Recurring Fair Value Measurements Categorized within Level 3

Internally developed valuation models or discounted cash flows are typically used to determine the fair value of Level 3 measurements. Significant unobservable inputs are identified to determine if changes could have a significant effect on fair value. In general, the values of the intangible assets valued at replacement cost would change by a smaller percentage than the change in the unobservable inputs, as these assets incorporate fixed costs that would not be affected by variable changes in the unobservable inputs.

Contingent consideration payable

The contingent consideration for Fundsolve is based on the probability of an IPO by January 1, 2014, which management considers to have a 90% probability. If the probability of an IPO were to change, the value of the contingent consideration could change materially.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Assets and Financial Liabilities Not Measured At Fair Value

The following table summarizes the carrying amounts and estimated fair values as of December 31, 2012 of the Company’s financial assets that are not measured at fair value either on a recurring or nonrecurring basis:

	Carrying Amount	Estimated Fair Value
		Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$1,380,078	1,380,078	—	—	1,380,078
Note receivable from related party	$2,250,000	—	—	2,255,000	2,255,000

The following is a description of the principal valuation methods used by the Company for those financial assets that are not measured at fair value either on a recurring or non-recurring basis:

Cash and cash equivalents

Fair value of cash and due from banks approximates the carrying amount.

Note receivable from related party

In estimating the fair value of the note receivable from a related party, the Company uses a discounted cash flow model. Fair value is estimated by discounting the anticipated cash flows from the loans, assuming future prepayments and using market interest rates for new loans with comparable credit risk.

(4) Note Receivable from Related Party—QuantX Management, LLP

On June 11, 2012, the Company entered into a demand promissory note with Liquid Trading Int’l LLP, which changed names to QuantX Management, LLP effective January 22, 2013 (“QuantX”), in the amount of $5,000,000, payable upon demand, but in any event no later than May 15, 2013. This note bears interest of 3.0% which is payable upon demand. At December 31, 2012, there was no accrued interest receivable included in other current assets related to this note. QuantX repaid an aggregate of $2,750,000 of principal through the year ended December 31, 2012.

(5) Founders’ Contributions, Business Combinations and Asset Acquisitions

Founders Contributions

In accordance with the Company’s Limited Liability Company Agreement (as amended, “LLC Agreement”) and pursuant to individual Founders Contribution Agreements, all dated April 24, 2012, Brian Ferdinand (“Ferdinand”), Richard Schaeffer (“Schaeffer”) and Robert Keller (“Keller”), individually or through entities controlled by them, (the “Founders”) agreed to contribute their membership interest in Prime (100%), Futures (100%), and Institutional (97.5%) (“the contributed entities”) identified in the Company’s LLC Agreement for the initial membership interests of the Company. The contributions for Prime, Futures and Institutional were each subject to approval from certain regulatory agencies. As a result, on April 24, 2012, the fair value of each of the contributed entities membership interest was determined and recorded as a capital contribution and subscription receivable. In accordance with ASC Topic 805—Business Combinations, the Company, as the accounting acquirer recorded these contributions as business combinations by applying the acquisition method on the acquisition date.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Liquid Prime Holdings, LLC

Pursuant to a Contribution Agreement dated April 24, 2012 between the Company and Ferdinand, Ferdinand contributed all of his membership interests in LPH, representing 100% of the membership interests, to the Company on October 5, 2012, the date of regulatory approval by FINRA. The results of LPH have been included in the Company’s consolidated financial statements from October 5, 2012, the effective date of the acquisition. LPH is one of the entities that comprise the Predecessor.

As a result of the acquisition, the Company expects to utilize Prime to provide prime brokerage services to users of its trading platform to facilitate ancillary execution services as a result of the Company’s technology business, to leverage the institutional relationships to pass on savings for execution services to the Company’s customers and to enable the Company to provide the facilitation of broker assisted over-the-counter transactions on our customers’ behalf.

The assets and liabilities of LPH were recorded on the acquisition date, October 5, 2012, at their respective fair values, in accordance with ASC Topic 805. The following table summarizes the consideration paid for LPH and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration:
Equity instruments (318.93 common units of the Company)	$116,687

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$936,230
Fixed assets	258,588
Other receivables	911,714
Accrued expenses	(194,515)
Other liabilities	(12,194)
Capital advances prior to regulatory approval	(1,850,000)
Due to related party	(48,136)
Identifiable intangible asset - broker license	115,000
Goodwill	4,600
Deferred tax liability	(4,600)

$116,687

On the acquisition date, the fair value of LPH’s net identifiable assets were $116,687, which resulted in a reduction of $484,876 to the provisional amount recognized as a capital contribution and satisfaction of the subscription receivable in the accompanying consolidated balance sheet. The goodwill of $4,600 arises from the recognition of deferred income taxes resulting from the difference between the income tax basis of the assets and the fair value allocated pursuant to ASC 805.

The fair value of the 318.93 common units issued as consideration for LPH was determined based on a cost approach valuation of the net assets received in exchange for the common units as of the acquisition date. The U.S. broker license intangible asset was valued using a replacement cost methodology under the cost approach.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amounts of LPH’s revenue and earnings included in the Company’s consolidated statement of operations for the period ended December 31, 2012 and the revenue and earnings of the combined entity had the acquisition date been January 1, 2012 are as follows:

	Revenue	Earnings (loss)
Actual from October 5, 2012 to December 31, 2012	$642,885	$(248,489)

2012 supplemental pro forma (unaudited):
January 1, 2012 to December 31, 2012	$1,080,054	$(995,389)

Liquid Futures, LLC

Pursuant to a Founders Contribution Agreement dated April 24, 2012 between the Company and Ferdinand and Schaeffer, Ferdinand and Schaeffer each contributed all of their membership interests in Futures to the Company on May 9, 2012, effective with the date of regulatory approval of the National Futures Association.

The results of Futures have been included in the Company’s consolidated financial statements from May 9, 2012, the effective date of the acquisition. As a result of the acquisition, the Company expects to utilize Futures to facilitate ancillary execution services to users of the Company’s technology business, to leverage the institutional relationships to pass on savings for execution services to the Company’s customers and to enable the Company to provide the facilitation of broker assisted over-the-counter transactions on our customers’ behalf.

The assets and liabilities of Futures were recorded on the acquisition date, May 9, 2012, at their respective fair values, in accordance with ASC Topic 805. The following table summarizes the consideration paid for Futures and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration:
Equity instruments (312.61 common units of the Company)	$1,378,707

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$1,374,400
Prepaid expenses	1,840
Other receivables	390,931
Accrued expenses	(10,000)
Due to related party	(109,464)
Capital advances prior to regulatory approval	(300,000)
Identifiable intangible asset - broker license	31,000
Goodwill	1,240
Deferred tax liability	(1,240)

$1,378,707

On the acquisition date, the fair value of Futures was $1,378,707, which resulted in a reduction of $6,623 to the provisional amount recognized as a capital contribution and satisfaction of the subscription receivable in the accompanying consolidated balance sheet. The goodwill of $1,240 arises from the recognition of deferred income taxes resulting from the difference between the income tax basis of the assets and the fair value allocated pursuant to ASC 805.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the 312.61 common units issued as consideration for Futures was determined based on a cost approach valuation of the net assets received in exchange for the common units as of the acquisition date. The futures broker license intangible asset was valued using a replacement cost methodology under the cost approach.

The amounts of Future’s revenue and earnings included in the Company’s consolidated statement of operations for the period ended December 31, 2012 and the revenue and earnings of the combined entity had the acquisition date been January 1, 2012 are as follows:

	Revenue	Earnings (loss)
Actual from May 9, 2012 to December 31, 2012	$572,601	$(271,842)

2012 supplemental pro forma (unaudited):
January 1, 2012 to December 31, 2012	$678,186	$(337,253)

Liquid Trading Institutional LLP

Pursuant to a Contribution Agreement dated April 24, 2012, among the Company, Liquid Trading Holdings Limited and CMK Keller Holdings, LLC (entities controlled by Keller), a Contribution Agreement dated April 24, 2012 among the Company, Ferdinand Holdings, LLC and LT World Limited (entities controlled by Ferdinand) and a Contribution Agreement dated June 5, 2012 among the Company, Solomon Yakoby and Liquid Trading Holdings II LLC (an entity controlled by Yakoby) (collectively referred to as “Selling Members of Institutional”), the Selling Members of Institutional contributed all of their membership interests in Institutional, representing 100% of the outstanding membership interests, to the Company on July 2, 2012, effective upon receipt of regulatory approval from the FCA (then known as the Financial Services Authority).

On June 7, 2012, the Company issued 15.98 common units for the purchase of the Yakoby 2.5% interest in Institutional, with a fair value of $425. As a result of the acquisition, the Company expects to utilize Institutional to facilitate ancillary execution services to users of the Company’s technology business and to leverage the institutional relationships to pass on savings for execution services to the Company’s customers.

The assets and liabilities of Institutional were recorded on the acquisition date, July 2, 2012, at their respective fair values, in accordance with ASC Topic 805. The following table summarizes the consideration paid for Institutional and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration:
Equity instruments (325.28 common units of the Company)	$17,000

Recognized amounts of identifiable assets acquired and liabilities assumed:
Identifiable intangible asset-broker license	$17,000
Goodwill	680
Deferred tax liability	(680)

$17,000

The fair value of the 325.28 common units issued as consideration for Institutional was determined based on a cost approach valuation of the net assets received in exchange for the common units as of the acquisition date. The UK broker license intangible asset was valued using a replacement cost methodology under the cost

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

approach. The goodwill of $680 arises from the recognition of deferred income taxes resulting from the difference between the income tax basis of the assets and the fair value allocated pursuant to ASC 805.

The amounts of Institutional’s revenue and earnings included in the Company’s consolidated statement of operations for the period ended December 31, 2012 and the revenue and earnings of the combined entity had the acquisition date been January 1, 2012 are as follows:

	Revenue	Earnings (loss)
Actual from July 2, 2012 to December 31, 2012	$—	$(80,176)

2012 supplemental pro forma (unaudited):
January 1, 2012 to December 31, 2012	$—	$(80,176)

Liquid Partners, LLC (formerly known as Centurion Capital Group, LLC)

On December 30, 2011, Guernsey pursuant to a Membership Interest Purchase Agreement (“Centurion Agreement”) purchased all of the issued and outstanding membership interests in Centurion for a maximum purchase price of $13,600,000. The selling members of Centurion received $1,000 in cash and are to be paid the remainder of the purchase price in shares of Guernsey or another holding company to be formed upon the earlier to occur of (i) the IPO of the holding company and (ii) January 1, 2014. The selling members were to receive the purchase price in shares broken down as follows: $8,331,096, with the remainder of $5,268,904 contingent upon certain EBITDA thresholds, as defined in the Centurion Agreement. Centurion was acquired by the Company to be an early adopter and beta tester of its technology. Centurion provided the Company with an established customer base and a select group of experienced traders and fund managers to generate valuable user feedback in the beta testing and development of the Company’s technology.

On May 11, 2012, Guernsey assigned and transferred all of its interest, rights and obligations under the Centurion Agreement to the Company. Guernsey is one of the entities that comprise the Predecessor.

The assets and liabilities of Centurion were recorded on the acquisition date, May 11, 2012, at their respective fair values, in accordance with ASC Topic 805. The following table summarizes the consideration paid for Partners and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration:
Contingent consideration payable	$10,300,000

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$482
Due from affiliates	300,000
Accrued expenses	(4,452)
Due to affiliates	(407,766)
Loan payable	(81,700)
Identifiable intangible assets:
Customer relationships	1,254,000
Non-compete agreement	739,000
Goodwill	8,580,157
Deferred tax liability	(79,721)

$10,300,000

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The customer relationships were valued using the excess earnings method of the income approach. The non-compete agreement was valued using the “with and without” method of the income approach.

The fair value of the 89.70 common units issued as consideration for Centurion was determined based on an interpolated value derived from arm’s length market transactions in the Company’s stock that valued the Company at approximately $138 million on May 11, 2012 and approximately $179 million as of July 23, 2012.

The goodwill of $8,580,157 arising from the acquisition consists of the value created by having Centurion’s trader base to both test the Company’s trading platform as it was developed, and to provide the initial product customer base that would demonstrate that the product was accepted and being used by the trading community, which will assist us in creating a more viable commercial product. In addition, a portion of the goodwill arises from the recognition of deferred income taxes resulting from the difference between the income tax basis of the assets and the fair value allocated pursuant to ASC 805. The goodwill is not deductible for corporate income tax purposes as this was a tax-free exchange.

On the acquisition date, the Company recorded an obligation to the former members of Centurion totaling $8,331,000 for the future obligation payable upon IPO and $1,969,000 of contingent common units payable, resulting in an aggregate liability to the selling members of $10,300,000. The fair value of the contingent consideration payable of $10,300,000 was estimated by applying the market approach. That measure was based on significant inputs that were not observable in the market, which ASC Topic Paragraph 820-10-35 refers to as Level 3 inputs. Key assumptions include:

•

The sellers received shares in the Company based on a scenario analysis where the probability of an IPO by January 1, 2014 was weighted at 90%, and 10% was the probability weighting for the IPO occurring after that date, and

•	The scenario analysis assumed the probability of achieving the full contingent consideration payable of $13,600,000 at 50% for the Company’s IPO occurring before January 1, 2014.

The scenario analysis that assumed the probability of an IPO after January 1, 2014 had two components: (1) shares equal to a 3.029% ownership interest in the Company, and (2) an earnout provision in which the sellers would receive an additional 1.916% ownership interest in the Company upon the achievement of certain targets. The Company determined the probability of achieving the earnout targets was 50% resulting in a calculated purchase price for Centurion of $10,300,000.

On July 21, 2012, the Centurion Agreement was amended to accelerate the share issuance contemplated in the original agreement and calls for the Company to issue an aggregate number of common units equal to 7.60% of the aggregate issued and outstanding equity securities of the Company at such date (or 89.70 common units) to the selling members of Centurion for the purchase price and eliminated all prior purchase price measurements and the contingent consideration. The Company determined the fair value of the 89.70 common units which were issued by the Company to the selling members of Centurion to be $8,755,000. The Company recognized a gain of $1,545,000 as a result of remeasuring the contingent consideration payable. The gain is included in non-operating income in the accompanying consolidated statement of operations for the period ended December 31, 2012.

In addition, the Company determined it was necessary to evaluate the related goodwill and identifiable intangible assets of Partners acquired on May 11, 2012 for impairment as a result of the decrease in the contingent consideration. The Company performed an analysis to determine the fair value of Partners on July 21, 2012, and concluded that the carrying amount of goodwill exceeded its fair value and recognized an impairment charge of $1,464,652 in the consolidated statement of operations. In addition, the Company recognized an impairment charge of $86,000 with respect to the non-compete agreement and customer relationships identifiable intangible assets.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amounts of Centurion’s revenue and earnings included in the Company’s consolidated statement of operations for the period ended December 31, 2012 and the revenue and earnings of the combined entity had the acquisition date been January 1, 2012 are as follows:

	Revenue	Earnings (loss)
Actual from May 11, 2012 to December 31, 2012	$—	$(552,825)

2012 supplemental pro forma (unaudited):
January 1, 2012 to December 31, 2012	$—	$(546,827)

Business Combinations

Fundsolve Limited

Pursuant to a Share Purchase Agreement dated April 23, 2012, the shareholders (“Sellers”) of Fundsolve Limited (“Fundsolve”) agreed to sell all of their units to the Company. As a result of the acquisition, the Company acquired a portfolio risk management company serving mid to large-sized hedge funds that utilized its proprietary risk management technology which the Company will integrate into its technology platform.

The sale of the shares was conditioned upon the successful integration of the software of Fundsolve and Green Mountain Analytics, LLC (“GMA”) pursuant to a Systems Integration Agreement, dated February 23, 2012. The integration of the software was completed on July 31, 2012 and the shares were transferred to the Company on such date (the “Completion Date”). In addition, on the Completion Date the former directors of Fundsolve resigned and new directors were appointed by the Company.

In consideration for the shares, the Sellers will receive an aggregate of 1% of the issued equity capital of the Company upon (i) the initial public offering or admission to trading on any stock exchange of the Company (“Flotation”) or (ii) January 1, 2014. The 1% of the issued equity capital is determined as of such Flotation and includes any units (or the equivalent thereof) issued in connection with or at the time of Flotation. In the event that Flotation occurs prior to January 1, 2014, the Sellers will receive their percentage interest in common units of the Company (or equivalent thereof) (the “Consideration Shares”) immediately prior to such Flotation. If Flotation occurs within 12 months of the Completion Date, then 15% of the Consideration Shares will instead be retained by the Company for a period of 12 months as security against breach of warranties or restrictive covenants by the Sellers.

In the event that there has been no initial public offering by January 1, 2014, the Sellers will receive their percentage interest in Common Units of the Company. In addition, in the event that there has been no initial public offering by January 1, 2014 and the equity to be issued to the Sellers as consideration for the Shares is independently valued at less than $2.5 million, the Company may elect instead to either pay $2.5 million in cash to the Sellers or transfer the Fundsolve software to an entity to be owned 51% by the Company and 49% by the Sellers with profits to split equally.

If another company becomes the direct or indirect holding company of the Company and Fundsolve, or the Company is merged into another company or is succeeded by a successor entity, then at Seller’s option, the Sellers may receive their consideration in common units (or their equivalent) in such holding company.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The assets and liabilities of Fundsolve were recorded on the acquisition date, July 31, 2012, at their respective fair values, in accordance with ASC Topic 805. The following table summarizes the consideration paid for Fundsolve and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration:
Contingent consideration arrangement	$1,690,000

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$7,698
Fixed assets	2,188
Prepaid expenses and other current assets	13,487
Accounts payable and accrued expenses	(27,373)
Identifiable intangible assets:
IP Licenses	12,000
Software	1,537,658
Goodwill	206,328
Deferred tax liability	(61,986)

$1,690,000

The software and IP license intangible assets were valued using the replacement cost methodology of the cost approach. The goodwill of $206,328 arising from the acquisition consists primarily of the synergies that will be created by integrating Fundsolve’s Nemos trading and performance tracking software into the Company’s trading platform. The goodwill is not deductible for corporate income tax purposes, as this is a controlled foreign corporation.

The Company’s initial accounting for the Fundsolve business combination was incomplete at the acquisition date. As a result, the Company recorded a provisional amount of $1,458,000 for the software acquired in this acquisition based in part upon management’s estimates of time and effort to construct the software under a replacement cost approach. Management finalized its estimate of fair value of the software acquired during the measurement period in accordance with ASC Paragraphs 805-10-25-13 and 25-14 after considering a valuation report for the software from a third party valuation specialist which indicated a fair value of $1,537,658. Accordingly, the Company increased the value of acquired intangible assets and decreased goodwill by $79,658.

The fair value of the contingent consideration payable of $1,690,000 was estimated under the market approach. That measure is based on significant inputs that are not observable in the market, which ASC Topic Paragraph 820-10-35 refers to as Level 3 inputs. The key assumptions included consideration for the stock of Fundsolve and potential cash payment of $2.5 million to the sellers was based on a scenario analysis where management viewed the probability of an IPO by January 1, 2014 at 90%, and a probability an IPO would occur after that date at 10%. The consideration was to be 1% of the common stock of the Company if an IPO has occurred by the target date, with an option to receive 1% of the equity or $2.5 million in cash if the target date was not achieved. As of July 31, 2012, the 1% interest in the Company’s stock was estimated to have an estimated fair value of $1,690,000. The fair value of the stock as of the acquisition date was based on an interpolated value derived from arm’s length market transactions in the Company’s stock that valued the Company at approximately $179 million as of July 23, 2012 and $175 million as of October 23, 2012.

The Company recognized a gain of $129,000 as a result of remeasuring the contingent consideration payable. The gain is included in non-operating income in the accompanying consolidated statement of operations for the period ended December 31, 2012.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amounts of Fundsolve’s revenue and earnings included in the Company’s consolidated statement of operations for the period ended December 31, 2012 and the revenue and earnings of the combined entity had the acquisition date been January 1, 2012 are as follows:

	Revenue	Earnings (loss)
Actual from July 31, 2012 to December 31, 2012	$22,722	$(210,835)

2012 supplemental pro forma (unaudited):
January 1, 2012 to December 31, 2012	$56,885	$(265,907)

Green Mountain Analytics, LLC

On August 27, 2012, the Company acquired GMA, a financial software development company serving a diverse set of trading fund demographics with its proprietary trading technology. GMA was acquired pursuant to a Contribution and Exchange Agreement entered into with the members of GMA, including entities that were controlled by Brian Ferdinand and Robert Keller. The Contribution and Exchange Agreement provides that the members of GMA contribute all of their outstanding equity interests in GMA in exchange for an aggregate of 11.75% of the Non-Dilutive Common Units (or 192.22 common units of the Company). Through the Company’s acquisition of GMA, it acquired the foundation of the Company’s trading technology. Prior to the acquisition, GMA was a financial software development company serving a diverse set of trading fund demographics with its proprietary trading technology.

The assets and liabilities of GMA were recorded on the acquisition date, August 27, 2012, at their respective fair values, in accordance with ASC Topic 805. The following table summarizes the consideration paid for GMA and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration:
Equity instruments (192.22 common units of the Company)	$19,973,374

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$84,717
Deposit	77,000
Fixed assets	2,625
Current liabilities	(210,543)
Identifiable intangible assets:
Trade name	2,000
Trading platform	16,332,333
Goodwill	4,338,615
Deferred tax liability	(653,373)

Total purchase price	$19,973,374

The fair value of the 192.22 common units issued as consideration for GMA was determined based on their fair value under the market approach. The consideration for the stock of GMA was 11.75% of the common units of the Company. On the acquisition date, the fair value of an 11.75% ownership interest in the Company was estimated to be $19,973,374. The fair value of the stock on the acquisition date was based on an interpolated value derived from arm’s length market transactions in the Company’s stock that valued the Company at approximately $179 million as of July 23, 2012 and $239 million as of January 21, 2013.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The trade name was valued using the relief from royalty method of the market approach. The trading platform asset was valued using the replacement cost method of the cost approach.

The goodwill of $4,338,615 arising from the acquisition consists primarily of the synergies that will be created by integrating other software acquisitions into the GMA trading platform to develop a larger multifunctional trading platform and create a more commercially viable product. The goodwill is not deductible for corporate income tax purposes as this was a tax-free exchange. In addition, a portion of the goodwill arises from the recognition of deferred income taxes resulting from the difference between the income tax basis of the assets and the fair value allocated pursuant to ASC 805.

The amounts of GMA’s revenue and earnings included in the Company’s consolidated statement of operations for the period ended December 31, 2012 and the revenue and earnings of the combined entity had the acquisition date been January 1, 2012 are as follows:

	Revenue	Earnings (loss)
Actual from August 27, 2012 to December 31, 2012	$—	$(2,392,766)

2012 supplemental pro forma (unaudited):
January 1, 2012 to December 31, 2012	$758,101	$(2,351,038)

LTI, LLC

In January 2012, LTI and QuantX entered into a Use of Proceeds Agreement which was amended in the same month, which state that QuantX, the Class A and managing Member of LTI, which at that time was indirectly and jointly controlled by Brian Ferdinand, Richard Schaeffer and Robert Keller, agreed to procure the Class B Units in exchange for equal shares in a private entity if the IPO is not consummated as described in the Use of Proceeds Agreement.

On January 10, 2012, pursuant to the Use of Proceeds Agreement, between LTI and QuantX as amended on January 19, 2012, the Class B Members may exchange their Class B Units for shares in Guernsey or another entity to be formed to hold, directly or indirectly, certain rights of QuantX, GMA and other entities (LHG or the “Holding Company”) upon the Holding Company’s admission to trading on AIM or any other stock exchange (“Admission”).

Pursuant to the Contribution and Exchange Agreement dated September 30, 2012, the Class B members of LTI contributed all of their outstanding membership interests in LTI in exchange for an aggregate of 2.855% of the Common Units of the Company. In addition, the Class A member of LTI contributed all of its membership interest in LTI and agreed to receive no equity of the Company upon the merger.

The reason for the acquisition was to consolidate the ownership of LTI’s remaining receivables and investment rights in the Company.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The assets and liabilities of LTI were recorded on the acquisition date, September 30, 2012, at their respective fair values, in accordance with ASC Topic 805. The following table summarizes the consideration paid for LTI and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration:
Equity instruments (46.75 common units of the Company)	$5,078,588

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$20,820

Receivable/(Payables) from/(to) related parties:
Due from Founders related to Futures	1,425,000
Due from Founders related to Prime	970,000
Due from Founders related to Guernsey	589,713
Due from QuantX Management, LLP	441,087
Due from Ferdinand Trading LLC	116,000

Net receivable from affiliates	3,541,800

Goodwill	1,515,968

$5,078,588

The fair value of the 46.75 common units issued as consideration for LTI was determined based on their fair value under the market approach. The consideration for the stock of LTI was 2.855% of the common units of the Company. On the acquisition date, the fair value of a 2.855% ownership interest in the Company was estimated to be $5,078,588. The fair value of the stock as of the acquisition date was based on an interpolated value derived from arm’s length market transactions in the Company’s stock that valued the Company at approximately $179 million as of July 23, 2012 and $239 million as of January 21, 2013.

The goodwill of $1,515,968 arising from the acquisition consists of the excess of the purchase price over the tangible assets of the business. The reason for the acquisition was to consolidate the ownership of LTI’s remaining receivables and investment rights in the Company. The goodwill is not deductible for corporate income tax purposes as this was a tax free exchange.

After the acquisition, the Company determined that the receivables that were payable by the Founders to LTI, of $2,984,713 would not be repaid and were recorded as distributions to the Founders in the consolidated statement of changes in members’ equity.

The amounts of LTI’s revenue and earnings included in the Company’s consolidated statement of operations for the period ended December 31, 2012 and the revenue and earnings of the combined entity had the acquisition date been January 1, 2012 are as follows:

	Revenue	Earnings (loss)
Actual from September 30, 2012 to December 31, 2012	$—	$—

2012 supplemental pro forma (unaudited):
January 1, 2012 to December 31, 2012	$—	$(264,050)

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Asset Acquisitions

Tragara Alpha Partners LLC

On April 27, 2012, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Tragara Alpha Partners LLC (“Tragara”) whereby the Company acquired the intellectual property of Tragara. Tragara is a specialized software company that developed a proprietary algorithmic trading program for hedge fund managers its intellectual property (“IP”). The Company issued 81.87 common units (previously 5% of its Class A Common Non-Dilutive Units) to Samuel Gaer, the former Chief Executive Officer and a former director of the Company and the sole shareholder of Tragara, as consideration for the purchase of the Tragara IP.

This acquisition was accounted for in accordance with ASC Section 845-10-S99 – Nonmonetary Transactions – SEC Staff Guidance. This guidance provides that nonmonetary assets exchanged by a shareholder or promoter for part of a company’s common units just prior to a first-time public offering should be recorded at the transferor’s historical cost basis as determined under U.S. GAAP. The development of the IP was not performed in connection with any existing entity, but rather was developed over time by the sole shareholder of Tragara. No record keeping was maintained to support the historical cost basis of the IP and as a result, the Company recorded no basis for this nonmonetary asset when exchanged for 5% of the Company’s Class A Common Non-Dilutive Units.

Liquidview

On July 20, 2012, the Company entered into an Asset Purchase Agreement with Ferdinand Trading, LLC and Ferris Ventures, LLC for the purchase of intellectual property which was the infrastructure that supported the software program “Liquidview”. As consideration for this purchase, the Company paid $1,500,000 in cash on the acquisition date, which the Company considered to be objectively measureable pursuant to ASC Subtopic 845-10-599.

(6) Goodwill and Other Intangible Assets

Acquired Intangible Assets

	Amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortizing intangible assets:
Software and trading platform	3 years	$19,374,098	(2,244,378)	17,129,720
Client relationships(1)	3 years	1,261,000	(175,140)	1,085,860
Non-compete agreements(1)	Life of agreement, 24 months	646,000	(323,000)	323,000

Total		$21,281,098	(2,742,518)	18,538,580

Indefinite-lived intangible assets:
Broker licenses	N/A	$163,000	—	163,000
Patents pending	N/A	36,545	—	36,545
Trade names	N/A	2,000	—	2,000

Total		$201,545	—	201,545

(1)	Gross and net carrying amounts reduced by $86,000 in total due to impairment.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Aggregate amortization expense for amortizing intangible assets was $2,742,518 for the year ended December 31, 2012. Estimated amortization expense for the next five years is: $7,201,366 in 2013, $6,878,366 in 2014, $4,508,883 in 2015, and $— thereafter.

Goodwill

The Company performed its annual goodwill impairment test as of December 31, 2012. The Company performed a qualitative assessment of each reporting unit and determined that is was not more-likely-than-not that the fair value of each reporting unit was less than its carrying amount. As a result, the two-step goodwill impairment test was not required.

During the year, the Company determined it was necessary to evaluate the goodwill and related identifiable intangible assets of Partners acquired on May 11, 2012 for impairment as a result of the decrease in the contingent consideration payable. The Company performed an analysis to determine the fair value of Partners on July 21, 2012, and concluded that the carrying amount of goodwill exceeded its fair value and recognized an impairment charge of $1,464,652 in the consolidated statement of operations. In addition, the Company recognized an impairment charge of $86,000 with respect to customer relationships and non-compete identifiable intangible assets.

The changes in the carrying amount of goodwill for the period ended December 31, 2012 is as follows:

Goodwill acquired during the period:
Partners	$8,580,157
Fundsolve	206,328
GMA	4,338,615
LTI	1,515,968
LPH	4,600
Futures	1,240
Institutional	680

Gross goodwill	14,647,588
Accumulated impairment losses	(1,464,652)

Net goodwill as of December 31	$13,182,936

(7) Premises and Equipment

The following is a summary of premises and equipment at December 31, 2012:

2012
Computer equipment and software	$11,198
Furniture and fixtures	276,416
Leasehold Improvements	121,823

409,437
Less: accumulated depreciation and amortization	(84,152)

Total	$325,285

Depreciation expense during the period ended December 31, 2012 amounted to $19,185.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) Certain Relationships and Related Party Transactions

Amounts recognized from transactions with related parties in the accompanying consolidated balance sheet at December 31, 2012, are as follows:

Assets:
Note receivable from QuantX Management, LLP	$2,250,000

Due from QuantX Management, LLP	243,030
Due from Ferdinand Capital	116,000

Due from related parties	$359,030

Liabilities:
Due to related parties	$61,873

Note Receivable from QuantX Management, LLP

In June 2012, the Company lent QuantX $5,000,000, pursuant to a promissory note payable upon demand, but in no event no later than May 15, 2013. This note bears interest at a rate of 3% per annum, with interest payable upon demand. At December 31, 2012, there was no accrued interest receivable recognized in prepaid expenses and other current assets in the accompanying consolidated balance sheet. International repaid an aggregate of $2,750,000 of principal through the year ended December 31, 2012.

Due to QuantX Management, LLP

During the period ending December 31, 2012, the Company provided payments to GMA on behalf of QuantX in relation to the development of Liquidview. In addition, Partners received payments from QuantX to facilitate payment of operating expenses. LTI also advanced funds to QuantX for various expenses prior to being acquired by LHG. These payments netted to a total $243,030, and are included in Due from related parties in the consolidated balance sheet at December 31, 2012. Ferdinand also has a membership interest in QuantX.

Due to Related Parties

Partners and LHG incurred expenses that were paid by entities owned by Ferdinand. These payments totaled $61,873, and are included in Due to related parties in the consolidated balance sheet at December 31, 2012.

Finder’s Fee

The Company paid a finder’s fee in connection with a capital contribution from HA Investments III, LLC (“HA Investments”) on June 28, 2012 (see Note 11). This finder’s fee is payable to Centurion Consulting Partners LP, an entity owned by Joseph Gamberele, an individual who is also a selling member of Centurion (see Notes 5 and 11). The finder’s fee equaled 10% of the capital raised, or $1,250,000, and was recorded as a reduction of capital contributed to the Company in the accompanying consolidated statement of changes in members’ equity for the period ended December 31, 2012. HA Investments is an affiliate of and controlled by Douglas Von Allmen, an individual who was also a selling member of Centurion.

The Company also paid a finder’s fee on behalf of LTI, LLC associated with capital contributions of $4,250,000 during September 2011. The finder’s fee equaled 10% of the capital contributed, or $425,000, and was paid to Centurion Consulting Partners LP.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amounts recognized from transactions with related parties in the accompanying consolidated statement of operations for the period ended December 31, 2012, are as follows:

Revenues:
Software services	$890,432

Expenses:
Cost of sales, software services	$352,474
Consulting fees	250,000

Consulting fees were related to securing key personnel, identifying strategic partners, securing investment capital and enhancing brokerage and technology services.

Other Related Party Relationships

Certain officers and directors of the Company were also officers and directors of certain entities acquired by the Company or entities with which the Company has business relationships. A former member of the Board of Directors of the Company, Samuel Gaer, is also the chief executive officer of Tragara. Darren Davy, a former director and a Seller of Fundsolve is also a director of the Company. Edward Feigeles, a former member of Centurion, was formerly a director of the Company.

(9) Commitments and Contingencies

Legal Matters

The Company may periodically be involved in litigation and various legal matters that arise in the normal course of business, including proceedings relating to regulatory matters. Such matters are subject to many uncertainties and outcomes that are not predictable. In November 2012, a former employee of the company filed a complaint in the United States District Court for the Southern District of New York against Liquid Holdings Group, Mr. Schaeffer, Mr. Ferdinand and entities controlled by Mr. Schaeffer. Among other claims, the complaint alleges breach of contract, breach of fiduciary duty and workplace violations. This case was voluntarily dismissed and refiled in New York Supreme Court. On March 19, 2013, the parties entered into a binding term sheet that sets forth the general terms of a proposed settlement of the litigation. The terms of a final settlement agreement are currently being negotiated. In accordance with the term sheet, both the Company and its founders will be jointly and severally liable for the settlement amount of $1 million. The Company and its founders have agreed to an apportionment of the settlement amount and the Company has accordingly accrued $250,000 for this settlement at December 31, 2012.

The Company through its subsidiaries entered into a fee arrangement with a law firm which called for the law firm initially billing the Company using a discounted rate, provided that upon the closing of a going public transaction, the law firm is entitled to a payment of the discounted amount plus an additional success fee. The additional fees were not accrued as it was not probable and is contingent upon the successful closing of a going public transaction.

Lease Commitments

The Company has entered into lease and sublease agreements with third parties for certain offices and equipment, which expire at various dates through September 30, 2018. Rent expense for the period ended December 31, 2012 was $629,400, and is recorded as rent expense in the consolidated statement of operations.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recognizes rent expense for escalation clauses, rent holidays, leasehold improvement incentives and other concessions using the straight-line method over the minimum lease term.

Minimum future rental commitments under non-cancelable operating leases follow:

Year Ending December 31,
2013	$1,087,954
2014	1,127,501
2015	1,158,288
2016	1,189,902
2017	1,222,387
2018 and thereafter	1,090,481

Total	$6,876,513

(10) Employee Agreements and Share-based Compensation

Employment Agreements

The Company has entered into employment agreements with certain executive officers.

Kenneth Shifrin’s offer letter with the Company, dated as of August 23, 2012, provided for a base salary of $250,000 that will increase to $350,000 upon completion of the IPO. The letter also provided for a one time signing bonus of $50,000.

Schaeffer’s employment agreement with the Company, effective as of December 1, 2012, provided for an initial base salary of $250,000 that will increase to $500,000 upon completion of the IPO. Additionally, Mr. Schaeffer will become entitled to a cash bonus upon the completion of the IPO equal to the difference between his initial base salary and an effective base salary of $500,000 prorated for the amount of time between May 15, 2012 and the date of our initial public offering.

Ferdinand’s employment agreement with the Company, effective as of December 1, 2012, provided for an initial base salary of $250,000 that will increase to $500,000 upon completion of the IPO. Additionally, Mr. Ferdinand will become entitled to a cash bonus upon the completion of the IPO equal to the difference between his initial base salary and an effective base salary of $500,000, prorated for the amount of time between May 15, 2012 and the date of our initial public offering.

Brian Storms’s (“Storms”) employment agreement with the Company, effective December 1, 2012, provided for a base salary of $250,000 that will increase to $500,000 upon completion of the IPO. In addition, the Company granted 71.66 restricted common units (“RCUs”), which shall vest one-third each on January 1, 2013, December 1, 2013 and December 1, 2014, respectively. Upon termination, Storms would retain all unvested RCUs unless terminated for cause, as defined in the agreement, in which case all unvested RCUs would be forfeited.

Share-based Compensation

Equity grants

During April 2012, the Company entered into a number of capital award agreements pursuant to the Company’s 2012 Equity Plan (“2012 Equity Plan”). The 2012 Equity Plan was originated for the purpose of

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

providing designated employees, consultants, board members and managers of the Company with the opportunity to receive common and incentive units of the Company. The Company granted 36.41 common units to several consultants for services rendered with a grant date fair value of $2,404,992. These awards vested immediately on the grant date and were recognized as share-based payments for consulting services in the accompanying consolidated statement of operations for the period ended December 31, 2012.

In addition, the Company granted 116.66 common units to several employees and individuals who committed to participate as directors of the Company upon completion of an IPO with a grant date fair value of $7,943,144. These awards vested immediately on the grant date and were recognized as share-based compensation expense in the accompanying consolidated statement of operations for the period ending December 31, 2012.

On September 30, 2012, the board of managers of the Company granted two unit issuances each representing 2% of the aggregate issued and outstanding Units of the Company to Brian Ferdinand (in the form of Non-dilutive Common Units, or such if Non-dilutive Common Units are no longer authorized, Class A Common Units or the equivalent). The first 2% issuance vested upon the initial submission of a registration statement with the SEC, and the second 2% is issuable upon the registration statement being declared effective by the SEC. On December 10, 2012, the Company granted an aggregate of 33.57 common units to Ferdinand as a result of the initial submission of a registration statement with the SEC. The 33.57 common units consisted of 16.37 common units held in treasury and 17.20 newly issued common units, with an aggregate grant date fair value of $2,824,744. This award vested immediately on the grant date and was recognized as share-based compensation expense in the accompanying consolidated statement of operations for the period ending December 31, 2012.

On December 18, 2012, the Company and Mr. Ferdinand agreed to adjust the terms of the second issuance, such that Mr. Ferdinand will be entitled to incentive units, and not common units, as more fully described below.

On October 23, 2012, the board of managers of the Company approved an award under the 2012 Equity Plan representing 3.4% of the aggregate issued and outstanding common units of the Company to Schaeffer. The award amounted to 57.78 Common Units with a grant date fair value of $4,760,000. The award was for services rendered to the Company and vested immediately on the grant date and was recognized as share-based compensation expense in the accompanying consolidated statement of operations for the period ended December 31, 2012.

On December 10, 2012, the Company and Schaeffer agreed to cancel the 57.78 Common Units issued on October 23, 2012 and issued Schaeffer an incentive unit award, as more fully described below.

The Company determined the fair value of the equity awards granted with consideration given to valuation analysis performed by an unrelated third party valuation specialist retrospectively, utilizing a market approach based on third party purchases of the Company’s units, adjusted to reflect previous dilutive and non-dilutive unit equity awards.

Activity during the periods indicated for grants under the 2012 Equity Plan are as follows:

Grants made during the quarter ended	Number of units	Weighted average fair value per unit
June 30, 2012	153.07	$67,604
September 30, 2012	—	—
December 31, 2012	91.35	$83,029

The grant date fair value per share is being recognized as compensation expense over the applicable vesting period. All awards were vested on the grant date.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted common units

On November 2, 2012, the board of managers approved the establishment of the 2012 Stock Incentive Plan (“2012 Incentive Plan”), to provide employees, directors and advisors an incentive to perform and benefit from increases in the value of the common units through grants of options, stock appreciation rights, restricted stock units, restricted shares and incentive bonuses as defined in the 2012 Incentive Plan. Subject to adjustment for certain dilutive or related events, the maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2012 Incentive Plan shall not exceed the number of shares equal to 10% of the total number of common units of the Company outstanding as of November 2, 2012. On December 1, 2012, the Company awarded 71.66 RCUs to Storms, with a grant date fair value of $5,731,873. The RCUs vest one-third each on January 1, 2013, December 1, 2013 and December 1, 2014, respectively. The Company recognized $1,910,624 of share-based compensation expense for the period ended December 31, 2012 with respect to this award. The grant date fair value per share is being recognized as compensation expense over the applicable vesting period.

The Company determined the fair value of the equity awards granted with consideration given to valuation analyses performed by an unrelated third party valuation specialist retrospectively, utilizing a market approach based on third party purchases of the Company’s units.

A summary of the status of the Company’s non-vested shares under the 2012 Equity Plan and 2012 Incentive Plan as of December 31, 2012, and changes during the period ended December 31, 2012, is presented below:

Non-vested shares	Shares	Average grant date fair value
Balance at beginning of the period	—	$—
Granted	316.08	74,870
Vested	(186.64)	(70,579)
Forfeited	(57.78)	(82,381)

Balance at December 31, 2012	71.66	$79,987

At December 31, 2012, there was $3,821,249 of total unrecognized compensation costs related to unvested common unit awards granted under the 2012 Equity Plan. That cost is expected to be recognized over 2 years. The total fair value of shares vested during the period ended December 31, 2012 was $13,172,880.

The Company currently intends to use authorized and unissued shares to satisfy share award exercises.

Incentive unit awards

The Board approved three separate Incentive Unit Awards under the Company’s 2012 Equity Plan to Samuel Gaer (“Gaer”), Schaeffer and Ferdinand, each of which were fully vested on the grant date, as detailed in the table below:

	Grant Date	Outstanding Unit Equivalent immediately after the Grant	Profits Interest Hurdle (millions)	Grant date fair value of the Incentive Unit Award
Gaer	October 31, 2012	2%	$150	$2,484,274
Schaeffer	December 10, 2012	3.4%	$160	$4,760,000
Ferdinand	December 18, 2012	4%	$160	$5,773,849

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Incentive Unit Award to Schaeffer replaced the 3.4% equity award granted on October 23, 2012 and was accounted for as share-based payment modification.

The Incentive Unit Award to Ferdinand replaced the 2% equity award granted on September 30, 2012 issuable upon a registration statement by the Company being declared effective by the SEC, and was accounted for as share-based payment modification.

Each Incentive Unit Award was issued with a Profits Interest Hurdle, as defined in the Company’s Limited Liability Company Agreement. The Incentive Unit Awards are intended to approximate the value of the Company’s Common Units; however, the Company must earn future profits or appreciate in value after the time of grant in order for the Incentive Unit Awards to have value. For each Incentive Unit Award, if the fair market value of all equity interests in the Company at the time of an IPO exceeds the Profits Interest Hurdle for such award, then upon conversion, Gaer, Schaeffer and Ferdinand will be issued up to 35.03, 59.09 and 69.96 common units, respectively. The Company has analyzed the features of each of the Incentive Unit Awards and determined that their features are akin to equity rather than debt. As a result, the Company has accounted for the Incentive Unit Awards as equity-classified share-based payment awards rather than as a profit-sharing arrangement.

In addition, pursuant to Ferdinand’s grant, Ferdinand is entitled to an additional grant of shares of our common stock immediately following the consummation of this offering in order to preclude the dilution of the 4% grant.

These awards will be granted immediately upon the Company’s reorganization from an LLC to a corporation. The Incentive Unit Awards have been classified as permanent equity for purposes of ASC Topic 718, as the awards do not provide the grantees the right to require the Company to redeem the underlying shares for cash or an event that is probable of occurrence. Accordingly, the value of the awards has considered permanent equity under guidance applicable to redeemable securities.

At December 31, 2012, there were 99.90 additional units available for the Company to grant under the 2012 Stock Incentive Plan.

The grant date fair value of each Incentive Unit Award is estimated on the date of grant based on the fair value for the equivalent unit award adjusted for the profits interest hurdle provision using a put option calculated using the Black-Scholes-Merton option-pricing model. The fair value of the Incentive Unit Awards was estimated by the Company’s management, with consideration given to valuation analyses performed by an unrelated third party valuation specialist.

The weighted average assumptions for the Incentive Unit Award grants are provided in the following table. Since the Company’s shares are not publicly traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the Incentive Unit Award is based on the U.S. Treasury yield curve at the date of grant.

Valuation assumptions:
Expected dividend yield	0%
Expected volatility	50%
Expected term (months)	10.5-11.0
Risk-free interest rate	.13%-.18%

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Incentive Unit Award activity during the periods indicated is as follows:

Grants made during the quarter ended	Number of units	Weighted average fair value per unit
June 30, 2012	—	—
September 30, 2012	—	—
December 31, 2012	164.08	$79,340

The grant date fair value per share is being recognized as compensation expense over the applicable vesting period. All incentive unit awards were vested on the grant date.

(11) Members’ Equity

On April 24, 2012, the Company executed a LLC Agreement and authorized two classes of common units, Class A Common Units and Non-dilutive Common Units. Both classes had the same privileges, preferences, duties, obligations and rights, except that the Non-dilutive Common Units had anti-dilution rights. The anti-dilution rights entitled the holders of Non-dilutive Common units to a full ratchet adjustment in the event that the Company issued any additional Class A Common Units, Non-dilutive Common Units or any other Units of the Company, such that the holder of the Non-dilutive Common Unit would automatically be issued an additional number of Non-dilutive Common Units such that their percentage ownership in the Company would remain the same.

On October 22, 2012, the Company amended its LLC Agreement to redesignate all outstanding Non-dilutive Common Units and Class A Common Units as Common Units. The financial statements and related notes retroactively reflect the redesignation of all issuances as Common Units. Each Common Unit shall be entitled to one vote per Common Unit on all matters upon which the Members have the right to vote.

The Company is also authorized to issue Incentive Units (“Incentive Units”). The Incentive Units shall be treated as common units pursuant to each Award Agreement to the extent provided in the LLC Agreement.

The Company presently does not pay cash distributions on common units as its policy is to retain earnings to finance the operations and expansion of its businesses.

Founders’ Initial Contributions

In accordance with the LLC Agreement and Founders Contribution Agreements collectively dated April 24, 2012, the Founders of the Company agreed to contribute their membership interests in Prime, Futures and Institutional in exchange for 940.84 common units of the Company. The Company determined the fair value of the assets acquired and liabilities assumed utilizing the cost approach as follows: i) net book value method was used for the tangible assets, and ii) replacement cost method was used for the intangible assets. The consideration for these membership interests in these entities had a fair value in the aggregate of $2,003,468 which was recorded as a capital contribution and subscription receivable as the transfers were each subject to regulatory approval, see Note 5 for a further description of these contributions.

The Founders agreed to contribute LPH to the Company subject to regulatory approval from FINRA which occurred on October 5, 2012. As control of LPH had not been obtained by the Company, the obligation to contribute LPH is reflected as a subscription receivable on the April 24, 2012 contribution date of $601,563. On the date of acquisition, the fair value of LPH was $116,687, which resulted in a reduction of $484,876 to contributed capital in the accompanying consolidated statement of changes in members’ equity.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Founders agreed to contribute Futures to the Company subject to regulatory approval from NFA which occurred on May 9, 2012. As control of Futures had not been obtained by the Company, the obligation to contribute Futures is reflected as a subscription receivable on the April 24, 2012 contribution date of $1,385,330. On the date of the acquisition, the fair value of Futures was $1,378,707, which resulted in a reduction of $6,623 to the contributed capital in the accompanying consolidated statement of changes in members’ equity.

The Founders agreed to contribute Institutional to the Company subject to regulatory approval from FCA (then known as the Financial Services Authority) which occurred on July 2, 2012. As control of Institutional had not been obtained by the Company, the obligation to contribute Institutional is reflected as a subscription receivable on the April 24, 2012 contribution date of $17,000. Upon the date of the acquisition, the fair value of Institutional was $17,000.

Founder’s Return of Units

On October 23, 2012, a Founder contributed 16.37 common units to the Company, with a fair value of $1,399,968. The Company initially held the contributed units as treasury units. The treasury units were used in part to fund the issuance of an equity grant to Brian Ferdinand in December 2012 (described previously).

Expenses Paid by Founders

During April 2012, the Founders sold 4.91 common units held by them in separate transactions to a director for an aggregate purchase price of $375,000. The Company estimated the fair value of the units sold utilizing the market approach, which amounted to $553,744. As a result of the below market sales, the Company recorded share-based compensation expense of $178,744, representing the difference between the aggregate fair value and the purchase price.

During October 2012, the Founders sold 27.83 common units held by them in separate transactions to certain directors for an aggregate purchase price of $1,750,000. The Company estimated the fair value of the units sold utilizing the market value approach, which amounted to $2,398,683. As a result of the below market sales, the Company recorded share-based compensation expense of $648,683, representing the difference between the aggregate fair value and the purchase price.

During November 2012, the Founders sold 5.15 common units held by them in separate transactions to certain consultants for an aggregate purchase price of $300,000. The Company estimated the fair value of the units sold utilizing the market value approach which amounted to $432,368. As a result of the below market sales, the Company recorded share-based consulting expense of $132,268, representing the difference between the aggregate fair value and the purchase price.

On December 24, 2012, the Founders sold 12.59 common units to Storms for a purchase price of $750,000. The Company estimated the fair value of the units sold utilizing the market value approach, which amounted to $1,068,397. As a result of the below market sales, the Company recorded as share-based compensation expense of $318,397, representing the difference between the aggregate fair value and the purchase price.

The foregoing transactions were accounted for in accordance with ASC Paragraph 225-10-S99-4, Presentation, Income Statement—Accounting for Expenses or Liabilities Paid by Principal Stockholder(s) and ASC Paragraph 718-10-15-4, Compensation—Stock Compensation. This guidance provides that share-based payments awarded to an employee of the reporting entity by a related party or other holder of an economic interest in the entity as compensation for services provided to the entity are share-based payment transactions unless the transfer is clearly for a purpose other than compensation for services to the reporting entity. The

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

substance of such a transaction is that the economic interest holder makes a capital contribution to the reporting entity, and the reporting entity makes a share-based payment to its employee in exchange for services rendered. As such, the value of the shares transferred by the Founders were reflected as an expense in the Company’s financial statements with a corresponding credit to contributed capital.

HA Investments Capital Contribution

On June 28, 2012, HA Investments executed a subscription agreement in the amount of $12,500,000 in exchange for 116.90 common units equal to 7.14% of the aggregate issued and outstanding common units of the Company. HA Investments wired the funds to the Company on April 24, 2012 (the “Wire Date”). The Company paid a finder’s fee associated with this capital contribution of 10% or $1,250,000, which was recorded as a reduction in capital contributed (see Notes 5 and 8).

Pursuant to the agreement, in the event that an IPO of the Company’s shares has not been consummated prior to October 24, 2012, (the 6-month anniversary of the Wire Transfer Date), HA Investments is entitled to additional units equal to 8.06%, 8.23% and 8.33% of the aggregate issued and outstanding common units of the Company on October 24, November 24 and December 24, 2012, respectively. As a result of the IPO not occurring prior to December 24, 2012, the Company has reflected the issuance of 22.82 additional common units valued at $1,674,704 in the consolidated statement of changes in members’ equity at December 31, 2012 and a related charge to registration rights penalty in the consolidated statement of operations.

(12) Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. The Company is however, subject to the New York City Unincorporated Business Tax (“UBT”).

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2012 are presented below.

Deferred tax assets:
UBT net operating loss carryforwards	$267,000
Less valuation allowance	(267,000)

Net deferred tax assets	—

Deferred tax liabilities:
Plant and equipment	(8,777)
Intangible assets	(688,483)

Total gross deferred liabilities	(697,260)

Net deferred tax liability	$(697,260)

The Company analyzed the recoverability of recorded deferred tax assets based on the four sources of taxable income and concluded that the full amount of the deferred tax assets will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of $267,000.

The significant components of income tax benefit attributable to continuing operations of $104,340 consists of deferred UBT tax benefit of $371,340, offset by the change in the valuation allowance of $267,000.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The statutory tax rate, consisting of UBT, is 4%. This rate differs from the effective tax rate of 0.3% principally due to share-based compensation expenses.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

As of December 31, 2012, the Company has a UBT net operating loss carryover (“NOL”) of approximately $6.7 million. This NOL will expire in 2032.

The Company adopted ASC Topic 740-10—Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2012
New York State	2012
New York City	2012

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the year ended December 31, 2012. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(13) Net Capital Requirement

Futures is required by NFA to maintain at all times net capital of at least $1,000,000. Institutional must maintain regulatory net capital of at least €50,000 in accordance with FCA regulations. Prime is required to maintain a net capital of at least $100,000. In the aggregate, we were required to maintain at least approximately $1,170,000 in net capital across all jurisdictions. Dividends or withdrawals of capital cannot be made if capital is needed to comply with regulatory requirements.

Net capital balances and the amounts in excess of required net capital at December 31, 2012 are as follows:

	Net Capital	Excess Net Capital
Futures	$1,139,663	$139,663

Institutional	£124,000	£83,373

Prime	$798,941	$698,941

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) Computation of Earnings per Unit

Basic earnings per unit (“EPU”) is computed by dividing net income (loss) by the weighted average number of units outstanding during the period. Diluted EPU is computed using the same method as basic EPU, however, the computation reflects the potential dilution that would occur if outstanding in-the-money unit awards were exercised and converted into common units. All of the Company’s unit awards were fully vested on their grant date and are included on both the weighted average basic and diluted units outstanding.

Net loss	$38,245,864

Loss applicable to common units	$38,245,864

Weighted average common units outstanding	1,462.97

Basic and diluted loss per common unit	$(26,143)

(15) Subsequent Events

The Company evaluates events occurring after the date of the reporting period for potential recognition or disclosure in its financial statement. Subsequent events have been evaluated through April 10, 2013, the date these consolidated financial statements were available to be issued.

Effective March 26, 2013 Futures changed its regulatory status from a non-clearing FCM to an introducing broker. This status change reduces the required regulatory capital from $1,000,000 to $45,000.

Legal

On March 19, 2013, the parties to the litigation described in note 9 entered into a binding term sheet that sets forth the general terms of a proposed settlement of the litigation described in note 9 to the consolidated financial statements.

Employment Agreements

The Company entered into an offer letter with Robert O’Boyle, dated as of February 26, 2013, providing that he will serve as the Company’s Executive Vice President, Director of Sales and Marketing. The agreement provides for a base salary of $350,000, a one-time cash bonus of $82,000 payable in June 2013, and a guaranteed bonus of $150,000 for the first full year of employment. The Company has agreed to a guaranteed bonus of $100,000 for the second full year of employment. The offer letter provides for an award of a 0.5% interest in the Company in the form of stock options in accordance with the 2012 Incentive Plan. Additionally, the offer letter provides for an RCU equivalent to 0.25% of the Units outstanding and another 0.25% upon the Company reaching a market capitalization of $300 million following the IPO.

The Company entered into an offer letter with Jose Ibietorremendia, dated as of March 13, 2013, providing that he will serve as the Company’s General Counsel. The agreement provides for a base salary of $300,000, a one time cash bonus of $30,000 payable on June 1, 2013 and a guaranteed bonus of $100,000 payable at the end of the first full year of employment. In addition, the offer letter provides for an RCU equivalent to 0.25% of Units outstanding and 0.25% in the form of stock options in accordance with the 2012 Incentive Plan.

On March 21, 2013, the Company and Gaer entered into a separation agreement to end Gaer’s employment agreement.

LIQUID HOLDINGS GROUP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Private Placements

Subsequent to December 31, 2012, the Company executed subscription agreements with private investors in the aggregate amount of $3,300,000 in exchange for 37.14 common units of the Company. The capital raised will be used for operations and to fund its working capital.

Equity

On April 5, 2013, the Company issued to D&L Partners (an affiliate of HA Investments) an additional 67.93 Common Units of the Company in consideration of D&L Partners’ continued financial support and commitment to the development and growth of the company.

Other

The Company plans to cease the over-the-counter brokerage operations of Liquid Prime Services and Liquid Futures. Liquid Prime Services and Liquid Futures will continue to be a key component of our business strategy by providing agency brokerage services and facilitating the introduction of client assets to custody banking relationships.

The $5,000,000 loan to QuantX described in note 4 to the consolidated financial statements, which had an outstanding principal balance of $2,250,000 as of December 31, 2012, was repaid in full in 2013. Such payment was made in two installments, with the first payment of $95,000 on January 18, 2013 and the final payment of $2,155,000 on February 22, 2013. Total interest received over the life of the loan was $74,416.

(16) Pro forma Disclosures (Unaudited)

As the Company is currently a Subchapter S corporation, the Company’s consolidated financial statements reflect pro forma tax amounts and EPU data as if the Company were a Subchapter C corporation as of December 31, 2012 and had completed its reorganization to convert all of its outstanding common units into shares of common stock of Liquid Holdings Group, Inc. at a ratio of          to         .

Report of Independent Registered Public Accounting Firm

The Member

Liquid Predecessor Companies:

We have audited the accompanying combined balance sheets of Liquid Predecessor Companies (the “Company”) (a development stage company) as of April 24, 2012 and December 31, 2011, and the related combined statements of operations, changes in owner’s equity (deficit), and cash flows for the periods ended April 24, 2012 and December 31, 2011. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Liquid Predecessor Companies as of April 24, 2012 and December 31, 2011, and the results of their operations and their cash flows for the periods ended April 24, 2012 and December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As more fully described in note 1, the accompanying financial statements have been presented on a combined basis as the entities are under common control.

/s/ KPMG LLP

New York, New York

April 10, 2013

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

COMBINED BALANCE SHEETS

	April 24, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$121,550	$428,257
Deposit with clearing organization	250,000	—
Due from related party	300,000	300,000

Total current assets	671,550	728,257

Property and equipment, net	234,324	—

Other assets:
Other intangible assets	2,108,000	2,581,000
Goodwill	8,392,402	11,219,402

Total other assets	10,500,402	13,800,402

TOTAL ASSETS	$11,406,276	$14,528,659

LIABILITIES AND OWNER’S EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$117,765	$32,774
Due to related parties	779,180	671,413

Total current liabilities	896,945	704,187

Long-term liabilities:
Loan payable to related party	300,000	300,000
Contingent consideration payable	1,973,000	5,268,904
Future obligation with IPO	8,327,000	8,331,498

Total long-term liabilities	10,600,000	13,900,402

Total liabilities	11,496,945	14,604,589

Commitments and contingencies (Note 9)
Owner’s deficit:
Capital contributed	970,100	620,100
Deficit accumulated during the development stage	(1,060,769)	(696,030)

Total owner’s deficit	(90,669)	(75,930)

TOTAL LIABILITIES AND OWNER’S EQUITY (DEFICIT)	$11,406,276	$14,528,659

See accompanying notes to combined financial statements.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIODS ENDED APRIL 24, 2012 AND DECEMBER 31, 2011

	Period from January 1, 2012 to April 24, 2012	Period ended December 31, 2011	Inception to April 24, 2012
Revenues from brokerage activities	$—	$63,950	$63,950
Cost of revenues from brokerage activities	—	47,810	47,810

Gross margin	—	16,140	16,140

Operating expenses:
Impairment of goodwill and intangibles	3,300,000	—	3,300,000
Professional fees	33,756	342,731	376,487
Rent	153,081	—	153,081
Offering expenses	—	137,642	137,642
Travel and entertainment	—	83,856	83,856
Depreciation and amortization	6,912	—	6,912
Outside services	—	67,516	67,516
Salaries and wages	73,494	39,647	113,141
Other expenses	97,496	40,778	138,274

Total operating expenses	3,664,739	712,170	4,376,909

Loss from operations	(3,664,739)	(696,030)	(4,360,769)
Non operating income:
Gain on settlement of contingent consideration payable	3,300,000	—	3,300,000

Loss before income taxes	(364,739)	(696,030)	(1,060,769)
Provision for income taxes	—	—	—

Net loss	$(364,739)	$(696,030)	$(1,060,769)

See accompanying notes to combined financial statements.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

COMBINED STATEMENTS OF CHANGES IN OWNER’S EQUITY (DEFICIT)

FOR THE PERIODS ENDED APRIL 24, 2012 AND DECEMBER 2011

	Capital Contributed	Deficit Accumulated During the Development Stage	Total
Owner’s contributions	$620,100	—	$620,100
Net loss	—	(696,030)	(696,030)

Owner’s Equity (Deficit) - December 31, 2011	620,100	(696,030)	(75,930)
Owner’s contributions	350,000	—	350,000
Net loss	—	(364,739)	(364,739)

OWNER’S EQUITY (DEFICIT) - APRIL 24, 2012	$970,100	$(1,060,769)	$(90,669)

See accompanying notes to combined financial statements.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

COMBINED STATEMENTS OF CASH FLOWS

	Period from January 1, 2012 to April 24, 2012	Period ended December 31, 2011	Inception to April 24, 2012
Operating activities:
Net loss	$(364,739)	$(696,030)	$(1,060,769)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,912	—	6,912
Impairment of goodwill and intangible assets	(3,300,000)	—	(3,300,000)
Gain on settlement of contingent consideration	3,300,000	—	3,300,000
Changes in assets and liabilities:
Deposit with clearing organization	(250,000)	—	(250,000)
Accounts payable and accrued expenses	84,590	32,474	117,064

Net cash used in operating activities	(523,237)	(663,556)	(1,186,793)

Investing activities:
Purchase of brokerage license	—	(115,000)	(115,000)
Purchase of fixed assets	(241,236)	—	(241,236)
Cash received with acquisitions	—	17,168	17,168
Payment of acquisition	—	(1,000)	(1,000)

Net cash used in investing activities	(241,236)	(98,832)	(340,068)

Financing activities:
Due to related parties	107,766	270,545	378,311
Loans payable	—	300,000	300,000
Owner’s capital contributions	350,000	620,100	970,100

Net cash provided by financing activities	457,766	1,190,645	1,648,411

Net increase (decrease) in cash and cash equivalents	(306,707)	428,257	121,550
Cash and cash equivalents - beginning	428,257	—	—

CASH AND CASH EQUIVALENTS - ENDING	$121,550	$428,257	$121,550

Supplemental disclosures of non cash investing activities:

Acquisition of Centurion	$—	$13,599,000	$13,599,000

See accompanying notes to combined financial statements.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(1) Organization and Basis of Presentation

Liquid Predecessor Companies (collectively, the “Company”), which is not a legal entity but rather a combination of certain entities and operations as described below, was formed to continue and expand the Liquid organization, which consists of the Company and other acquisitions made during 2012 by its successor, in developing and operating a proprietary next generation technology platform that streamlines and unifies the entire trade and risk management process for the financial services community. The individual entities that comprise the Company are under the common control of Brian Ferdinand, and include: Liquid Prime Holdings LLC (“LPH”), Liquid Prime Services Inc., (“Prime”), Centurion Capital Group, LLC, (“Centurion”) and Liquid Trading Holdings Limited (“Guernsey”).

Guernsey, a company incorporated under the laws of Guernsey, was formed on October 6, 2011. Guernsey was initially formed to be a holding company that would go public in the United Kingdom and listed on the London Stock Exchange Alternative Investments Market (“AIM”). On December 30, 2011, Guernsey purchased all the membership interests of Centurion. This reorganization under Guernsey never took place and has since been abandoned in favor of the formation and reorganization under Liquid Holdings Group, LLC (“LHG”). As a result of Guernsey’s abandonment of its plan to list on AIM, $- and $137,642 in offering expenses have been recognized in the Statement of Operations for the periods ended April 24, 2012 and December 31, 2011, respectively.

LHG, a Delaware limited liability company, was formed on January 17, 2012. LHG is the entity that has been formed with the intention of being the holding company to own the Company and the Liquid Companies, and other entities through acquisitions and ultimately pursue an IPO in the US.

LPH, is a Delaware limited liability company formed in September 2011, to be a holding company for Prime. Formerly known as Taconic Capital Group Inc. (“Taconic”), Prime changed its name to Liquid Prime Services Inc. on November 17, 2011. Taconic was formed on May 16, 2003 as a New York Corporation. Prime is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority. On April 24, 2012, the members of LPH executed agreements with LHG agreeing to contribute all of the outstanding membership interests in LPH in exchange for membership interests in LHG. This contribution became effective on October 5, 2012 upon receipt of regulatory approval.

Centurion was formed on May 11, 2010 as a Florida limited liability company and was formerly known as Centurion Capital South LLC. Centurion is a provider of trade order management technology services for the financial community. On May 11, 2012, Guernsey assigned and transferred the interest and all of its rights and obligations under the membership purchase agreement of Centurion to LHG. On March 2, 2012, Centurion Capital Group, LLC changed its name to Liquid Partners, LLC.

The combined financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). The combined financial statements reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of results. These entities that are under common control of Brian Ferdinand were deemed to be the predecessor entity of Liquid Holdings Group, LLC which was formed on January 17, 2012. The combined financial statements are presented through April 24, 2012, which is the date its successor commenced operations.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

The Company is considered to be a development stage company and as such, the Company’s financial statements are presented in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities. The Company is subject to all of the risks associated with development stage companies.

Principles of Combination and Formation

The accompanying combined financial statements include the accounts of the Company and its affiliates, which are under the common control of Brian Ferdinand. All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

The accompanying combined financial statements of the Company have been prepared to present the combined financial position of LPH, Prime, Centurion and Guernsey under the common control of Brian Ferdinand through April 24, 2012, the date LPH executed agreements with LHG agreeing to contribute all of the outstanding membership interests of LPH, Prime and Centurion in exchange for membership interests in LHG.

Organization of Limited Liability Companies

The limited liability companies (each an “LLC” and collectively the “ LLCs”) included within the combined financial statements shall continue in existence until dissolved in accordance with the provisions of their operating agreements and are funded through the equity contributions of their owners. As LLCs, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the individual companies. The members are not obligated to restore capital deficits. Pursuant to the terms of each LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets, liabilities, revenues and expenses. Actual results could differ from those estimates. These significant estimates and assumptions include: estimated fair value of goodwill and intangibles with indefinite lives, for purposes of impairment testing; estimated valuation allowance related to deferred tax assets; and estimated liability related to contingent liability.

Revenue Recognition

Transactions in securities, commissions and fees and related expenses are recorded on a trade date basis.

Commissions and fees are derived primarily from (1) commissions charged for trade execution services and (2) income generated from net executions, whereby equity orders are filled at different prices within or at the National Best Bid and Offer.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

Business Combinations, Goodwill and Other Intangibles

Assets acquired and liabilities assumed are recorded at their fair values on the date of acquisition. The cost to be allocated in a business combination includes consideration paid to the sellers, including cash and the fair values of assets distributed and the fair values of liabilities assumed. Both direct (e.g., legal and professional fees) and indirect costs of the business combination are expensed as incurred. Certain agreements to acquire entities include potential additional consideration that is payable, contingent on the acquired company maintaining or achieving specified earnings levels in future periods. The fair value of any contingent consideration would be recognized on the acquisition date with subsequent changes in that fair value reflected in income. The combined financial statements and results of operations reflect an acquired business from the date of acquisition.

An intangible asset is recognized as an asset apart from goodwill if it arises from contractual or other legal rights or if it is separable (i.e. capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged). Goodwill represents the excess of the cost of each acquired entity over the amounts assigned to the tangible and identifiable intangible assets acquired and liabilities assumed.

The judgments that are made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income in periods following a business combination. Traditional approaches used to determine fair value include the income, cost and market approaches. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach or combination of approaches ultimately selected is based on the characteristics of the asset and the availability of information.

Goodwill is assessed no less than annually for impairment. The fair values used in the Company’s impairment testing are determined by the discounted cash flow method (an income approach) and where appropriate, a combination of the discounted cash flow method and the guideline company method (a market approach). An impairment loss is indicated if the estimated fair value of a reporting unit is less than its net book value. In such a case, the impairment loss is calculated as the amount by which the carrying value of goodwill exceeds its implied fair value.

In determining the fair value of each of the Company’s reporting units, the discounted cash flow analyses employed require significant assumptions and estimates about the future operations of each reporting unit. Significant judgments inherent in these analyses include the determination of appropriate discount rates, the amount and timing of expected future cash flows and growth rates. The cash flows employed in the Company’s 2011 discounted cash flow analyses were based on financial budgets and forecasts developed internally by management. The Company’s discount rate assumptions are based on a determination of its required rate of return on equity capital.

Other intangibles with definite lives are amortized over their useful lives of approximately 2 to 3 years. All other intangibles are assessed at least annually for impairment. If impairment is indicated, an impairment loss is calculated as the amount by which the carrying value of an intangible asset exceeds its estimated fair value.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

Impairment of Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is generally based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition, as well as specific appraisal in certain instances. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a cash flow model. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Income Taxes

The Company is a combination of single and multi-member limited liability companies and a corporation. The corporation is treated as an S-Corporation for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

Recently Issued Accounting Standards

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which developed common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRSs). This ASU clarifies how a principal market is determined, addresses the fair value measurement of instruments with offsetting market or counterparty credit risks and the concept of valuation premise and highest and best use, extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and requires additional disclosures. For public entities, the ASU was effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of the ASU resulted in the Company presenting additional disclosures related to fair value measurements in note 2 to the combined financial statements.

(2) Fair Value Measurements

Fair Value Hierarchy

The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices for identical assets or liabilities in active markets accessible to the Company at the measurement date.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

•

Level 2 Inputs: Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The fair value measurement level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Transfers between levels of the fair value hierarchy are deemed to have occurred at the end of the reporting period.

Determination of Fair Value

The categorization of an asset or liability within the fair value hierarchy is based on the inputs described above and does not necessarily correspond to the Company’s management’s perceived risk of that asset or liability. Moreover, the methods used by management may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments and nonfinancial assets and liabilities could result in a different fair value measurement at the reporting date. Descriptions of the valuation methodologies, including the valuation techniques and the input(s) used in the fair measurements for assets and liabilities on a recurring and nonrecurring basis are itemized below.

Contingent consideration payable

The Company’s contingent consideration is classified as a liability and is initially measured at fair value in accordance with ASC Paragraph 805-30-25-5, and is remeasured at fair value at the end of each reporting period until the contingency is resolved with changes in fair value recognized in earnings. The Company utilizes a market approach to determine fair value and relies on Level 3 inputs and fair value measurements are therefore considered Level 3 measurements. Unobservable inputs consist of the probability of the achievement of certain EBITDA thresholds, and estimates of the probability of an IPO occurring by a certain date.

Future obligation with IPO

Future obligation with IPO is measured at fair value in accordance with ASC Subtopic 805-30-35, Subsequent Measurement in ASC Topic 805 Business Combinations. In connection with Liquid Partners, LLC, there is a contingent portion of the purchase price based on the probability of an IPO occurring by or prior to January 1, 2014, which management estimated at 90%.

Intangible assets

Intangible assets and long-lived assets held and used are measured at fair value in accordance with ASC Subtopic 360-10, Property, Plant, and Equipment—Overall, if a step 2 test is required. To estimate the fair value of long-lived assets held and used, the income, market, and cost approaches to value are considered. The selected approach(es) is based on the specific attributes of the long-lived asset. Property, plant, and equipment is typically

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

valued using a cost approach, while intangible assets are usually valued with an income approach. Although Level 1 and 2 inputs may be available for certain inputs to the valuation approach, reliance on Level 3 inputs is generally required and the fair value measurements are therefore considered Level 3 measurements. Unobservable inputs usually consist of discount rates, customer attrition rates, growth rates, royalty rates, contributory asset charges, and profitability assumptions.

Goodwill

Goodwill is tested annually for impairment in accordance with ASC Topic 350, Intangibles—Goodwill and Other. Step 1 entails a comparison of the fair value of the recoverable amount of each reporting unit to its carrying amount. An income approach is used to derive the fair value of each reporting unit’s fair value. Unobservable inputs include discount rates, growth rates, and prospective financial information.

Recurring Fair Value Measurements

The following table presents for each level within the fair value hierarchy, the Company’s recurring fair value measurements for assets and liabilities as of April 24, 2012 and December 31, 2011:

April 24, 2012

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Contingent consideration payable	$1,973,000	$—	$—	$1,973,000
Future obligation with IPO	8,327,000	—	—	8,327,000

December 31, 2011

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Contingent consideration payable	$5,268,904	$—	$—	$5,268,904
Future obligation with IPO	8,331,498	—	—	8,331,498

Non-Recurring Fair Value Measurements

The following table presents for each level within the fair value hierarchy, the Company’s non-recurring fair value measurements as of April 24, 2012 and December 31, 2011:

April 24, 2012

		Fair Value Measurements Using
	Total	Level 1	Level 2	Level 3	Total (Losses)
Other intangible assets(1)	$2,108,000	$—	$—	$2,108,000	(473,000)
Goodwill(2)	8,392,402	—	—	8,392,402	(2,827,000)

	$10,500,402	$—	$—	$10,500,402	(3,300,000)

(1)	In accordance with ASC Subtopic 360-10, intangible assets were written down to their fair value, resulting in an impairment.

(2)	In accordance with ASC Subtopic 350-20, goodwill was written down to its implied fair value resulting in an impairment.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2011

		Fair Value Measurements Using
	Total	Level 1	Level 2	Level 3	Total (Losses)
Other intangible assets	$2,581,000	$—	$—	$2,581,000	—
Goodwill	11,219,402	—	—	11,219,402	—

	$13,800,402	$—	$—	$13,800,402	—

Transfers between Level 1 and Level 2

There were no transfers of financial assets or liabilities between Level 1 or Level 2, or between Level 2 and Level 3 during the periods ended April 24, 2012 or December 31, 2011.

Reconciliation of Recurring Fair Value Measurements within Level 3

The following table presents a summary of changes in the fair value of the Company’s Level 3 liabilities for the period ended December 31, 2012:

April 24, 2012

	Contingent Consideration Payable	Future Obligation with IPO
Opening balance	$5,268,904	8,331,498
Transfers into Level 3	—	—
Transfers out of Level 3	—	—
Total gains or losses for the period included in earnings:
Realized gains (losses)	(3,300,000)	—
Unrealized gains (losses)	—	—
Purchases, issues, sales, and settlements:
Purchases	—	—
Issues	—	—
Sales	—	—
Settlements	4,096	(4,498)

Closing balance	$1,973,000	8,327,000

Change in unrealized gains and losses for the period included in earnings at period end	$—	—

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2011

	Contingent Consideration Payable	Future Obligation with IPO
Opening balance	$—	—
Transfers into Level 3	—	—
Transfers out of Level 3	—	—
Total gains or losses for the period included in earnings:
Realized gains (losses)	—	—
Unrealized gains (losses)	—	—
Purchases, issues, sales, and settlements:
Purchases	—	—
Issues	5,268,904	8,331,498
Sales	—	—
Settlements	—	—

Closing balance	$5,268,904	8,331,498

Change in unrealized gains and losses for the period included in earnings at period end	$—	—

Description of Valuation Processes for Recurring and Nonrecurring Fair Value Measurements Categorized within Level 3

Contingent consideration payable

The Company measures contingent consideration payable at the end of each reporting period. The Company determines the fair value based on a market approach. Under the market approach fair value is determined by an analysis that utilized transactions in the Company’s common units and estimates of probability provided by the Company’s management related to the contingent transaction terms.

Future obligation with IPO

The Company measures future obligation with IPO at the end of each reporting period. The Company determines the fair value based on a market approach. Under the market approach fair value is determined by an analysis that utilized estimates of probability provided by the Company’s management related to the contingent transaction terms.

Intangible assets

The Company measures intangible assets upon a business combination or acquisition at fair value on the date of the transaction. To estimate the fair value of long-lived assets held and used, the income, market, and cost approaches to value are considered. The selected approach is based on the specific attributes of the long-lived asset. Although Level 1 and 2 inputs may be available for certain inputs to the valuation approach, reliance on Level 3 inputs is generally required and the fair value measurements are therefore considered Level 3 measurements. The Company utilized the following valuation processes for the fair value of intangible assets as appropriate (1) the replacement cost method of the cost approach, (2) the relief from royalty method of the market approach, the (3) “with and without” method of the income approach, or (4) the excess earnings method of the income approach.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

Goodwill

The Company tests goodwill for impairment annually and more frequently if circumstances warrant. The Company determines the fair value of its reporting units using an income approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. The Company estimates future cash flows using the reporting unit’s internally developed five-year forecast and includes a terminal value calculated using a long-term future growth rate based on current and expected future economic conditions. The discount rate is derived by using a capital asset pricing model and approximates the Company’s expected cost of equity financing.

Level 3 Fair Value Measurements Using Significant Unobservable Inputs

The following table presents quantitative information about Level 3 fair value measurements at April 24, 2012 and December 31, 2011:

	Fair Value at April 24, 2012	Valuation Technique	Unobservable Inputs	Inputs
Recurring Fair Value Measurements
Contingent consideration payable	$1,973,000	Market approach	Probability of IPO	90-100%
			Probability of earnout provision	50-100%

Future obligation with IPO	$8,327,000	Market approach	Contract Price	$8,327,000

Non-recurring Fair Value Measurements
Amortizing intangible assets

Client relationships	$1,254,000	Income approach – excess earnings method	Annual revenue growth	3%
			Annual decay factor	20%
			Income tax rate	40%
			Discount rate	21%
			Royalty rate to license technology	20%

Non-compete agreements	$739,000	Income approach –with-&-without method	Annual revenue growth	3%
			Annual decay factor	20%
			Income tax rate	40%
			Discount rate	21%

Indefinite-lived intangible assets

Broker licenses	$115,000	Cost approach – replacement cost method	Regulatory fees to obtain broker-dealer license	$7,500

Goodwill	$8,392,402	Market approach – residual from purchase price method

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

	Fair Value at December 31, 2011	Valuation Technique	Unobservable Inputs	Inputs
Recurring Fair Value Measurements

Contingent consideration payable	$5,268,904	Market approach	Probability of IPO	90-100%
			Probability of earnout provision	50-100%

Future obligation with IPO	$8,331,495	Market approach	Probability of IPO	90-100%
			Probability of earnout provision	50-100%

Non-recurring Fair Value Measurements
Amortizing intangible assets

Client relationships	$1,572,000	Income approach – excess earnings method	Annual revenue growth	3%
			Annual decay factor	20%
			Income tax rate	40%
			Discount rate	21%
			Royalty rate to license technology	20%

Non-compete agreements	$894,000	Income approach – with-and-without method	Annual revenue growth	3%
			Annual decay factor	20%
			Income tax rate	40%
			Discount rate	21%

	Fair Value at April 24, 2012	Valuation Technique	Unobservable Input	Inputs
Indefinite-lived intangible assets

Broker licenses	$115,000	Cost approach – replacement cost method	Transaction costs	$ 99,500- $ 115,000

Goodwill	$11,219,402	Market approach – residual from purchase price method

Sensitivity to Unobservable Inputs and Relationships for Recurring Fair Value Measurements Categorized within Level 3

Internally developed valuation models or discounted cash flows are typically used to determine the fair value of Level 3 measurements. Significant unobservable inputs are identified to determine if changes could have a significant effect on fair value.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

Sensitivity to Unobservable Inputs and Relationships for Recurring Fair Value Measurements Categorized within Level 3

Internally developed valuation models are typically used to determine the fair value of Level 3 measurements. Significant unobservable inputs are identified to determine if changes could have a significant effect on fair value. In general, the values of the intangible assets valued at replacement cost would change by a smaller percentage than the change in the unobservable inputs, as these assets incorporate fixed costs that would not be affected by variable changes in the unobservable inputs.

Contingent consideration payable

The contingent consideration for Liquid Partners is based on the probability of an IPO by January 1, 2014, which management considers to have a 90% probability. If the probability of an IPO were to change, the value of the contingent consideration could change materially.

Future obligation with IPO

In addition, a portion of the Liquid Partners contingent consideration is based on the probability of achieving the EBITDA performance goals for the earnout, which management currently estimates at 50%. As the Company advances on the timeline to achieve these EBITDA goals, the uncertainty regarding the achievement of these goals will be resolved. This will move the probability of achieving the EBITDA goals to either 0% or 100% at the conclusion of the earnout period, which will have a material effect on the value of the contingent consideration.

Financial Assets and Financial Liabilities Not Measured At Fair Value

The following table summarizes the carrying amounts and estimated fair values as of April 24, 2012 and December 31, 2011 of the Company’s financial assets that are not measured at fair value either on a recurring or nonrecurring basis:

April 24, 2012

		Estimated Fair Value
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$121,550	121,550	—	—	121,550

December 31, 2011

		Estimated Fair Value
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and cash equivalents	$428,257	428,257	—	—	428,257

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

The following is a description of the principal valuation methods used by the Company for those financial assets that are not measured at fair value either on a recurring or non-recurring basis:

Cash and cash equivalents

Fair value of cash and cash equivalents approximates the carrying amount.

(3) Business Combinations

Prime

Prime, formerly known as Taconic Capital Group Inc. (“Taconic”) changed its name to Liquid Prime Services, Inc. on November 17, 2011. Taconic was formed on May 16, 2003 as a New York corporation. Prime is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority (“FINRA”).

LPH completed its acquisition of Prime on October 27, 2011.

As a result of the acquisition, the Company expects to utilize Prime to provide prime brokerage services to users of its trading platform to facilitate ancillary execution services as a result of the Company’s technology business, to leverage the institutional relationships to pass on savings for execution services to the Company’s customers and to enable the Company to provide the facilitation of broker assisted over-the-counter transactions on our customers’ behalf.

The assets and liabilities of Prime were recorded on the acquisition date, October 27, 2011, at their respective fair values, in accordance with ASC Topic 805. In connection with the acquisition, the Company also incurred $47,331 of acquisition-related costs, including legal and other professional fees. The following table summarizes the consideration paid for Prime and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration:
Cash	$123,500

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$8,500
Identifiable intangible asset - broker license	115,000

$123,500

The U.S. broker license intangible asset was valued using a replacement cost methodology under the cost approach.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

The amounts of Prime’s revenue and earnings included in the Company’s combined statement of operations for the period ended December 31, 2011 and the revenue and earnings of the combined entity had the acquisition date been January 1, 2011 are as follows:

	Revenue	Earnings (loss)
Actual from October 27, 2011 to December 31, 2011	$63,950	$(104,721)

2011 supplemental pro forma (unaudited):
January 1, 2011 to December 31, 2011	$63,950	$(84,416)

Centurion

On December 30, 2011, Guernsey, pursuant to a Membership Interest Purchase Agreement (the “Centurion Agreement”), purchased all of the issued and outstanding membership interests in Centurion for a maximum purchase price of $13,600,000. The members of Centurion received $1,000 in cash and were to be paid the remainder of the purchase price in shares of Guernsey or another holding company to be formed upon the earlier to occur of (i) the initial public offering of an entity to be formed to hold, directly or indirectly, certain rights in International and other entities (the “Holding Company”) or (ii) January 1, 2014. The members of Centurion will receive the purchase price in shares broken down as follows: $8,331,096, with the remainder of $5,268,904 contingent upon certain EBITDA thresholds as defined in the agreement.

Centurion was acquired to be an early adopter and beta tester of technology developed by the Company. Centurion provided the Company with an established customer base and a select group of experienced traders and fund managers to generate valuable user feedback in the beta testing and development of the Company’s technology.

The assets and liabilities of Centurion were recorded on the acquisition date, December 30, 2011, at their respective fair values, in accordance with ASC Topic 805. The customer relationships were valued using the excess earnings method of the income approach. The non-compete agreement was valued using the “with and without” method of the income approach. The following table summarizes the consideration paid for Centurion and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration:
Cash	$1,000
Contingent consideration payable	13,599,000

$13,600,000

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$8,668
Due from affiliates	300,000
Accrued expenses	(12,370)
Due to related parties	(300,000)
Loan payable	(81,700)
Identifiable intangible assets	2,466,000
Goodwill	11,219,402

$13,600,000

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

The goodwill of $11,219,402 arising from the acquisition consists of the value created by having Centurion’s base of traders to both test the Company’s trading platform as it developed and to provide the initial product customer base that would demonstrate that the product was accepted and being used by the trading community. The goodwill is not deductible for corporate income tax purposes as this was a tax free exchange.

On the acquisition date, the Company recorded an obligation to the members of Centurion totaling $8,331,000 for the future obligation payable upon IPO and $1,969,000 of contingent common units payable, resulting in an aggregate liability to the selling members of $10,300,000. The fair value of the contingent consideration payable of $10,300,000 was estimated by applying the market approach. That measure is based on significant inputs that are not observable in the market, which ASC Topic Paragraph 820-10-35 refers to as Level 3 inputs. Key assumptions included:

•

The seller received shares in the Company based on a scenario analysis where the probability of an IPO by January 1, 2014 was weighted at 90%, and 10% was the probability weighting for the IPO occuring after that date, and

•	The scenario analysis that assumed the probability of achieving the full contingent consideration payable of $13,600,000 at 50% for the company’s IPO occurring before January 1, 2014.

The scenario analysis that assumed the probability IPO after January 1, 2014 had two components: (1) shares equal to a 3.029% ownership interest in the Company, and (2) an earnout provision in which the sellers would receive an additional 1.916% ownership interest in the Company upon the achievement of certain targets. The Company determined the probability of achieving the earnout targets was 50%.

On May 11, 2012, Guernsey assigned and transferred the interest and all of its rights and obligations under the membership purchase agreement of Centurion to LHG. Upon this transfer, LHG performed a valuation of the assets received and liabilities assumed and recorded the obligation to the members of Centurion as $8,331,000 future obligation payable upon IPO and $1,969,000 of contingent common units payable, which is an aggregate liability due to the selling Centurion members of $10,300,000. As a result of the May 11, 2012 assignment, the Company eliminated prior liabilities due to the selling members and recorded a gain on settlement of contingent consideration payable of $3,300,000.

The Company determined it was necessary to evaluate the related goodwill and related intangible assets of Centurion upon the assignment date of May 11, 2012 for impairment as a result of the decrease in the consideration payable. Based on this analysis the respective goodwill the Company determined that goodwill was impaired and recognized an impairment charge of $2,827,000 in the consolidated statements of operations. In addition, the Company recognized an impairment of charge of $318,000 related to client relationships and $155,000 related to the non-compete agreement.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

(4) Goodwill and Other Intangibles

Acquired Intangible Assets

April 24, 2012	Amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortizing intangible assets:
Client relationships(1)	3 years	1,254,000	—	1,254,000
Non-compete agreements(2)	Life of agreement, 24 months	739,000	—	739,000

Total		$1,993,000	—	1,993,000

Indefinite-lived intangible assets:
Broker license	N/A	$115,000	—	115,000

(1)	Gross and net carrying amounts reduced by $318,000 in total due to impairment.
(2)	Gross and net carrying amounts reduced by $155,000 in total due to impairment.

December 31, 2011	Amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortizing intangible assets:
Client relationships	3 years	1,572,000	—	1,572,000
Non-compete agreements	Life of agreement, 24 months	894,000	—	894,000

Total		$2,466,000	—	2,466,000

Indefinite-lived intangible assets:
Broker license	N/A	$115,000	—	115,000

The Company’s other intangible assets subject to amortization consist of customer relationships and non- compete agreements that will be amortized over their estimated useful lives using the straight-line method, when placed in service. The broker license is considered to be an indefinite-lived asset not subject to amortization.

Goodwill

The following table presents the changes in the carrying amount of goodwill for the periods ended April 24, 2012 and December 31, 2011:

Total
Acquisition:
Centurion	$11,219,402

Balance at December 31, 2011	11,219,402
Impairment for the period ended April 24, 2012	(2,827,000)

Balance at April 24, 2012	$8,392,402

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

Goodwill impairment

The Company tests the carrying value of goodwill for impairment in accordance with ASC Topic 350, Intangibles—Goodwill and Other, at least annually and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. (See Note 1, Organization and Basis for Presentation).

The Company performed its annual goodwill impairment testing using carrying values as of the acquisition date of Centurion on December 30, 2011. Based on the results of the annual testing, no impairment was indicated as the fair values were determined to be in excess of their respective carrying values at December 31, 2011.

As a result of the value determined in the assignment of Centurion interest to LHG, the Company recorded impairment to goodwill of $2,827,000 during the period ended April 24, 2012.

Although no further impairment of goodwill was indicated during the April 24, 2012 interim testing, the Company recognizes the reasonable possibility of goodwill impairment charges in future periods given the environment for the Company’s business. It is not possible at this time to determine if any such future impairment charges would result or, if they do, whether such charges would be material. The use of the term “reasonable possibility” refers to a potential occurrence that is more than remote, but less than probable in management’s judgment. The Company will continue to monitor economic trends related to its business as well as re-examine the key assumptions used in its annual and interim impairment testing.

Other intangible asset impairment

The Company performed its annual goodwill impairment testing using carrying values as of the acquisition date of Centurion on December 30, 2011. Based on the results of the annual testing, no impairment was indicated as the fair values were determined to be in excess of their respective carrying values at December 31, 2011. As a result of the value determined in the assignment of Centurion interest to LHG, the Company recorded an impairment to other intangible assets of $318,000 attributed to client relationships and $155,000 attributed to non-compete agreements during the period ended April 24, 2012.

(5) Premises and Equipment

The following is a summary of premises and equipment at April 24, 2012:

Computer equipment	$178,562
Leasehold improvements	62,674
Less: accumulated depreciation	(6,912)

Total	$234,324

Depreciation expense for the period ended April 24, 2012 totaled $6,912. Assets were put into service after December 31, 2011, therefore no depreciation expense for the period end December 31, 2011.

(6) Contingent Consideration Payable

A contingent consideration arrangement required the Company to pay the members of Centurion additional shares of the resulting holding company in connection with the IPO if Centurion achieves certain EBITDA thresholds as defined in the agreement. On April 23, 2012, the terms of the Centurion purchase were amended

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

and the contingency based on EBITDA was removed and amended to provide for a fixed amount. The requirements to pay the selling members of Centurion meet the requirements for liability classification under ASC Topic 480, Distinguishing Liabilities from Equity.

(7) Commitments and Contingencies

During 2011, Centurion began subleasing office space in New York, on a month-to-month basis for $52,000 per month. A related party advanced the money on a monthly basis to fund this rent. This month-to-month arrangement ended on May 11, 2012 when the rights to Centurion were assigned to LHG. Rent expense incurred under these operating leases for the period ended April 24, 2012 amounted to $153,081.

The Company may periodically be involved in litigation and various legal matters that arise in the normal course of business, including proceedings relating to regulatory matters. Such matters are subject to many uncertainties and outcomes that are not predictable. The Company currently has no outstanding litigation.

(8) Certain Relationships and Related Party Transactions

QuantX Management, LLP (f/k/a Liquid Trading Int’l, LLP) (“QuantX”) was formed on February 18, 2008 and operates as a private trading firm and owns all of the Class A Units of LTI, LLC, (“LTI”), as the managing member. During 2011, QuantX facilitated the payment of expenses related to the operations of LTI, LLC and pursuit of the formation of an entity for the IPO process. Ferdinand Trading LLC (“FT”) is a private trading firm which is partially owned by Brian Ferdinand, an individual who is also the controlling owner of the Company. During 2011, FT facilitated the payment of expenses related to the potential IPO offering of Guernsey. In anticipation of these expenses LTI prepaid to QuantX and FT monies. The Company recognized $589,713 at April 24, 2012 and December 31, 2011, as Due to related parties on the combined balance sheet with respect to these transactions.

Centurion incurred expenses that were paid by two entities owned by Ferdinand. These payments totaled $189,466 and $81,700, and are included in Due to related parties in the combined balance sheet at April 24, 2012 and December 31, 2011, respectively.

(9) Net Capital Requirements

Prime is subject to the SEC’s Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital of $5,000 at April 24, 2012. This minimum net capital was increased on May 21, 2012 to $100,000. Dividends or withdrawals of capital cannot be made if capital is needed to comply with regulatory requirements. At April 24, 2012 and December 31, 2011, Prime’s net capital, as defined, was in excess of the minimum amount required pursuant to Rule 15c3-1.

(10) Income Taxes

One of the legal entities, Prime, within the combined Company group is treated as a S-Corporation for Federal, state and local income tax purposes. The other three entities: LPH, Centurion, and Guernsey are single and multi-member limited liability companies. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. Prime is however, subject to the New York City General Corporation Tax.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

As of April 24, 2012 and December 31, 2011, Prime had $40,844 and $7,469 of deferred tax assets (DTAs) related to net operating losses and intangibles. Prime analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the NYC DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of $40,844 and $7,469, respectively. The change in the valuation allowance is $33,375 and $7,469 for the periods ended April 24, 2012 and December 31, 2011, respectively.

The significant components of income taxes attributable to continuing operations are is a deferred tax benefit for state and local taxes of $40,844 and $7,469, respectively, which is offset by a 100% valuation allowance.

The statutory tax rate, consisting of NYC General Corporation Tax, is 8.85%. This rate differs from the effective tax rate due to a full valuation allowance.

As of April 24, 2012 and December 31, 2011, Prime has a New York City net operating loss carryover (“NOL”) of $346,512 and $84,391, respectively. This NOL will expire in 2032 and 2031, respectively.

Prime does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2009
New York State	2009
New York City	2009
Florida	2010
Guernsey	2011

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the periods ended April 24, 2012 and December 31, 2011. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(11) Owner’s Equity

The Company presently does not pay cash distributions on common units as its policy is to retain earnings to finance the operations and expansion of its businesses.

LPH is a single member LLC owned by Brian Ferdinand. Prime is the wholly owned subsidiary of LPH.

Guernsey is a company incorporated under the laws of Guernsey. The sole member of Guernsey is LTIH, LLP which is controlled by Brian Ferdinand.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

Guernsey was formed to be the ultimate holding company for a group of companies that would go public in the UK and listed on the AIM. This reorganization under Guernsey never took place and has since been abandoned in favor of the formation and reorganization under Liquid Holdings Group, LLC. As a result of Guernsey’s abandonment of its plan to list on AIM, $137,642 in offering expenses have been recognized in the Statement of Operations for the period ended December 31, 2011.

In January 2012, LTI and International entered in to a Use of Proceeds Agreement which was amended in the same month, which stated that International, the Class A and managing Member of LTI, and indirectly jointly controlled by Brian Ferdinand, Richard Schaeffer and Robert Keller agreed to procure the Class B Units in exchange for equal shares in a private entity if the IPO is not consummated as described in the Use of Proceeds Agreement.

On January 10, 2012, pursuant to the Use of Proceeds Agreement, between LTI and International as amended on January 19, 2012, the Class B Members are to exchange their Class B Units for shares in Guernsey or another entity to be formed to hold, directly or indirectly, certain rights of International, Green Mountain Analytics, LLC and other entities (Liquid Holdings Group , LLC, “LHG”, or the “Holding Company”) upon the Holding Company’s admission to trading on AIM or any other stock exchange (“Admission”).

LHG, a Delaware limited liability company, was formed on January 17, 2012. LHG is the entity that has been formed with the intention of being the holding company to own the Company and the Liquid Companies, and other entities through acquisitions and ultimately pursue an IPO in the US.

(12) Subsequent Events

The Company evaluates events occurring after the date of the reporting period for potential recognition or disclosure in its financial statements. Subsequent events have been evaluated through April 10, 2013, the date these combined financial statements were available to be issued.

Were Admission to have taken place at any time on or prior to October 10, 2012, the Class B Members were to receive an aggregate of 3.4% of the issued share capital of the Holding Company, subject to downward adjustment as a result of LTI failing to receive subscriptions in an aggregate amount of $5,000,000 or more.

If Admission takes place after October 10, 2012, the Class B Members will receive an aggregate of 3.51% of the issued share capital in the holding company that owns the Class A membership interests of International and 51% of the membership interests of Green Mountain Analytics, LLC. However, if these interests are held by two separate holding companies, the Class B Members will receive an aggregate of 3.51% of the issued share capital in each such holding company. In either case, the percentage interest to be received by the Class B Members is subject to downward adjustment as a result of LTI failing to receive subscriptions in an aggregate amount of $5,000,000 or more.

On April 24, 2012 and June 5, 2012, the members of Futures, LPH and Liquid Trading Institutional LLP executed agreements with LHG agreeing to contribute all of the outstanding membership interests in the individual entities in exchange for membership interests in LHG.

On April 27, 2012, LHG acquired the software intellectual property of Tragara Alpha Partners LLC, (“Tragara”). In consideration of the contribution the sole member of Tragara received membership interest of 5% in LHG.

LIQUID PREDECESSOR COMPANIES

(A Development Stage Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

On May 11, 2012, Guernsey assigned and transferred the interest and all of its rights and obligations under the membership purchase agreement of Centurion to LHG.

On June 28, 2012, LHG entered in to a subscription agreement with an individual for membership interest in LHG and received $12.5 million.

On July 31, 2012, LHG completed its acquisition of Fundsolve Limited. Fundsolve is a portfolio risk reporting company which serves medium to large hedge funds with its own proprietary technology including a central database, and risk calculation engine.

Report of Independent Registered Public Accounting Firm

The Member

Liquid Prime Holdings, LLC:

We have audited the accompanying consolidated balance sheet of Liquid Prime Holdings, LLC and subsidiary as of October 4, 2012, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the period from April 25, 2012 to October 4, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liquid Prime Holdings, LLC and subsidiary as of October 4, 2012, and the results of their operations and their cash flows for the period from April 25, 2012 to October 4, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York

April 10, 2013

LIQUID PRIME HOLDINGS, LLC

CONSOLIDATED BALANCE SHEET

OCTOBER 4, 2012

ASSETS
Current assets:
Cash	$936,230
Deposit with clearing broker	250,072
Receivables from clearing brokers	451,311
Prepaid expenses and other current assets	58,309

Total current assets	1,695,922

Property and equipment, net	258,588

Other assets:
Security deposit	150,000
Other intangible assets	115,000

TOTAL ASSETS	$2,219,510

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable and accrued expenses	$194,515
Due to other related parties	48,136
Deferred rent	12,194

Total current liabilities	254,845
Commitments and contingencies (Note 6)
Member’s equity:
Capital contributed	2,820,100
Accumulated deficit	(855,435)

Total member’s equity	1,964,665

TOTAL LIABILITIES AND MEMBER’S EQUITY	$2,219,510

See accompanying notes to consolidated financial statements.

LIQUID PRIME HOLDINGS, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM APRIL 25, 2012 TO OCTOBER 4, 2012

Revenues from brokerage activities	$464,002
Cost of revenues from brokerage activities	318,387

Gross margin	145,615
Operating expenses:
Computer and technology	180,452
Salaries and benefits	188,414
Rent	96,966
Professional fees	60,036
Depreciation and amortization	22,444
Communications	61,763
Other	25,150

Total operating expenses	635,225

Loss from operations	(489,610)
Non-operating income:
Interest income	127

Loss from operations	(489,483)
Provision for income taxes	—

Net loss	$(489,483)

See accompanying notes to consolidated financial statements.

LIQUID PRIME HOLDINGS, LLC

CONSOLIDATED STATEMENT OF CHANGES MEMBER’S EQUITY

FOR THE PERIOD FROM APRIL 25, 2012 TO OCTOBER 4, 2012

	Capital Contributed	Accumulated Deficit	Total
Beginning Balance - April 25, 2012	$970,100	(365,952)	$604,148
Member’s contributions	1,850,000	—	1,850,000
Net loss	—	(489,483)	(489,483)

MEMBER’S EQUITY - OCTOBER 4, 2012	$2,820,100	$(855,435)	$1,964,665

See accompanying notes to consolidated financial statements.

LIQUID PRIME HOLDINGS, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 25, 2012

TO OCTOBER 4, 2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(489,483)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	22,444
Deferred rent	12,194
Changes in operating assets and liabilities:
Receivables from clearing brokers	(451,311)
Prepaid expenses and other current assets	(58,309)
Security deposit	(150,000)
Accounts payable and accrued expenses	78,199

NET CASH USED IN OPERATING ACTIVITIES	(1,036,266)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(46,708)

NET CASH USED IN INVESTING ACTIVITIES	(46,708)

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution from member	1,850,000
Advances from related party	48,136

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,898,136

NET INCREASE IN CASH	815,162
CASH - Beginning	121,068

CASH - Ending	$936,230

See accompanying notes to consolidated financial statements.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Organization and Nature of Operations

Liquid Prime Holdings, LLC, (“LPH” or the “Company”), is a Delaware limited liability company that was formed in September 2011, to be a holding company for Liquid Prime Services, Inc. (“Prime”). Prime formerly known as Taconic Capital Group Inc. (“Taconic”) changed its name to Liquid Prime Services, Inc. on November 17, 2011. Taconic was formed on May 16, 2003 as a New York Corporation. Prime is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority. LPH is wholly-owned by a single individual, Brian Ferdinand.

LPH shall continue in existence until dissolved in accordance with the provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses and distributions are generally allocated to the members in accordance with their ownership percentages.

The consolidated financial statements of the Company have been prepared to present the consolidated financial position of Liquid Prime Holdings, LLC and its wholly-owned subsidiary, Prime, as of October 4, 2012 (the date prior to Prime’s acquisition by Liquid Holdings Group, LLC (“LHG”)), and the results of Prime’s operations and Prime’s cash flows for the period from April 25, 2012 to October 4, 2012. The Company is included in the combined financial position and results of operations of Liquid Predecessor Companies as of April 24, 2012 and for the period from January 1, 2012 to April 24, 2012. The Company’s financial results for the period from date of formation to December 31, 2011 were prepared as an entity in the development stage pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities. The Company’s operating subsidiary, Prime, is no longer considered to be in the development stage as it has commenced its principal operations and is generating revenues there from.

Principles of Consolidation

The consolidated financial statements represent the consolidation of the accounts of the Company and its subsidiary in conformity with U.S. generally accepted accounting principles. All intercompany accounts and transactions have been eliminated in consolidation. Investments in unconsolidated companies (generally 20 to 50 percent ownership), in which the Company has the ability to exercise significant influence, but neither has a controlling interest nor is the primary beneficiary, are accounted for under the equity method. Investments in entities in which the Company does not have the ability to exercise significant influence are accounted for under the cost method. Under certain criteria indicated in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810—Consolidation, a partially-owned affiliate would be consolidated when it has less than a 50% ownership if the Company was the primary beneficiary of that entity. At the present time, the Company has no interests in variable interest entities.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Premises and Equipment

Furniture, fixtures and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets (generally three to seven years). Leasehold improvements are carried at cost and are depreciated over the remaining term of the lease.

Revenue Recognition

Transactions in securities, commissions and fees and related expenses are recorded on a trade date basis.

Commissions and fees are derived primarily from (1) commissions charged for trade execution services and (2) income generated from net executions, whereby equity orders are filled at different prices within or at the National Best Bid and Offer.

Business Combinations, Goodwill and Other Intangibles

Assets acquired and liabilities assumed are recorded at their fair values on the date of acquisition. The cost to be allocated in a business combination includes consideration paid to the sellers, including cash and the fair values of assets distributed and the fair values of liabilities assumed. Both direct (e.g., legal and professional fees) and indirect costs of the business combination are expensed as incurred. Certain agreements to acquire entities include potential additional consideration that is payable, contingent on the acquired company maintaining or achieving specified earnings levels in future periods. The fair value of any contingent consideration would be recognized on the acquisition date with subsequent changes in that fair value reflected in income. The combined financial statements and results of operations reflect an acquired business from the date of acquisition.

An intangible asset is recognized as an asset apart from goodwill if it arises from contractual or other legal rights or if it is separable (i.e. capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged). Goodwill represents the excess of the cost of each acquired entity over the amounts assigned to the tangible and identifiable intangible assets acquired and liabilities assumed.

The judgments that are made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income in periods following a business combination. Traditional approaches used to determine fair value include the income, cost and market approaches. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach or combination of approaches ultimately selected is based on the characteristics of the asset and the availability of information.

Goodwill is assessed no less than annually for impairment. The fair values used in the Company’s impairment testing are determined by the discounted cash flow method (an income approach) and where appropriate, a combination of the discounted cash flow method and the guideline company method (a market approach). An impairment loss is indicated if the estimated fair value of a reporting unit is less than its net book value. In such a case, the impairment loss is calculated as the amount by which the carrying value of goodwill exceeds its implied fair value.

In determining the fair value of each of the Company’s reporting units, the discounted cash flow analyses employed require significant assumptions and estimates about the future operations of each reporting unit.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant judgments inherent in these analyses include the determination of appropriate discount rates, the amount and timing of expected future cash flows and growth rates. The cash flows employed in the Company’s 2011 discounted cash flow analyses were based on financial budgets and forecasts developed internally by management. The Company’s discount rate assumptions are based on a determination of its required rate of return on equity capital.

Other intangibles with definite lives are amortized over their useful lives of approximately 2 to 3 years. All other intangibles are assessed at least annually for impairment. If impairment is indicated, an impairment loss is calculated as the amount by which the carrying value of an intangible asset exceeds its estimated fair value.

Impairment of Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is generally based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition, as well as specific appraisal in certain instances. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a cash flow model. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Income Taxes

The Company is a single member limited liability company that wholly owns Prime, which is treated as an S-corporation for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

Recently Issued Accounting Standards

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which developed common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles and International Financial Reporting Standards (IFRSs). This ASU clarifies how a principal market is determined, addresses the fair value measurement of instruments with offsetting market or counterparty credit risks and the concept of valuation premise and highest and best use, extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and requires additional disclosures. For public entities, the ASU was effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of the ASU resulted in the Company presenting additional disclosures related to fair value measurements in note 2 to the consolidated financial statements.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Fair Value Measurements

Fair Value Hierarchy

The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices for identical assets or liabilities in active markets accessible to the Company at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The fair value measurement level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Transfers between levels of the fair value hierarchy are deemed to have occurred at the end of the reporting period.

Determination of Fair Value

The categorization of an asset or liability within the fair value hierarchy is based on the inputs described above and does not necessarily correspond to the Company’s management’s perceived risk of that asset or liability. Moreover, the methods used by management may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments and nonfinancial assets and liabilities could result in a different fair value measurement at the reporting date. Descriptions of the valuation methodologies, including the valuation techniques and the input(s) used in the fair measurements for assets and liabilities on a recurring and nonrecurring basis are itemized below.

Intangible assets

Intangible assets and long-lived assets held and used are measured at fair value in accordance with ASC Subtopic 360-10, Property, Plant, and Equipment—Overall, if a step 2 test is required. To estimate the fair value of long-lived assets held and used, the income, market, and cost approaches to value are considered. The selected approach(es) is based on the specific attributes of the long-lived asset. Property, plant, and equipment is typically valued using a cost approach, while intangible assets are usually valued with an income approach. Although Level 1 and 2 inputs may be available for certain inputs to the valuation approach, reliance on Level 3 inputs is generally required and the fair value measurements are therefore considered Level 3 measurements. Unobservable inputs usually consist of discount rates, customer attrition rates, growth rates, royalty rates, contributory asset charges, and profitability assumptions.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recurring Fair Value Measurements

The Company did not have any financial assets or liabilities that were measured at fair value on a recurring basis at October 4, 2012.

Non-Recurring Fair Value Measurements

The following table present for each level within the fair value hierarchy, the Company’s non-recurring fair value measurements as of October 4, 2012:

	Total	Fair Value Measurements Using			Total (Losses)
		Level 1	Level 2	Level 3
Other intangible assets – broker license	$115,000	$—	$—	$115,000	—

Transfers between Level 1 and Level 2

There were no transfer of financial assets or liabilities between Level 1 or Level 2, or between Level 2 and Level 3 during the periods ended October 4, 2012.

Description of Valuation Processes for Recurring and Nonrecurring Fair Value Measurements Categorized within Level 3

Intangible assets

The Company measures intangible assets upon a business combination or acquisition at fair value on the date of the transaction. To estimate the fair value of long-lived assets held and used, the income, market, and cost approaches to value are considered. The selected approach is based on the specific attributes of the long-lived asset. Although Level 1 and 2 inputs may be available for certain inputs to the valuation approach, reliance on Level 3 inputs is generally required and the fair value measurements are therefore considered Level 3 measurements. The Company utilized the following valuation processes for the fair value of intangible assets as appropriate (1) the replacement cost method of the cost approach, (2) the relief from royalty method of the market approach, the (3) “with and without” method of the income approach, or (4) the excess earnings method of the income approach.

Level 3 Fair Value Measurements Using Significant Unobservable Inputs

The following table presents quantitative information about Level 3 fair value measurements at April 24, 2012:

	Fair Value at October 4, 2012	Valuation Technique	Unobservable Input	Range
Broker license	$115,000	Cost approach – replacement cost method	Transaction costs	$99,500 – $115,000

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Assets and Financial Liabilities Not Measured At Fair Value

The following table summarizes the carrying amounts and estimated fair values as of October 4, 2012 of the Company’s financial assets that are not measured at fair value either on a recurring or nonrecurring basis:

	Carrying Amount	Estimated Fair Value			Total
		Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$936,230	936,230	—	—	936,230

The following is a description of the principal valuation methods used by the Company for those financial assets that are not measured at fair value either on a recurring or non-recurring basis:

Cash and cash equivalents

Fair value of cash and cash equivalents approximates the carrying amount.

(3) Receivables from Broker Dealers

Prime clears its transactions through another broker dealer on a fully disclosed basis.

(4) Other Intangible Asset

The Company performed an intangible impairment test on October 4, 2012 upon the completion of the assignment of membership interest to LHG. Based on the results of the test no impairment was indicated as the fair value exceeded its carrying amount.

(5) Premises and Equipment

The following is a summary of premises and equipment at October 4, 2012:

Computer equipment	$217,417
Leasehold improvements	70,528
Less: accumulated depreciation and amortization	(29,357)

Total	$258,588

Depreciation expense for the period from April 25, 2012 to October 4, 2012 totaled $22,444.

(6) Commitments and Contingencies

The Company has entered into a lease for certain offices and equipment, which expire September 30, 2018. The Company has also entered into a revenue sharing agreement with a related party for a portion of that rent. The net rent expense for the period ended October 4, 2012 was $96,966, and is recorded in rent expense in the Consolidated Statement of Operations.

The Company recognizes rent expense for escalation clauses, rent holidays, leasehold improvement incentives and other concessions using the straight-line method over the minimum lease term.

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Minimum future rental commitments under non-cancelable operating leases follow:

Year Ending October 4,
2013	$314,445
2014	326,113
2015	334,266
2016	342,623
2017	351,188
2018 and thereafter	359,968

Total	$2,028,603

The Company may periodically be involved in litigation and various legal matters that arise in the normal course of business, including proceedings relating to regulatory matters. Such matters are subject to many uncertainties and outcomes that are not predictable. The Company currently has no outstanding litigation.

(7) Certain Relationships and Related Party Transactions

The Company has entered into a rent sharing agreement with an affiliated entity. The affiliated company pays a monthly amount to Prime for their allocable portion of the rent of approximately $13,000 per month. There were no amounts receivable at October 4, 2012 with respect to this rent sharing arrangement.

The Company uses computer technology provided by an affiliated entity, LHG. The amount of computer technology that was paid to LHG during the period ended October 4, 2012 amounted to $104,529 and is included on the consolidated statement of operations as computer and technology expense. There were no amounts due at October 4, 2012 for these services.

During the period ended October 4, 2012, an entity related by Brian Ferdinand agreed to pay certain operating expenses of the Company. The total of these payments is $48,136 and is presented as a Due to other related party on the consolidated balance sheet.

(8) Net Capital Requirement

Prime is subject to the SEC’s Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital of $5,000 at April 24, 2012. This minimum net capital was increased as of May 21, 2012 to $100,000. Dividends or withdrawals of capital cannot be made if capital is needed to comply with regulatory requirements. At October 4, 2012, Prime’s net capital, as defined, was in excess of the minimum amount required pursuant to Rule 15c3-1.

(9) Income Taxes

Prime is treated as an S-Corp for Federal and state and local income tax purpose. LPH is a single-member limited liability company treated as a disregarded entity. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. Prime is however, subject to the New York City General Corporation Tax (“NYCGCT”).

LIQUID PRIME HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of October 4, 2012, the Company had $84,152 of deferred tax assets (“DTAs”) related to operating losses and intangible assets. The Company analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of $84,152. The change in the valuation allowance is $43,309.

The significant components of income taxes attributable to continuing operations is a deferred state and local deferred tax benefit of $84,152, offset by a 100% valuation allowance.

The statutory tax rate, consisting of NYCGCT, is 8.85%. This rate differs from the effective tax rate due to a full valuation allowance established.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2011
New York State	2011
New York City	2011

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the period ended October 4, 2012. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(10) Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of its businesses. Distributions to members are in accordance with each member’s pro rata percentage interests.

The Company is a single member LLC owned by Brian Ferdinand. Prime is the wholly owned subsidiary of LPH. On April 24, 2012, Brian Ferdinand executed an agreement with LHG agreeing to contribute all of the outstanding membership interests in Prime in exchange for membership interests in LHG. This contribution became effective on October 5, 2012 upon receipt of regulatory approval from FINRA for the transfer of ownership.

(11) Subsequent Events

On April 24, 2012, Brian Ferdinand executed an agreement with LHG agreeing to contribute all of the outstanding membership interests in Prime in exchange for membership interests in LHG. This contribution became effective on October 5, 2012 upon receipt of regulatory approval from FINRA for the transfer of ownership.

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through April 10, 2013, the date on which these financial statements were available to be issued.

Independent Auditors’ Report

The Members

Liquid Futures, LLC:

We have audited the accompanying balance sheet of Liquid Futures, LLC (a development stage company) (the “Company”) as of December 31, 2011, and the related statements of operations and changes in members’ equity, and cash flows for the period from August 25, 2011 (date of formation) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Liquid Futures, LLC as of December 31, 2011, and the results of its operations and its cash flows for the period from August 25, 2011 (date of formation) to December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York

December 10, 2012

LIQUID FUTURES, LLC

(A Development Stage Company)

BALANCE SHEET

DECEMBER 31, 2011

ASSETS

Current assets:
Cash	$1,339,160
Prepaid expenses and other assets	2,500

Total current assets	1,341,660

TOTAL ASSETS	$1,341,660

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accrued expenses	$3,540
Members’ equity (inclusive of accumulated deficit during development stage of $11,880)	1,338,120

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$1,341,660

See accompanying notes to financial statements.

LIQUID FUTURES, LLC

(A Development Stage Company)

STATEMENT OF OPERATIONS AND CHANGES IN MEMBERS’ EQUITY

FOR THE PERIOD FROM AUGUST 25, 2011 (DATE OF FORMATION)

TO DECEMBER 31, 2011

Revenues	$—

Costs and expenses:
Professional fees	5,540
General and administrative	6,340

Total costs and expenses	11,880

Net loss	(11,880)
Members’ equity - beginning of year	—
Members’ capital contribution	1,350,000

MEMBERS’ EQUITY - END OF YEAR	$1,338,120

See accompanying notes to financial statements.

LIQUID FUTURES, LLC

(A Development Stage Company)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 25, 2011 (DATE OF FORMATION)

TO DECEMBER 31, 2011

Cash flows from operating activities:
Net loss	$(11,880)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Prepaid expenses	(2,500)
Accrued expenses	3,540

Net cash used in operating activities	(10,840)

Cash flows provided by financing activities:
Members’ capital contribution	1,350,000

Net increase in cash and cash equivalents	1,339,160
Cash - beginning	—

CASH - ENDING	$1,339,160

See accompanying notes to financial statements.

LIQUID FUTURES, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011

(1)	Summary of Significant Accounting Policies

Organization and Nature of Operations

Liquid Futures, LLC, (“Futures” or the “Company”), was formed as a limited liability company (“LLC”), on August 25, 2011 in the state of Delaware. Futures shall continue in existence until dissolved in accordance with the provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses and distributions are generally allocated to the members in accordance with their ownership percentages.

Futures is a non-clearing futures commission merchant registered with the U.S. Commodity Futures Trading Commission (“CFTC”) and was approved as a member of the National Futures Association (“NFA”) on March 15, 2012.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

(2)	Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. The Company is however, subject to the New York City Unincorporated Business Tax (“UBT”).

As of December 31, 2011, the Company had $475 of deferred tax assets (DTAs) related to start-up expenditures. The Company analyzed the recoverability of recorded DTAs based on the four sources of

LIQUID FUTURES, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011

taxable income and concluded that the full amount of the DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of $475. The change in the valuation allowance is $475.

The significant components of income taxes attributable to continuing operations is a deferred state and local deferred tax benefit of $475, offset by a 100% valuation allowance.

The statutory tax rate, consisting of UBT, is 4%. This rate differs from the effective tax rate of 0.00% due to a full valuation allowance that has been established.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2011
New York State	2011
New York City	2011

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the year ended December 31, 2011. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(3)	Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of its businesses. Distributions to members are in accordance with each member’s pro rata percentage interests.

The Company is owned by two individuals: 90% by Richard Schaeffer, and 10% by Brian Ferdinand (the “Individuals”). Futures was formed to become a non-clearing futures commission merchant registered with the U.S. Commodity Futures Trading Association (“CFTC”) and was approved as a member of the National Futures Association (“NFA”) on March 15, 2012. During 2011, LTI, LLC, an entity in which Brian Ferdinand has an interest, advanced $1,350,000 to the Individuals for the capital that they initially invested to form the Company.

(4)	Subsequent Events

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through December 10, 2012, the date on which these financial statements were available to be issued.

On April 24, 2012, the members of the Company executed an agreement with Liquid Holdings Group, LLC (“LHG”) agreeing to contribute their membership interests in Futures in exchange for membership interests in LHG subject to the receipt of regulatory approval from the NFA, which was received on May 9, 2012.

LIQUID FUTURES, LLC

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2012 TO MARCH 31, 2012

Revenues	$44,718

Costs and expenses:
Professional fees	33,123
General and administrative	28,851

Total operating expenses	61,974

Net (loss)	$(17,256)

See accompanying notes to unaudited condensed financial statements.

LIQUID FUTURES, LLC

UNAUDITED CONDENSED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE PERIOD FROM JANUARY 1, 2012 TO MARCH 31, 2012

Members’ equity – beginning of year	$1,338,120
Members’ capital contribution	175,000
Net (loss)	(17,256)

MEMBERS’ EQUITY – END OF PERIOD	$1,495,864

See accompanying notes to unaudited condensed financial statements.

LIQUID FUTURES, LLC

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2012 TO MARCH 31, 2012

Cash flows from operating activities:
Net loss	$(17,256)
Adjustments to reconcile net loss to net cash used in operating actives:
Changes in assets and liabilities:
Accounts receivable	(44,718)
Prepaid expenses	405
Advances to related parties	(200,000)
Accrued expenses and other current liabilities	1,192

Net cash used in operating activities	(260,377)
Cash flows provided by financing activities:
Members’ capital contribution	75,000

Net decrease in cash and cash equivalents	(185,377)
Cash and cash equivalents – beginning	1,339,160

CASH AND CASH EQUIVALENTS – ENDING	$1,153,783

NON-CASH FINANCING ACTIVITIES:
Member’s contribution related to other assets	$100,000

See accompanying notes to unaudited condensed financial statements.

LIQUID FUTURES, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies

Organization	and Nature of Operations

Liquid Futures, LLC, (“Futures” or the “Company”), was formed as a limited liability company (“LLC”), on August 25, 2011 in the state of Delaware. Futures shall continue in existence until dissolved in accordance with the provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses and distributions are generally allocated to the members in accordance with their ownership percentages.

Futures is a non-clearing futures commission merchant registered with the U.S. Commodity Futures Trading Commission (“CFTC”) and was approved as a member of the National Futures Association (“NFA”) on March 15, 2012.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended March 31, 2012 are not necessarily indicative of expected future results. An unaudited condensed balance sheet of the Company as of the end of the reporting period has been omitted as the audited consolidated balance sheet as of December 31, 2012 of the acquirer, Liquid Holdings Group, LLC, is after the consummation date of the Company’s acquisition. Unaudited condensed financial statements for the comparable period ended March 31, 2011 have not been presented as the Company was not formed until August 25, 2011.

The Company’s financial statements for the period from August 25, 2011 (date of formation) to December 31, 2011 were prepared as an entity in the development stage pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities. The Company is no longer considered to be in the development stage as it has commenced its principal operations and is generating revenues there from.

Revenue recognition

The Company generates revenue through commissions and fees derived from facilitating securities transactions on behalf of the clients. Such commissions and fees are recorded on a trade basis.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition

LIQUID FUTURES, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

(2)	Other Assets

On March 9, 2012 the Company advanced $200,000 to a non-affiliated entity, which remained receivable as of March, 31 2012. The balance was repaid back to the Company on July 20, 2012.

In addition, the Company received a non-cash capital contribution from one of the members in the amount of $100,000. The contribution was advanced to a non-affiliated entity, which remained receivable as of March 31, 2012. The balance was repaid back to the member on July 20, 2012.

(3)	Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. The Company is however, subject to the New York City Unincorporated Business Tax (“UBT”).

As of December 31, 2011, the Company had $475 of deferred tax assets (DTAs) related to start-up expenditures. The Company analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of $475. The change in the valuation allowance is $475.

The significant components of income taxes attributable to continuing operations is a deferred state and local deferred tax benefit of $475, offset by a 100% valuation allowance.

The statutory tax rate, consisting of UBT, is 4%. This rate differs from the effective tax rate of 0.00% due to a full valuation allowance that has been established.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2011
New York State	2011
New York City	2011

LIQUID FUTURES, LLC

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the year ended December 31, 2011. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(4)	Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of its businesses. Distributions to Members are in accordance with each member’s pro rata percentage interests.

The Company is owned by two individuals: 90% by Richard Schaeffer, and 10% by Brian Ferdinand (the “Individuals”). Futures was formed to become a non-clearing futures commission merchant registered with the U.S. Commodity Futures Trading Association (“CFTC”) and was approved as a member of the National Futures Association (“NFA”) on March 15, 2012. During 2011, LTI, LLC, an entity in which Brian Ferdinand has an interest, advanced $1,350,000 to the Individuals for the capital that they initially invested to form the Company.

During the three month period ended March 31, 2012 the Company received $75,000 in additional cash contributions and a $100,000 non-cash contribution. The non-cash contribution is reflected in other assets on the Company’s balance sheet.

(5)	Related Party Transactions

During the three month period ended March 31, 2012 a member of the Company paid expenses on behalf of the Company. The balance of $4,732 is payable to the member at March 31, 2012.

(6)	Net Capital Requirements

As a registered broker-dealer, the Company is subject to CFTC Rule 1.17, which requires the maintenance of minimum net capital. Net capital and aggregate indebtedness change from day to day. As of March 31, 2012, the Company had net capital of $1,195,864 which exceeded the net capital requirement of $1,018,000.

(7)	Subsequent Events

On April 24, 2012, the members of the Company executed an agreement with Liquid Holdings Group, LLC (“LHG”) agreeing to contribute their membership interests in Futures in exchange for membership interests in LHG subject to the receipt of regulatory approval from the NFA, which was received on May 9, 2012.

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through April 10, 2013, the date on which these financial statements were available to be issued.

Independent Auditors’ Report

The Members

LTI, LLC:

We have audited the accompanying balance sheet of LTI, LLC (a development stage company) (the “Company”), as of December 31, 2011, and the related statements of operations, changes in members’ equity, and cash flows for the period from August 22, 2011 (date of formation) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LTI, LLC (a company in the development stage) as of December 31, 2011, and the results of its operations and its cash flows for the period from August 22, 2011 (date of formation) to December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York

December 10, 2012

LTI, LLC

(A Development Stage Company)

BALANCE SHEET

DECEMBER 31, 2011

ASSETS

Current assets:
Cash	$695,870
Due from related parties	3,235,901
Prepaid expenses	14,000

Total current assets	3,945,771

TOTAL ASSETS	$3,945,771

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities
Due to related parties	$125,000

Total current liabilities	125,000
Members’ equity (inclusive of accumulated deficit during development stage of $4,230)	3,820,771

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$3,945,771

See accompanying notes to financial statements.

LTI, LLC

(A Development Stage Company)

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 22, 2011 (DATE OF FORMATION)

TO DECEMBER 31, 2011

Revenues	$—

Costs and expenses:
Professional fees	4,000

General and administrative	230

Total costs and expenses	4,230

Net loss	$(4,230)

See accompanying notes to financial statements.

LTI, LLC

(A Development Stage Company)

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE PERIOD FROM AUGUST 22, 2011 (DATE OF FORMATION)

TO DECEMBER 31, 2011

	Class A Unit	Class B Units	Accumulated Deficit	Total
Balance – August 22, 2011 (inception)	$—	$—	$—	$—
Issuance of 1 Class A Unit on September 20, 2011	1	—	—	1

Issuance of 4,250 Class B Units on September 20, 2011, net of fees	—	3,825,000	—	3,825,000
Net loss	—	—	(4,230)	(4,230)

MEMBERS’ EQUITY - ENDING	$1	$3,825,000	$(4,230)	$3,820,771

See accompanying notes to financial statements.

LTI, LLC

(A Development Stage Company)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 22, 2011 (DATE OF FORMATION)

TO DECEMBER 31, 2011

Cash flows from operating activities:
Net loss	$(4,230)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Prepaid expenses	(14,000)

Net cash used in operating activities	(18,230)

Cash flows from financing activities:
Members’ capital contribution	4,250,001
Finders fee on capital raise	(300,000)
Due from related parties	(3,235,901)

Net cash provided by financing activities	714,100

Net increase in cash	695,870
Cash - beginning	—

CASH - ENDING	$695,870

Supplemental disclosure of non cash item:
Finders fee netted against capital not yet paid	$125,000

See accompanying notes to financial statements.

LTI, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011

(1)	Summary of Significant Accounting Policies

Organization and Nature of Operations

LTI, LLC (a development stage company) (“LTI” or the “Company”) is a Delaware limited liability company formed on August 22, 2011.

The Company was formed to invest in a future Initial Public Offering (“IPO”) which was to be Liquid Trading Holdings Limited (“Guernsey”). Guernsey, a company incorporated under the laws of Guernsey, was formed on October 6, 2011. Guernsey was initially formed to be a holding company that would go public in the United Kingdom and listed on the London Stock Exchange Alternative Investments Market (“AIM”).

The Company is considered to be a development stage company and as such, the Company’s financial statements are presented in accordance with FASB Accounting Standards Codification (“ASC”) Topic 915 Development Stage Entities. The Company is subject to all of the risks associated with development stage companies.

Organization of LTI, LLC

LTI, LLC shall continue in existence until dissolved in accordance with provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

LTI, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011

(2)	Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. The Company is however, subject to the New York City Unincorporated Business Tax (“UBT”).

As of December 31, 2011, the Company had $169 of deferred tax assets (DTAs) related to net operating losses and start-up costs. The Company analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the UBT DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of $169. The change in the valuation allowance is $169.

The significant components of income taxes attributable to continuing operations are a deferred state and local tax benefit of $169 offset by a 100% valuation allowance.

The statutory tax rate, consisting of UBT, is 4%. This rate differs from the effective tax rate of 0.00% due to a full valuation allowance that has been established.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2011
New York State	2011
New York City	2011

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the year ended December 31, 2011. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(3)	Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of its businesses. Distributions to Members are in accordance with each member’s pro rata percentage interests.

The Company’s members’ equity is comprised of Class A and Class B Units. Class A Units shall be voting units with each Class A Unit having one vote per Class A Unit. The Class B Units shall be non-voting Units and the Class B members shall have no voting rights or any rights to manage or control the Company.

LTI, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011

The sole Class A managing member as of July 31, 2012 is Liquid Trading Int’l LLP (“International”), who contributed $1 for its units and is controlled by entities owned by Brian Ferdinand, Richard Schaeffer and Robert Keller. International is a limited liability partnership formed in England and Wales. The Class B members include individuals and entities that contributed $4,250,000 for Units through an equity raise in September 2011. In addition, the Company incurred aggregate finder’s fees of $425,000 in connection with this raise.

(4)	Related Party Transactions

International owns all of the Class A Units of LTI, as the managing member. During 2011, International facilitated the payment of expenses related to the operations of LTI and pursuit of the formation of Guernsey for the IPO process. International is a private trading firm which is partially owned by Brian Ferdinand, an individual who is also an owner of LTI. During 2011, International facilitated the payment of expenses related to the potential IPO offering of Guernsey. In anticipation of these expenses LTI advanced funds to International. At December 31, 2011 the Company has a Due from affiliate of $1,146,801, related to these transactions.

Liquid Futures, LLC (“Futures”), is a Delaware limited liability company formed on August 25, 2011 and owned by two individuals: Richard Schaeffer 90% and Brian Ferdinand 10%, (the “Individuals”). Futures was formed to become a non-clearing futures commission merchant registered with the U.S. Commodity Futures Trading Commission (“CFTC”) and was approved as a member of the National Futures Association (“NFA”) on March 15, 2012. During 2011, LTI advanced funds to the Individuals for the capital that they initially invested. At December 31, 2011 the Company has a Due from affiliate of $1,350,000, related to these transactions.

Liquid Prime Services, Inc. (“Prime”) was formed on May 16, 2003 in the State of New York as a broker-dealer in securities transactions under the Securities Exchange Act of 1934 and is owned by Brian Ferdinand. Prime, formerly known as Taconic Capital Group Inc., changed its name to Liquid Prime Services Inc. on November 17, 2011. Prime is registered with the Securities and Exchange Commission (“SEC”) and is member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation (“SIPC”). During 2011, LTI advanced funds to Brian Ferdinand for the capital that he initially invested. At December 31, 2011 the Company has a Due from affiliate $620,000, related to these transactions.

During 2012, the membership interest of International, Futures and Prime were exchanged for membership interests in Liquid Holdings Group, LLC (“LHG”). Upon the membership interest exchanges, LHG assumed all the advances due to LTI.

Centurion Capital Group, LLC (“Centurion”), was formed as a Florida limited liability company on May 11, 2010. The Company advanced funds to Centurion prior to the acquisition of Centurion by a related entity, Guernsey. At December 31, 2011, the Company has a Due from affiliate of $119,100, related to these transactions.

The Company entered into an agreement with an affiliate of Centurion for a finder fee of $425,000 related to a capital raise. During the period ended December 31, 2011, the Company paid $300,000. At December 31, 2011, the Company has a Due to affiliate of $125,000 related to this transaction.

LTI, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011

(5)	Subsequent Events

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through December 10, 2012, the date on which these financial statements were available to be issued.

In January 2012, LTI and International entered in to a Use of Proceeds Agreement which was amended in the same month, which stated that International, the Class A and managing Member of LTI, which is indirectly and jointly controlled by Brian Ferdinand, Richard Schaeffer and Robert Keller agreed to procure the Class B Units in exchange for equal shares in a private entity if the IPO is not consummated as described in the Use of Proceeds Agreement.

On January 10, 2012, pursuant to the Use of Proceeds Agreement, between LTI and International as amended on January 19, 2012, the Class B Members exchanged their Class B Units for shares in Guernsey or another entity to be formed to hold, directly or indirectly, certain rights of International, Green Mountain Analytics, LLC and other entities (Liquid Holdings Group, LLC, “LHG”, or the “Holding Company”) upon the Holding Company’s admission to trading on AIM or any other stock exchange (“Admission”).

Were Admission to have taken place at any time on or prior to October 10, 2012, the Class B Members were to have received an aggregate of 3.4% of the issued share capital of the Holding Company, subject to downward adjustment as a result of LTI failing to receive subscriptions in an aggregate amount of $5,000,000 or more.

If Admission takes place after October 10, 2012, the Class B Members will receive an aggregate of 3.51% of the issued share capital in the holding company that owns the Class A membership interests of International and 51% of the membership interests of Green Mountain Analytics, LLC. However, if these interests are held by two separate holding companies, the Class B Members will receive an aggregate of 3.51% of the issued share capital in each such holding company. In either case, the percentage interest to be received by the Class B Members is subject to downward adjustment as a result of LTI failing to receive subscriptions in an aggregate amount of $5,000,000 or more.

LHG, a Delaware limited liability company, was formed on January 17, 2012 and commenced operations on April 24, 2012. LHG is the entity that has been formed with the intention of being the holding company to own the Company and other entities through acquisitions and ultimately pursue an IPO in the US.

On April 24, 2012, the members of Futures and Prime executed agreements with LHG agreeing to contribute their membership interests in the individual entities in exchange for membership interests in LHG.

On September 30, 2012, the Company’s members exchanged their membership interests for membership interests in LHG. The exchange was accounted for as a business combination by LHG. The fair value of the units acquired by the Company’s members was estimated to be $5.1 million.

LTI, LLC

(A Development Stage Company)

UNAUDITED CONDENSED STATEMENT OF OPERATIONS FOR THE PERIOD FROM AUGUST 22, 2011 (DATE OF FORMATION) TO SEPTEMBER 30, 2012

	For the nine months ended September 30, 2012	For the period from August 22, 2011 (Date of Formation) to September 30, 2011	For the period from August 22, 2011 (Date of Formation) to September 30, 2012
Revenues	$—	$—	$—

Costs and expenses:
Professional fees	264,000	—	268,000
General and administrative	50	80	280

Total costs and expenses	264,050	80	268,280

Net loss	$(264,050)	$(80)	(268,280)

See accompanying notes to unaudited condensed financial statements.

LTI, LLC

(A Development Stage Company)

UNAUDITED CONDENSED STATEMENT OF CHANGES IN MEMBERS’ EQUITY FOR THE PERIOD FROM AUGUST 22, 2011 (DATE OF FORMATION) TO SEPTEMBER 30, 2012

	Class A Unit	Class B Units	Accumulated Deficit	Total
Balance – August 22, 2011 (inception)	$—	$—	$—	$—
Issuance of 1 Class A Unit on September 20, 2011	1	—	—	1
Issuance of 4,250 Class B units on September 20, 2011, net of fees	—	3,825,000	—	3,825,000
Net loss	—	—	(4,320)	(4,230)

Balance – December 31, 2011	$1	$3,825,000	$(4,230)	$3,820,771
Deemed distribution to the member	—	(119,100)	—	(119,100)
Net loss	—	—	(264,050)	(264,050)

MEMBERS’ EQUITY – ENDING	$1	$3,705,900	$(268,280)	$3,437,621

See accompanying notes to unaudited condensed financial statements.

LTI, LLC

(A Development Stage Company)

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS FOR THE PERIOD FROM AUGUST 22, 2011 (DATE OF FORMATION) TO SEPTEMBER 30, 2012

	For the nine months ended September 30, 2012	For the period from August 22, 2011 (Date of Formation) to September 30, 2011	For the period from August 22, 2011 (Date of Formation) to September 30, 2012
Cash flows from operating activities:
Net loss	$(264,050)	$(80)	$(268,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Prepaid expenses	14,000	—	—

Net cash used in operating activities	(250,050)	(80)	(268,280)

Cash flows from financing activities:
Members’ capital contribution	—	4,150,001	4,250,001
Finder’s fee on capital raise	—	—	(300,000)
Advances to affiliates	(425,000)	99	(3,660,901)

Net cash (used in) provided by financing activities	(425,000)	4,150,100	289,100

Net (decrease) increase in cash	(675,050)	4,150,020	20,820
Cash – beginning	695,870	—	—

CASH – ENDING	$20,820	$4,150,020	$20,820

See accompanying notes to unaudited condensed financial statements.

LTI, LLC

(A Development Stage Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies, Organization and Nature of Operations

LTI, LLC (a development stage company) (“LTI” or the “Company”) is a Delaware limited liability company formed on August 22, 2011.

The Company was formed to invest in a future Initial Public Offering (“IPO”) which was to be Liquid Trading Holdings Limited (“Guernsey”). Guernsey, a company incorporated under the laws of Guernsey, was formed on October 6, 2011. Guernsey was initially formed to be a holding company that would go public in the United Kingdom and listed on the London Stock Exchange Alternative Investments Market (“AIM”). This plan was abandoned and on January 17, 2012, Liquid Holdings Group, LLC (“LHG”), a Delaware limited liability company, was formed with the intention of being the holding company and would ultimately pursue an IPO in the United States.

On September 30, 2012, the Company’s members exchanged their membership interests for membership interests in LHG. The exchange was accounted for as a business combination by LHG. The fair value of the units acquired by the Company’s members was estimated to be $5.1 million.

The Company is considered to be a development stage company and as such, the Company’s financial statements are presented in accordance with FASB Accounting Standards Codification (“ASC”) Topic 915 Development Stage Entities. The Company is subject to all of the risks associated with development stage companies.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the periods ended September 30, 2012 and 2011 are not necessarily indicative of expected future results. An unaudited condensed balance sheet of the Company as of the end of the reporting period has been omitted as the audited consolidated balance sheet as of December 31, 2012 of the acquirer, LHG, is after the consummation date of the Company’s acquisition.

Organization of LTI, LLC

LTI, LLC shall continue in existence until dissolved in accordance with provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

LTI, LLC

(A Development Stage Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

LTI, LLC

(A Development Stage Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

(2)	Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon. The Company is however, subject to the New York City Unincorporated Business Tax (“UBT”).

As of September 30, 2012, the Company had $731 of deferred tax assets (DTAs) related to net operating losses and start-up costs. The Company analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the UBT DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of $731. The change in the valuation allowance is $562.

The significant components of income taxes attributable to continuing operations are a deferred state and local tax benefit of $731 offset by a 100% valuation allowance.

The statutory tax rate, consisting of UBT, is 4%. This rate differs from the effective tax rate of 0.00% due to a full valuation allowance that has been established.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal .	2011
New York State .	2011
New York City .	2011

LTI, LLC

(A Development Stage Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the period ended September 30, 2012. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(3)	Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of its businesses. Distributions to members are in accordance with each member’s pro rata percentage interests.

The Company’s members’ equity is comprised of Class A and Class B Units. Class A Units shall be voting units with each Class A Unit having one vote per Class A Unit. The Class B Units shall be non-voting Units and the Class B members shall have no voting rights or any rights to manage or control the Company.

The sole Class A managing member as of September 30, 2012 is Liquid Trading Int’l LLP (“International”), who contributed $1 for its units and is controlled by entities owned by Brian Ferdinand, Richard Schaeffer and Robert Keller. International is a limited liability partnership formed in England and Wales. The Class B members include individuals and entities that contributed $4,250,000 for Units through an equity raise in September 2011. In addition, the Company incurred aggregate finder’s fees of $425,000 in connection with this raise. On September 30, 2012, The Company’s members exchanged their membership interests for membership interests in LHG. The exchange was accounted for as a business combination by LHG. The fair value of the units acquired by the Company’s members was estimated to be $5.1 million.

(4)	Related Party Transactions

International owns all of the Class A Units of LTI, as the managing member. International is a private trading firm which is partially owned by Brian Ferdinand, an individual who is also an owner of LTI. During 2011, International facilitated the payment of expenses related to the operations of LTI and pursuit of the formation of Guernsey for the IPO process. In anticipation of these expenses LTI advanced funds to International. As of September 30, 2012 of the funds advanced $589,713 is due from Guernsey and $441,087 is due from International.

In October, 2011 the Company advanced $116,000 to Ferdinand Trading, LLC, for various working capital needs. Ferdinand Trading LLC is controlled by Brian Ferdinand. The advance of $116,000 remained due at September 30, 2012

Centurion Capital Group, LLC (“Centurion”), was formed as a Florida limited liability company on May 11, 2010. In 2011 the Company advanced $119,100 to Centurion prior to the acquisition of Centurion by a related entity, Guernsey. During the period ended September 30, 2012 the advance was deemed a distribution to the members of the Company.

Liquid Futures, LLC (“Futures”), is a Delaware limited liability company formed on August 25, 2011 and owned by two individuals: Richard Schaeffer 90% and Brian Ferdinand 10%, (the “Individuals”). Futures was formed to become a non-clearing futures commission merchant registered with the U.S. Commodity Futures Trading Commission (“CFTC”) and was approved as a member of the National Futures Association (“NFA”) on March 15, 2012. During 2011, LTI advanced funds to the Individuals for the capital that they initially invested. At September 30, 2012 the Company has an advance due

LTI, LLC

(A Development Stage Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

from these Individuals in the amount of $1,425,000, related to these transactions. The balance is included in “Due from Affiliates” line on the Company’s balance sheet.

Liquid Prime Services, Inc. (“Prime”) was formed on May 16, 2003 in the State of New York as a broker-dealer in securities transactions under the Securities Exchange Act of 1934 and is owned by Brian Ferdinand. Prime, formerly known as Taconic Capital Group Inc., changed its name to Liquid Prime Services Inc. on November 17, 2011. Prime is registered with the Securities and Exchange Commission (“SEC”) and is member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation (“SIPC”). During 2011, LTI advanced funds to Brian Ferdinand for the capital that he initially invested. At September 30, 2012 the Company has an advance due from Brian Ferdinand in the amount of $970,000, related to these transactions. The balance is included in “Due from Affiliates” line on the Company’s balance sheet.

During 2012, the membership interest of International, Futures and Prime were exchanged for membership interests in Liquid Holdings Group, LLC (“LHG”). Upon the membership interest exchanges, LHG assumed all the advances due to LTI.

On January 2, 2012, the Company entered into an agreement with Liquid Trading Management LLC (“Management”), an entity controlled by Brian Ferdinand, for consultation services. During the period ended September 30, 2012, the Company paid $250,000 to Management.

In 2011 the Company entered into an agreement with an affiliate of Centurion for a finder fee of $425,000 related to a capital raise. During the period ended December 31, 2011, the Company paid $300,000 and LHG paid the remaining $125,000 on the Company’s behalf. The balance due to LHG is $125,000 as of September 30, 2012.

(5)	Non-cash Financing Activities

During the period ended December 31, 2011, the Company incurred $425,000 in finders’ fees on its capital raise of which $300,000 was paid in cash and LHG paid the remaining $125,000 on the Company’s behalf The Company recorded a due LHG for the amount.

During the nine month period ended September 30, 2012 the Company concluded that the $119,000 advanced to an affiliate Centurion during 2011 was deemed distribution during the period ended September 30, 2012.

(6)	Subsequent Events

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through April 10, 2013, the date on which these financial statements were available to be issued.

Independent Auditors’ Report

The Members

Centurion Capital Group, LLC:

We have audited the accompanying consolidated balance sheets of Centurion Capital Group, LLC and subsidiary (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations and changes in members’ equity (deficit), and cash flows for the year ended December 31, 2011 and the period from May 11, 2010 (date of formation) to December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Centurion Capital Group, LLC and subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the year ended December 31, 2011 and the period from May 11, 2010 (date of formation) to December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York

December 10, 2012

CENTURION CAPITAL GROUP, LLC

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS
Current assets:
Cash	$8,668	$8,765
Receivables from brokers, dealers, others	—	7,238,659
Due from related party	300,000	—

TOTAL ASSETS	$308,668	$7,247,424

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$12,370	$—
Due to member	300,000	7,028,000
Notes payable	81,700	81,700

Total current liabilities	394,070	7,109,700
Commitments and contingencies (Notes 4)
Members’ equity (deficit)	(85,402)	137,724

TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$308,668	$7,247,424

See accompanying notes to consolidated financial statements.

CENTURION CAPITAL GROUP, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

AND CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2011 AND FOR THE PERIOD

FROM MAY 11, 2010 (DATE OF FORMATION) TO DECEMBER 31, 2010

	2011	2010
Revenue:
Interest	$60,000	$—
Trading gains	—	238,659

Total revenue	60,000	238,659

Operating expenses:
General and administrative	$336,056	$31,471
Salaries and wages	483,551	—
Professional fees	144,076	33,564
Trading losses	3,061,799	—
Rent	585,749	80,039

Total operating expenses	4,611,231	145,074

Net (loss) income	(4,551,231)	93,585
Members’ equity - beginning of year	137,724	—
Members’ capital contribution	2,256,409	52,000
Conversion of debt to equity	4,224,362	—
Members’ capital distribution	(2,152,666)	(7,861)

MEMBERS’ (DEFICIT) EQUITY - END OF YEAR	$(85,402)	$137,724

See accompanying notes to consolidated financial statements.

CENTURION CAPITAL GROUP, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2011 AND FOR THE PERIOD

FROM MAY 11, 2010 (DATE OF FORMATION) TO DECEMBER 31, 2010

	2011	2010
Cash flows from operating activities:
Net (loss) income	$(4,551,231)	$93,585
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Trading income gain(loss)	3,061,799	(238,659)
Changes in assets and liabilities:
Receivables from brokers and dealers	4,176,860	(7,000,000)
Accrued expenses	12,370	—

Net cash used in operating activities	2,699,798	(7,145,074)
Cash flows from financing activities:
(Repayment to) proceeds from member	(2,503,638)	7,028,000
(Repayment to) proceeds from related party	—	81,700
Loan to affiliate	(300,000)	—
Members’ capital contributions	2,256,409	52,000
Members’ capital distributions	(2,152,666)	(7,861)

Net cash (used in) provided by financing activities	(2,699,895)	7,153,839

Net (decrease) increase in cash	(97)	8,765
Cash - beginning	8,765	—

CASH - ENDING	$8,668	$8,765

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Conversion of promissory note to 37.5% equity	$4,224,362	$—

See accompanying notes to consolidated financial statements.

CENTURION CAPITAL GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies

Organization and Nature of Operations

The accompanying consolidated financial statements of Centurion Capital Group, LLC (“Centurion” or the “Company”) include: Centurion Capital Group LLC, formerly known as Centurion South LLC (“South”) and its subsidiary, Centurion Trading Partners, LLC (“Trading”). The Company provides proprietary trading services to customers who contribute capital to be traded by Centurion traders across a mix of strategies.

South was originally formed as a Florida limited liability company on May 11, 2010 under the name of Centurion South LLC to provide proprietary trading services. On July 26, 2011 Centurion South LLC changed its name to Centurion Capital Group, LLC.

Trading was formed as a Delaware limited liability company on April 8, 2010 with the intention for the entity to become a registered broker-dealer. This plan was subsequently abandoned. On May 11, 2010 the sole member of Trading, John Allen, transferred his membership interest to South.

On December 30, 2011, Liquid Trading Holdings Limited (“Guernsey”) pursuant to a Membership Interest Purchase Agreement purchased all of the issued and outstanding membership interest in Centurion.

Guernsey, a company incorporated under the laws of Guernsey, was formed on October 6, 2011 and it was wholly owned by Liquid Trading International Holdings, LLP, which is owned by Brian Ferdinand. Guernsey was initially formed to be a holding company that would go public in the United Kingdom and listed on the London Stock Exchange Alternative Investments Market (“AIM”).

Principles of consolidation

The consolidated financial statements represent the consolidation of the accounts of South and Trading in conformity with U.S. generally accepted accounting principles (“GAAP”). All intercompany accounts and transactions have been eliminated in consolidation. Under certain criteria indicated in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810 – Consolidation, a partially-owned affiliate would be consolidated when it has less than a 50% ownership if the Company was the primary beneficiary of that entity. At the present time, there are no interests in variable interest entities.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying consolidated financial statements, at December 31, 2011, the Company had negative membership interests of $85,402 and a net loss of $4,551,231.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities should the Company be unable to continue as a going concern.

The Company has principally financed its operations for the last two years through related party transactions. Management believes the Company’s ability to continue its operations is dependent upon the ability to raise capital through an acquisition. Management agreed to sell all of the issued and outstanding membership interest in Centurion to Guernsey on December 30, 2011 in anticipation of

CENTURION CAPITAL GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

being consolidated with a group of companies associated with Guernsey, which would pursue an IPO. The ability of the Company to continue as a going concern is dependent on the success of this IPO. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Organization of Limited Liability Companies

The limited liabilities companies (the LLCs) included within the consolidated statements shall continue in existence until dissolved in accordance with provisions of their operating agreements and are funded through the equity contributions of their owners. As LLCs, except as many otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the individual companies. The members are not obligated to restore capital deficits. Pursuant to the terms of each LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes from May 11, 2010 through May 31, 2010; a single-member limited liability company (“SMLLC”) owned by an individual, Joseph Gamberele from June 1, 2010 through September 14, 2011; a partnership from September 15, 2011 through December 30, 2011; and a SMLLC owned by Guernsey, on December 31, 2011. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

Securities Transactions

Receivables from brokers include amounts receivable for fails to deliver, cash deposits for securities borrowed, amounts receivable on open transactions from clearing organizations and non U.S. broker-dealers.

CENTURION CAPITAL GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)	Receivables from Brokers, Dealers, Others

At December 31, 2010, the Company has $7,238,659 in receivables from two entities, representing cash balances on deposit in trading accounts. This receivable balance consisted of $5,130,331 in receivables from ECHOtrade, LLC (“ECHOtrade”), a broker-dealer, and $2,108,328 in receivables from Liquid Trading Int’l LLP (“International”).

Both ECHOtrade and International are entities partially owned by Brian Ferdinand and Robert Keller. Brian Ferdinand owns and controls Guernsey, the entity which acquired Centurion on December 30, 2011.

In May 2010, Douglas Von Allmen created South as a vehicle to provide capital to proprietary traders of ECHOtrade and International and to share in the revenue generated from their trading activities. Centurion deposited funds with ECHOtrade and International as “at-risk” capital to be allocated among these proprietary traders.

During 2011, Centurion’s trading activity with ECHOtrade and International was wound down and the receivable balances were paid off net of any trading gains or losses.

The following is summary of the Company’s receivables:

	2011		2010
ECHOtrade, LLC		$—	$5,130,331
Liquid International, LLP		—	2,108,328

Total	$		$7,238,659

(3)	Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of the business.

On May 11, 2010, John Allen as sole member of Trading transferred his membership interest to Centurion South, LLC. Pursuant to the Assignment of Interest Agreement between John Allen and Centurion Capital Group, LLC, John Allen contributed his 100% membership interest to Centurion South, LLC for $10 in consideration.

On May 27, 2010, Douglas Von Allmen and Joseph Gamberele each contributed $1,000 to establish their membership interest in the Company. On June 10, 2010, Douglas Von Allmen sold 100% of his membership interest to Joseph Gamberele in a private transaction outside of the Company.

Joseph Gamberele executed two private transactions of his membership interest during 2011. On September 15, 2011 Joseph Gamberele sold 15% of his interest to Edward Feigeles and 10% of his interest to John Allen. Both transactions were private transactions that took place outside of the Company. In addition, on December 13, 2011, Douglas Von Allmen converted an outstanding promissory note into capital as discussed further in Note 5.

On December 30, 2011, Guernsey became the sole member of the Company.

(4)	Commitments

During January 2011, the Company began subleasing office space in New York, on a month-to-month basis for $52,000 per month with a company affiliated by common ownership. The Company made the last payment in January 2012.

CENTURION CAPITAL GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During April 2011, The Company informally entered into a sublease for office space in Boca Raton, FL., on a month-to-month basis for approximately $5,800 per month. The sublease expired in October 2011.

Rent expense incurred under these operating leases for the years ended December 31, 2011 and 2010 and for the period from May 10, 2010 (inception) through December 31, 2010, amounted to $585,749 and $80,039, respectively.

(5)	Related Party Transactions

The Company trades through an account at ECHOtrade (an entity which is partially owned by Brian Ferdinand). During 2011, this account was closed. The balances in this account at December 31, 2011 and December 31, 2010 were $0 and $5,130,331, respectively.

The Company trades through an account at Liquid International, LLP an entity in which Brian Ferdinand and Robert Keller are partners. During 2011, this account was closed. The balances in this account at December 31, 2011 and December 31, 2010 were $0 and $2,108,328, respectively.

During 2010, the Company received $7,028,000 for an unsecured non-interest-bearing promissory note from an entity in which one of the members of the Company was the general partner. On June 6, 2011 this loan was converted into an unsecured non-interest bearing promissory note. On December 13, 2011, the remaining balance of this note was converted into capital as a capital contribution in the amount of $4,224,362.

On December 30, 2011, pursuant to a Membership Interest Purchase Agreement (the “Agreement”), Guernsey (an entity controlled by Brian Ferdinand) purchased all of the issued and outstanding membership interests in Centurion for a maximum purchase price of $13,600,000. The Members of Company received $1,000 in cash and were to be paid the remainder of the purchase price in shares of Guernsey or another holding company to be formed upon the earlier to occur of (i) the initial public offering of such a holding company and (ii) January 1, 2014. The Members of the Company will receive the purchase price in shares equal to $8,331,096, with the remainder of $5,268,904 contingent upon certain EBITDA thresholds as defined in the Agreement.

At December 31, 2011, the Company was owed $300,000 from companies related through common ownership to one of the prior original members of the Company. This advance is due on demand. Also at December 31, 2011, the Company owed $81,700 to Ferdinand Capital (an entity owned by Brian Ferdinand).

During January 2011, the Company began subleasing office space from a company related through common ownership, see Note 4.

(6)	Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes from May 11, 2010 through May 31, 2010; a SMLLC owned by an individual from June 1, 2010 through September 14, 2011; a partnership from September 15, 2011 through December 30, 2011; and a SMLLC owned by a Guernsey company on December 31, 2011. Accordingly, no provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon.

CENTURION CAPITAL GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2011, the Company had no deferred tax assets or (liabilities) and no valuation allowance.

The statutory tax rate is 0%. This rate is the same as the effective tax rate of 0.00%. There are no reconciling items.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

As of December 31, 2010 and 2011, the Company has no net operating losses that can be carried back.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2010
Florida	2010
Guernsey	2011

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the year ended December 31, 2010 and 2011. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(7)	Subsequent Events

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through December 10, 2012, the date on which these consolidated financial statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure in these financial statements.

On March 1, 2012, Centurion changed its name to Liquid Partners, LLC.

The Agreement was amended on July 21, 2012 to reflect that: (a) Guernsey’s rights and obligations had been assigned to Liquid Holdings Group, LLC (“LHG”) on May 11, 2012, (b) the holding company shares to be issued thereunder shall be Class A Common Units of LHG, (c) the aggregate number of Class A Common Units to be issued thereunder shall be increased to 7.60% of the issued and outstanding equity securities of LHG as of the date of issuance and (d) such Class A Common Units shall be issued upon the date of signing of such amendment to the Agreement.

On May 11, 2012, Guernsey assigned and transferred the interest and all of its rights and obligations under the membership purchase agreement of Centurion to LHG.

On July 21, 2012, the Agreement was amended to accelerate the share issuance contemplated in the original agreement and called for LHG to issue an aggregate number of Class A Common Units equal to 7.60% of the aggregate issued and outstanding equity securities (totaling 90 Class A Common Units) of LHG at such date to the selling members of Centurion for the purchase price and eliminated all prior purchase price measurements and the contingent consideration. The fair value of the 90 Class A Common Units was estimated to be $8,755,000.

Independent Auditors’ Report

The Members

Green Mountain Analytics, LLC:

We have audited the accompanying balance sheets of Green Mountain Analytics, LLC (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, statements of changes in members’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Mountain Analytics, LLC as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York

December 10, 2012

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

BALANCE SHEETS

DECEMBER 31, 2011 AND 2010

	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$4,431	$17,478
Accounts receivables, net	—	750

Total current assets	4,431	18,228
Property and equipment, net	813	1,036
Capitalized software costs, net	7,339	29,356

TOTAL ASSETS	$12,583	$48,620

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

Current liabilities:
Accrued expenses and other liabilities	$51,791	$96,384
Class B incentive payable	222,552	—
Due to members	—	241,300
Due to related parties	—	20,866

Total current liabilities	274,343	358,550
Members’ equity (deficit)	(261,760)	(309,930)

TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$12,583	$48,620

See accompanying notes to financial statements.

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
Revenues from related parties:
Consulting revenue	$170,000	$30,038
Service revenue	308,167	110,157

Total revenues	478,167	140,195

Operating expenses:
Consulting fees, including $245,408 and $21,134, respectively to related parties	172,573	21,134
Software development expenses, including $101,730 and $172,166, respectively to related parties	325,575	417,506
Incentive awards	222,552	—
Depreciation and amortization	22,240	22,095
Commission expense	26,400	59,400
General and administrative	30,209	39,085
Professional fees	5,510	6,404

Total operating expenses	805,059	565,624

Loss from operations	(326,892)	(425,429)

Other non-operating income (expense):
Interest expense	(15,900)	(18,053)

Total non-operating expenses	(15,900)	(18,053)

Net loss	$(342,792)	$(443,482)

See accompanying notes to financial statements.

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Members’ Equity	Accumulated Deficit	Total
Members’ equity - January 1, 2010	$2,702,481	$(2,825,329)	$(122,848)
Issuance of Class A units	197,000	—	197,000
Issuance of Class B units	59,400	—	59,400
Net loss	—	(443,482)	(443,482)

Members’ (deficit), December 31, 2010	2,958,881	(3,268,811)	(309,930)

Issuance of Class A units	292,000	—	292,000
Issuance of Class A units for commission fees	26,400	—	26,400
Forgiveness of debt by members	72,562	—	72,562
Net loss	—	(342,792)	(342,792)

MEMBERS’ (DEFICIT), DECEMBER 31, 2011	$3,349,843	$(3,611,603)	$(261,760)

See accompanying notes to financial statements.

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
Cash flows from operating activities:
Net loss	$(342,792)	$(443,482)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	223	78
Amortization expense	22,017	22,017
Compensation expense — Class B incentive	222,552	—
Bad debt expense	750	—
Commission fee	26,400	79,200
Changes in assets and liabilities:
Accounts receivable	—	40,300
Accrued expenses and other liabilities	(7,028)	11,619

Net cash used in operating activities	(77,878)	(290,268)

Cash used in investing activities:
Property and equipment acquisitions	—	(1,114)

Cash flows from financing activities:
Repayment of due to members	(208,216)	—
Loans received from members	—	110,300
Repayment of due to related parties	(18,953)	—
Loans received from related parties	—	20,500
Members’ capital contribution	292,000	177,200

Net cash provided by financing activities	64,831	308,000

Net (decrease) increase in cash and cash equivalents	(13,047)	16,618
Cash and cash equivalents- beginning	17,478	860

CASH AND CASH EQUIVALENTS — ENDING	$4,431	$17,478

NON-CASH FINANCING ACTIVITIES:
Forgiveness of debt by members	$72,562	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid by cash	—	—

See accompanying notes to financial statements.

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

(1)	Summary of Significant Accounting Policies

Organization and Nature of Operations

Green Mountain Analytics, LLC was incorporated on April 29, 2002 in the state of Vermont.

The Company is a software development company that provides a trading platform servicing the securities trading industry, using its own proprietary software. In addition the Company, provides software development on a consulting basis.

Organization of Limited Liability Company

A limited liability company (“LLC”) shall continue in existence until dissolved in accordance with the provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Going Concern

The Company incurred a net loss $342,792 and $443,482 for the years ended December 31, 2011 and 2010, respectively. At December 31, 2011, the Company had cash of $4,431 and accumulated deficit of $3,611,603.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities should the Company be unable to continue as a going concern.

The Company has principally financed its operations for the last two years through related party transactions. Management believes the Company’s ability to continue its operations is dependent upon the ability to raise capital through an acquisition. The Company was acquired on August 27, 2012 (see Note 8).

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit and money market accounts that are readily convertible into cash and purchased with original maturities of three months or less.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. These significant estimates and assumptions include estimating the useful life of capitalized software.

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Revenue Recognition

Consulting

The Company derives revenue from providing software development to related parties on a consulting basis. Revenues for consulting services are generally recognized as the services are performed.

Software as a Service

The Company also derives revenue from providing software licenses for an online trading platform. There is no downloadable software, distribution or technology delivered to consumers. Software is provided under a hosting arrangement, revenue is accounted for as software as a service arrangement since the customer does not have the contractual right to take possession of the software at any time during the hosting period. The Company recognizes revenue for these software licenses when the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; and (4) collection is probable.

Software Development Costs

The Company accounts for the costs to develop software that it plans to market externally in accordance with FASB ASC 985-20, Software - Costs of Software to be Sold, Leased, or Marketed, whereby costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Technological feasibility is established upon completion of a working model. The Company amortizes the costs of software obtained or developed to be sold, leased or marketed over three years.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The costs of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized.

Depreciation is provided using the straight-line and various accelerated methods over the estimated useful lives of the assets, which are as follows:

Equipment	3 years
Computers	5 years
Furniture and fixtures	5 years
Capitalized software costs	3 years

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes. The Company accounts for income taxes under ASC Topic 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

Fair Value Measurements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements. This update amends FASB ASC Topic 820, Fair Value Measurements and Disclosures, to require new disclosures for significant transfers in and out of Level 1 and Level 2 fair value measurements, disaggregation regarding classes of assets and liabilities, valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 or Level 3. These disclosures are effective for reporting periods beginning after December 15, 2009. Additional new disclosures regarding the purchases, sales, issuances and settlements in the rollforward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010. The Company adopted certain of the relevant disclosure provisions of ASU 2010-06 on January 1, 2010 and other provisions on January 1, 2011.

FASB ASC Topic 820 establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Under the new standard, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date.

The three levels of the fair value hierarchy under FASB ASC Topic 820 are described as follows:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 inputs to the valuation methodology include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and, inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

(2)	Concentration of Credit Risk

The Company has generated all of its revenues for the years ended December 31, 2011 and 2010 from ECHOtrade, LLC (“ECHOtrade”), Tower Research LLC and Liquid Trading Int’l, which are related parties. These entities are owned by members of the Company.

During 2010, one vendor comprises approximately 50% of the total paid for consulting and services fees.

(3)	Property and Equipment

Property and equipment consisted of the following at December 31, 2011 and 2010:

	2011	2010
Computer equipment	$1,114	$1,114
Less: accumulated depreciation	301	78

Property and equipment, net	$813	$1,036

Depreciation expense for the years ended December 31, 2011 and 2010 totaled $223 and $78, respectively.

(4)	Capitalized Software Costs

Capitalized software costs consisted of the following at December 31, 2011 and 2010:

	2011	2010
Website and internally developed software costs	$66,051	$66,051
Less: accumulated amortization	58,712	36,695

Capitalized software costs, net	$7,339	$29,356

Amortization expense for the years ended December 31, 2011 and 2010 totaled $22,017 and $22,017, respectively.

(5)	Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. The Company files income tax returns in the U.S. federal jurisdiction and in Vermont. Accordingly, no income tax provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon.

As of December 31, 2010 and 2011, the Company did not have any deferred tax assets and liabilities or valuation allowance.

For tax years 2010 and 2011, the statutory tax rate is 0%. This rate is the same as the effective tax rate of 0.00%. There are no reconciling items.

The Company does not have any current incomes payable or receivable and there have been no cash payments for income taxes.

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

As of December 31, 2010 and 2011, the Company has no net operating losses that can be carried back.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes effective January 1, 2008. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S. Federal	2008
Vermont	2008

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the years ended December 31, 2011 and 2010, respectively. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(6)	Incentive Awards

On October 5, 2011, the Company’s members with a super majority approved various Incentive Award Agreements. At that time, the Company granted fully vested Class B Membership to nine individuals valued at $222,552 in the aggregate. During 2011, the Company recognized incentive expense in the Statement of Operations for the year ended December 31, 2011 of $222,552.

(7)	Related Party Transactions

Due to shareholder

In 2010, the Company had outstanding loans due to members in the amount of $262,346 in principal and accrued interest which is included in the caption of Due to members and accrued expenses and other liabilities on the balance sheets. These loans were used to pay operating expenses. During 2011, the Company repaid $208,216 of the loans through the indirect capital contribution from two members which are entities owned by Brian Ferdinand and Robert Keller, which resulted in the Company recording $72,562 as capital contribution due to forgiveness of debt.

Service arrangement

On April 1, 2009 the Company entered into service arrangements with ECHOtrade and on August 1, 2008 with Liquid Trading Int’l LLP. These entities are related through common ownership with two of the members of the Company; Brian Ferdinand and Robert Keller. The Company provides services for software development to the related entities. The Company recorded revenues for these services which are included in the Statement of Operations totaling $444,067 and $102,995 for the years ended December 31, 2011 and 2010, respectively.

During 2010 and 2011, the Company entered into an arrangement with one of the members of the Company, Tower Research, LLC, to provide both consulting and software as a service. The Company recorded revenues for these services which are included in the Statement of Operations totaling $34,100 and $37,200 for the years ended December 31, 2011 and 2010, respectively.

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

During 2010 and 2011, the Company paid fees for both consulting and software development. The individuals who provided these services were Class A and Class B members of the Company. The Company recorded expenses for these services which are included in the Statement of Operations totaling $347,138 and $193,300 for the years ended December 31, 2011 and 2010, respectively

(8)	Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of the business.

The Company’s members’ equity is comprised of Class A and Class B membership interests. Class A members have voting rights; the Class B members have no voting rights and do not participate in distributions from capital transactions, as defined in the operating agreement.

There are provisions in the operating agreement requiring that a super majority of the members is required for certain decisions regarding the Company. A super majority is deemed to be more than 80% of the voting membership interests.

On September 1, 2010, the Company and each of the existing Class A Members entered into a letter agreement (“Letter Agreement”), pursuant to which Ferdinand Trading II LLC (controlled by Brian Ferdinand) (“FT”), Ferris Ventures, LLC (controlled by Robert Keller) (“FV”) and Bruce Cooper would be able to acquire up to 55% of the Class A membership interest of the Company over an eleven month period. This letter contemplated FT and FV receiving the additional Class A membership interests in consideration for cash infusions, revenue derived from contracts originated by FT and FV and the repayment of member loans. In addition, this Letter Agreement included a provision that required a revision to the definition of super majority to mean the consent of at least 80 percent of the Board of Managers.

Pursuant to an Agreement dated September 10, 2011, FT and FV acquired the remaining Class A membership interests on such date to bring their aggregate total interest in the Company to 55% of the Class A membership interests. The agreement stated that FT and FV had satisfied most of the conditions set forth in the Letter Agreement, but had not repaid the member loans. As a result, FT and FV were required to make an additional $250,000 contribution to repay the member loans.

Pursuant to a Amended and Restated Agreement, dated January 9, 2012, the Class A Members agreed to exchange their membership interests in the Company for shares in Liquid Trading Holdings Limited (or another holding company which became Liquid Holdings Group, LLC (“LHG”), (see note 5) upon the admission of such entity to trading on the AIM or any other stock exchange. The shares to be issued to the Members will have a fair market aggregate value of at least $10,000,000 and constitute a minimum of 10% of the equity interests in the public company following its admission.

On October 5, 2011, the Company agreed to grant Management Incentive Awards (“Incentives”) to consultants. The Incentives granted were Class B membership interests (see Note 5).

(9)	Subsequent Events

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through December 10, 2012, the date on which these financial statements were available to be issued.

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

On February 23, 2012, the Company entered into a system integration agreement, (“Integration Agreement”) with Fundsolve Limited, (“Fundsolve”). The purpose of this Integration Agreement was to merge the technologies of the Company and Fundsolve in anticipation of both companies being acquired by LHG. The integration was completed on July 31, 2012.

The Company was acquired by LHG on August 27, 2012 pursuant to a Contribution and Exchange Agreement entered into with the members of the Company (including entities controlled by Brian Ferdinand and Robert Keller) by which the members of the Company contributed all of their outstanding equity interests for an 11.75% interest in LHG with an estimated fair value of $19,973,000.

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For six months ended June 30, 2012	For six months ended June 30, 2011
Revenues
Consulting revenue	$307,100	$90,000
Service revenue	235,000	134,669

Total revenues	542,100	224,669

Operating expenses:
Consulting fees	231,174	110,112
Software development expenses	214,424	121,850
Depreciation and amortization	7,517	11,120
Commission expense	—	26,400
Professional fees	25,258	2,400
General, administrative and other	17,185	3,354

Total operating expenses	495,558	275,236

Loss from operations	46,542	(50,567)

Other non-operating income (expense):
Interest expense	—	(10,320)

Total non-operating expenses	—	(10,320)

Net income (loss)	$46,542	$(60,887)

See accompanying notes to unaudited condensed financial statements

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

UNAUDITED CONDENSED STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE PERIOD ENDED JUNE 30, 2012

	Members’ Equity	Accumulated Deficit	Total
Balance - January 1, 2011	$2,958,881	$(3,268,811)	$(309,930)

Issuance of Class A units for commission fees	26,400		26,400
Net income (loss)		(60,887)	(60,887)

Balance - June 30, 2011 (unaudited)	2,985,281	(3,329,698)	(344,417)
Issuance of Class A units	292,000	—	292,000
Forgiveness of debt	72,562	—	72,562
Net income (loss)	—	(281,905)	(281,905)

Balance - December 31, 2011	3,349,843	(3,611,603)	(261,760)
Net income (loss)	—	46,542	46,542

Balance - June 30 2012 (unaudited)	$3,349,843	$(3,565,061)	$(215,218)

See accompanying notes to unaudited condensed financial statements

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For six months ended June 30, 2012	For six months ended June 30, 2011
Cash flows from operating activities:
Net income (loss)	$46,542	$(60,887)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	7,517	11,120
Commission fee		26,400
Changes in assets and liabilities:
Accounts receivable	—	(28,000)
Deposits and other assets	(77,000)
Accrued expenses and other liabilities	53,879	(4,012)

Net cash used in operating activities	30,938	(55,379)

Cash used in investing activities:
Property and equipment acquisitions	(645)	—

Cash flows from financing activities:
Repayment of loans received to affiliates	—	(2,050)
Members’ capital contribution	—	50,000

Net cash provided by financing activities	—	47,950

Net (decrease) increase in cash and cash equivalents	30,293	(7,429)
Cash and cash equivalents - beginning	4,431	17,478

CASH AND CASH EQUIVALENTS — ENDING	$34,724	$10,049

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid by cash	—	—

See accompanying notes to unaudited condensed financial statements

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies Organization and Nature of Operations

Green Mountain Analytics, LLC was incorporated on April 29, 2002 in the state of Vermont.

The Company is a software development company that provides a trading platform servicing the securities trading industry, using its own proprietary software. In addition the Company, provides software development on a consulting basis.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the periods ended June 30, 2012 and 2011 are not necessarily indicative of expected future results. An unaudited condensed balance sheet of the Company as of the end of the reporting periods has been omitted as the audited consolidated balance sheet as of December 31, 2012 of the acquirer, Liquid Holdings Group, LLC, is after the consummation date of the Company’s acquisition.

Organization of Limited Liability Company

A limited liability company (“LLC”) shall continue in existence until dissolved in accordance with the provisions of its operating agreement and is funded through the equity contributions of its owners. As an LLC, except as may otherwise be provided under applicable law, no member shall be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company. The members are not obligated to restore capital deficits. Pursuant to the terms of the LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

Going Concern

The Company had net income of $46,542 and incurred a net loss of $60,887 respectively for the six month periods ended June 30, 2012 and 2011, respectively. At June 30, 2012, the Company had cash of $34,724 and accumulated deficit of $3,565,061.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities should the Company be unable to continue as a going concern.

The Company has principally financed its operations for the last two years through related party transactions. Management believes the Company’s ability to continue its operations is dependent upon the ability to raise capital through an acquisition. The Company was acquired on August 27, 2012 (see Note 8).

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit and money market accounts that are readily convertible into cash and purchased with original maturities of three months or less.

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. These significant estimates and assumptions include estimating the useful life of capitalized software.

Revenue Recognition

Consulting

The Company derives revenue from providing software development to outside parties on a consulting basis. Revenues for consulting services are generally recognized as the services are performed.

Software as a Service

The Company also derives revenue from providing software licenses for an online trading platform. There is no downloadable software, distribution or technology delivered to consumers. Software is provided under a hosting arrangement, revenue is accounted for as software as a service arrangement since the customer does not have the contractual right to take possession of the software at any time during the hosting period. The Company recognizes revenue for these software licenses when the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; and (4) collection is probable.

Software Development Costs

The Company accounts for the costs to develop software that it plans to market externally in accordance with FASB ASC 985-20, Software—Costs of Software to be Sold, Leased, or Marketed, whereby costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Technological feasibility is established upon completion of a working model. The Company amortizes the costs of software obtained or developed to be sold, leased or marketed over three years.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The costs of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized.

Depreciation is provided using the straight-line and various accelerated methods over the estimated useful lives of the assets, which are as follows:

Equipment	3 years
Computers	5 years
Furniture and fixtures	5 years
Capitalized software costs	3 years

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Income Taxes

The Company is a limited liability company treated as a partnership for tax purposes. The Company accounts for income taxes under ASC Topic 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

(2)	Concentration of Credit Risk

The Company has generated all of its revenues for the years ended December 31, 2011 and 2010 from ECHOtrade, LLC (“ECHOtrade”), Tower Research LLC and Liquid Trading Int’l, which are related parties. These entities are owned by members of the Company.

During six months period ended June 30, 2012 and 2011 four vendors accounted for 82% and 72% of the total operating expenses.

(3)	Property and Equipment

Property and equipment consisted of the following at June 30, 2012 and December 31, 2011:

	June 30, 2012	December 31, 2011
Computer equipment	$1,114	$1,114
Furniture and fixtures	645	—

Less: accumulated depreciation	479	301

Property and equipment, net	$1,280	$813

Depreciation expense for the six month periods ended June 30, 2012 and 2011 totaled $178 and $111, respectively.

(4)	Capitalized Software Costs

Capitalized software costs consisted of the following at June 30, 2012 and December 31, 2011:

	2011	December 31, 2011
Website and internally developed software costs	$66,051	$66,051
Less: accumulated amortization	66,051	58,712

Capitalized software costs, net	$—	$7,339

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Amortization expense for the six month periods ended June 30, 2012 and 2011 totaled $7,339 and $11,009, respectively.

(5)	Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. The Company files income tax returns in the U.S. federal jurisdiction and in Vermont. Accordingly, no income tax provision has been made for Federal and state income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members, who are responsible for any taxes thereon.

As of December 31, 2011, the Company did not have any deferred tax assets and liabilities or valuation allowance.

For tax year 2011, the statutory tax rate is 0%. This rate is the same as the effective tax rate of 0.00%. There are no reconciling items.

As of December 31, 2011 Company did not have any current incomes payable or receivable and there have been no cash payments for income taxes.

As of December 31, 2011, the Company had no net operating losses that could be carried back.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes effective January 1, 2008. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

U.S Federal	2008
Vermont	2008

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the years ended December 31, 2011 and 2010, respectively. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

(6)	Incentive Awards

On October 5, 2011, the Company’s members with a super majority approved various Incentive Award Agreements. At that time, the Company granted fully vested Class B Membership to nine individuals valued at $222,552 in the aggregate. The awards are reflected in current liabilities on the Company’s balance sheet.

(7)	Related Party Transactions

Due to shareholder

In 2010, the Company had outstanding loans due to members in the amount of $262,346 in principal and accrued interest which is included in the caption of Due to members and accrued expenses and other liabilities on the balance sheets. These loans were used to pay operating expenses. During 2011, the Company repaid $208,216

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

of the loans through the indirect capital contribution from two members which are entities owned by Brian Ferdinand and Robert Keller, which resulted in the Company recording $72,562 as capital contribution due to forgiveness of debt.

Service arrangement

On April 1, 2009 the Company entered into service arrangements with ECHOtrade and on August 1, 2008 with QuantX. These entities are related through common ownership with two of the members of the Company; Brian Ferdinand and Robert Keller. The Company provides services for software development to the related entities. The Company recorded revenues for these services which are included in the Statement of Operations totaling $542,100 and $206,069 for the six months periods ended June 30, 2012 and 2011, respectively.

During 2011, the Company entered into an arrangement with one of the members of the Company, Tower Research, LLC, to provide both consulting and software as a service. The Company recorded revenues for these services which are included in the Statement of Operations totaling $18,600 for the six month period ended June 30, 2011. Revenues from agreement with Tower Research LCC were zero in the six month period ended June 30, 2012.

During 2010 and 2011, the Company paid fees for both consulting and software development. The individuals who provided these services were Class A and Class B members of the Company. The Company recorded expenses for these services which are included in the Statement of Operations totaling $168,116 and $163,348 for the six month periods ended June 30, 2012 and 2011, respectively.

(8)	Members’ Equity

The Company presently does not pay cash distributions on membership interests as its policy is to retain earnings to finance the operations and expansion of the business.

The Company’s members’ equity is comprised of Class A and Class B membership interests. Class A members have voting rights; the Class B members have no voting rights and do not participate in distributions from capital transactions, as defined in the operating agreement.

There are provisions in the operating agreement requiring that a super majority of the members is required for certain decisions regarding the Company. A super majority is deemed to be more than 80% of the voting membership interests.

On September 1, 2010, the Company and each of the existing Class A Members entered into a letter agreement (“Letter Agreement”), pursuant to which Ferdinand Trading II LLC (controlled by Brian Ferdinand) (“FT”), Ferris Ventures, LLC (controlled by Robert Keller) (“FV”) and Bruce Cooper would be able to acquire up to 55% of the Class A membership interest of the Company over an eleven month period. This letter contemplated FT and FV receiving the additional Class A membership interests in consideration for cash infusions, revenue derived from contracts originated by FT and FV and the repayment of member loans. In addition, this Letter Agreement included a provision that required a revision to the definition of super majority to mean the consent of at least 80 percent of the Board of Managers.

Pursuant to an Agreement dated September 10, 2011, FT and FV acquired the remaining Class A membership interests on such date to bring their aggregate total interest in the Company to 55% of the Class A membership interests. The agreement stated that FT and FV had satisfied most of the conditions set forth in the Letter Agreement, but had not repaid the member loans. As a result, FT and FV were required to make an additional $250,000 contribution to repay the member loans.

GREEN MOUNTAIN ANALYTICS, LLC

(A Limited Liability Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Pursuant to an Amended and Restated Agreement, dated January 9, 2012, the Class A Members agreed to exchange their membership interests in the Company for shares in Liquid Trading Holdings Limited (or another holding company which became Liquid Holdings Group, LLC (“LHG”), (see note 5) upon the admission of such entity to trading on the AIM or any other stock exchange. The shares to be issued to the Members will have a fair market aggregate value of at least $10,000,000 and constitute a minimum of 10% of the equity interests in the public company following its admission.

On October 5, 2011, the Company agreed to grant Management Incentive Awards (“Incentives”) to consultants. The Incentives granted were Class B membership interests (see Note 6).

(9)	Subsequent Events

In accordance with FASB ASC Topic 855, the Company has evaluated subsequent events through April 10, 2013, the date on which these financial statements were available to be issued.

On February 23, 2012, the Company entered into a system integration agreement, (“Integration Agreement”) with Fundsolve Limited, (“Fundsolve”). The purpose of this Integration Agreement was to merge the technologies of the Company and Fundsolve in anticipation of both companies being acquired by LHG. The integration was completed on July 31, 2012.

The Company was acquired by LHG on August 27, 2012 pursuant to a Contribution and Exchange Agreement entered into with the members of the Company (including entities controlled by Brian Ferdinand and Robert Keller) by which the members of the Company contributed all of their outstanding equity interests for an 11.75% interest in LHG with an estimated fair value of $19,973,000.

Independent Auditors’ Report

The Board of Directors

Fundsolve Limited:

We have audited the accompanying balance sheets of Fundsolve Limited (the “Company”) as of March 31, 2012 and 2011, and the related statements of operations and changes in shareholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fundsolve Limited as of March 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

            /s/ KPMG LLP

New York, New York

December 10, 2012

FUNDSOLVE LIMITED

(A United Kingdom Company)

BALANCE SHEETS

MARCH 31, 2012 AND 2011

	2012	2011
ASSETS
Current assets:
Cash	£1,368	£12,698
Prepaid expenses and other assets	10,486	7,381

Total current assets	11,854	20,079
Furniture and computer equipment, net	6,604	7,167

TOTAL ASSETS	£18,458	£27,246

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	£17,954	£19,511
Other liabilities	2,661	5,967

Total current liabilities	20,615	25,478

Shareholders’ equity (deficit):
Capital stock (100 ordinary shares, issued and outstanding, par £1)	100	100
Accumulated equity (deficit)	(2,257)	1,668

Total shareholders' equity (deficit)	(2,157)	1,768

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	£18,458	£27,246

See accompanying notes to financial statements.

FUNDSOLVE LIMITED

(A United Kingdom Company)

STATEMENTS OF OPERATIONS AND CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

	2012	2011
Revenues	£60,359	£64,623
Cost of sales	10,484	10,865

Gross margin	49,875	53,758

Expenses
Office salaries	7,072	5,715
Accounting fees	3,270	3,775
Computer-related expenses	2,204	2,394
Utilities	2,126	2,140
Depreciation and amortization	2,490	4,364
Other	1,396	1,627

Total expenses	18,558	20,015

Income before income taxes	31,317	33,743
Income tax expense	(6,242)	(7,081)

Net income	£25,075	£26,662
Shareholders’ equity - beginning of year	1,768	6
Capital contributed	—	100
Shareholders’ capital distribution	(29,000)	(25,000)

SHAREHOLDERS’ EQUITY (DEFICIT) - END OF YEAR	£(2,157)	£1,768

See accompanying notes to financial statements.

FUNDSOLVE LIMITED

(A United Kingdom Company)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

	2012	2011
Cash flows from operating activities:
Net income	£25,075	£26,662
Adjustments to reconcile excess of net income to net cash provided by operating activities:
Depreciation and amortization	2,490	4,364
Changes in assets and liabilities:
Prepaid expenses and other assets	(3,105)	(4,243)
Accrued expenses	(1,557)	2,763
Other liabilities	(3,306)	5,967

Net cash provided by operating activities	19,597	35,513

Cash flows from investing activities:
Property and equipment acquisitions	(1,927)	(796)

Net cash used in investing activities	(1,927)	(796)

Cash flows from financing activities:
Capital distribution	(29,000)	(25,000)

Net cash used in financing activities	(29,000)	(25,000)

Net increase (decrease) in cash	(11,330)	9,717
Cash - beginning	12,698	2,981

CASH - ENDING	£1,368	£12,698

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Income taxes paid	£7,405	£13,577

See accompanying notes to financial statements.

FUNDSOLVE LIMITED

(A United Kingdom Company)

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2012 AND 2011

(1)	Summary of Significant Accounting Policies

Organization and Nature of Operations

Fundsolve Limited (the “Company”) was incorporated on February 9, 2006 in the United Kingdom.

The Company provides software services to the financial services industry.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit and money market accounts that are readily convertible into cash and purchased with original maturities of three months or less.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United Stated requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company derives revenue from providing online trading capabilities. Revenue is recognized when earned.

Functional Currency

The Company’s reporting currency is British Pounds.

Software Development Costs

Costs for software developed for internal use are accounted for in accordance with FASB ASC Topic 350, Intangibles - Goodwill and Other - Internal-Use Software. ASC Topic 350 requires the capitalization of certain costs incurred in connection with developing or obtaining internal-use software. Such capitalized costs are included in “Capitalized software costs” in the balance sheets. The Company amortizes the costs of internal-use software over three years.

Costs that are incurred in the preliminary project stage are expensed as incurred and are included in "Computer - related expenses" in the accompanying statements of operations. Once the capitalization criteria of ASC Topic 350 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll-related costs for employees who are directly associated with, and who devote time to the project (to the extent their time is spent directly on the project) and interest costs incurred in connection with developing the software, are capitalized.

The Company accounts for the costs to develop software that it plans to market externally in accordance with FASB ASC Subtopic 985-20, Software - Costs of Software to be Sold, Leased, or Marketed, whereby costs for the development of new software products and substantial enhancements

FUNDSOLVE LIMITED

(A United Kingdom Company)

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2012 AND 2011

to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Technological feasibility is established upon completion of a working model. The Company amortizes the costs of software obtained or developed to be sold, leased or marketed over three years.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The costs of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized.

Depreciation is provided using the straight-line and various accelerated methods over the estimated useful lives of the assets, which are as follows:

Equipment	5 years
Computers	5 years
Furniture and fixtures	7 years

Long-lived Assets and Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, capitalized software costs, and other intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. When it is determined that impairment has occurred, a charge to operations will be recorded to reduce the asset to its fair value.

Income Taxes

The Company is a private limited company and treated as a corporation for tax purposes in the United Kingdom. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

FUNDSOLVE LIMITED

(A United Kingdom Company)

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2012 AND 2011

(2)	Furniture and Computer Equipment

Furniture and computer equipment, net consisted of the following at March 31, 2012 and 2011:

	2012	2011
Machinery and equipment	£17,936	£16,009
Furniture and fixtures	7,529	7,529

	25,465	23,538
Less: accumulated depreciation	18,861	16,371

Furniture and computer equipment, net	£6,604	£7,167

Depreciation expense for the years ended March 31, 2012 and 2011 totaled £2,490 and £4,364, respectively.

(3)	Income Taxes

As a private limited company, the Company is treated as a corporation for income tax purposes and files income tax returns in the United Kingdom. A current income tax provision has been established for foreign income taxes.

The significant components of income taxes attributable to continuing operations are foreign current tax expense of £6,242 and £7,081 for the years ended March 31, 2011 and 2010, respectively.

As of March 31, 2012 and 2011, the Company had £528 and £498, respectively of deferred tax assets (DTAs) related to depreciation on fixed assets. The Company analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of £528 and £498. The change in the valuation allowance for the years ended March 31, 2012 and March 31, 2011 is £30.

The foreign statutory tax rate, consisting of the UK corporate income tax rate, is 20%, which is the same as the effective tax rate.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

United Kingdom	2006

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the year ended March 31, 2012 or March 31, 2011. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

FUNDSOLVE LIMITED

(A United Kingdom Company)

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2012 AND 2011

(4)	Capital Stock

At March 31, 2012 and 2011, The Company had 100 shares of issued and outstanding shares of the Company. For the year ended March 31, 2012, the Company declared and paid £29,000 of dividends on September 30, 2011. During the year ended March 31, 2011, the Company declared £2,000 of dividends on April 8, 2010 which were paid on April 9, 2010. In addition, for the year ended March 31, 2011, the Company declared £23,000 of dividends on June 29, 2010 which was paid on June 30, 2010.

(5)	Subsequent Events

In accordance with FASB ASC 855, the Company has evaluated subsequent events through December 10, 2012, the date on which these financial statements were available to be issued. The Company was acquired pursuant to a Share Purchase Agreement, dated April 23, 2012, by and among Darren Davy and Nicholas Bell (the “Sellers”) and with Liquid Holdings Group, LLC (“LHG”), the Sellers agreed to sell all of the issued share capital of the Company (the “Shares”) to LHG.

The sale of the Shares were conditioned upon the successful integration of the Fundsolve Limited and Green Mountain Analytics, LLC software pursuant to the Systems Integration Agreement, dated February 23, 2012, by and among Fundsolve Limited, the Sellers and Green Mountain Analytics, LLC. The integration was completed on July 31, 2012 and the shares were transferred to LHG on such date. The Sellers exchanged their shares for membership interests in LHG, which were estimated to have a fair value of $1.69 million at July 31, 2012.

FUNDSOLVE LIMITED

(A United Kingdom Company)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS AND CHANGES

IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011

	2012	2011
Revenues	£7,822	£16,045
Cost of sales	2,685	2,685

Gross margin	5,137	13,360

Expenses
Accounting fees	—	25
Computer-related expenses	480	606
Utilities	344	301
Depreciation and amortization	413	537
Other	236	296

Total expenses	1,473	1,765

Income before income taxes	3,664	11,595
Income tax expense	—	—

Net income	£3,664	£11,595
Shareholders’ equity - beginning of year	(2,157)	1,768

SHAREHOLDERS’ EQUITY (DEFICIT) - END OF THE PERIOD	£1,507	£13,363

See accompanying notes to unaudited condensed financial statements.

FUNDSOLVE LIMITED

(A United Kingdom Company)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011

	2012	2011
Cash flows from operating activities:
Net income	£3,664	£11,595
Adjustments to reconcile excess of net income to net cash provided by operating activities:
Depreciation and amortization	413	537
Changes in assets and liabilities:
Prepaid expenses and other assets	7,617	3,033
Accrued expenses	(9,198)	(10,294)
Other liabilities	(83)	(853)

Net cash provided by (used in) operating activities	2,413	4,018

Cash flows from investing activities:
Property and equipment acquisitions	—	(693)

Net cash used in investing activities	—	(693)

Net increase in cash	2,413	3,325
Cash - beginning	1,368	12,698

CASH - ENDING	£3,781	£16,023

See accompanying notes to unaudited condensed financial statements.

FUNDSOLVE LIMITED

(A United Kingdom Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies

Organization and Nature of Operations

Fundsolve Limited (the “Company”) was incorporated on February 9, 2006 in the United Kingdom. The Company provides software services to the financial services industry.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the periods ended June 30, 2012 and 2011 are not necessarily indicative of expected future results. An unaudited condensed balance sheet of the Company as of the end of the reporting periods has been omitted as the audited consolidated balance sheet as of December 31, 2012 of the acquirer, Liquid Holdings Group, LLC, is after the consummation date of the Company’s acquisition.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit and money market accounts that are readily convertible into cash and purchased with original maturities of three months or less.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United Stated requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company derives revenue from providing online trading capabilities. Revenue is recognized when earned.

Functional Currency

The Company’s reporting currency is British Pounds.

Software Development Costs

Costs for software developed for internal use are accounted for in accordance with FASB ASC Topic 350, Intangibles - Goodwill and Other - Internal-Use Software. ASC Topic 350 requires the capitalization of certain costs incurred in connection with developing or obtaining internal-use software. Such capitalized costs are included in “Capitalized software costs” in the balance sheets. The Company amortizes the costs of internal-use software over three years.

FUNDSOLVE LIMITED

(A United Kingdom Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Costs that are incurred in the preliminary project stage are expensed as incurred and are included in “Computer - related expenses” in the accompanying statements of operations. Once the capitalization criteria of ASC Topic 350 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll-related costs for employees who are directly associated with, and who devote time to the project (to the extent their time is spent directly on the project) and interest costs incurred in connection with developing the software, are capitalized.

The Company accounts for the costs to develop software that it plans to market externally in accordance with FASB ASC Subtopic 985-20, Software - Costs of Software to be Sold, Leased, or Marketed, whereby costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Technological feasibility is established upon completion of a working model. The Company amortizes the costs of software obtained or developed to be sold, leased or marketed over three years.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The costs of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized.

Depreciation is provided using the straight-line and various accelerated methods over the estimated useful lives of the assets, which are as follows:

Equipment	5 years
Computers	5 years
Furniture and fixtures	7 years

Long-lived Assets and Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, capitalized software costs, and other intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. When it is determined that impairment has occurred, a charge to operations will be recorded to reduce the asset to its fair value.

Income Taxes

The Company is a private limited company and treated as a C corporation for tax purposes in the United Kingdom. The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply on taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

FUNDSOLVE LIMITED

(A United Kingdom Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company also sets a consistent framework under ASC Subtopic 740-10 to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company maintains no tax reserves for uncertain tax positions.

(2)	Furniture and Computer Equipment

Furniture and computer equipment, net consisted of the following at June 30, 2012 and 2011:

	2012	2011
Machinery and equipment	£17,936	£16,702
Furniture and fixtures	7,529	7,529

	25,465	24,231
Less: accumulated depreciation	19,274	16,908

Furniture and computer equipment, net	£6,191	£7,323

Depreciation expense for the three months ended June 30, 2012 and 2011 totaled £413 and £537, respectively.

(3)	Income Taxes

As a private limited company, the Company is treated as a C-Corporation for income tax purposes and files income tax returns in the United Kingdom. A current income tax provision has been established for foreign income taxes.

The significant components of income taxes attributable to continuing operations are foreign current tax expense of £6,242 for the fiscal year ended March 31, 2012.

As of March 31, 2012 the Company had £528 of deferred tax assets (DTAs) related to depreciation on fixed assets. The Company analyzed the recoverability of recorded DTAs based on the four sources of taxable income and concluded that the full amount of the DTAs will not be realized in the foreseeable future and hence, a full valuation allowance has been established in the amount of £528. The change in the valuation allowance for the fiscal year ended March 31, 2012 was £30.

The foreign statutory tax rate, consisting of the UK corporate income tax rate, is 20%, which is the same as the effective tax rate.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

The Company adopted ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes. Management believes there are no tax positions requiring recognition or disclosure.

The following are the major tax jurisdictions in which the Company operates and the earliest tax years subject to examination:

United Kingdom	2006

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the year ended March 31, 2012. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

FUNDSOLVE LIMITED

(A United Kingdom Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(4)	Capital Stock

At June 30, 2012, the Company had 100 shares of issued and outstanding shares of the Company.

(5)	Subsequent Events

In accordance with FASB ASC 855, the Company has evaluated subsequent events through the date these condensed financial statements were available to be issued on April 10, 2013. The Company was acquired pursuant to a Share Purchase Agreement, dated April 23, 2012, by and among Darren Davy and Nicholas Bell (the “Sellers”) and with Liquid Holdings Group, LLC (“LHG”), the Sellers agreed to sell all of the issued share capital of the Company (the “Shares”) to LHG.

The sale of the Shares were conditioned upon the successful integration of the Fundsolve Limited and Green Mountain Analytics, LLC software pursuant to the Systems Integration Agreement, dated February 23, 2012, by and among Fundsolve Limited, the Sellers and Green Mountain Anayltics, LLC. The integration was completed on July 31, 2012 and the shares were transferred to LHG on such date. The Sellers exchanged their shares for membership interests in LHG, which were estimated to have a fair value of $1.69 million at July 31, 2012.

Through and including                     , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

        Shares

COMMON STOCK

PROSPECTUS

SANDLER O’NEILL + PARTNERS, L.P.

Prospectus dated                     , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All expenses will be borne by the registrant (except any underwriting and commissions and expenses incurred by the selling stockholders in this offering). All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ Global Market or the New York Stock Exchange listing fee.

Amount to be Paid
SEC Registration Fee	$6,705.77
FINRA filing fee	7,874.38
NASDAQ Global Market listing fee
Printing and engraving
Legal fees and expenses
Accounting fees and expenses
Blue sky fees and expenses (including related legal fees)
Transfer agent and registrar fees
Miscellaneous expenses

Total:	$

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation’s Board of Directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Section 102(b)(7) of the DGCL, the registrant’s certificate of incorporation to be in effect upon the closing of this offering includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation will provide for such limitation of liability.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the registrant to be effective upon completion of this offering provide that:

•

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s Board of Directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and certain additional procedural protections. The registrant will also maintain directors’ and officers’ insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriter of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities.

Since January 17, 2012, we have made the following sales of unregistered securities:

Acquisition-Related Issuances

On April 24, 2012, we issued 281.35 common shares to SHAF Holdings, LLC and Schaeffer Holdings, LLC, entities controlled by Richard Schaeffer, as consideration for our acquisition of 90% of the outstanding shares of Liquid Futures LLC.

On April 24, 2012, we issued 350.19 common shares to Ferdinand Holdings, LLC, an entity controlled by Brian Ferdinand, as consideration for our acquisition of 10% of the outstanding shares of Liquid Futures LLC, all of the outstanding shares of Liquid Prime Holdings LLC and 48.75% of the outstanding shares of Liquid Trading Institutional LLP.

On April 24, 2012, we issued 309.30 common shares to CMK Keller Holdings, LLC, an entity controlled by Robert Keller, as consideration for our acquisition of 48.75% of the outstanding shares of Liquid Trading Institutional LLP.

On April 27, 2012, we issued 81.87 common shares to Samuel Gaer as consideration for our acquisition of the Tragara intellectual property assets.

On June 5, 2012, we issued 15.98 common shares to an accredited investor as consideration for our acquisition of all the remaining outstanding shares of Liquid Trading Institutional LLP.

On July 21, 2012, we issued 89.70 common shares to a total of four accredited investors as consideration for our acquisition of all the outstanding shares of Liquid Partners, LLC.

On August 27, 2012, we issued 192.22 common shares to a total of nineteen accredited investors as consideration for our acquisition of all of the outstanding shares of Green Mountain Analytics, LLC.

On September 30, 2012, we issued 46.75 common shares to a total of eight accredited investors as consideration for our acquisition of all the outstanding shares of LTI, LLC.

Capital Awards-Related Issuances

On April 25, 2012, we granted to our directors, officers, employees, consultants and other service providers an aggregate of 153.07 common shares pursuant to the terms of our Amended and Restated 2012 Equity Plan in exchange for services rendered by such directors, officers, employees or consultants.

On September 30, 2012, the board authorized the grant of units to Brian Ferdinand, our Vice Chairman of the Board and Head of Corporate Strategy, representing 2% of the aggregate issued and outstanding common units of the Company, upon the initial confidential submission of this registration statement with the SEC. On December 18, 2012, the Board authorized the grant of incentive units to Brian Ferdinand representing 4% of the aggregate issued and outstanding units of the Company, after such grant, as of the date of grant.

On December 10, 2012, we granted to Richard Schaeffer, our Chairman of the Board and one of our founders, incentive units representing 3.4% of the aggregate issued and outstanding units of the Company, after such grant, as of the date of grant pursuant to the terms of our Amended and Restated 2012 Equity Plan.

On December 10, 2012, we granted to Brian Storms, our Chief Executive Officer and one of our directors, restricted stock units equal to 4% of the outstanding common units of the Company, after such grant, as of December 1, 2012, pursuant to an employment agreement and the terms of our 2012 Stock Incentive Plan. One-third of these units will vest January 1, 2013, one-third will vest December 1, 2013 and one-third will vest December 1, 2014. Upon termination, Mr. Storms will retain all unvested restricted stock units unless terminated for cause (as defined in the agreement) in which case all unvested restricted stock units will be forfeited.

Other Common Unit Issuances

On July 20, 2012, we sold 116.90 common shares to an entity controlled by Douglas J. Von Allmen, a holder of more than 5% of our common stock, and we have issued an additional 22.82 common shares issued prior to December 25, 2012, for a purchase price of $12,500,000 pursuant to a cash subscription agreement.

On January 18, 2013, we sold 4.96 common shares to an accredited investor for an aggregate purchase price of $500,000.

On January 18, 2013, we sold 5.65 common shares to Victor R. Simone, Jr., one of our directors, for an aggregate purchase price of $500,000.

On February 8, 2013, we sold 3.43 common shares to an accredited investoran accredited investor for an aggregate purchase price of $300,000.

On March 5, 2013, we sold 17.33 common shares to Jay Bernstein, one of our directors, for an aggregate purchase price of $1,500,000.

On March 12, 2013, we sold 4.33 common shares to an accredited investor for an aggregate purchase price of $250,000. The holder of these shares is entitled to anti-dilution protection for the period beginning March 23, 2013 and ending on the earlier of the consummation of this offering or May 15, 2013.

On March 12, 2013, we sold 1.44 common shares to an accredited investor for an aggregate purchase price of $125,000. The holder of these shares is entitled to anti-dilution protection for the period beginning March 23, 2013 and ending on the earlier of the consummation of this offering or May 15, 2013.

On April 5, 2013, we issued 67.93 common shares to an entity controlled by Mr. Von Allmen.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationships with us, to information about our company.

Item 16. Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein. Financial statement schedules have been omitted as none are applicable to the Company.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Liquid Holdings Group, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York on May 10, 2013.

LIQUID HOLDINGS GROUP, LLC

By:	/s/ Brian Storms
Name: Brian Storms
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints and Richard Schaeffer, Brian Ferdinand and Brian Storms, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign in any and all capacities (including, without limitation, the capacities listed below), the registration statement, any and all amendments (including post-effective amendments) to the registration statement and any and all successor registration statements of Liquid Holdings Group, LLC, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done to enable Liquid Holdings Group, LLC to comply with the provisions of the Securities Act and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2013.

Signature	Title	Date

/s/ Brian Storms	Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2013
Brian Storms

/s/ Kenneth Shifrin	Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2013
Kenneth Shifrin

*	Chairman of the Board	May 10, 2013
Richard Schaeffer

*	Vice Chairman of the Board	May 10, 2013
Brian Ferdinand

*	Director	May 10, 2013
Jay Bernstein

Signature	Title	Date

*	Director	May 10, 2013
Darren Davy

*	Director	May 10, 2013
David Francescani

/s/ Walter Raquet	Director	May 10, 2013
Walter Raquet

*	Director	May 10, 2013
Thomas Ross

*	Director	May 10, 2013
Victor Simone, Jr.

*	Director	May 10, 2013
Dennis Suskind

*	Director	May 10, 2013
Allan Zavarro

*By:	/s/ Brian Storms
Brian Storms Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Document

1.1	Form of Underwriting Agreement*

2.1	Contribution Agreement of Liquid Prime Holdings, LLC, dated April 24, 2012, among Liquid Holdings Group, LLC, Ferdinand Holdings, LLC and Brian Ferdinand‡

2.2	Contribution Agreement, dated April 24, 2012, among Liquid Holdings Group, LLC, SHAF Holdings, LLC and Richard Schaeffer‡

2.3	Stock Purchase Agreement, dated October 27, 2011, between Liquid Prime Holdings LLC and Edward Davis‡

2.4	Contribution Agreement of Liquid Futures, LLC, dated April 24, 2012, among Liquid Holdings Group, LLC, Ferdinand Holdings, LLC and Brian Ferdinand‡

2.5	Membership Interest Purchase Agreement dated December 30, 2011, between Liquid Holdings Group, LLC and the members thereto‡

2.6	Transfer Agreement dated May 11, 2012, between Liquid Holdings Group, LLC and Liquid Trading Holdings Limited‡

2.7	First Amendment to Membership Interest Purchase Agreement, dated July 21, 2012 between Liquid Holdings Group, LLC and the members thereto‡

2.8	Contribution Agreement, dated April 24, 2012, among Liquid Holdings Group, LLC, CMK Keller Holdings, LLC and Liquid Trading Holdings LLC‡

2.9	Contribution Agreement, dated April 24, 2012, among Liquid Holdings Group, LLC, Ferdinand Holdings, LLC and LT World Limited‡

2.10	Contribution Agreement, dated June 5, 2012, among Liquid Holdings Group, LLC, Solomon Yakoby and Liquid Trading Holdings II LLC‡

2.11	Share Purchase Agreement, dated April 23, 2012, among Darren Davy and Nicholas Bell, Bellsolve Limited and Liquid Holdings Group, LLC‡

2.12	Contribution Agreement, dated April 27, 2012, between Tragara Alpha Partners LLC and Liquid Holdings Group, LLC‡

2.13	Amendment No. 1 to the Contribution Agreement, dated as of April 27, 2012, between Tragara Alpha Partners LLC and Liquid Holdings Group, LLC‡

2.14	Assignment Agreement, dated July 30, 2012, among Ferdinand Trading, LLC, Brian Ferdinand, Ferris Ventures, LLC, Robert Keller and Liquid Holdings Group, LLC‡

2.15	Contribution and Exchange Agreement, dated as of August 27, 2012, among Liquid Holdings Group, LLC, Green Mountain Analytics, LLC, and the members thereto‡

2.16	Contribution Agreement, dated as of September 30, 2012, among Liquid Holdings Group, LLC, LTI, LLC, QuantX Management, LLP (f/k/a Liquid Trading International LLP), and the other members thereto‡

3.1	Certificate of Incorporation of the Registrant*

3.2	By-Laws of the Registrant*

4.1	Specimen Common Stock Certificate of the Registrant*

Exhibit Number	Document

5.1	Opinion of Gibson, Dunn & Crutcher LLP*

10.1	Subscription Agreement dated June 28, 2012, between HA Investments III, L.L.C. and Liquid Holdings Group, LLC‡

10.2	Amended and Restated 2012 Equity Plan‡

10.3	2012 Stock Incentive Plan‡

10.4	Employment Agreement between Liquid Holdings Group, LLC and Richard Schaeffer dated as of November 27, 2012‡

10.5	Employment Agreement between Liquid Holdings Group, LLC and Brian Ferdinand dated as of November 27, 2012‡

10.6	Employment Agreement between Liquid Holdings Group, LLC and Brian Storms dated as of December 6, 2012‡

10.7	Employment Offer Letter between Liquid Holdings Group, LLC and Kenneth Shifrin dated as of August 23, 2012‡

10.8	Lease between Green Mountain Analytics, LLC and ACC/GP Development LLC, dated September 5, 2012‡

10.9	Lease between Liquid Holdings Group, LLC and 800 Third Avenue Associates, LLC, dated May 1, 2012‡

10.10	Lease between Liquid Holdings Group, LLC and 800 Third Avenue Associates, LLC, dated July 24th, 2012‡

10.11	Lease between Liquid Prime Services, Inc. and 800 Third Avenue Associates, LLC, dated May 1, 2012‡

10.12	Employment Offer Letter between Liquid Holdings Group, LLC and Robert O’Boyle dated as of February 26, 2013‡

10.13	Employment Offer Letter between Liquid Holdings Group, LLC and Jose Ibietatorremendia dated as of March 13, 2013‡

10.14	Share Issuance Agreement dated April 5, 2013 between D&L Partners, L.P. and Liquid Holdings Group, LLC‡

10.15	Promissory Note dated June 11, 2012, by and between Liquid Holdings Group, LLC and QuantX Management, LLP (f/k/a Liquid Trading Int’l, LLP)‡

10.16	Amended and Restated 2012 Stock Incentive Plan**

10.17	Consultation Services Agreement, dated January 2, 2012, between LTI, LLC and Liquid Trading Management LLC**

21.1	List of Subsidiaries of the Registrant*

23.1	Consent of KPMG LLP, independent registered public accounting firm**

23.2	Consent of KPMG LLP, independent registered public accounting firm**

23.3	Consent of Gibson Dunn & Crutcher LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in signature page)‡

24.2	Power of Attorney (included in signature page)**

*	To be filed by amendment.
‡	Previously filed.
**	Filed herewith.